As filed with the Securities and Exchange Commission on November 5, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERIMETER SOLUTIONS, SA

(Exact Name of Registrant as Specified in Its Charter)

Luxembourg	2800	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I R S Employer Identification Number)

12E rue Guillaume Kroll, L-1882 Luxembourg

Grand Duchy of Luxembourg

352 2668 62-1

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Barry Lederman

8000 Maryland Avenue

Suite 350

Clayton, Missouri 63105

(314) 396-7343

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan I. Annex, Esq.

Flora R. Perez, Esq.

Brian J. Gavsie, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue

Miami, Florida 33131

(305) 579-0500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Primary Offering Ordinary Shares	8,505,000(1)	$12.00	—	— (2)
Secondary Offering Ordinary Shares	116,304,810(3)	$11.50(4)	$1,337,505,315	$123,986.74

(1)

Consists of 8,505,000 Ordinary Shares (“Holdco Ordinary Shares”) of Perimeter Solutions, SA, a newly formed public company limited by shares (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (the “Holdco”) that may be issued upon exercise of warrants to purchase Holdco Ordinary Shares that were issued in the initial public offering of EverArc Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands (“EverArc”) and to be converted into warrants to purchase Holdco Ordinary Shares on the closing of the Business Combination (the “Business Combination”) between Holdco, EverArc, SK Invictus Holdings S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“SK Holdings”), SK Invictus Intermediate S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“Perimeter”), and EverArc (BVI) Merger Sub Limited, a company limited by shares incorporated with limited liability in the British Virgin Islands and a wholly-owned subsidiary of Holdco (“Merger Sub”). The Holdco Ordinary Shares issuable upon the exercise of the warrants described above (the “Warrant Shares”) are registered on a registration statement on Form S-4 (File No. 333-259237) (the “Prior Registration Statement) and are being transferred to this registration statement on Form S-1 pursuant to Rule 457(p).

(2)

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included herein is a combined prospectus that also relates to securities that are registered by the Prior Registration Statement and this registration statement constitutes a post-effective amendment to the Prior Registration Statement. Such post-effective amendment shall become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.

(3)

Consists of the resale of Holdco Ordinary Shares to be issued to a limited number of qualified institutional buyers, institutional and individual accredited investors and to certain officers and directors of Holdco on the closing of the Business Combination.

(4)

Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the EverArc Ordinary Shares as reported on the London Stock Exchange on October 29, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

EXPLANATORY NOTE

SK Invictus Intermediate S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“Perimeter”), is expected to consummate a previously announced business combination pursuant to that certain Business Combination Agreement, dated June 15, 2021, (the “Business Combination Agreement”), by and among Perimeter Solutions, SA, a newly-formed public company limited by shares (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (“Holdco”), EverArc (BVI) Merger Sub Limited, a company limited by shares incorporated with limited liability in the British Virgin Islands and a wholly-owned subsidiary of Holdco (“Merger Sub”), EverArc Holdings Limited, a company limited by shares incorporated with limited liability in the British Virgin Islands and the parent company of Holdco (“EverArc”), and SK Invictus Holdings, S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“SK Holdings”).

In connection with the Business Combination, among other things, (a) Merger Sub will merge with and into EverArc, with EverArc surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”); (b) in the context of such Merger, all ordinary shares of EverArc (the “EverArc Ordinary Shares”) outstanding immediately prior to the Merger will be exchanged for ordinary shares of Holdco (the “Holdco Ordinary Shares”); (c) “SK Holdings” (i) will contribute a portion of its ordinary shares in Perimeter to Holdco in exchange for preferred shares of Holdco and (ii) will sell its remaining ordinary shares in Perimeter to Holdco for cash subject to certain customary adjustments for working capital, transaction expenses, cash and indebtedness; and (d) all of the outstanding warrants of EverArc (“EverArc Warrants”), in each case, entitling the holder thereof to purchase one-fourth of an EverArc Ordinary Share at an exercise price of $12.00 per whole EverArc Ordinary Share, will be converted into the right to purchase one-fourth of a Holdco Ordinary Share on substantially the same terms as the EverArc Warrants (the “Holdco Warrants”).

In connection with the execution of the Business Combination Agreement, EverArc, SK Holdings and Holdco entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of institutional investors, investors affiliated with SK Holdings and individual accredited investors (collectively, the “EverArc Subscribers”), pursuant to which the EverArc Subscribers agreed to purchase an aggregate of 115,000,000 EverArc Ordinary Shares at $10.00 per share which were converted into Holdco Ordinary Shares in connection with the closing of the Business Combination. In addition, members of management of Perimeter (collectively, the “Management Subscribers”) agreed to purchase an aggregate of 1,104,810 Holdco Ordinary Shares at $10.00 per share in connection with the closing of the Business Combination and certain directors of Holdco (collectively, the “Director Subscribers” and together with the EverArc Subscribers and Management Subscribers, the “PIPE Subscribers”) agreed to purchase an aggregate of 200,000 Holdco Ordinary Shares at $10.00 per share in connection with the closing of the Business Combination.

This registration statement registers the primary issuance of 8,505,000 Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants. Additionally, this registration statement registers the resale of up to 116,304,810 Holdco Ordinary Shares to be issued to the PIPE Subscribers, in each case, immediately prior to the closing of the Business Combination. In the event the Business Combination is not consummated, the PIPE Shares will not be issued and Holdco will seek to withdraw the registration statement prior to its effectiveness.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	November 5, 2021

Perimeter Solutions, SA

8,505,000 Ordinary Shares and

116,304,810 Ordinary Shares

Offered by Selling Securityholders

This prospectus relates to the issuance by us of 8,505,000 ordinary shares (the “Holdco Ordinary Shares”) that may be issued upon exercise of warrants to purchase Holdco Ordinary Shares at an exercise price of $12.00 (the “Holdco Warrants”). The Holdco Warrants were originally issued by EverArc Holdings Limited (“EverArc”) and will convert into warrants to purchase Holdco Ordinary Shares on the closing of the business combination among us, EverArc, SK Invictus Intermediate S.à r.l. (“Perimeter”), EverArc (BVI) Merger Sub Limited (“Merger Sub”) and SK Invictus Holdings S.à r.l. (“SK Holdings”) (the “Business Combination”).

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 116,304,810 of Holdco Ordinary Shares to be issued pursuant to subscription agreements to the institutional investors, investors affiliated with SK Holdings and individual accredited investors, members of management of Perimeter and certain director nominees of Holdco in connection with the closing of the Business Combination. The Business Combination is described in greater detail in this prospectus. See “Summary of the Prospectus – Business Combination.”

If any Holdco Warrants are exercised, we will receive proceeds from the exercise of the Holdco Warrants. We will not receive any proceeds from the sale of Holdco Ordinary Shares by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of Holdco Ordinary Shares pursuant to this prospectus.

Our registration of the Holdco Ordinary Shares covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Holdco Ordinary Shares. The Selling Securityholders may offer and sell the Holdco Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the Ordinary Shares in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible for reduced public company disclosure requirements.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in Holdco’s securities involves risks. See “Risk Factors” beginning on page 18 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2021.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “Perimeter” means SK Invictus Intermediate S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, and its consolidated subsidiaries, and the term “EverArc” refers to EverArc Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands, and “Holdco”, “Perimeter AS”, the “Company”, “we”, “us” and “our” refers to Perimeter Solutions, SA, a public company limited by shares (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, and where appropriate, our wholly owned subsidiaries.

In this document:

“2021 Plan” means the 2021 Equity Incentive Plan of Holdco.

“1915 Law” means the Luxembourg law of August 10, 1915 on commercial companies, as amended.

“Additional Offering” means EverArc’s placing of 6,800,000 EverArc Ordinary Shares, consummated on January 15, 2020 at a placing price of $10.50 per ordinary share.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 15, 2021 as may be amended, by and among EverArc, Perimeter, Holdco, Merger Sub and SK Holdings.

“Business Day” means any day, except Saturday or Sunday, on which banks are not required or authorized to close in Luxembourg, Grand Duchy of Luxembourg, New York, NY, London, United Kingdom, or the British Virgin Islands.

“BVI Companies Act” means the BVI Business Companies Act, 2004 (as amended).

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date upon which the Closing is to occur.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Computershare BVI” means Computershare Investor Services (BVI) Limited, EverArc’s transfer agent and warrant agent prior to the Closing.

“Computershare UK” means Computershare Investor Services plc., EverArc’s depositary interest agent prior to the Closing.

“Computershare US” means Computershare Inc., Holdco’s transfer agent and warrant agent following the Closing.

“Contribution and Sale” means (i) the contribution by SK Holdings of part of its Perimeter Ordinary Shares to Holdco in exchange for Holdco Preferred Shares and (ii) the sale by SK Holdings of its remaining Perimeter Ordinary Shares to Holdco for cash subject to customary adjustments for working capital, transaction, expenses, cash and indebtedness.

“Director Subscribers” means certain director nominees of Holdco that entered into Subscription Agreements with Holdco to purchase an aggregate of 200,000 Holdco Ordinary Shares at $10.00 per share in connection with the closing of the Business Combination.

“Director Subscription Agreements” means the subscription agreements entered into with the Director Subscribers for the purchase of the PIPE Shares.

“EverArc” refers to EverArc Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands.

“EverArc Articles” means the Memorandum and Articles of Association of EverArc.

“EverArc Founder Entity” means EverArc Founders, LLC, a Delaware limited liability company.

“EverArc Founders” means William N. Thorndike, Jr., W. Nicholas Howley, Tracy Britt Cool, Vivek Raj and Haitham Khouri.

“EverArc Founder Shares” means EverArc’s founder shares of no-par value having the rights, privileges and designations set out in the EverArc Articles.

“EverArc Ordinary Shares” means EverArc’s ordinary shares, no par value.

“EverArc Securities” means the EverArc Ordinary Shares and EverArc Warrants, collectively.

“EverArc Shares” means the EverArc Ordinary Shares and the EverArc Founder Shares, collectively.

“EverArc Subscribers” means the institutional investors, investors affiliated with SK Holdings and individual accredited investors that entered into Subscription Agreements with EverArc, SK Holdings and Holdco, to purchase an aggregate of 115,000,000 EverArc Ordinary Shares at $10.00 per share which will be converted into Holdco Ordinary Shares in connection with the closing of the Business Combination.

“EverArc Subscription Agreements” means the subscription agreements entered into with the EverArc Subscribers for the purchase of the PIPE Shares.

“EverArc Subscription Founder Entities” means TVR EverArc, LLC and Llanerch EverArc, LLC.

“EverArc Warrants” means the warrants issued in the IPO, each of which is exercisable for one-fourth of an EverArc Ordinary Share, in accordance with its terms.

“EverArc Warrant Instrument” means the warrant instrument executed by EverArc, dated December 12, 2019, setting for the terms and conditions of the EverArc Warrants.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Advisory Agreement” means that certain Founder Advisory Agreement dated as of December 12, 2019, by and between EverArc and the EverArc Founder Entity.

“Founder Advisory Agreement Calculation Number” means such number of Holdco Ordinary Shares outstanding immediately following the Business Combination, including any Holdco Ordinary Shares issued upon the exercise of Holdco Warrants, but excluding any Holdco Ordinary Shares issued to shareholders or other beneficial owners of Perimeter in connection with the Business Combination.

“Holdco” means Perimeter Solutions, SA, a public company limited by shares (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 12E, rue Guillaume Kroll, L-1882, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B256.548.

“Holdco Ordinary Shares” means the ordinary shares of Holdco, with a nominal value of $1.00 per share.

“Holdco Preferred Shares” means the redeemable preferred shares of Holdco, with a nominal value of $10.00 per share.

“Holdco Warrant Instrument” means the warrant instrument by and between Holdco and Computershare US, as warrant agent, governing the Holdco Warrants, to be entered into at the Closing.

“Holdco Warrants” means the EverArc Warrants, as amended at the Merger Effective Time such that each EverArc Warrant becomes a right to acquire one-fourth of a Holdco Ordinary Share on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Holdco Warrant Instrument.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“IPO” means EverArc’s initial public offering by way of a placing of ordinary shares with matching warrants, consummated on December 17, 2019.

“IRS” means the Internal Revenue Service of the United States of America.

“LSE” means the London Stock Exchange.

“Management Subscribers” means members of management of Perimeter that entered into Subscription Agreements with Holdco to purchase an aggregate of 1,104,810 Holdco Ordinary Shares at $10.00 per share in connection with the closing of the Business Combination.

“Management Subscription Agreements” means the subscription agreements entered into with the Management Subscribers for the purchase of the PIPE Shares.

“Merger” means the merger of Merger Sub with and into EverArc, with EverArc surviving the Merger as a wholly owned subsidiary of Holdco.

“Merger Effective Time” means 12:01 a.m. New York time on the business day immediately following the day of the filing of the Plan and Articles of Merger.

“Merger Sub” means EverArc (BVI) Merger Sub Limited, a company limited by shares incorporated with limited liability in the British Virgin Islands.

“NYSE” means the New York Stock Exchange.

“OTC” means the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange.

“Payment Price” means the Average Price (as defined in the Founder Advisory Agreement) per Holdco Ordinary Share for the last ten consecutive trading days in the relevant payment year, or as otherwise determined in accordance with the terms of the Founder Advisory Agreement in the event that the Founder Advisory Agreement is terminated in certain circumstances, including if there is a Sale of the Company (as defined in the Founder Advisory Agreement).

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Perimeter” means SK Invictus Intermediate S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 221.545.

“Perimeter Ordinary Shares” means the ordinary shares of Perimeter, with a nominal value of $1.00 per share.

“PIPE” means the private placement or placements of PIPE Shares in connection with the consummation of the Transactions.

“PIPE Shares” means the Holdco Ordinary Shares (1) issuable to the EverArc Subscribers in exchange for the EverArc Ordinary Shares purchased by them pursuant to the EverArc Subscription Agreements, (2) purchased by the Management Subscribers pursuant to the Management Subscription Agreements and (3) purchased by the Director Subscribers pursuant to the Director Subscription Agreements.

“PIPE Share Price” means $10.00, the price per share at which EverArc Ordinary Shares (and with respect to the Management Subscribers, Holdco Ordinary Shares) are being sold in the PIPE.

“PIPE Subscribers” means, collectively, the EverArc Subscribers, Management Subscribers and Director Subscribers.

“Placing Agents” means Morgan Stanley & Co. International plc and UBS AG London Branch.

“Plan and Articles of Merger” means that certain Articles of Merger between EverArc and Merger Sub, a copy of which is attached to the Business Combination Agreement as Exhibit F.

“Prospectus” means the prospectus included in this Registration Statement on Form S-4 (Registration No. 333-259237) filed with the SEC.

“SEC” means the U.S. Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended.

“SK Holdings” means SK Invictus Holdings S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 221.541.

“Subscription Agreements” means the EverArc Subscription Agreements, Management Subscription Agreements and Director Subscription Agreements.

“Transactions” means the transactions contemplated by the Business Combination Agreement, the Plan and Articles of Merger and all other ancillary agreements thereto, including the Merger and the Contribution and Sale.

“U.K. Corporate Governance Code” means the U.K. Corporate Governance Code issued by the Financial Reporting Council in the U.K. from time to time.

“USDA Forest Service” means the United States Department of Agriculture Forest Service.

“U.S. GAAP” means U.S. generally accepted accounting principles.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	the benefits from the Business Combination;

•	our ability to maintain the listing of the Holdco Ordinary Shares on the NYSE following the Business Combination;

•	the Company’s future financial performance following the Business Combination, including any expansion plans and opportunities;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

•	expectations concerning sources of revenue;

•	expectations about demand for fire retardant products, equipment and services;

•	the size of the markets in which we compete and potential opportunities in such markets;

•	our ability to foster highly responsive and collaborative relationships with existing and potential customers and stakeholders;

•	expectations concerning certain of our products’ ability to protect life and property as population settlement locations change;

•	expectations concerning the markets in which we will operate in the coming years;

•	our ability to maintain a leadership position in any market following the consummation of the Business Combination;

•	the expected outcome of litigation matters and the effect of such claims on business, financial condition, results of operations or cash flows;

•

our ability to increase the size of our selling, general and administrative functions to support the growth of our business and whether administrative expenses will decrease as a percentage of revenue over time; and

•	expectations about compensation policies following the Business Combination.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause our actual results to differ include:

•	changes adversely affecting the battery industry and the development of existing or new technologies;

•	our substantial dependence on sales to the USDA Forest Service and the state of California and the risk of decreased sales to these customers;

•

changes in the regulation of the petrochemical industry, a downturn in the oil additives and/or fire-retardant end markets or our failure to accurately predict the frequency, duration, timing, and severity of changes in demand in such markets;

•	changes in customer relations or service levels;

•	improper conduct of, or use of our products, by employees, agents, government contractors or collaborators;

•	changes in the availability of products from our suppliers on a long-term basis;

•	production interruptions or shutdowns, which could increase our operating or capital expenditures or negatively impact the supply of our products resulting in reduced sales;

•	changes in the availability of third-party logistics suppliers for distribution, storage and transportation;

•	increases in supply and raw material costs, supply shortages, long lead times for components or supply changes;

•	failure to continuously innovate and to provide products that gain market acceptance, which may cause us to be unable to attract new customers or retain existing customers;

•	adverse effects on the demand for our products or services due to the seasonal or cyclical nature of our business or severe weather events;

•	introduction of new products, which are considered preferable, which could cause demand for some of our products to be reduced or eliminated;

•	current ongoing and future litigation, including multi-district litigation and other legal proceedings;

•	heightened liability and reputational risks due to certain of our products being provided to emergency services personnel and their use to protect lives and property;

•

future products liabilities claims where indemnity and insurance coverage could be inadequate or unavailable to cover these claims due to the fact that some of the products we produce may cause adverse health consequences;

•	compliance with export control or economic sanctions laws and regulations; or

•	environmental impacts and side effects of our products, which could have adverse consequences for our business.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. You should read the entire prospectus carefully before making your investment decision with respect to Holdco Ordinary Shares. You should carefully consider, among other things, the financial statements included elsewhere in this prospectus and the related notes, and the sections titled “Risk Factors,” “Information About Perimeter,” and “Perimeter Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Unless expressly indicated or the context requires otherwise, the terms the “Company,” “Holdco,” “we,” “us” and “our” in this prospectus refer to Perimeter Solutions, SA, and where appropriate, our wholly-owned subsidiaries.

Perimeter

Perimeter is a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 6, rue Eugene Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B221.545.

Perimeter is a leading global solutions provider for the fire safety and oil additives industries. The Fire Safety business is a formulator and manufacturer of fire management products that help our customers combat various types of fires, including wildland, structural, flammable liquids and other types of fires. Our Fire Safety business also offers specialized equipment and services, typically in conjunction with our fire management products, to support our customers’ firefighting operations. Our specialized equipment includes airbase retardant storage, mixing, and delivery equipment; mobile retardant bases; retardant ground application units; mobile foam equipment; and equipment that we custom design and manufacture to meet specific customer needs. Our service network can meet the emergency resupply needs of over 150 air tanker bases in North America, as well as many other customer locations in North America and internationally. The segment is built on the premise of superior technology, exceptional responsiveness to our customers’ needs, and a “never-fail” service network. The segment sells products to government agencies and commercial customers around the world. Our wildfire retardant products are the only qualified products for use by the USDA Forest Service.

Perimeter’s Oil Additives business provides high quality P2S5 primarily used in the preparation of ZDDP-based lubricant additives for critical engine anti-wear solutions. P2S5 is also used in pesticide and mining chemicals applications.

For more information about Perimeter, see the sections entitled “Information About Perimeter” and “Perimeter’s Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Holdco

Holdco was incorporated under the laws of the Grand Duchy of Luxembourg on June 21, 2021 as a public company limited by shares (société anonyme) having its registered office at 12E, rue Guillaume Kroll, L-1882, Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies (Registre de Commerce et des Sociétés de Luxembourg) under number B256.548. Holdco was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination.

Holdco has applied to list its Holdco Ordinary Shares on the NYSE and intends to apply to list its Holdco Warrants on the OTC.

The address of Holdco’s registered office is 12E, rue Guillaume Kroll, L-1882, Grand Duchy of Luxembourg.

Our investor relations website is located at www.perimeter-solutions.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

The Business Combination

Perimeter expects to consummate a previously announced merger pursuant to that certain Business Combination Agreement, dated June 15, 2021, (the “Business Combination Agreement”), by and among Holdco, EverArc, EverArc (BVI) Merger Sub, and SK Holdings.

In connection with the Business Combination, (a) Merger Sub will merge with and into EverArc, with EverArc surviving such merger as a direct wholly-owned subsidiary of Holdco, (b) all EverArc Ordinary Shares outstanding immediately prior to the Merger will be exchanged for Holdco Ordinary Shares, (c) SK Holdings will contribute a portion of its ordinary shares in Perimeter to Holdco in exchange for 10,000,000 preferred shares of Holdco valued at $100 million and sell its remaining ordinary shares in Perimeter to Holdco for approximately $1.9 billion in cash subject to certain customary adjustments for working capital, transaction expenses, cash and indebtedness (which we expect will be approximately $600 million in the aggregate), and (d) all of the outstanding EverArc Warrants will be converted to Holdco Warrants.

The cash consideration for the Business Combination is being funded through cash on hand, proceeds from the sale of Ordinary Shares to the EverArc Subscribers, as described below, and proceeds from the issuance of senior notes, as described below.

Senior Notes

In order to finance a portion of the cash consideration payable in the Business Combination and the costs and expenses incurred in connection therewith, on October 5, 2021, EverArc Escrow S.à r.l. (“Escrow Issuer”), a newly-formed limited liability company governed by the laws of the Grand Duchy of Luxembourg and a wholly owned subsidiary of EverArc, launched a private offering of $675,000,000 principal amount of 5.000% senior secured notes due 2029 (the “Senior Notes”) pursuant to that certain Indenture dated as of October 22, 2021 between SK Invictus Intermediate II S.à r.l., a private limited liability company governed by the laws of the Grand Duchy of Luxembourg (“Invictus II”) and U.S. Bank National Association, as Trustee and Collateral Agent (the “Trustee”). Upon the consummation of the Business Combination, Invictus II will assume the Escrow Issuer’s obligations under the Senior Notes.

The Senior Notes will bear interest at an annual rate of 5.000%. Interest on the Senior Notes will be payable in cash semi-annually in arrears on April 30 and October 30 of each year, commencing on April 30, 2022. The Senior Notes may be issued with original issue discount for U.S. federal income tax purposes.

The Senior Notes will be general, secured, senior obligations of Invictus II; will rank equally in right of payment with all existing and future senior indebtedness of Invictus II (including, without limitation, the Revolving Credit Facility); and together with the Revolving Credit Facility, will be effectively senior to all existing and future indebtedness of Invictus II that is not secured by the collateral. The Senior Notes will be effectively subordinated to all existing and future indebtedness of Invictus II that is secured by assets other than the collateral, to the extent of the collateral securing such indebtedness, will be structurally subordinated to all existing and future indebtedness, claims of holders of any preferred stock that may be issued by, and other liabilities of, subsidiaries of Invictus II that do not guarantee the Senior Notes. The Senior Notes will be senior in right of payment to any future subordinated indebtedness of Invictus II and will be initially guaranteed on a senior secured basis by the guarantors and will also be guaranteed in the future by each subsidiary, if any, that guarantees indebtedness under the Revolving Credit Facility.

The Senior Notes will be fully and unconditionally guaranteed on a senior secured basis, jointly and severally, by all of Invictus II’s existing or future restricted subsidiaries (other than certain excluded subsidiaries) that guarantee the Revolving Credit Facility.

Subscription Agreements

EverArc, SK Holdings and Holdco entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of institutional investors, investors affiliated with SK Holdings and individual accredited investors (collectively, the “EverArc Subscribers”), pursuant to which the EverArc Subscribers agreed to purchase an aggregate of 115,000,000 EverArc Ordinary Shares at $10.00 per share which will be converted into Holdco Ordinary Shares in connection with the closing of the Business Combination. In addition, members of management of Perimeter (collectively, the “Management Subscribers”) agreed to purchase an aggregate of 1,104,810 Holdco Ordinary Shares at $10.00 per share in connection with the closing of the Business Combination and the certain director nominees of Holdco (collectively, the “Director Subscribers” and together with the EverArc Subscribers and Management Subscribers, the “PIPE Subscribers”) entered into Subscription Agreements with Holdco pursuant to which they agreed to purchase an aggregate of 200,000 Holdco Ordinary Shares at $10.00 per share in connection with the closing of the Business Combination.

Founder Advisory Agreement

On December 12, 2019, EverArc entered into the Founder Advisory Agreement with the EverArc Founder Entity, which is owned and operated by the EverArc Founders. Under the Founder Advisory Agreement, the Founder Entity agreed, at the request of EverArc (and only to such extent as is mutually agreed): (i) prior to consummation of its initial business combination, to assist with identifying target opportunities, due diligence, negotiation, documentation and investor relations with respect to the initial business combination; and (ii) following the Business Combination, to provide strategic and capital allocation advice and such other services as may from time to time be agreed. In addition, the EverArc Founder Entity has the right to appoint up to six directors for election to the Board. Upon consummation of the Business Combination, the rights and obligations of EverArc under the Founder Advisory Agreement were assigned to, and assumed by, Holdco.

In exchange for the services provided thereunder, the EverArc Founder Entity will be entitled to receive both a variable amount (the “Variable Annual Advisory Amount”) and a fixed amount (the “Fixed Annual Advisory Amount,” each an “Advisory Amount” and collectively, the “Advisory Amounts”), each as described below:

•

Variable Annual Advisory Amount. Effective upon the consummation of the Business Combination through December 31, 2031, and once the Average Price (as defined in the Founder Advisory Agreement) per Holdco Ordinary Share is at least $10.00 for ten consecutive trading days, the Variable Annual Advisory Amount will be equal in value to:

•

in the first year in which the Variable Annual Advisory Amount is payable, (x) 18% of the increase in the market value of one Holdco Ordinary Share over $10.00 (such increase in market value, the “Payment Price”) multiplied by (y) the Founder Advisory Agreement Calculation Number, which based on the assumptions described in this prospectus, is currently expected to be 157,137,410 Holdco Ordinary Shares and, assuming a stock price of $11.50 per Holdco Ordinary Share, the variable annual advisory amount payable to the EverArc Founder Entity in year one would have a value of $42,427,101; and

•

in the following years in which the Variable Annual Advisory Amount may be payable (if at all), (x) 18% of the increase in Payment Price over the previous year Payment Price multiplied by (y) the Founder Advisory Agreement Calculation Number, which based on the assumptions described in this prospectus, is currently expected to be 157,137,410 Holdco Ordinary Shares. For each $1 increase in the stock price of Holdco Ordinary Shares above $11.50, or such higher stock price on which a variable annual advisory amount was previously paid to the EverArc Founder Entity, the EverArc Founder Entity will receive a variable annual advisory amount valued at $28,284,734.

•

Fixed Annual Advisory Amount. Effective upon the consummation of the Business Combination through December 31, 2027, the Fixed Annual Advisory Amount will be equal to that number of Holdco Ordinary Shares equal to 1.5% of the Founder Advisory Agreement Calculation Number. Based on the assumptions described in this prospectus, the Fixed Annual Advisory Amount is currently expected to be 2,357,061 Holdco Ordinary Shares which, assuming a stock price of $11.50 per Holdco Ordinary Share, would have a value of $27,106,203 and assuming a stock price of $5.00 per Holdco Ordinary Share, would have a value of $11,785,306. Each additional $1 increase in the stock price of Holdco Ordinary Shares above $11.50 will increase the value of the fixed annual advisory amount payable to the EverArc Founder Entity by $2,357,061.

Each Advisory Amount, as applicable, will be paid on the relevant Payment Date in Holdco Ordinary Shares or partly in cash, at the election of the EverArc Founder Entity provided that at least 50% of such Advisory Amount payable is paid in Holdco Ordinary Shares. The EverArc Founders have advised Holdco that their intention is to elect, via the EverArc Founder Entity, to receive any Advisory Amounts payable in Holdco Ordinary Shares and for any cash element (which will be calculated using the Payment Price) to only be such amount as is required to meet any related taxes. The amounts used for the purposes of calculating the Advisory Amounts and the relevant numbers of Holdco Ordinary Shares are subject to adjustment to reflect any split or reverse split of the outstanding Holdco Ordinary Shares after the date of the closing of the Business Combination.

The Founder Advisory Agreement will remain in effect through December 31, 2031 unless terminated earlier in accordance with its terms. The Founder Advisory Agreement may be terminated by EverArc at any time if the EverArc Founder Entity engages in any criminal conduct or in willful misconduct which is harmful to EverArc (as determined by a court of competent jurisdiction in the State of New York). In addition, the Founder Advisory Agreement can be terminated at any time following consummation of the Business Combination (i) by the EverArc Founder Entity if Holdco ceases to be traded on the NYSE; or (ii) by the EverArc Founder Entity or Holdco if there is (A) a Sale of the Company (as defined in the Founder Advisory Agreement) or (B) a liquidation of Holdco.

Lock Up Arrangements

Pursuant to the Placing Agreement, the EverArc Founders, the EverArc Subscription Founder Entities, the EverArc Founder Entity and each of the Directors have agreed that they shall not, without the prior written consent of the Placing Agents offer, sell, contract to sell, pledge or otherwise dispose of any EverArc Ordinary Shares, Founder Shares or EverArc Warrants they hold directly or indirectly in EverArc (or acquire pursuant to the terms of the Founder Advisory Agreement or EverArc Warrants) or any interest in any entity other than EverArc which they may receive in connection with a Business Combination for their EverArc Ordinary Shares or EverArc Warrants, for a period commencing on the date of the Placing Agreement and ending one year after EverArc has completed the Business Combination.

Stock Exchange Listing

Holdco has applied to list the Holdco Ordinary Shares on the NYSE under the symbol “PRM” and intends to apply to list the Holdco Warrants on the OTC under the symbol “PRMW.”

Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three- year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors.” Such risks include, but are not limited to:

•	a small number of our customers represent a significant portion of our revenue particularly the USDA Forest Service and the state of California;

•	as a supplier and service provider to the U.S. government and many foreign governments, states, and municipalities, we are subject to certain heightened risks;

•	our profitability could be negatively impacted by price and inventory risk;

•

changes in the regulation of the petrochemical industry, a downturn in the oil additives and/or fire-retardant end markets or our failure to accurately predict the frequency, duration, timing, and severity of changes in demand in such markets could adversely affect our business, financial condition and results of operations;

•	risks from the improper conduct of, or use of our products, by employees, agents, government contractors, or collaborators could adversely affect our reputation;

•

there can be no assurance that we will be able to continue purchasing products from our suppliers on a long- term basis and production interruptions or shutdowns could increase our operating or capital expenditures or negatively impact the supply of our products resulting in reduced sales;

•	we rely on third-party logistics suppliers for distribution, storage, transportation, operating supplies and products;

•	we are susceptible to supply and raw material cost increases, supply shortages, long lead times for components, and supply changes;

•	if we fail to continuously innovate and to provide products that gain market acceptance, we may be unable to attract new customers or retain existing customers;

•	the seasonal or cyclical nature of our business and severe weather events may cause demand for our products and services to be adversely affected;

•	our industry and the markets in which we operate have few large competitors and increased competitive pressures could reduce our share of the markets we serve;

•

our competitive position could be adversely affected if we fail to protect our patents, trade secrets or other intellectual property rights, if our patents expire or if we become subject to infringement claims and our patents may not provide full protection;

•	risks inherent in our global operations;

•	certain of our products are provided to emergency services personnel and are intended to protect lives and property, so we are subject to heightened liability and reputational risks;

•

some of the products we produce may cause adverse health consequences and we are and may be subject in the future to product liability claims, and indemnity and insurance coverage could be inadequate or unavailable to cover these claims;

•	we are exposed to risks related to litigation, including multi-district litigation and other legal proceedings;

•

a failure to comply with export control or economic sanctions laws and regulations U.S. FCPA and similar anticorruption, anti-bribery and anti-kickback laws, environmental laws and laws related to PFAS substances could have a material adverse impact on our business;

•	our contracts with the federal government subject us to additional oversight and risks;

•	our products are subject to extensive government scrutiny and regulation, including the USDA Forest Service qualification process;

•

increased regulations or limitations of carriers willing to ship materials considered to be hazardous can significantly increase the costs to acquire raw materials or ship finished goods to customers in the oil additives segment;

•	legal and regulatory claims, investigations and proceedings may be initiated against us in the ordinary course of business;

•	we will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives;

•	we have identified material weaknesses in our internal control over financial reporting which we may not successfully remediate;

•

our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business, operating results and financial condition;

•	we may fail to realize the strategic and financial benefits currently anticipated from the Business Combination which could negatively impact our stock price;

•	the requirements of being a public company may strain our resources and divert management’s attention;

•	pursuant to the Founder Advisory Agreement, we will be required to make a termination payment if the Founder Advisory Agreement is terminated under certain circumstances;

•	risks related to holders of Holdco Warrants;

•	we may have limited recourse for indemnity claims under the Business Combination Agreement;

•

Holdco is organized under the laws of the Grand Duchy of Luxembourg. It may be difficult for you to obtain or enforce judgments or bring original actions against Holdco or the members of its board of directors in the U.S.;

•

Luxembourg and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer Holdco’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws;

•

the rights of Holdco’s shareholders may differ from the rights they would have as shareholders of a U.S. corporation, which could adversely impact trading in Holdco’s Ordinary Shares and its ability to conduct equity financings;

•	we may require additional capital to fund our operations;

•	cybersecurity attack, acts of cyber-terrorism, failure of technology systems and other disruptions to our information technology systems may adversely impact us;

•	our results of operations are subject to exchange rate and other currency risks;

•	our insurance may not fully cover all of our operational risks;

•	the continuing impacts of the COVID-19 pandemic may have an adverse effect on us; and

•	the loss of key personnel or our inability to attract and retain new qualified personnel could hurt its business and inhibit our ability to operate and grow successfully.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of the Holdco Ordinary Shares and Holdco Warrants.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 18 of this prospectus.

Issuance of Ordinary Shares:

Ordinary Shares Offered Hereunder	8,505,000 Holdco Ordinary Shares issuable upon the exercise of Holdco Warrants.

Resale of Ordinary Shares:

Holdco Ordinary Shares Offered by the Selling Securityholders	116,304,810

Use of Proceeds	We will not receive any proceeds from the sale of our securities offered by the selling securityholders under this prospectus (the “Securities”). We will receive up to an aggregate of approximately $102,060,000 if all of the Holdco Warrants are exercised to the extent such Holdco Warrants are exercised for cash.

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in Holdco Ordinary Shares.

NYSE symbol	Holdco has applied to list its Holdco Ordinary Shares on the NYSE under the symbol “PRM.”

Lock-Up Restrictions	Certain of our shareholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Summary of the Prospectus—Lock-Up Arrangements” for further discussion.

SELECTED HISTORICAL FINANCIAL DATA OF EVERARC

The summary historical statements of income data of EverArc for the period from November 8, 2019 (inception) to October 31, 2020 and the historical balance sheet data as of October 31, 2020 are derived from EverArc’s audited financial statements included elsewhere in this prospectus. The summary historical statements of income data of EverArc for the six months ended April 30, 2021 and the balance sheet data as of April 30, 2021 are derived from EverArc’s unaudited interim condensed financial statements included elsewhere in this prospectus.

EverArc’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the EverArc financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

	As of and for the six months ended April 30, 2021	As of and for the period from November 8, 2019 (inception) through October 31, 2020
Statement of Income Data:
Operating Expenses	$1,028,961	$2,620,712

Operating Loss	(1,028,961)	(2,620,712)
Other income (expense)
Gain on investments	84,098	1,646,166
Other income	—	6
Total other income	84,098	1,646,172

Net loss	$(944,863)	$(974,540)

Unrealized (loss) gain on investments	(9,381)	26,708
Total Comprehensive Loss	(954,244)	(947,832)

Balance Sheet Data:
Total assets	$399,566,250	$400,463,434
Total liabilities	111,782	87,599
Total equity	399,454,468	400,375,835

SELECTED HISTORICAL FINANCIAL DATA OF PERIMETER

The summary historical statements of income data of Perimeter for the year ended December 31, 2020 and the historical balance sheet data as of December 31, 2020 are derived from Perimeter’s audited financial statements included elsewhere in this prospectus. The summary historical statements of income data of Perimeter for the six months ended June 30, 2021 and the balance sheet data as of June 30, 2021 are derived from Perimeter’s unaudited interim condensed financial statements included elsewhere in this prospectus.

Perimeter’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section entitled “Perimeter’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Perimeter financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

(in thousands, except per share data)	As of and for the six months ended June 30, 2021	As of and for the year ended December 31, 2020
	(Unaudited)
Statement of Income Data:
Net sales	$121,046	$339,577
Cost of goods sold	73,814	177,532

Gross profit	47,232	162,045
Operating expenses	$54,506	$90,569
Operating (loss) income	(7,274)	71,476
Other (expense) income
Interest expense	(15,886)	(42,017)
Other (expense) income - net	(4,703)	5,273

Total other (expense)	(20,589)	(36,744)

Income (loss) before income taxes	$(27,863)	$34,732

Income tax benefit (expense)	5,486	(10,483)

Net (loss) income	(22,377)	24,249

Foreign translation adjustments	(404)	4,787

Total comprehensive (loss) income	(22,781)	$29,036

Net income (loss) per share
Basic	$(0.42)	$0.46
Diluted	$(0.42)	$0.46
Weighted-average shares used in computing net income (loss) per share
Basic	53,045,510	53,045,510
Diluted	53,045,510	53,045,510
Balance Sheet Data:
Total assets	$1,154,474	$1,138,206
Total liabilities	885,833	846,784
Total equity	268,641	291,422

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed consolidated combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.” The Business Combination will be accounted for as a business acquisition under ASC 805. Under this method of accounting, Holdco will be treated as the legal and accounting acquirer. The Merger will be accounted for as a common control transaction. Accordingly, the net assets of Perimeter will be stated at fair value; and the net assets of EverArc will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed consolidated combined balance sheet data as of June 30, 2021 gives pro forma effect to the Business Combination and related transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed consolidated combined statement of operations data for the year ended December 31, 2020 and the six months ended June 30, 2021 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated combined financial information of the combined company appearing elsewhere in this prospectus and the accompanying notes. The unaudited pro forma condensed consolidated combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Holdco, EverArc, and Perimeter, which are included in this prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

Pro Forma Combined (in thousands, except share and per share data)
Statement of Operations Data for the Six Months Ended June 30, 2021
Net sales	$121,046
Net loss	$(75,697)
Net loss per share attributable to common stockholders - basic and diluted	$(0.48)
Weighted average common shares outstanding - basic and diluted	157,137,410
Statement of Operations Data for the Year Ended December 31, 2020
Net sales	$339,577
Net loss	$(289,675)
Net loss per share attributable to common stockholders - basic and diluted	$(1.84)
Weighted average common shares outstanding - basic and diluted	157,137,410

RISK FACTORS

The value of your investment following the Business Combination will be subject to the significant risks affecting Perimeter and inherent to the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included in this prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Perimeter unless the context clearly indicates otherwise. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the business of Perimeter.

Risks Related to Our Business and Industry

A small number of customers represent a significant portion of our revenue, and a loss of one or more of these customers could have a material adverse effect on our business, financial condition and results of operations.

A small number of customers represent a significant portion of our revenue. A certain number of contracts with these customers are on an on-demand, as-needed basis, and there are no guaranteed minimums included in such contracts. In other cases, manufacturing disruptions at customer sites can significantly decrease customer demand. Because of the concentrated nature of our customer base and contract terms applicable to such customers, our quarterly revenue and results of operations may fluctuate from quarter to quarter and are difficult to estimate. In addition, any cancellation of orders or any acceleration or delay in anticipated product purchases by our larger customers could materially affect our revenue and results of operations in any quarterly period. We may be unable to sustain or increase our revenue from our larger customers, or offset any discontinuation or decrease of purchases by our larger customers with purchases by new or other existing customers. To the extent one or more of our larger customers experience significant financial difficulty, bankruptcy or insolvency, this could have a material adverse effect on our sales and our ability to collect on receivables, which could harm our business, financial condition and results of operations.

In addition, certain customers, including some of our larger customers, have negotiated, or may in the future negotiate, volume-based discounts or other more favorable terms from us, which can and have had a negative effect on our gross margins or revenue.

We expect that such concentrated purchases will continue to contribute materially to our revenue for the foreseeable future and that our results of operations may fluctuate materially as a result of such larger customers’ buying patterns.

We are substantially dependent on sales to the USDA Forest Service and the state of California, which account for approximately 58% of our revenue related to our fire safety segment.

Sales to the USDA Forest Service and the state of California represent a substantial portion of our revenues and this concentration of our sales makes us substantially dependent on those customers. In fiscal year 2020, sales to the USDA Forest Service and the state of California accounted for approximately 58% of our revenue related to our fire-safety segment. This customer concentration makes us subject to the risk of nonpayment, nonperformance, re-negotiation of terms or non-renewal by these major customers under our commercial agreements. If the USDA Forest Services and/or the state of California reduce their spend on our fire-retardant products, we may experience a reduction in revenue and may not be able to sustain profitability, and our business, financial condition and results of operations would be materially harmed.

As a supplier and service provider to the U.S. government, we are subject to certain heightened risks, such as those associated with the government’s rights to audit and conduct investigations and with its rights to terminate contracts for convenience or default.

As a supplier and service provider to the U.S. government, we are subject to certain heightened risks, such as those associated with the government’s rights to audit and conduct investigations and with its rights to terminate contracts for convenience or default. We may in the future be the subject of U.S. government investigations relating to our U.S. government contracts. Such investigations often take years to complete and could result in administrative, civil or criminal liabilities, including repayments, fines, treble and other damages, forfeitures, restitution or penalties, or could lead to suspension or debarment of U.S. government contracting or of export privileges. For instance, if a business unit were charged with wrongdoing in connection with a U.S. government investigation (including fraud, or violation of certain environmental or export laws), the U.S. government could suspend us from bidding on or receiving awards of new U.S. government contracts or subcontracts. If convicted or found liable, the U.S. government could fine and debar us from receiving new awards for a period generally not to exceed three years and could void any contracts found to be tainted by fraud. We also could suffer reputational harm if allegations of impropriety were made against us, even if such allegations are later determined to be unsubstantiated.

Some of our sales are to foreign buyers, which exposes us to additional risks such as foreign political, foreign exchange, economic and regulatory risks.

We derived approximately 22% of our revenues from customers located in foreign countries in fiscal 2020. The amount of foreign sales we make may increase in the future. The additional risks of foreign sales include:

•	potential adverse fluctuations in foreign currency exchange rates;

•	higher credit risks;

•	restrictive trade policies of the U.S. or foreign governments;

•	currency hyperinflation and weak banking institutions;

•	changing economic conditions in local markets;

•	compliance risk related to local rules and regulations;

•	political and economic instability in foreign markets;

•	changes in leadership of foreign governments; and

•	export restrictions due to local states of emergency for disease or illness.

Some or all of these risks may negatively impact our business, financial condition and results of operations.

Our profitability could be negatively impacted by price and inventory risk related to our business, including commodity price exposure.

Our realized margins depend on the differential of sales prices over our total supply costs. Our profitability is therefore sensitive to changes in product prices caused by changes in supply, transportation and storage capacity or other market conditions.

Generally, we attempt to maintain an inventory position that is substantially balanced between our purchases and sales, including our future delivery obligations. We attempt to obtain a certain margin for our purchases by selling our product to our customers. However, market, weather or other conditions beyond our control may disrupt our expected supply of product, and we may be required to obtain supply at increased prices that cannot be passed through to our customers. For example, some of our supply contracts follow market prices, which may fluctuate through the year, while our product prices may be fixed on a quarterly or annual basis, and therefore, fluctuations in our supply may not be passed through to our customers and can produce an adverse effect on our margins.

Changes in the regulation of the petrochemical industry, a downturn in the oil additives and/or fire-retardant end markets or our failure to accurately predict the frequency, duration, timing, and severity of changes in demand in such markets and the broader necessity for oil additives and/or firefighting related materials could adversely affect our business, financial condition and results of operations.

Our end markets experience constantly changing demand depending on a number of factors that are out of our control. In our oil additives business, we supply phosphorus pentasulfide which is primarily used in the lubricant additives market to produce a critical compound in engine oils. As more electric vehicles emerge on the automobile market, use of the internal combustion engine may decline, thereby lessening demand for our oil additive products. In our fire-retardant business, demand is dependent on the occurrence of fires, which are seasonal and dependent on environmental and other factors. Changes in the occurrence, severity and duration of fires may change demand for our fire-retardant products. For example, in 2019 we experienced the lowest U.S. fire season in 16 years. Seasonality in the fire-retardant end market could periodically result in higher or lower levels of revenue and revenue concentration with a single or small number of customers. See “—The seasonal or cyclical nature of our business and severe weather events may cause demand for our products and services to be adversely affected while certain of our fixed costs remain the same, and prior performance is not necessarily indicative of our future results.” Our inability to offset the volatility of these end markets through diversification into other markets, could materially and adversely affect our business, financial condition and results of operations.

There can be no assurance that we will maintain our relationship with, or serve, our customers at current levels.

There can be no assurance that we will maintain our relationship with, or serve, our customers at current levels. In addition, there is no assurance that any new agreement we enter into to supply or share services or facilities will have terms as favorable as those contained in current arrangements. Less favorable contract terms and conditions under any customer contract or contract for supply, purchase or shared services or facilities, could have a material adverse effect on our business, financial condition and results of operations.

Risks from the improper conduct of, or use of our products by, employees, agents, government contractors, or collaborators could adversely affect our reputation as well as our business, financial condition and results of operations.

Unapproved or improper use of our products, or inadequate disclosure of risks or other information relating to the use of our products can lead to injury or other serious adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or as required by governmental authorities), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs and lost sales and customers, enforcement actions and/or investigations by state and federal governments or other enforcement bodies, as well as negative publicity and damage to our reputation that could reduce future demand for our products. Personal injuries relating to the use of our products can also result in significant product liability claims being brought against us. See “—Some of the products we produce may cause adverse health consequences, which exposes us to product liability and other claims, and we may, from time to time, be the subject of indemnity claims. Indemnity and insurance coverage could be inadequate or unavailable to cover such product liability and other claims.”

We cannot ensure that our compliance controls, policies, and procedures will in every instance protect us from acts committed by our employees, agents, contractors, or collaborators that would violate the laws or regulations of the jurisdictions in which we operate, including, without limitation, employment, foreign corrupt practices, trade restrictions and sanctions, environmental, competition, and privacy laws and regulations. Such improper actions could subject us to civil or criminal investigations, and monetary and injunctive penalties, and could adversely impact our reputation as well as our business, financial condition and results of operations.

There can be no assurance that we will be able to continue purchasing products from our suppliers on a long- term basis.

There can be no assurance that we will be able to continue purchasing products from our suppliers on a long-term basis. Although some of these contracts are renewable or renew automatically unless notice of termination is given, there can be no assurance that they will be renewed or that notice of termination will not be given. There are also no assurances that if such contracts are not renewed, that we will be able to find suppliers who can provide products at a similar price and of a similar quality. Finding a new supplier may take a significant amount of time and resources, and once we have identified such new supplier, we would have to ensure that they meet our standards for quality control and have the necessary technical capabilities, responsiveness, high-quality service and financial stability. Further, any changes in our supply could result in changes in the quality of our products and may also require approval by the USDA Forest Service. If we are unable to manage our supply chain effectively and ensure that our products are available to meet consumer demand, our operating costs could increase and our profit margins could decrease. Any of these factors could impact our ability to supply our products to customers and consumers and may adversely affect our business, financial condition and results of operations.

Production interruptions or shutdowns could increase our operating or capital expenditures or negatively impact the supply of products resulting in reduced sales.

Manufacturing of our oil additives and fire-retardant products is concentrated at certain facilities. In the event of a significant manufacturing difficulty, disruption or delay, we may not be able to develop alternate or secondary manufacturing locations without incurring material additional costs and substantial delays. Furthermore, these risks could materially and adversely affect our business if our facilities are impacted by a natural disaster or other interruption at a particular location. Transferring manufacturing to another location may result in significant delays in the availability of our products. As a result, protracted regional crises, issues with manufacturing facilities, or the COVID-19 pandemic, could lead to eventual shortages of necessary components. It could be difficult or impossible, costly and time consuming to obtain alternative sources for these components, or to change products to make use of alternative components. In addition, difficulties in transitioning from an existing supplier to a new supplier could create delays in component availability that would have a significant impact on our ability to fulfill orders for our products.

The operation of manufacturing plants involves many risks, including suspension of operations and increased costs or requirements stemming from new government statutes, regulations, guidelines and policies, including evolving environmental regulations.

The operation of manufacturing plants involves many risks, including suspension of operations and increased costs or requirements stemming from new government statutes, regulations, guidelines and policies, including evolving environmental regulations. We need environmental and operational registrations, licenses, permits, inspections and other approvals to operate. The loss or delay in receiving a significant permit or license or the inability to renew it and any loss or interruption of the operations of our facilities may harm our business, financial condition and results of operations.

We rely on third-party logistics suppliers for the distribution, storage and transportation of raw materials, operating supplies and products.

We rely on third-party logistics suppliers for the distribution, storage and transportation of raw materials, operating supplies and products. Delays or disruptions in the supply chain may adversely impact our ability to manufacture and distribute products thus impacting business financials. Any failure to properly store our products may similarly impact our manufacturing and distribution capabilities, impacting business financials. Although no single third-party logistics supplier and no one country is critical to our production needs, if we were to lose a supplier it could result in interruption of product shipments, cancellation of orders by customers and termination of relationships. This, along with the damage to our reputation, could have a material adverse effect on our revenues and, consequently, our business, financial condition and results of operations.

In addition, actions by a third-party logistics supplier that fail to comply with contract terms or applicable laws and regulations could result in such third-party logistics supplier exposing us to claims for damages, financial penalties and reputational harm, any of which could have a material adverse effect in our business, financial condition and results of operations.

Raw materials necessary for the production of our products and with limited sources of supply are susceptible to supply cost increases which we may not be able to pass onto customers, disruptions to the supply chain, and supply changes, any of which could disrupt our supply chain and could lead to us not meeting our contractual requirements.

All of the raw materials that go into the manufacture of our fire-retardant and oil additive products are sourced from third-party suppliers. Some of the key raw materials used to manufacture our products come from limited or sole sources of supply. We are therefore subject to the risk of shortages and long lead times in the supply of these raw materials and the risk that our suppliers discontinue or modify raw materials used in our products. We have a global supply chain and the COVID-19 pandemic has and may continue to adversely affect our ability to source raw materials in a timely or cost-effective manner from our suppliers. For example, reduction in shipping resources have resulted in longer lead times for key raw materials to be transported to our facilities. In addition, the lead times associated with certain raw materials are lengthy and preclude rapid changes in quantities and delivery schedules. We have in the past experienced and may in the future experience raw materials shortages and price fluctuations of certain key raw materials and materials, and the predictability of the availability and pricing of these raw materials may be limited. Raw materials shortages or pricing fluctuations could be material in the future. In the event of a raw materials shortage, supply interruption or material pricing change from suppliers of these raw materials, we may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these raw materials is time-consuming, difficult, and costly as they require extensive qualifications and testing, and we may not be able to source these raw materials on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these raw materials, or the inability to obtain these raw materials from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet our scheduled product deliveries to our customers. This could adversely affect our relationships with our customers and could cause delays in shipment of our products and adversely affect our business, financial condition and results of operations. In addition, increased raw materials costs could result in lower gross margins. Even where we are able to pass increased raw materials costs along to our customers, there may be a lapse of time before we are able to do so such that we must absorb the increased cost. If we are unable to buy these raw materials in quantities sufficient to meet our requirements on a timely basis, we will not be able to deliver products to our customers, which may result in such customers using competitive products instead of Perimeter’s products.

If the cost of our raw materials fluctuates significantly, this may adversely impact our profit margin and financial position.

Our business uses phosphorus as a key raw material. The price of this raw material may fluctuate in the future. If the price for this raw material increases, our profit margin could decrease for certain business lines.

The industries in which we operate and which we intend to operate in the future are subject to change. If we fail to continuously innovate and to provide products that gain market acceptance, we may be unable to attract new customers or retain existing customers, and hence our business, financial condition and results of operations may be adversely affected.

The industries in which we operate and intend to operate in the future are subject to change, including shifts in customer demands and regulatory requirements and emergence of new industry standards and practices. Thus, our success will depend, in part, on our ability to respond to these changes in a cost-effective and timely manner. We need to anticipate the emergence of new technologies and assess their market acceptance. We also need to invest significant resources in research and development in order to keep our products competitive in the market.

However, research and development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our research and development results, which could result in excessive research and development expenses or delays. If we are unable to keep up with the technological developments and anticipate market trends, or if new technologies render our products obsolete, customers may no longer be attracted to our products. As a result, our business, financial condition and results of operations would be materially and adversely affected.

The seasonal or cyclical nature of our business and severe weather events may cause demand for our products and services to be adversely affected while certain of our fixed costs remain the same, and prior performance is not necessarily indicative of our future results.

Our operating revenues of our fire-retardant business tend to be somewhat higher in summer months primarily due to the hotter/drier weather, which is generally correlated with a higher prevalence of wildfires. This is in part offset by the disbursement of our operations in both the northern and southern hemispheres, so that the summer seasons alternate.

Fires caused by severe storms, extended periods of inclement weather or climate extremes resulting from climate change can significantly affect demand for our fire-retardant products in the areas affected. While weather-related and other event-driven increases in demand can boost revenues through additional demand for our products for a limited time, we may incur increased costs in our efforts to produce enough products and to transport our products to our customers in a timely matter.

For these and other reasons, operating results in any interim period are not necessarily indicative of operating results for an entire year, and operating results for any historical period are not necessarily indicative of operating results for a future period. Our stock price may be negatively or positively impacted by interim variations in our results.

Our industry and the markets in which we operate have few large competitors and increased competitive pressures could reduce our share of the markets we serve and adversely affect our business, financial condition and results of operations.

Increased interest and potential competition in our markets from existing and potential competitors may reduce our market share and could negatively impact our business, financial condition and results of operations. Historically we have had relatively few large competitors. Existing and potential competitors may have more resources and better access to capital markets to facilitate continued expansion. If there are new entrants into our markets, the resulting increase in competition may adversely impact our results of operations.

If new products are introduced into the market that are lower in cost, have enhanced performance characteristics or are considered preferable for environmental or other reasons, demand for some of our products could be reduced or eliminated.

New fire retardants based on different chemistry or raw materials may be introduced by competitors in the future. These products may be lower in cost, or have enhanced performance characteristics compared to our existing products, and our customers may find them preferable. Replacement of one or more of our products in significant volumes could have a material adverse effect on our business, financial condition and results of operations.

Our businesses depend upon many proprietary technologies, including patents, licenses, trademarks and trade secrets. Our competitive position could be adversely affected if we fail to protect our patents, trade secrets or other intellectual property rights, if our patents expire or if we become subject to claims that we are infringing upon the rights of others.

Our intellectual property is of particular importance for a number of the specialty products that we manufacture and sell. The trademarks and patents that we own may be challenged, and because of such challenges, we could eventually lose our exclusive rights to use and enforce such patented technologies and trademarks, which could adversely affect our competitive position, business, financial condition and results of operations. We are licensed to use certain patents and technology owned by other companies to manufacture products complementary to our own products. We pay royalties for these licenses in amounts not considered material, in the aggregate, to our consolidated results.

We also rely on unpatented proprietary know-how and continuing technological innovation and other trade secrets in all regions to develop and maintain our competitive position. Although it is our policy to enter into confidentiality agreements with our employees and third parties to restrict the use and disclosure of trade secrets and proprietary know-how, those confidentiality agreements may be breached. Additionally, adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how, and others could obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents, trademarks or confidentiality agreements to protect our processes, technology, trade secrets or proprietary know-how and the brands under which we market and sell our products could have a material adverse effect on our business, financial condition and results of operations.

Our patents may not provide full protection against competing manufacturers in the United States, or in countries outside of the United States, including members of the European Union and certain other countries, and patent terms may also be inadequate to protect our products for an adequate amount of time. Weaker protection may adversely impact our sales, business, financial condition and results of operations.

In some of the countries in which we operate, the laws protecting patent holders are significantly weaker than in the United States, countries in the European Union and certain other countries. Weaker protection may assist competing manufacturers in becoming more competitive in markets in which they might not have otherwise been able to introduce competing products for a number of years. As a result, we tend to rely more heavily upon trade secret and know-how protection in these regions, as applicable, rather than patents and this may adversely impact our sales, business, financial condition and results of operations.

Our commercial success will depend in part on our success in obtaining and maintaining issued patents and other intellectual property rights in the United States and elsewhere. If we do not adequately protect our intellectual property, competitors may be able to use our processes and erode or negate any competitive advantage we may have, which could harm our business.

We cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect our products, any additional features we develop or any new products. Patents, if issued, may be challenged, deemed unenforceable, invalidated or circumvented. We also cannot provide any assurances that any of our pending patent applications will be approved and a rejection of a patent application could have a materially adverse effect on our ability to protect our intellectual property from competitors.

Furthermore, though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around our patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. We may not be able to prevent the unauthorized disclosure or use of our knowledge or trade secrets by consultants, suppliers, vendors, former employees and current employees. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries. Such claims and proceedings can also distract and divert management and key personnel from other tasks important to the success of our business. In addition, intellectual property litigation or claims could force us to do one or more of the following:

•	cease selling products that contain asserted intellectual property;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which may not be available on reasonable terms; and

•	redesign or rename, in the case of trademark claims, our products to avoid infringing the rights of third parties.

Such requirements could adversely affect our revenue, increase costs, and harm our business, financial condition and results of operations.

Several of our niche products and services are sold in select markets. There can be no assurance that these markets will not attract additional competitors that could have greater financial, technological, manufacturing and/or marketing resources.

Select markets for some of our niche products and services may attract additional competitors. We cannot assure you that we will have the financial resources to fund capital improvements to more effectively compete with such competitors or that even if financial resources are available to us, that projected operating results will justify such expenditures. Smaller companies may be more innovative, better able to bring new products to market and better able to quickly exploit and serve niche markets.

There are other risks that are inherent in our global operations.

A portion of our revenues and earnings are generated by non-U.S. operations. Risks inherent in our global operations include:

•	the potential for changes in socio-economic conditions, laws and regulations, including antitrust, import, export, labor and environmental laws, and monetary and fiscal policies;

•	unsettled or unstable political conditions;

•	government-imposed plant or other operational shutdowns;

•	corruption;

•	natural and man-made disasters, hazards and losses; and

•	violence, civil and labor unrest, and possible terrorist attacks.

There can be no assurance that any or all of these events will not have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Regulatory and Legal Matters

We are the subject of litigation by customers, suppliers and other third parties and may be the subject of such litigation in the future.

We are the subject of litigation by customers, suppliers and other third parties and may be the subject of such litigation in the future. From time to time, such lawsuits are filed against us and the outcome of any litigation, particularly class or collective action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend any such lawsuits may be significant and may negatively affect our operating results if changes to our business operations are required. There may also be negative publicity associated with litigation that could decrease customer acceptance of our products, regardless of whether the allegations are valid or whether we are ultimately found liable. A significant judgment against us, the loss and/or expiration of a significant permit, license or other approval, or a significant fine, penalty or contractual dispute could have a material adverse effect on our business, financial condition and results of operations.

Certain of our products are provided to emergency services personnel and are intended to protect lives and property, so we are subject to heightened liability and reputational risks if our products fail to provide such protection as intended.

Our fire-retardant products are provided to emergency services personnel and are intended to protect lives and property, so we are subject to heightened liability risks if our products fail to provide such protection. While our products are effective in retarding fires, there is no guarantee such products will be able to stop all fires due to their unpredictability and variation in size and/or speed in which a fire is burning. In addition, fires need to be fought with the cooperation and assistance of local fire authorities as well as the additional tools and resources that they bring. Therefore, while we recognize the importance of the role our products play in these critical efforts, our products are not the only factor in fighting fires and therefore we cannot guarantee that our products will always be able to protect life and property. Any failure to do so could have an adverse effect on our business.

Some of the products we produce may cause adverse health consequences, which exposes us to product liability and other claims, and we may, from time to time, be the subject of indemnity claims. Indemnity and insurance coverage could be inadequate or unavailable to cover such product liability and other claims.

Some of the products we produce may cause adverse health consequences, which exposes us to product liability and other possible claims including indemnity claims by our distributors pursuant to the terms of our distributor arrangements. A successful class action proceeding or one or a series of claims related to degradation of natural resources, product liability or exposure from usage of a product that exceeds our insurance or indemnity coverage could have a material adverse effect on our business, financial condition and results of operations. Such litigation and indemnity claim resolution is expensive, time consuming and may divert management’s attention away from the operation of the business. The outcome of litigation and disputes can never be predicted with certainty and not resolving such matters favorably could have a material adverse effect on our business, financial condition, results of operations and/or reputation, as they may require us to pay substantial damages or make substantial indemnification payments, among other consequences.

We manufacture, among other things, products used to extinguish fires. The products that we manufacture are typically used in applications and situations that involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use our products properly or the malfunction of our products could result in serious bodily injury or death of the user. In such cases, we may be subject to product liability claims arising from the design, manufacture or sale of our products. If these claims are decided against us, and we are found to be liable, we may be required to pay substantial damages, and our insurance costs may increase significantly as a result. We cannot assure you that our indemnity and insurance coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other indemnity or insurance coverage will continue to be available or, if available, that we will be able to obtain insurance at a reasonable cost. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to risks related to litigation, including multi-district litigation and other legal proceedings.

We operate in a highly regulated and litigious environment. We and/or one or more of our subsidiaries are regularly involved in a variety of legal proceedings arising in the ordinary course of our business, including arbitration, litigation (and related settlement discussions), and other claims, and are subject to regulatory proceedings including governmental audits and investigations. Legal proceedings, in general, and class action and multi-district litigation, in particular, can be expensive and disruptive, and may not be insured or exceed any applicable insurance coverage. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management’s attention and resources. Some of these suits may purport or may be determined to be class actions and/or involve parties seeking large and/or indeterminate amounts, including punitive or exemplary damages, and may remain unresolved for several years.

For example, we are a defendant in a multi-district litigation pending in the United States District Court for the District of South Carolina (“MDL”) relating to the manufacture, sale, and distribution of aqueous film forming foam (“AFFF”). The cases allege, among other things, groundwater contamination, drinking water contamination, property damage, damages to natural resources, and bodily injuries from exposure to Per- and polyfluoroalkyl substances (“PFAS”) chemicals in AFFF. There are over 1,300 cases currently pending in the MDL. The plaintiffs include, among others, individual firefighters, municipalities and corporate water providers, and state attorneys general. The lead defendants include 3M Company, Tyco Fire Products LP, and DuPont de Nemours, Inc./The Chemours Company, and approximately 10 to 12 other defendants including, among others, Amerex Corporation (“Amerex”). Amerex was named as a defendant in many of the lawsuits based on its prior ownership of The Solberg Company (“Solberg”), which Perimeter acquired from Amerex on January 1, 2019. Although Amerex retained certain pre-closing liabilities for Solberg, there are indemnity claims, and a very small number of potential direct claims, that have been made against Perimeter Solutions on the basis of Perimeter Solutions’ ownership of Solberg after January 1, 2019. There are also cases pending against Perimeter Solutions on the basis of its manufacturing, distribution, and sale of non-Solberg AFFF products.

We cannot predict with certainty the outcomes of these legal proceedings and other contingencies, and the costs incurred in litigation can be substantial, regardless of the outcome. Proceedings that we believe are insignificant may develop into material proceedings and subject us to unforeseen outcomes or expenses. Additionally, the actions of certain participants in our industry may encourage legal proceedings against us or cause us to reconsider our litigation strategies. As a result, we could from time to time incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

A failure to comply with export control or economic sanctions laws and regulations could have a material adverse impact on our business, financial condition and results of operations. We may be unable to ensure that our distributors comply with applicable sanctions and export control laws.

We operate on a global basis, with 22% of our revenues in fiscal 2020 made to destinations outside the United States, including Canada, Europe, Australia, Mexico and Israel. We face several risks inherent in conducting business internationally, including compliance with applicable economic sanctions laws and regulations, such as laws and regulations administered by U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce. We must also comply with all applicable export control laws and regulations of the United States and other countries.

Violations of these laws or regulations could result in significant additional sanctions including criminal or civil fines or penalties, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business.

In certain countries, we may engage third party agents or intermediaries, such as customs agents, to act on our behalf and if these third-party agents or intermediaries violate applicable laws, their actions may result in criminal or civil fines or penalties or other sanctions being assessed against us. We take certain measures designed to ensure our compliance with U.S. export and economic sanctions law and we believe that we have never sold our products to Crimea, Cuba, Iran, North Korea or Syria through third party agents or intermediaries or made any effort to attract business from any of these countries. We also take steps to prevent our products from being sold, without the necessary legal authorization, to individuals or entities that are the subject or target of U.S. export and economic sanctions laws. However, it is possible that some of our products were sold or will be sold to distributors or other parties that, without our knowledge or consent, re-exported or will re-export such products to these countries or sanctioned persons. Although none of our non-U.S. distributors are located in, or to our knowledge, conduct business with Crimea, Cuba, Iran, North Korea or Syria, we may not be successful in ensuring compliance with limitations or restrictions on business with these or other countries subject to economic sanctions. There can be no assurance that we will be in compliance with export control or economic sanctions laws and regulations in the future.

Any such violation could result in significant criminal or civil fines, penalties or other sanctions and repercussions, including reputational harm that could have a material adverse impact on our business, financial condition and results of operations.

Because of our international operations, we could be materially adversely affected by violations of the U.S. FCPA and similar anticorruption, anti-bribery and anti-kickback laws.

Our business operations and sales in countries outside the United States are subject to anti-corruption, anti-bribery and anti-kickback laws and regulations, including restrictions imposed by the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as the United Kingdom Bribery Act of 2010 (the “UK Bribery Act”). The FCPA, UK Bribery Act, and similar anti-corruption, anti-bribery and anti-kickback laws in other jurisdictions generally prohibit companies, their employees, their intermediaries and their agents from providing anything of value to government officials or any other persons for the purpose of improperly obtaining or retaining business. We operate and sell our products in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-corruption, anti-bribery and anti-kickback laws may conflict with local customs and practices. We have policies in place that prohibit employees from making improper payments on our behalf. We continue to implement internal controls and procedures designed to promote compliance with anti-corruption, anti-bribery and anti-kickback laws, rules and regulations as well as mitigate and protect against corruption risks. We cannot provide assurance that our internal controls and procedures will protect us from reckless, criminal or other acts committed by our employees or third parties with whom we work. If we are found to be liable for violations of the FCPA or similar anti-corruption, anti-bribery and anti-kickback laws in international jurisdictions, either due to our own acts or omissions, or out of inadvertence, or due to the acts or inadvertence of others, we could suffer criminal or civil fines or penalties or other repercussions, including reputational harm, which could have a material adverse effect on our business, financial condition and results of operations.

Our contracts with the U.S. federal government subject us to additional oversight and risks inherent in the government procurement process.

We provide products and services, directly and indirectly, to a variety of government entities. In fiscal 2020, we derived approximately 41% of our revenue from multiple contracts with agencies of the U.S. federal government. As such, we must comply with and are affected by laws and regulations relating to the award, administration and performance of U.S. government contracts. Government contract laws and regulations affect how we do business with our customers and impose certain risks and costs on our business.

Risks associated with selling products and services to government entities include extended sales and collection cycles, varying governmental budgeting processes, and adherence to complex procurement regulations and other government-specific contractual requirements. We may be subject to audits and investigations relating to our government contracts and any violations could result in civil and criminal penalties and administrative sanctions, including termination of contracts, payment of fines, and suspension or debarment from future government business, as well as harm to our business, financial condition and results of operations.

Our products are subject to extensive government scrutiny and regulation, including the USDA Forest Service qualification process. There can be no assurance that such regulations will not change and that our products will continue to be approved for usage.

We are subject to regulation by federal, state, local and foreign government authorities. In some cases, for example, for our firefighting products, we need pass the USDA Forest Service qualification process, which is a rigorous process that requires the product passing several tests and standards, including toxicity corrosion and stability. The USDA Forest Service also requires a lengthy field evaluation, which adds to the difficulty of meeting USDA Forest Service standards. We are also subject to ongoing reviews of our products, manufacturing processes and facilities by government authorities, and must also produce product data and comply with detailed regulatory requirements.

The Registration, Evaluation and Authorization of Chemicals (“REACH”) legislation may affect our ability to manufacture and sell certain products in the EU: REACH requires chemical manufacturers and importers in the EU to prove the safety of their products. We were required to pre-register certain products and file comprehensive reports, including testing data, on each chemical substance, and perform chemical safety assessments. Additionally, substances of high concern are subject to an authorization process. Authorization may result in restrictions on certain uses of products or even prohibitions on the manufacture or importation of products. The full registration requirements of REACH have been phased in over several years, and we have incurred additional expense to cause the registration of our products under these regulations. REACH may affect our ability to import, manufacture and sell certain products in the EU. In addition, other countries and regions of the world already have or may adopt legislation similar to REACH that affect our business, affect our ability to import, manufacture or sell certain products in these jurisdictions, and have required or will require us to incur increased costs.

The Frank R. Lautenberg Chemical Safety for the 21st Century Act modified the Toxic Control Substances Act (“TSCA”), by requiring the EPA, to prioritize and evaluate the environmental and health risks of existing chemicals and provided the EPA with greater authority to regulate chemicals posing unreasonable risks. According to this statute, the EPA is required to make an affirmative finding that a new chemical will not pose an unreasonable risk before such chemical can go into production. As a result, TSCA now operates in a similar fashion to the REACH legislation in Europe. These laws and regulations, among others, increase the complexity and costs of transporting our products from the country in which they are manufactured to our customers. Further changes to these and similar regulations could restrict our ability to expand, build or acquire new facilities, require us to acquire costly control equipment, cause us to incur expenses associated with remediation of contamination, cause us to modify our manufacturing or shipping processes or otherwise increase our cost of doing business and have a negative impact on our business, financial condition and results of operations. In addition, the adoption of new laws, rules or regulations related to climate change poses risks that could harm our results of operations or affect the way we conduct our businesses. For example, new or modified regulations could require us to make substantial expenditures to enhance our environmental compliance efforts.

New or stricter laws and regulations may be introduced that could result in additional compliance costs and prevent or inhibit the development, manufacture, distribution and sale of our products. For example, perfluorooctanoic acid substances (“PFOAs”) and perfluorooctanesulfonic acid substances (“PFOS”) may become regulated as hazardous substances, phased out or banned. The USDA Forest Service may change its qualification process or determine that our products no longer qualify under existing requirements. Such outcomes could adversely impact our business, financial condition and results of operations.

Environmental laws and regulations may subject us to significant liabilities. Changes to existing Environmental, Health and Safety (“EHS”) requirements or the adoption of new EHS requirements, changes to the enforcement of EHS requirements, and the discovery of additional or unknown conditions at facilities owned, operated or used by us or at or near which our products were, are, or will be used, to the extent not covered by indemnity, insurance or a covenant not to sue, could have a material adverse effect on our business, financial condition and results of operations.

We operate in jurisdictions where legislative initiatives relating to greenhouse gas (“GHG”) emissions are being considered or adopted. There has been no material effect on any of our facilities to date, and we continue to follow developments closely. Although it is difficult to know what final regulations may be passed in the jurisdictions where our manufacturing facilities are located, we could face increased capital and operating costs to comply with GHG emissions regulations and these costs could be material. The potential impact of current and proposed environmental laws and regulations is uncertain. We cannot predict the nature of these requirements and the impact on our business, but proposed regulations or failure to comply with current and proposed regulations could have a material adverse impact on our business, financial condition and results of operations by substantially increasing capital expenditures and compliance costs, affecting our ability to meet our financial obligations. It may also lead to the modification or cancellation of operating licenses and permits, penalties and other corrective actions.

The regulatory environment in which we operate is subject to change, and new regulations and new or existing claims, such as those related to certain PFAS substances, PFOAs, and PFOS could have a material adverse effect on our business, financial condition and results of operations or make aspects of our business as currently conducted no longer possible. In addition, we are and, in the future may be, subject to claims related to substances such PFAS, including for degradation of natural resources from such PFAS and personal injury or product liability claims as a result of human exposure to such PFAS.

Our operations are subject to extensive environmental regulation in each of the countries in which we maintain facilities. For example, U.S. (federal, state and local), and other countries’ environmental laws applicable to the Company include statutes and regulations intended to impose certain obligations with respect to the manufacture, sale and distribution of firefighting foam that contains intentionally added PFAS chemicals. In addition, certain regulations also impose restrictions on the discharge of PFAS chemicals in wastewater, and may require allocating the cost of investigating, monitoring and remedying soil and groundwater contamination to a party operating the site, as well as to prevent future soil and groundwater contamination; imposing air ambient standards and, in some cases, emission standards, for air pollutants which present a risk to public health, welfare or the natural environment; governing the handling, management, treatment, storage and disposal of hazardous wastes and substances; regulating the chemical content of products; and regulating the discharge of pollutants into waterways.

With regards to our oil additives business, our use of hazardous substances in our manufacturing processes and the generation of hazardous wastes not only by us, but by prior occupants of our facilities, suggest that hazardous substances may be present at or near certain of our facilities or may come to be located there in the future. Consequently, we are required to closely monitor our compliance under all the various environmental laws and regulations applicable to us. Under certain environmental laws, we may be responsible for remediation costs or other liabilities as a result of the use, release or disposal of hazardous substances at or from any property currently or formerly owned or operated or to which we sent waste for treatment or disposal. Liability under these laws may be imposed without regard to whether we were aware of, or caused, the contamination and, in some cases, liability may be joint or several.

Our facilities are subject to increasingly more stringent federal, state and local environmental laws and regulations. Some of these laws and regulations relate to what are frequently called “emerging contaminants,” such as PFAS, PFOAs and PFOS. Some of the Company’s products use fluorine as a raw material, which is considered a PFAS chemical. We and some of our competitors have been, are, and in the future may be the target of lawsuits and state enforcement actions because of the alleged discharge of PFAS into the environment, including for degradation of natural resources from such PFAS and personal injury or product liability claims as a result of human exposure to such PFAS. See “—We are exposed to risks related to litigation, including multi- district litigation and other legal proceedings.”

We obtain Phase I or similar environmental site assessments for most of the manufacturing facilities we own or lease at the time we either acquire or lease such facilities. These assessments typically include general inspections. These assessments may not reveal all potential environmental liabilities and current assessments are not available for all facilities. Consequently, there may be material environmental liabilities of which we are not aware. In addition, ongoing cleanup and containment operations may not be adequate for purposes of future laws and regulations. The conditions of our properties could also be affected in the future by neighboring operations or the conditions of the land in the vicinity of our properties. These developments and others, such as increasingly stringent environmental laws and regulations, increasingly strict enforcement of environmental laws and regulations, or claims for damage to property or injury to persons resulting from the environmental, health or safety impact of our operations, may cause us to incur significant costs and liabilities that could have a material adverse effect.

Our facilities are required to maintain numerous environmental permits and governmental approvals for our operations. Some of the environmental permits and governmental approvals that have been issued to us or to our facilities contain conditions and restrictions, including restrictions or limits on emissions and discharges of pollutants and contaminants, or may have limited terms. Maintaining these permits and complying with their terms as well as environmental laws and regulations applicable to our business could require us to incur material costs.

If we fail to satisfy these conditions or to comply with these restrictions or with applicable environmental laws and regulations, we may become subject to enforcement actions and the operation of the relevant facilities could be adversely affected. We may also be subject to fines, penalties, claims for injunctive relief or additional costs. We may not be able to renew, maintain or obtain all environmental permits and governmental approvals required for the continued operation or further development of our facilities, as a result of which the operation of our facilities may be limited or suspended.

Because our oil additives segment manufactures and uses materials that are known to be hazardous, highly combustible and difficult to transport, we are subject to, or affected by, certain product and manufacturing regulations, for which compliance can be costly and time consuming. In addition, we may be subject to personal injury or product liability claims as a result of human exposure to such hazardous materials.

We produce hazardous, highly combustible and difficult to transport chemicals, which subject us to regulation by many U.S. and non-U.S. national, supra-national, state and local governmental authorities. In some circumstances, these authorities must review and, in some cases approve, our products and/or manufacturing processes and facilities before we may manufacture and sell some of these chemicals. To be able to manufacture and sell certain new chemical products, we may be required, among other things, to demonstrate to the relevant authority that the product does not pose an unreasonable risk during its intended uses and/or that we are capable of manufacturing the product in compliance with current regulations. The process of seeking any necessary approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain these approvals would adversely affect our ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, bans on product sales or use, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of our products and could increase our customers’ efforts to find less hazardous substitutes for our products. We are subject to ongoing reviews of our products and manufacturing processes.

Phosphorus pentasulfide is transported through a combination of ground and sea. These materials are highly combustible and difficult to transport, so they must be handled carefully and in accordance with applicable laws and regulations. An incident in the transportation of our materials or our failure to comply with laws and regulations applicable to the transfer of such products could lead to human injuries or significant property damage, regulatory repercussions or could make it difficult to fulfill our obligations to our customers, any of which could have a material adverse effect on our business, financial condition and results of operations.

Products we have made or used could be the focus of legal claims based upon allegations of harm to human health. We cannot predict the outcome of suits and claims, and an unfavorable outcome in these litigation matters could exceed reserves or have a material adverse effect on our business, financial condition and results of operations and cause our reputation to decline.

Our products or facilities could have environmental impacts and side effects.

If the products we sell do not have the intended effects, our business may suffer and it may be subject to products liability or other legal actions. Our products contain innovative combinations of materials. While there is data available with respect to the environmental impacts of our fire retardant products that are conducted by governmental agencies, this data is limited to certain locations and periods and therefore, may not capture all the possible environmental impacts and side effects of use or repeated use of our fire retardant products. Similarly, there have been toxicological studies conducted on the impact of our products on certain fish and mammalian species, however, this is limited in scope and therefore, does not present all the potential side effects and/or the products’ interaction with animal biochemistry. As a result, our products could have certain impact on the environment or the animal population that is currently unknown by the Company.

Legal and regulatory claims, investigations and proceedings may be initiated against us in the ordinary course of business. The outcomes and the amounts of any damages awarded or fines or penalties assessed, cannot be predicted, and could have a material adverse effect on our reputation as well as our business, financial condition and results of operations.

We may be the subject of litigation by customers, suppliers and other third parties. A significant judgment against us, the loss of a significant permit, license or other approval, or a significant fine, penalty or contractual dispute could have a material adverse effect on our business, financial condition and results of operations. Some of the products we produce may cause adverse health consequences, which exposes us to product liability claims. See “—Some of the products we produce may cause adverse health consequences, which exposes us to product liability and other claims, and we may, from time to time, be the subject of indemnity claims.” Litigation is expensive, time consuming and may divert management’s attention away from the operation of the business. The outcome of litigation can never be predicted with certainty and an adverse outcome in any of these matters could have a material adverse effect on our reputation as well as our business, financial condition and results of operations.

Risks Related to Our Securities and Public Company Matters

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

We will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time consuming and costly. The increased costs will increase our net loss. For example, these rules and regulations could make it more difficult and more expensive for us to obtain director and officer liability insurance and as a result, we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of Perimeter. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Our results of operations may differ significantly from the unaudited pro forma financial data included in this prospectus.

This prospectus includes unaudited pro forma condensed consolidated combined financial statements for us. The unaudited pro forma condensed consolidated combined statement of operations of us combines the historical audited results of operations of Perimeter for the fiscal year ended December 31, 2020, with the historical audited results of operations of EverArc for the year ended October 31, 2020, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020. The unaudited pro forma condensed consolidated combined balance sheet of the Holdco combines the historical balance sheets of EverArc as of October 31, 2020 and of Perimeter as of December 31, 2020 and gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2021.

The unaudited pro forma condensed consolidated combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed consolidated combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Holdco. Accordingly, the our business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed consolidated combined financial statements included in this document.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations.

In connection with the audit of our financial statements for the years ended December 31, 2019 and 2020, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses related to a lack of appropriately designed and implemented controls (i) to maintain segregation of duties between the creation, posting and approval of journal entries and (ii) to ensure the assumptions made in connection with estimates used to value intangible assets acquired in business combinations are sufficiently reviewed. The material weaknesses did not result in a misstatement to our financial statements.

We have taken and are taking steps to remediate these material weaknesses through the implementation of appropriate segregation of duties and related systems, a system of review of assumptions made in connection with estimates used to value intangible assets. However, we are still in the process of implementing these steps and cannot assure investors that these measures will significantly improve or remediate the material weaknesses described above.

We may in the future discover additional material weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we fail to maintain effective internal controls over financial reporting, the price of our securities may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal controls over financial reporting, or disclosure of management’s assessment of our internal controls over financial reporting, may have an adverse impact on the price of our securities.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) (“Section 404(a)”) of the Sarbanes-Oxley Act could have a material adverse effect on our business, operating results and financial condition.

The standards required for a public company under Section 404(a) are significantly more stringent than those required of privately held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective or may result in a finding that there is a material weakness in our internal controls over financial reporting, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

A market for our securities may not continue, which would adversely affect the liquidity and price of its securities.

The price of Holdco Ordinary Shares and Holdco Warrants may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Holdco Ordinary Shares and Holdco Warrants may never develop or, if developed, it may not be sustained. In addition, the price of Holdco Ordinary Shares and Holdco Warrants can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. If our securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if it were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your Holdco securities unless a market can be established or sustained.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding Holdco Ordinary Shares adversely, then the price and trading volume of Holdco Ordinary Shares or Holdco Warrants could decline.

The trading market for Holdco Ordinary Shares and Holdco Warrants will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, Holdco Ordinary Share and Holdco Warrant price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding Holdco Ordinary Shares and Holdco Warrants adversely, or provide more favorable relative recommendations about our competitors, the price of Holdco Ordinary Shares and Holdco Warrants would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of Holdco Ordinary Shares or Holdco Warrant to decline.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following December 17, 2024, the fifth anniversary of the IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of Holdco Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. If we elect to avail ourself of such extended transition period, when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find Holdco Ordinary Shares and Holdco Warrants less attractive because we rely on these exemptions. If some investors find Holdco Ordinary Shares or Holdco Warrants less attractive as a result, there may be a less active trading market and share price for Holdco Ordinary Shares or Holdco Warrants may be more volatile. We do not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

We may fail to realize the strategic and financial benefits currently anticipated from the Business Combination.

The future success of the Business Combination, including anticipated benefits, depends, in part, on our ability to optimize our operations as a public company. The optimization of our operations following the Business Combination will be a complex, costly and time-consuming process and if we experience difficulties in this process, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on us for an undetermined period. There can be no assurances that we will realize the potential operating efficiencies, synergies and other benefits currently anticipated from the Business Combination.

Some of the factors involved in this are outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of potential revenues, potential cost savings, and diversion of management’s time and energy, which could materially affect our business, financial condition and results of operations.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the proposed business combination may be greater than we anticipate.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the NYSE rules. The requirements of these rules and regulations will impact our legal, accounting and compliance expenses, make some activities more difficult, time-consuming or costly and place strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Ensuring that we will have adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently. We do not expect that we will initially have an internal audit group, and we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Implementing any appropriate changes to our internal controls may require specific compliance training for our directors, officers and employees, entail substantial costs, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair its ability to operate our business. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud.

In accordance with the NYSE rules, unless we are eligible for an exemption, we will be required to maintain a majority of independent directors on the board. The various rules and regulations applicable to public companies make it more difficult and more expensive for us to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate directors’ and officers’ insurance, our ability to recruit and retain qualified officers and directors will be significantly curtailed.

We expect that the rules and regulations applicable to public companies will result in us incurring substantial additional legal and financial compliance costs. These costs will decrease our net income or increase its net loss and may require us to reduce costs in other areas of our business.

There can be no assurance that we will be able to comply with the continued listing standards of the NYSE.

Although we met the minimum initial listing standards set forth in the NYSE’s listing standards, we cannot assure you that the Holdco Ordinary Shares will be, or will continue to be, listed on the NYSE in the future. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. We may not be able to comply with the applicable listing standards and the NYSE could delist our securities as a result.

We cannot assure you that our Holdco Ordinary Shares, if delisted from the NYSE, will be listed on another national securities exchange. If the Holdco Ordinary Shares are delisted by the NYSE, the Holdco Ordinary Shares would likely trade on the OTC where an investor may find it more difficult to sell the securities or obtain accurate quotations as to the market value of such securities.

Pursuant to the Founder Advisory Agreement, Holdco will be required to make a termination payment if the Founder Advisory Agreement is terminated under certain circumstances.

In the event the Founder Advisory Agreement is terminated by Holdco upon it ceasing to be traded on the NYSE or by Parent upon a sale of Holdco, Holdco will pay the EverArc Founder a termination payment in cash. This termination payment may be substantial and will be immediately due and payable on the date of termination of the Founder Advisory Agreement. See “Certain Relationships and Related Party Transactions—Founder Advisory Agreement.”

Risks for any holders of Holdco Warrants following the Business Combination.

Following the Business Combination, Holdco may redeem your Holdco Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. Holdco will have the ability to redeem outstanding Holdco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Holdco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 10 consecutive Trading Days Redemption of the outstanding Holdco Warrants could force you (i) to exercise your Holdco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Holdco Warrants at the then-current market price when you might otherwise wish to hold your Holdco Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Holdco Warrants are called for redemption, is likely to be substantially less than the market value of your Holdco Warrants.

Holdco may have limited recourse for indemnity claims under the Business Combination Agreement.

Under the terms of the Business Combination Agreement, Holdco will have limited recourse against SK Holdings or its affiliates for losses and liabilities arising or discovered after the closing of the Business Combination. Except in the event of fraud or for certain specific indemnification matters, Holdco cannot make a claim for indemnification against SK Holdings or its affiliates for a breach of the representations and warranties or covenants in the Business Combination Agreement. In connection with the Business Combination, Holdco obtained a representation and warranty insurance policy to provide indemnification for breaches of certain representations and warranties which policy is subject to certain specified limitations and exclusions. There can be no assurance that, in the event of a claim, the insurance policy will cover the relevant losses, or that proceeds that are recoverable under the insurance policy (if any) will be sufficient to compensate Holdco for any losses incurred. Therefore, Holdco may have limited recourse against SK Holdings or its affiliates and/or the representations and warranties insurance provider in respect of claims for breach of the warranties, covenants and other provisions in the Business Combination Agreement, which could have a material adverse effect on Holdco’s business, financial condition and results of operations.

Risks Related to Investment in a Luxembourg Company

Holdco is organized under the laws of the Grand Duchy of Luxembourg. It may be difficult for you to obtain or enforce judgments or bring original actions against Holdco or the members of its board of directors in the U.S.

Holdco is organized under the laws of the Grand Duchy of Luxembourg. In addition, some of the members of Holdco’s board of directors and officers reside outside the U.S. Investors may not be able to effect service of process within the U.S. upon Holdco or these persons or enforce judgments obtained against Holdco or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against Holdco or these persons in courts located in jurisdictions outside the U.S., including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the U.S. or elsewhere are generally not enforceable in Luxembourg.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the U.S. and Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. Pursuant to the general provisions of Luxembourg law for the enforcement of foreign judgments and in particular, but not limited to, section 678 of the Luxembourg New Code of Civil Procedure, a party who obtains a final judgment from a court of competent jurisdiction in the U.S. may initiate enforcement proceedings in Luxembourg (exequatur) and the District Court (Tribunal d’Arrondissement)

may authorize the enforcement in Luxembourg of the U.S. judgment without re-examination of the merits, if it is satisfied that the following conditions are met (which conditions may change):

•	the judgment of the U.S. court is final and enforceable (exécutoire) in the U.S.;

•

the U.S. court had jurisdiction over the subject matter leading to the judgment according to the Luxembourg conflict of jurisdictions rules (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•

the U.S. court applied to the dispute the substantive law that would have been applied by Luxembourg courts (based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court);

•

the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but with the procedural rules of the jurisdiction in which the judgment was rendered, in particular, in compliance with the rights of the defendant;

•	the U.S. court acted in accordance with its own procedural laws; and

•

the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages), might not be recognized by Luxembourg courts. Ordinarily, an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered a penalty.

In addition, actions brought in a Luxembourg court against Holdco, the members of its board of directors, its officers, or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts generally do not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the Luxembourgish, French or German language, and all documents submitted to the court would, in principle, have to be translated into Luxembourgish, French or German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against Holdco, the members of its board of directors, its officers, or the experts named herein. In addition, even if a judgment against Holdco, the non-U.S. members of its board of directors, its officers, or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

The directors and officers of Holdco have entered into, or will enter into, indemnification agreements with Holdco. Under such agreements, the directors and officers will be entitled to indemnification from Holdco to the fullest extent permitted by Luxemburg law against liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. Luxembourg law permits Holdco to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards Holdco or a third party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by Holdco, except in connection with criminal offenses, gross negligence or fraud. The rights to and obligations of indemnification among or between Holdco and any of its current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the U.S. under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg law against Holdco’s assets in Luxembourg.

Luxembourg and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer Holdco’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.

As a company organized under the laws of the Grand Duchy of Luxembourg and with its registered office in Luxembourg, Holdco is subject to Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against it including, among other things, Council and European Parliament Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to Holdco in accordance with and subject to such European Union (“EU”) regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against Holdco. Insolvency and bankruptcy laws in Luxembourg or the relevant other European country, if any, may offer Holdco’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.

The rights of Holdco’s shareholders may differ from the rights they would have as shareholders of a U.S. corporation, which could adversely impact trading in Holdco’s Ordinary Shares and its ability to conduct equity financings.

Holdco’s corporate affairs are governed by Holdco’s articles of association and the laws of Luxembourg, including the Luxembourg Company Law (loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée). The rights of Holdco’s shareholders and the responsibilities of its directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the U.S. For example, under Delaware law, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its shareholders. Luxembourg law imposes, among others, a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of a company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. Additionally, under Delaware law, a shareholder may bring a derivative action on behalf of a company to enforce a company’s rights. Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against members of Holdco’s board of directors, which may be initiated by the general meeting of the shareholders, or, subject to certain conditions, by minority shareholders holding together at least 10% of the voting rights in the company). Further, under Luxembourg law, there may be less publicly available information about Holdco than is regularly published by or about U.S. issuers. In addition, Luxembourg laws governing the securities of Luxembourg companies may not be as extensive as those in effect in the U.S., and Luxembourg laws and regulations in respect of corporate governance matters might not be as protective of minority shareholders as are state corporation laws in the U.S. Therefore, Holdco’s shareholders may have more difficulty in protecting their interests in connection with actions taken by Holdco’s directors, officers or principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, Holdco’s shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

Risks Related to Taxes

If Holdco is or becomes a passive foreign investment company for U.S. federal income tax purposes for any taxable year, U.S. Holders of Holdco Ordinary Shares or Holdco Warrants could be subject to adverse U.S. federal income tax consequences.

If Holdco is a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) of Holdco Ordinary Shares or Holdco Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder.

Based on the expected composition of Holdco’s assets and income and the manner in which Holdco expects to operate its business, Holdco believes that it should not be classified as a PFIC for its current taxable year. However, the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to accurately predict future income and assets relevant to this determination. Further, because Holdco may value its goodwill based on the market value of the Holdco Ordinary Shares, a decrease in the market value of the Holdco Ordinary Shares and/or an increase in Holdco’s cash or other passive assets (including as a result of the Business Combination) would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Holdco is a PFIC for any taxable year.

Additionally, if EverArc is determined to be a PFIC with respect to a U.S. Holder who exchanged EverArc Ordinary Shares or EverArc Warrants for Holdco Ordinary Shares or Holdco Warrants in the Business Combination, and such U.S. Holder did not (or could not) make any of the PFIC elections (as described in “Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules”) with respect to such EverArc Ordinary Shares or EverArc Warrants, then Holdco would also be treated as a PFIC as to such U.S. Holder with respect to such Holdco Ordinary Shares and Holdco Warrants even if Holdco did not meet the test for PFIC status in its own right. Further, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such Holdco Ordinary Shares and Holdco Warrants for a period that includes its holding period for the EverArc Ordinary Shares and EverArc Warrants exchanged therefor, respectively. In addition, if this rule were to apply, absent certain elections, the adverse tax consequences related to PFIC shares would generally apply to any Holdco Ordinary Shares issued upon exercise of Holdco Warrants (which generally would be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Holdco Warrants). Because, prior to the Business Combination, EverArc was a blank-check company with no active business, it is likely that EverArc was a PFIC for its taxable years that ended on October 31, 2020 and October 31, 2021.

If Holdco were treated as a PFIC, a U.S. Holder of Holdco Ordinary Shares or Holdco Warrants may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a “qualified electing fund” or a mark-to-market election) may be available to U.S. Holders of Holdco Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. Holders will not be able to make similar elections with respect to Holdco Warrants. See “U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

If a United States person is treated as owning at least 10% of Holdco’s shares, such person may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Holdco’s shares, such person may be treated as a “United States shareholder” with respect to each of Holdco and its direct and indirect subsidiaries (“Holdco Group”) that is a “controlled foreign corporation,” or CFC, for U.S. federal income tax purposes. If the Holdco Group includes one or more U.S.

subsidiaries, certain of Holdco’s non-U.S. subsidiaries could be treated as CFCs regardless of whether Holdco is treated as a CFC. Immediately following the Business Combination, the Holdco Group will include a U.S. subsidiary.

A United States shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of the CFC’s “subpart F income” and “tested income” (for purposes of computing “global intangible low-taxed income”) and earnings invested in U.S. property by the CFC, regardless of whether such CFC makes any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a United States shareholder with respect to a CFC generally would not be allowed certain tax de/ductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. Holdco cannot provide any assurances that it will assist holders in determining whether any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.

Changes in tax laws may materially adversely affect Holdco’s business, prospects, financial condition and operating results.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect Holdco’s business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Holdco. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the IRS with respect to the Tax Act may affect Holdco, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.

General Risk Factors

We may require additional capital to fund our operations. If we are unable to raise additional capital on terms acceptable to us or at all or generate cash flows necessary to maintain or expand our operations, we may not be able to compete successfully, which would harm our business, financial condition and results of operations.

We expect to devote substantial financial resources to our ongoing and planned activities. We expect our expenses to continue to increase as our volumes and revenues increase. Furthermore, we expect to incur additional costs associated with operating as a public company. Accordingly, we may need to obtain additional capital to fund our continuing operations.

We believe that our existing cash and other resources will be sufficient to fund our operations and capital expenditure requirements for at least the next 12 months; however, these assumptions are based on estimates that may be wrong. As a result, we could deplete our capital resources sooner than we currently expect.

In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. If we are unable to raise additional capital on terms acceptable to us or at all or generate cash flows necessary to maintain or expand our operations and invest in our business, we may not be able to compete successfully, which would harm our business, financial condition and results of operations.

Cybersecurity attack, acts of cyber-terrorism, failure of technology systems and other disruptions to our information technology systems could compromise our information, disrupt our operations, and expose us to liability, which may adversely impact our business, financial condition and results of operations.

In the ordinary course of our business, we store sensitive data, including intellectual property, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our employees in our information technology systems, including in our data servers and on our networks. The secure processing, maintenance and transmission of this data is critical to our operations. Despite our security measures, our information technology systems may be vulnerable to attacks by hackers or breached or disrupted due to employee error, malfeasance or other disruptions. Any such attack, breach or disruption could compromise our information technology systems and the information stored in them could be accessed, publicly disclosed, lost or stolen and our business operations could be disrupted. Any such access, disclosure or other loss of information or business disruption could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and damage to our reputation, which could adversely impact our business, financial condition and results of operations.

Our results of operations are subject to exchange rate and other currency risks. A significant movement in exchange rates could adversely impact our results of operations.

Although we conduct our business primarily in U.S. dollar we also conduct business in many different currencies. Accordingly, currency exchange rates affect our results of operations. The effects of exchange rate fluctuations on our future operating results are unpredictable because of the number of currencies in which we conduct business and the potential volatility of exchange rates. We are also subject to the risks of currency controls and devaluations. Currency controls may limit our ability to convert currencies into U.S. dollars or other currencies, as needed, or to pay dividends or make other payments from funds held by subsidiaries in the countries imposing such controls, which could adversely affect our liquidity. Currency devaluations could also negatively affect our operating margins and cash flows. For example, if the U.S. dollar were to strengthen against a local currency, our operating margin would be adversely impacted in the country to the extent significant costs are denominated in U.S. dollars while our revenues are denominated in such local currency.

Our insurance may not fully cover all of our operational risks, including, but not limited to, environmental risks, and changes in the cost of insurance or the availability of insurance could materially increase our insurance costs or result in a decrease in our insurance coverage.

We have a significant concentration of our manufacturing facilities. Natural disasters and severe weather events (such as hurricanes, earthquakes, fires, floods, landslides and wind or hailstorms) or other extraordinary events subject us to property loss and business interruption. Illegal or unethical conduct by employees, customers, vendors and unaffiliated third parties can also impact our business. Other potential liabilities arising out of our operations may involve claims by employees, customers or third parties for personal injury, product liability or property damage and potential fines and penalties in connection with alleged violations of regulatory requirements.

In certain instances, our insurance may not fully cover an insured loss depending on the magnitude and nature of the claim. Accordingly, we cannot assure you that we will not be exposed to uninsured or underinsured losses that could have a material adverse effect on our business, financial condition and results of operations. Additionally, changes in the cost of insurance or the availability of insurance in the future could substantially increase our costs to maintain our current level of coverage or could cause us to reduce our insurance coverage.

We are subject to general governmental regulation and other legal obligations, including those related to privacy, data protection and information security, and our actual or perceived failure to comply with such obligations could harm our business. Compliance with such laws could also impair our efforts to maintain and expand our customer base, and thereby decrease our revenue.

We receive, store and process personal information and other data from and about customers in addition to our employees and services providers. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, such as the U.S. Federal Trade Commission (the “FTC”) and various state, local and foreign agencies. Our data handling also is subject to contractual obligations and industry standards.

The U.S. federal and various state governments have adopted or proposed limitations on the collection, distribution, use, storage and security of data relating to individuals, including the use of contact information and other data for marketing, advertising and other communications with individuals and businesses. For example, the California Consumer Privacy Act of 2018 (the “CCPA”) became effective January 1, 2020. The CCPA requires covered businesses to, among other things, make new disclosures to consumers about their data collection, use, and sharing practices, and allows consumers to opt out of certain data sharing with third parties. The CCPA also provides a new private cause of action for certain data breaches. The California Privacy Rights Act (the “CPRA”) which will become effective on January 1, 2023, will significantly modify the CCPA, and also create a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. The effects of the CCPA and the CPRA are potentially significant and may require us to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation. States such as Virginia have enacted and we expect additional states may also enact legislation similar to the CCPA and CPRA. Additionally, the FTC and many state attorneys general are interpreting federal and state consumer protection laws as imposing standards for the online collection, use, dissemination and security of data.

Several foreign countries and governmental bodies, including the European Union, have laws and regulations dealing with the handling and processing of personal information obtained from their residents, which in certain cases are more restrictive than those in the United States, and we expect additional jurisdictions may enact similar regulations. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of various types of data, including data that identifies or may be used to identify an individual, such as names, email addresses and in some jurisdictions, Internet Protocol (“IP”) addresses. Within the European Union, legislators have adopted the General Data Protection Regulation (the “GDPR”) which became effective in May 2018. The GDPR includes more stringent operational requirements for processors and controllers of personal data than previous EU data protection laws and imposes significant penalties for non-compliance.

These domestic and foreign laws and regulations relating to privacy and data security are evolving, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. Interpretation of certain requirements remains unclear and may evolve, in particular for regulations that have recently been enacted. Application of laws may be inconsistent or may conflict among jurisdictions resulting in additional complexity and increased legal risk. In addition, these regulations have increased our compliance costs and may impair our ability to grow our business or offer our service in some locations, may subject us to liability for non-compliance, may require us to modify our data processing and transferring practices and policies and may strain our technical capabilities.

We also handle credit card and other personal information. Due to the sensitive nature of such information, we have implemented procedures in an effort to preserve and protect our data and our customers’ data against loss, misuse, corruption, misappropriation caused by systems failures, unauthorized access or misuse. Notwithstanding these procedures, we could be subject to liability claims by individuals and customers whose data resides in our databases for the misuse of that information. If we fail to meet appropriate compliance levels, this could negatively impact our ability to utilize credit cards as a method of payment, and/or collect and store credit card information, which could disrupt our business.

We may be subject to rules of the FTC, the Federal Communications Commission (the “FCC”) and potentially other federal agencies and state laws related to commercial electronic mail and other messages. Compliance with these provisions may limit our ability to send certain types of messages. If we were found to have violated such rules and regulations, we may face enforcement actions by the FTC or FCC or face civil penalties, either of which could adversely affect our business.

Any failure or perceived failure by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity, and could cause our customers and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications, information security and local data residency in the United States, the European Union and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business, financial condition and results of operations.

The continuing impacts of the COVID-19 pandemic may have an adverse effect on our business, financial condition and results of operations.

In March 2020, the World Health Organization declared COVID-19 a pandemic. Governments and municipalities around the world have instituted measures to control the spread of COVID-19, including quarantines, shelter-in-place orders, school closures, travel restrictions, and closure of non-essential businesses. These measures have led to significant adverse economic impacts which have had, and could continue to have, an adverse impact on our business operations in a number of ways, including, without limitation, (1) disruptions to our sales operations and marketing efforts as a result of the inability of our sales team to travel and meet customers in person, (2) negative impacts on our customers and prospects that could result in (i) extended customer sales cycles, delayed spending on our services, impairment of our ability to collect accounts receivable, and (ii) reduced payment frequencies, demand for our services, renewal rates, and spending on our services, and (3) negative impacts to the financial condition or operations of our vendors and business partners, as well as disruptions to the supply chain of products needed to offer our services. Moreover, as a result of the COVID-19 pandemic, we are temporarily requiring a portion of our employees to work remotely, which may lead to disruptions and decreased productivity and other adverse operational business impacts. The extent to which the COVID-19 pandemic and resultant economic impact affects our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted.

The loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our success depends on the continuing services of certain members of the current management team. Our executive team are incentivized by stock compensation grants that align the interests of investors with the executive team and certain executives have employment retention agreements. The loss of key management, employees or third-party contractors could have a material and adverse effect on our business, financial condition and results of operations. Additionally, the success of our operations will largely depend upon our ability to successfully attract and maintain competent and qualified key management personnel. As with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for our company. If we are successful in attracting and retaining such individuals, it is likely that our payroll costs and related expenses will increase significantly and that there will be additional dilution to existing stockholders as a result of equity incentives that may need to be issued to such management personnel. Our inability to attract and retain key personnel may materially and adversely affect our business operations. Any failure by our management to effectively anticipate, implement, and manage personnel required to sustain our growth would have a material adverse effect on our business, financial condition and results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

Introduction

Holdco, EverArc, and Perimeter are providing the following unaudited pro forma condensed consolidated combined financial information to aid you in your analysis of the financial aspects of the business combination. The unaudited pro forma condensed consolidated combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed consolidated combined balance sheet as of June 30, 2021 combines the audited balance sheet of Holdco as of June 30, 2021 with the unaudited condensed balance sheet of Perimeter as of June 30, 2021 and the unaudited condensed consolidated combined balance sheet of EverArc as of April 30, 2021, giving effect to the Business Combination.

The unaudited pro forma condensed consolidated combined statement of operations for the six months ended June 30, 2021 combines the unaudited condensed statement of operations of Holdco for the period from June 21, 2021 (inception) to June 30, 2021 with the unaudited condensed statement of operations and comprehensive income (loss) of Perimeter for the six months ended June 30, 2021 and the unaudited condensed consolidated combined statement of operations of EverArc for the six months ended April 30, 2021. The unaudited pro forma condensed consolidated combined statement of operations for the year ended December 31, 2020 combines the audited condensed statement of operations and comprehensive income (loss) of Perimeter for the year ended December 31, 2020 and the audited condensed consolidated combined statement of operations of EverArc for the period from November 8, 2019 (inception) to October 31, 2020, giving effect to the Business Combination as if it had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed consolidated combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

•	The historical audited balance sheet of Holdco as of June 30, 2021 and the unaudited condensed statement of operations for the period from June 21, 2021 (inception) to June 30, 2021;

•

The historical unaudited condensed financial statements of Perimeter as of and for the six months ended June 30, 2021, and the historical audited financial statements of Perimeter as of and for the year ended December 31, 2020; and

•

The historical unaudited condensed consolidated financial statements of EverArc as of and for the six months ended April 30, 2021 and the historical audited consolidated financial statements as of October 31, 2020 and for the period from November 8, 2019 (inception) to October 31, 2020.

The foregoing historical financial statements have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed consolidated combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed consolidated combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed consolidated combined financial statements are presented for illustrative purposes only and do not purport to represent Perimeter’s consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project Perimeter’s consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed consolidated combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Perimeter” and other financial information included elsewhere in this prospectus.

Description of the Business Combination and Related Activity

Prior to the acquisition of Perimeter, the Merger will occur, whereby Merger Sub, a wholly-owned subsidiary of Holdco, will merge with and into EverArc, with EverArc surviving such merger and becoming a wholly-owned subsidiary of Holdco. Concurrent with the Merger, PIPE Subscribers will invest $1,150.0 million in EverArc shares pursuant to the PIPE Subscription Agreement (“PIPE Financing”), which are exchanged for Holdco shares in connection with the closing of the Business Combination. Further financing activities include the refinancing of debt through the pay down of existing debt and the issuance of new debt. The Business Combination will then occur, whereby Holdco will acquire 100% of the outstanding ordinary shares of Perimeter. Consideration for the acquisition will be transferred to SK Holdings, which holds 100% of the outstanding ordinary shares of Perimeter, through a combination of Holdco preferred shares, and cash. As part of the Business Combination, all the outstanding shares of EverArc will be exchanged for outstanding shares of Holdco and all of the outstanding EverArc warrants will be converted into the right to purchase one-fourth of a Holdco ordinary share on the substantially the same terms as the EverArc warrants.

Upon Closing, the ownership distribution of the common stock of the successor entity will be as follows:

Total Capitalization (in millions)	$	Shares	%
EverArc Holdco stockholders	408	40.8	26.0
Other investment in PIPE	13	1.3	0.8
PIPE Investors	1,150	115.0	73.2

Total Shares	1,571	157.1	100.0

Accounting for the Business Combination and Related Activity

The Merger between Holdco and EverArc will be accounted for as a common control transaction, where substantially all of the net assets of Holdco will be those previously held by EverArc. The acquisition of Perimeter through the Contribution and Sale will be treated as a business acquisition under ASC 805 with Holdco determined to be the legal and accounting acquirer. Accordingly, the net assets of Perimeter will be stated at fair value within the pro formas. This determination was primarily based on i) Holdco being a substantive entity as it engaged in significant pre-combination activities in order to raise capital, market to investors and pursue a business combination; ii) the Holdco equity holders having a relative majority of the voting power of the Post-Combination Company; iii) Holdco having the authority to appoint a majority of directors on the Board of Directors; and iv) that Holdco both transfers cash and issues equity to effect the business combination. In addition, Perimeter has been determined to be the predecessor of the Post-Combination Company. Accordingly, for accounting purposes, the financial statements of the Post-Combination Company will represent a continuation of the financial statements of Perimeter.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction adjustments required for the Business Combination and Merger as well as the financing adjustments related to PIPE Financing, the extinguishment of historical debt, and the issuance of new debt. The adjustments in the unaudited pro forma condensed consolidated combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Post-Combination Company following the Business Combination.

Holdco and Perimeter both have December 31st fiscal year-ends, while EverArc has an October 31st fiscal year-end. In accordance with SEC Regulation S-X Article 11-02(c), the information contained within the unaudited pro forma condensed consolidated combined statement of operations and condensed consolidated combined balance sheet will be presented based on the fiscal year-end of Holdco, the Registrant.

Perimeter constitutes a business, with inputs and processes applied to those inputs that have the ability to contribute to the creation of outputs. Accordingly, the acquisition of Perimeter constitutes the acquisition of a business for purposes of ASC 805, and due to the change in control, will be accounted for using the acquisition method. Under the acquisition method, the acquisition-date fair value of the consideration transferred, consisting of preferred shares and cash, by Holdco to effect the acquisition of Perimeter is allocated to the assets acquired and the liabilities assumed based on their estimated fair values, as reflected in adjustment (A) to the pro formas. Management of Holdco has made significant estimates and assumptions in determining the preliminary allocation of the consideration transferred in the unaudited pro forma condensed consolidated combined financial statements. As the unaudited pro forma condensed consolidated combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

In order to appropriately reflect Holdco as the accounting acquirer within the pro formas, the Company has presented the historical financial statements of Holdco within the pro formas, followed by columns representing the EverArc Merger and purchase of Perimeter, which will be treated as a common control transaction and as a business combination under ASC 805, respectively. Based on the determination of the EverArc acquisition as a common control transaction, the net assets of EverArc will be stated at their historical value within the pro formas. Fair value adjustments have been applied to Perimeter’s historical financial statements in order to present the acquisition at fair value. Transaction adjustments related to the Business Combination are then applied to arrive at the combined total pro forma financial statements.

The unaudited pro forma condensed consolidated combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed consolidated combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Post-Combination Company will experience. Holdco and EverArc have not had any historical relationship with Perimeter prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Lastly, the significant accounting policies of EverArc and Perimeter are aligned and did not require any adjustments to be made by Holdco upon consummation of the Business Combination in order to create the significant accounting policies of the post-consummation entity.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2021

(in thousands)

	Holdco Historical	EverArc Historical	Perimeter Solutions Historical	Perimeter Solutions Purchase Price Allocation Adjustments			Pro Forma Transaction Adjustments			Pro Forma Financing Adjustments			Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	—	1	4,041	(1,289,920)	(A	)	398,873	(B	)	13,000	(G	)	173,610
							(70,000)	(F	)	1,150,000	(H	)
										(702,385)	(G	)
										670,000	(J	)
Accounts receivable, net	—	—	64,632										64,632
Inventories	—	—	78,710	11,393	(A	)							90,103
Income tax receivable	—	—	17,305										17,305
Short-term investments	—	398,873	—				(398,873	(B	)				—
Prepaid expenses and other current assets	—	693	6,430										7,123

Total current assets	—	399,567	171,118	(1,278,527)			(70,000)			1,130,615			352,773
Property, plant and equipment—net
Other assets:	—	—	49,194	7,880	(A	)							57,074
Goodwill	—	—	486,455	592,740	(A	)							1,079,195
Customer lists—net	—	—	283,061	505,939	(A	)							789,000
Existing technology and patents—net	—	—	130,245	126,755	(A	)							257,000
Other intangible assets—net	—	—	33,421	66,640	(A	)							100,061
Other assets	—	—	980										980

Total other assets	—	—	934,162	1,292,074			—			—			2,226,236

Total assets	—	399,567	1,154,474	21,427			(70,000)			1,130,615)			2,636,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt, net	—	—	5,610							(5,610)	(I	)	—
Accounts payable	—	112	36,132										36,244
Deferred revenue	—	—	6,701										6,701
Accrued expenses and other current liabilities	—	—	17,288										17,288

Total current liabilities		112	65,731	—			—			(5,610)			60,233
Other liabilities:
Long term debt, less current portion, net	—	—	684,746							(684,746)	(I	)	670,000
										670,000	(J	)
Deferred income taxes	—	—	114,404	188,812	(A	)	(22)	(E	)				303,194
Other liabilities	—	—	20,952	101,256	(A	)	45,556	(E	)				167,764

Total other liabilities		—	820,102	290,068			45,534			(14,746)			1,140,958
Shareholders’ equity:
Class A Common stock—NewCo	—	—	—				4	(C	)	1	(G	)	16
										11	(H	)
Class A Common stock—Perimeter	—	—	53,046	(53,046)	(A	)							—
Class A Common stock—EverArc	—	401,358	—				(401,358)	(C	)				—
Paid-in capital	40	—	289,344	(289,344)	(A	)	401,354	(C	)	12,999	(G	)	1,630,387
							20,449	(D	)	1,149,989	(H	)	—
							45,556	(E	)
Accumulated deficit	—	(1,919)	(70,171)	70,171	(A	)	(20,449)	(D	)	(12,029)	(I	)	(195,487)
							(91,090)	(E	)
							(70,000)	(F	)
Subscription receivable	—	(1)	—										(1)
Note receivable	(40)	—	—										(40)
Accumulated other comprehensive loss	—	17	(3,578)	3,578	(A	)							17

Total shareholders’ equity	—	399,455	268,641	(268,641)			(115,534)			1,150,971			1,434,892

Total liabilities and shareholders’ equity	—	399,567	1,154,474	21,427			(70,000)			1,130,615			2,636,083

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2021

(in thousands, except share and per share amounts)

	Holdco Historical	EverArc Historical	Perimeter Solutions Historical	Perimeter Solutions Purchase Price Allocation Adjustments		Pro Forma Transaction Adjustments		Pro Forma Financing Adjustments		Pro Forma Combined
Net sales	—	—	121,046							121,046
Cost of sales	—	—	73,814							73,814
Selling, general and administrative expenses	—	1,029	27,211			7,881	(CC)			53,782
						17,661	(DD)
Amortization expense	—	—	26,542	33,777	(AA.1)					60,319
Other operating (income) expense	—	—	753					—		753
Total operating expense	—	1,029	128,320	33,777		25,542		—		188,668
Operating income (loss)	—	(1,029)	(7,274)	(33,777)		(25,542)				(67,622)
Interest expense, net	—	—	15,886					1,250	(FF)	18,500
								1,364	(GG)
Loss on contingent earnout	—	—	2,763							2,763
Unrealized foreign currency (gain) loss	—	—	2,258							2,258
Other (income) expense, net	—	—	(318)							(318)
Investment income	—	(84)	—			84	(BB)			—

Income (loss) before income taxes	—	(945)	(27,863)	(33,777)		(25,626)		(2,614)		(90,825)
Income tax expense (benefit)	—	—	(5,486)	(8,929)	(AA.2)	(22)	(EE)	(691)	(HH)	(15,128)

Net income (loss)	—	(945)	(22,377)	(24,848)		(25,604)		(1,923)		(75,697)

Net earnings:
Basic earnings per share	—	(0.02)	(0.42)							(0.48)	(II	)
Average shares outstanding	—	40,832,500	53,045,510							157,137,410	(II	)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2020

(in thousands, except share and per share amounts)

	Holdco Historical	EverArc Historical	Perimeter Solutions Historical	Perimeter Solutions Purchase Price Allocation Adjustments		Pro Forma Transaction Adjustments		Pro Forma Financing Adjustments		Pro Forma Combined
Net sales	—	—	339,577							339,577
Cost of sales	—	—	177,532	11,393	(JJ.2)					188,925
Selling, general and administrative expenses	—	2,621	37,747			33,165	(LL)	70,000	(TT)	306,178
						20,449	(MM)
						28,114	(NN)
						62,998	(OO)
						15,763	(PP)
						35,321	(QQ)
Amortization expense	—	—	51,458	69,180	(JJ.1)					120,638
Other operating (income) expense	—	—	1,364							1,364
Total operating expense	—	2,621	268,101	80,573		195,810		70,000		617,105
Operating income (loss)	—	(2,621)	71,476	(80,573)		(195,810)		(70,000)		(277,528)
Interest expense, net	—	—	42,017					12,029	(SS)	49,029
								2,500	(UU)
								(7,517)	(VV)
Other (income) expense, net	—	—	(5,273)							(5,273)
Investment income	—	(1,646)	—			1,646	(KK)			—

Income (loss) before income taxes	—	(975)	34,732	(80,573)		(197,456)		(77,012)		(321,284)
Income tax expense (benefit)	—	—	10,483	(21,299)	(JJ.3)	(435)	(RR)	(20,358)	(WW)	(31,609)

Net income (loss)	—	(975)	24,249	(59,274)		(197,021)		(56,654)		(289,675)

Net earnings:
Basic earnings per share	—	(0.03)	0.46							(1.84)	(XX	)
Average shares outstanding	—	36,301,525	53,045,510							157,137,410	(XX	)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on June 30, 2021, in the case of the unaudited pro forma condensed consolidated combined balance sheet, and as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed consolidated combined statements of operations.

The unaudited pro forma condensed consolidated combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Merger between Holdco and EverArc will be accounted for as a common control transaction, where substantially all of the net assets of Holdco will be those previously held by EverArc. The acquisition of Perimeter through the Business Combination will be treated as a business acquisition under ASC 805 with Holdco determined to be the legal and accounting acquirer. Accordingly, the net assets of Perimeter will be stated at fair value within the pro formas. Perimeter has been determined to be the predecessor to the Post-Combination Company. In addition to purchase price allocation adjustments and transaction adjustments, a financing adjustment has been reflected within the pro formas; this adjustment relates to the PIPE Financing, which is an additional source of financing associated with the Business Combination.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet as of June 30, 2021

The adjustments included in the unaudited pro forma condensed consolidated combined balance sheet as of June 30, 2021 are as follows:

(A)

Reflects the purchase price allocation adjustments to record Perimeter’s assets and liabilities at estimated fair value based on the consideration conveyed to SK Holdings of $1,389.9 million, as detailed below. This consideration includes payment to SK Holdings as per the Business Combination Agreement in the form of $1,289.9 million in cash and $100.0 million in Preferred Equity Contributions. Preferred Equity Contributions were issued to existing Perimeter equity holders at par upon the Business Combination. Par value is considered to approximate fair value as this amount is equal to the redemption value as of Closing. These instruments have been assessed for classification, and it was determined that the instrument should be classified as a liability due to mandatory redemption features. In addition to the consideration conveyed to SK Holdings, $702.4 million will be used to pay down debt, which is discussed further at adjustment (I). As part of the allocation of the purchase price under ASC 805, Perimeter’s historical accumulated deficit and accumulated other comprehensive loss was also eliminated.

The preliminary purchase price was allocated among the identified assets to be acquired, based on a preliminary analysis. All valuation procedures related to existing assets as no new assets were identified as a result of procedures performed. Goodwill was recognized as a result of the acquisition, which represents the excess fair value of consideration over the fair value of the underlying net assets, largely arising from the extensive industry expertise that has been established by Perimeter. This was considered appropriate based on the determination that the Business Combination would be accounted for as a business acquisition under ASC 805. A deferred tax liability was recorded as part of the purchase price allocation, based on an analysis of the tax impacts of the Business Combination by location and by asset. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable but which are inherently uncertain and unpredictable; and, as a result, actual results may differ from estimates.

Fair Value
Assets Identified
Property, Plant, and Equipment	$57,074
Inventory	90,103
Other intangible assets	100,061
Customer lists	789,000
Existing technology and patents	257,000
Goodwill	1,079,195
Working capital	32,287
Other assets	980
LaderaTech Contingent Earnout(1)	(22,208)
Debt	(690,356)
Deferred tax liabilities	(303,216)
Total Fair Value	$1,389,920

Value Conveyed
Cash to SK Holdings	$1,289,920
Preferred Equity Contributions	100,000

Total preliminary purchase price consideration	$1,389,920

(1)	Refer to Footnote 3 to the Unaudited Interim Condensed Consolidated Financial Statements for further information related to the LaderaTech Contingent Earnout.

(B)

Reflects the reclassification of cash and marketable securities held in short-term investments that become available in conjunction with the business combination. This amount relates to EverArc’s IPO proceeds, which are not subject to redemption.

(C)

Reflects the issuance of 40.8 million shares of Class A Common Stock in the Post-Combination Company to EverArc shareholders. The impact to Class A Common Stock in the Post-Combination Company was calculated as the number of shares multiplied by 0.0001, resulting in an adjustment of $4 thousand to common stock. The remaining balance in EverArc Class A Common Stock was recorded to additional paid-in capital in the Post-Combination Company in order to consistently present this balance on a go forward basis.

(D)

Represents recognition of the balance sheet impact of the fair value associated with the portion of the fixed award within the EverArc Founder Advisory Agreement that is fully vested as of the Business Combination. This agreement is referenced at Note 7 to the EverArc financial statements for the six months ended April 30, 2021. This portion of the award fully vests upon a change in control. The related nonrecurring expense was recorded via adjustment (MM).

(E)

Represents recognition of the balance sheet impact of the fair value associated with the variable award and a portion of the fixed award within the EverArc Founder Advisory Agreement that are partially vested as of the Business Combination. This agreement is referenced at Note 7 to the EverArc financial statements for the six months ended April 30, 2021. These awards have been assessed for classification, and, following the Business Combination, it was determined that half of the awards should be classified as a liability and the other half as equity. This is due to fact that half of these awards are subject to cash settlement at the option of the holder. A deferred tax asset was recorded for the expected tax benefit of the amount vested as of the Business Combination. The related recurring expense expected to be incurred on an ongoing basis for these awards was recorded via adjustments (CC) and (DD), respectively. The related nonrecurring expense incurred from grant date to Closing for these awards was recorded via adjustments (NN) and (OO), respectively.

(F)	Represents transaction costs of $70.0 million, of which no amount was accrued for on the balance sheet as of June 30, 2021.

(G)

Represents the pro forma adjustment to record the net proceeds of $13.0 million from the issuance of 1.3 million shares of Class A Common Stock to Director Subscribers and Management Subscribers as subscribers in the PIPE. The impact to Class A Common Stock in the Post-Combination Company was calculated as the number of shares multiplied by 0.0001, resulting in an adjustment of $1 thousand to common stock, and the remaining balance was recorded to additional paid-in capital.

(H)

Represents the pro forma adjustment to record the net proceeds of $1,150.0 million from the private placement and issuance of 115.0 million shares of Class A common stock to the PIPE Investors. The impact to Class A Common Stock in the Post-Combination Company was calculated as the number of shares multiplied by 0.0001, resulting in an adjustment of $11 thousand to common stock, and the remaining balance was recorded to additional paid-in capital.

(I)

Represents the pro forma adjustment to record the pay down of existing debt of $690.4 million, net of deferred financing costs of $12.0 million. As a result of the pay down of debt, we accelerated the recognition of expense related to these deferred financing costs, which was recorded via adjustment (SS).

(J)

Represents the pro forma adjustment to record the issuance of new debt in the amount of $690.0 million. The proceeds of debt were reduced by deferred financing costs of $20.0 million. The refinancing of debt is expected to impact the ongoing interest expense of the Post-Combination Company, which was recorded via adjustments (GG) and (VV).

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months ended June 30, 2021

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 are as follows:

(AA)	Reflects the pro forma impacts related to the purchase price allocation discussed at adjustment (A). This includes the following impacts:

1)

The incremental amortization expense related to intangibles. These intangibles include Customer lists, Existing technology and patents, and Other intangibles, which were previously presented within Perimeter’s historical financial statements but were adjusted to fair value based on the purchase price allocation. The amortization expense for intangibles was calculated on a straightline basis using the estimated remaining useful lives of the assets, which was determined to be ten years for all intangibles.

2)

Represents the pro forma adjustment to taxes as a result of the purchase price allocation adjustments to the income statement for the six months ended June 30, 2021, which was calculated using the relevant blended statutory income tax rate of 26.44%.

(BB)	Reflects the elimination of interest earned on marketable securities held in the trust account.

(CC)

Reflects the pro forma adjustment to record ongoing stock compensation expense related to the partially vested portion of the fixed award within the EverArc Founder Advisory Agreement, referenced at Note 7 to the EverArc financial statements for the six months ended April 30, 2021. This agreement provides, in part, for compensation to be recognized over a period beginning at the grant date and extending six years following Closing (the service period), as further described at Note 7 to the EverArc financial statements for the six months ended April 30, 2021. The ASC 718 fair value of this award was determined as of September 30, 2021, assuming a share price of $10 per share, which resulted in a total valuation of $122.7 million. This adjustment represents the ongoing compensation expense related to this award in the amount of $7.9 million for the six months ended June 30, 2021. Refer to adjustment (E) for the liability and equity impact related to the vested portions of this award and the award referenced at adjustment (DD).

(DD)

Reflects the pro forma adjustment to record ongoing stock compensation expense related to the partially vested variable award within the EverArc Founder Advisory Agreement, referenced at Note 7 to the EverArc financial statements for the six months ended April 30, 2021. This agreement provides, in part, for compensation to be recognized over a period beginning at the grant date and extending ten years following Closing (the service period), as further described at Note 7 to the EverArc financial statements for the six months ended April 30, 2021. The ASC 718 fair value of this award was determined as of September 30, 2021, utilizing a Monte Carlo simulation, which resulted in a total valuation of $416.2 million. This adjustment represents the ongoing compensation expense related to this award in the amount of $17.7 million for the six months ended June 30, 2021. Refer to adjustment (E) for the liability and equity impact related to the vested portions of this award and the award referenced at adjustment (CC).

(EE)

Represents the pro forma adjustment to taxes as a result of transaction adjustments to the income statement for the six months ended June 30, 2021, which was calculated using the relevant blended statutory income tax rate of 26.44%. The calculation of the pro forma adjustment to taxes was limited to tax impacted adjustments. No tax impact was recorded with regard to interest earned on marketable securities held in the trust account, representing income with no associated tax expense recorded.

(FF)

Reflects the recognition of the amortization of deferred financing costs recorded on new debt for the six months ended June 30, 2020. The deferred financing costs were amortized over the term of the loan, 8 years.

(GG)

Reflects the estimated net increase in interest expense in the amount of $1.4 million for the six months ended June 30, 2021, based on the refinancing of debt. The new debt will be subject to a fixed interest rate of 5%.

(HH)

Represents the pro forma adjustment to taxes as a result of financing adjustments to the income statement for the six months ended June 30, 2021, which was calculated using the relevant blended statutory income tax rate of 26.44%.

(II)

Represents net loss per share computed by dividing net loss by the weighted average number of common shares outstanding for the six months ended June 30, 2021. The weighted average shares outstanding was calculated assuming the transaction occurred as of the earliest period presented.

4. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year ended December 31, 2020

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(JJ)	Reflects the pro forma impacts related to the purchase price allocation discussed at adjustment (A). This includes the following impacts:

1)

The incremental amortization expense related to intangibles. These intangibles include Customer lists, Existing technology and patents, and Other intangibles, which were previously presented within Perimeter’s historical financial statements but were adjusted to fair value based on the purchase price allocation. The amortization expense for intangibles was calculated on a straight-line basis using the estimated remaining useful lives of the assets, which was determined to be ten years for all intangibles.

2)

The increase in cost of sales related to the step-up in basis associated with inventory. Based on Perimeter’s inventory turnover of approximately twice per year, it was estimated that this would be fully recognized within the first six months of Closing. Thus, this adjustment was treated as a nonrecurring expense for purposes of the pro formas.

3)

Represents the pro forma adjustment to taxes as a result of the purchase price allocation adjustments to the income statement for the year ended December 31, 2020, which was calculated using the relevant blended statutory income tax rate of 26.44%.

(KK)	Reflects the elimination of interest earned on marketable securities held in the trust account.

(LL)

Reflects the pro forma adjustment to record stock compensation expense for legacy shares granted to Perimeter management that vest upon a change in control. This expense is in the predecessor period of Perimeter, and therefore is not reflected in the equity of the Post-Combination Company within the pro forma balance sheet.

(MM)

Reflects the pro forma adjustment to record nonrecurring performance based stock compensation expense as of Closing related to the fully vested portion of the fixed award within the EverArc Founder Advisory Agreement, referenced at Note 6 to the EverArc financial statements for the year ended October 31, 2020. The ASC 718 fair value of this award was determined as of September 30, 2021, assuming a share price of $10 per share, which resulted in a total valuation of $20.4 million. This award fully vests upon a change in control. Refer to adjustment (D) for the equity impact related to this award.

(NN)

Reflects the pro forma adjustment to record nonrecurring performance based stock compensation expense as of Closing related to the partially vested portion of the fixed award within the EverArc Founder Advisory Agreement, referenced at Note 6 to the EverArc financial statements for the year ended October 31, 2020. This agreement provides, in part, for compensation to be recognized over a period beginning at the grant date of December 19, 2019 and extending six years following Closing (the service period), as further described at Note 6 to the EverArc financial statements for the year ended October 31, 2020. The ASC 718 fair value of this award was determined as of September 30, 2021, assuming a share price of $10 per share, which resulted in a total valuation of $122.7 million. This adjustment represents the compensation expense related to this award in the amount of $28.1 million, which relates to the period from the grant date to the date at which the performance metrics of the award become probable. Refer to adjustment (CC) for the pro forma adjustment to recognize the ongoing expense related to this award. Refer to adjustment (E) for the liability and equity impact related to the vested portions of this award and the award referenced at adjustment (OO).

(OO)

Reflects the pro forma adjustment to record nonrecurring performance based stock compensation expense as of Closing related to the partially vested variable award within the EverArc Founder Advisory Agreement, referenced at Note 6 to the EverArc financial statements for the year ended October 31, 2020. This agreement provides, in part, for compensation to be recognized over a period beginning at the grant date of December 19, 2019 and extending ten years following Closing (the service period), as further described at Note 6 to the EverArc financial statements for the year ended October 31, 2020. The ASC 718 fair value of this award was determined as of September 30, 2021, utilizing a Monte Carlo simulation, which resulted in a total valuation of $416.2 million. This adjustment represents the compensation expense related to this award in the amount of $63.0 million, which relates to the period from the grant date to the date at which the performance metrics of the award become probable. Refer to adjustment (DD) for the pro forma adjustment to recognize the ongoing expense related to this award. Refer to adjustment (E) for the liability and equity impact related to the vested portions of this award and the award referenced at adjustment (NN).

(PP)

Reflects the pro forma adjustment to record ongoing stock compensation expense related to the partially vested portion of the fixed award within the EverArc Founder Advisory Agreement, referenced at Note 6 to the EverArc financial statements for the year ended October 31, 2020. This agreement provides, in part, for compensation to be recognized over a period beginning at the grant date of December 19, 2019 and extending six years following Closing (the service period), as further described at Note 6 to the EverArc financial statements for the year ended October 31,

2020. The ASC 718 fair value of this award was determined as of September 30, 2021, assuming a share price of $10 per share, which resulted in a total valuation of $122.7 million. This adjustment represents the ongoing compensation expense related to this award in the amount of $15.8 million for the year ended December 31, 2020. Refer to adjustment (E) for the liability and equity impact related to the vested portions of this award and the award referenced at adjustment (QQ).

(QQ)

Reflects the pro forma adjustment to record ongoing stock compensation expense related to the partially vested variable award within the EverArc Founder Advisory Agreement, referenced at Note 6 to the EverArc financial statements for the year ended October 31, 2020. This agreement provides, in part, for compensation to be recognized over a period beginning at the grant date of December 19, 2019 and extending ten years following Closing (the service period), as further described at Note 6 to the EverArc financial statements for the year ended October 31, 2020. The ASC 718 fair value of this award was determined as of September 30, 2021, utilizing a Monte Carlo simulation, which resulted in a total valuation of $416.2 million. This adjustment represents the ongoing compensation expense related to this award in the amount of $35.3 million for the year ended December 31, 2020. Refer to adjustment (E) for the liability and equity impact related to the vested portions of this award and the award referenced at adjustment (PP).

(RR)

Represents the pro forma adjustment to taxes as a result of adjustments to the income statement for the year ended December 31, 2020, which was calculated using the relevant blended statutory income tax rate of 26.44%. The calculation of the pro forma adjustment to taxes was limited to tax impacted adjustments. No tax impact was recorded with regard either to interest earned on marketable securities held in the trust account, representing income with no associated tax expense recorded, or to compensation expense that is expected to be nondeductible for tax purposes.

(SS)

Reflects the accelerated recognition of nonrecurring expense related to deferred financing costs on refinanced debt in the amount of $12.0 million. For further details related to the pay down of debt, refer to adjustment (I).

(TT)

Reflects the recognition of nonrecurring expenses related to transaction costs in the amount of $70.0 million, which are comprised of $48.5 million of bank fees, $12.9 million of accounting and finance fees, $2.8 million related to legal fees, and $5.9 million related to other transaction costs.

(UU)

Reflects the recognition of the amortization of deferred financing costs recorded on new debt for the year ended December 31, 2020. The deferred financing costs were amortized over the term of the loan, 8 years.

(VV)

Reflects the estimated net reduction in interest expense in the amount of $7.5 million for the year ended December 31, 2020, based on the refinancing of debt. The new debt will be subject to a fixed interest rate of 5%.

(WW)

Represents the pro forma adjustment to taxes as a result of financing adjustments to the income statement for the six months ended June 30, 2021, which was calculated using the relevant blended statutory income tax rate of 26.44%.

(XX)

Represents net income per share computed by dividing net income by the weighted average number of common shares outstanding for the year ended December 31, 2020. The weighted average shares outstanding was calculated assuming the transaction occurred as of the earliest period presented.

USE OF PROCEEDS

We will receive up to an aggregate of $102,060,000 if all of the Holdco Warrants are exercised to the extent such Holdco Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Holdco Warrants for general corporate purposes. All of the Ordinary Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S SECURITIES AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Holdco has applied to list its Holdco Ordinary Shares on the NYSE under the symbol “PRM.”

The outstanding Holdco Ordinary Shares following the Business Combination is expected to be as follows:

•	157,137,410 Holdco Ordinary Shares prior to any exercise of outstanding Holdco Warrants.

•	165,642,410 Holdco Ordinary Shares after giving effect to the exercise of all outstanding Holdco Warrants.

Dividend Policy

From the annual net profits of Holdco, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of Holdco. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each Holdco Ordinary Share entitling to the same proportion in such distributions.

The board of directors may resolve that Holdco pays out an interim dividend to the shareholders, subject to the conditions of Article 461-3 of the 1915 Law and Holdco’s articles of association, which includes, inter alia, a supervisory/statutory auditor report (as applicable). The board of directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and Holdco’s articles of association. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his, her or its respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to Holdco’s accounts.

INFORMATION ABOUT PERIMETER

Overview

We are a leading global solutions provider, producing high-quality firefighting products and lubricant additives. We develop products that impact critically important issues of life—issues where there often is no room for error and the job doesn’t offer second chances. At Perimeter, we characterize the solutions we develop as ‘Solutions that Save’—which helps underscore what we are trying to accomplish for our customers and the world at large, across our business segments.

Our product offerings are characterized by superior quality standards, proprietary formulations, and a high level of service and commitment. We are focused on being an innovation leader in each industry and for each customer group we serve—we collaborate closely with our customers to consistently innovate on our products in order to deliver superior performance and customer value. We are a global company, with 80% of total revenues for the last twelve months ending June 30, 2021 in the U.S., 11% in Europe, 2% in Canada, 2% in Mexico and the remaining 5% across various countries.

We operate primarily through two business units: Fire Safety and Oil Additives.

Fire Safety Business Segment

The Fire Safety business segment consists of the sale of fire retardants and firefighting foams, as well as specialized equipment and services typically offered in conjunction with our retardant and foam products.

Fire Retardants

Perimeter’s fire retardants help slow, stop and prevent wildfires by chemically altering fuels (e.g., vegetation) and rendering them non-flammable. Fire retardant is typically applied ahead of an active wildland fire to stop or slow its spread, in order to allow ground-based firefighters to safely extinguish the fire. Retardants can be applied aerially via fixed or rotor wing aircraft, or by ground using standard fire engines or Perimeter’s dedicated ground-applied retardant units. All of Perimeter’s products have a high level of retardant effectiveness, and differences in visibility, viscosity, adherence to vegetation, and persistence through weathering.

Perimeter’s fire retardant customers are typically government agencies with responsibility for protecting both government and private land, although the company also serves commercial customers. Perimeter supplies federal, state, provincial, local/municipal, and commercial customers around the world, including in the United States, Canada, France, Spain, Italy, Chile, Australia and Israel.

Perimeter is the only supplier of USDA Forest Service qualified fire retardant—a standard that many countries have adopted for ensuring fire retardant is effective, safe and environmentally friendly.

While fire retardant is primarily used to stop or slow the spread of active wildland fires, Perimeter fire retardant is also increasingly utilized in a preventative capacity. The company is expanding its offerings to several high hazard industries, with an initial focus on utility companies. Wildfires ignited by utilities have turned into some of the most devastating wildfires in U.S. history, many of which have occurred in recent years. Western U.S. states in particular are becoming increasingly diligent in wildfire prevention efforts and increasing their investments to prevent wildfire risk. Perimeter offers a variety of ways to utilize retardant to prevent ignitions and protect critical infrastructure, including:

•	Around electrical or utility poles in place of banned herbicides

•	Part of a utility’s wildfire mitigation plan

•	Preventatively protecting assets (substations, towers, solar, hydro, and nuclear sites)

•	Protecting assets in the event of an approaching fire (Rapid Response)

•	Protecting assets and communities alongside prescribed burns

•	Protecting utility personnel and ingress/egress routes

•	Protecting railroad right of ways and trestle bridges

Perimeter is focused on being an innovation leader in fire retardant, driving continuous improvements in product performance to offer increasing value for its customers. Perimeter has made significant enhancements in safety, environmental stewardship and effectiveness, as well as advancements in visibility and aerial drop performance. Working in partnership with the USDA Forest Service Wildland Fire Chemicals group to characterize and develop new products, Perimeter consistently releases new standard-setting products, recently including the PHOS-CHEK® “Fx” family of ultra-high visibility fugitive-colored products, PHOS-CHEK LCE20-Fx next generation liquid concentrate which combines high performance with improvement environmental performance, and PHOS-CHEK FORTIFY® durable retardant which can offer season-long protection.

Firefighting Foams

Perimeter offers a comprehensive and effective line of firefighting foam, including Class A, Class B, Class A/B, and training foams.

Class A foam is primarily used to combat structural fires. Class A foam is specially formulated to make water more effective for structural fire suppression. The surfactants in Class A foam significantly reduce water’s surface tension, and, when mixed with air, create a foam blanket that surrounds fuels. The foam blanket creates a barrier between the fuel and the fire, knocking down the fire faster than water alone, and allowing fire fighters to see the areas of application. Utilizing Class A foam reduces the amount of water needed to extinguish the fire, reduces water damage, and increases firefighter safety through quicker knockdown and reduced mop-up/overhaul requirements. Perimeter’s Class A foam products are used by wildland firefighters to suppress wildland fires, and are typically applied from various fixed wing airtankers, helicopters equipped with fixed tanks or buckets, standard fire engines or rapid attack brush trucks, or 5-gallon backpacks. In addition to wildfire suppression, Class A foam products are used by municipal and rural fire departments as a water enhancer to combat structural and other fires.

Class B foam is primarily used to combat flammable and combustible liquids. Fires caused by flammable and combustible liquids require foams designed for rapid extinguishment and a secure foam blanket to prevent reignition. The foam blanket must have good burn back resistance and strong integrity to minimize the spread of the fire from areas where the blanket has been compromised, for example by falling debris or the dragging of a fire hose or other equipment through the foam blanket. Perimeter’s Class B foam products are primarily used by industrial customers with significant amounts of flammable and combustible liquids on-site, including petrochemical facilities, airports and other aviation and aerospace facilities, various military and defense facilities, and other industrial and commercial facilities.

Class A/B foam is a foam listed to fight both Class A (structural) fires and Class B (flammable liquid) fires. Perimeter’s Class A/B foam products are primarily used by municipal fire departments. Training foam has similar characteristics to Class A and B foams but does not include active ingredients and has a shorter drain time so successive tests can be run without waiting for the foam to disappear. Training foam is used for training and exhibition purposes as well as in the evaluation of foam equipment.

Perimeter believes it is an innovation leader in foams. The Company’s Class B foams either use only C6 fluorosurfactant or are fluorine free. Perimeter offers several ground-breaking fluorine free firefighting foam formulations to aid the industry transition to reduce or eliminate the use of firefighting foams that contain PFAS in favor of fluorine-free foams. The Company’s products are “ahead of the curve” on many fronts—including fire control performance, reduced viscosity, drainage time and higher stability.

Custom Equipment and Services

Perimeter offers a broad range of equipment and services to support live firefighting operations across both its retardant and foam business lines. Perimeter’s equipment and services are typically purchased and utilized in conjunction with the Company’s retardant or foam products and are often priced in a single bundle along with these products.

Custom equipment includes specialized airbase retardant storage, mixing, and delivery equipment; mobile retardant bases; retardant ground application units; and mobile foam equipment. Perimeter also has the capability to design and manufacture highly custom equipment that operates at very high throughput and reliability levels, including equipment used to support emergency airtanker base and ground crew operations, as well as custom fire suppressant systems for stationary or portable operations typically used at industrial locations or for supporting municipality firefighting capabilities.

Custom services include design, construction, and installation of specialized airbase retardant equipment, management and staffing of airbase retardant operations, and management of airbase supply and replenishment services. Perimeter has a broad service capability footprint, with full-service operations in over 50 United States and Canadian air bases, and equipment at over 100 bases globally.

Oil Additives Business Segment

The Oil Additives business segment produces high quality P2S5 primarily used in the preparation of lubricant additives, including a family of compounds called Zinc Dialkyldithiophosphates (“ZDDP”). ZDDP is considered a critical component essential in the formulation of engine oils—its main function is to provide anti-wear protection to engine components. In addition, ZDDP inhibits oxidation of engine oil by scavenging free radicals that initiate oil breakdown and sludge formation, resulting in better and longer engine function. P2S5 is also used in pesticide and mining chemicals applications. The company offers several grades of P2S5 with varying degrees of phosphorus content, particle size, distribution, and reactivity to global customers. The P2S5 production process requires a high degree of technical expertise given the reactivity and need for safe transportation and handling. Perimeter is committed to being a technology and safety leader, with strong product stewardship and a strong safety track-record. Perimeter also conducts regular customer visits and provides extensive technical training to ensure customers are committed to operating safely.

Perimeter is focused on being an innovation leader in Oil Additives. Most recently, the company engineered and patented superior storage and handling equipment to safely and efficiently handle and transport P2S5 with lower cost and maintenance requirements.

Key Market Drivers

There are several key market drivers for Perimeter’s Fire Safety and Oil Additives businesses.

Higher Acres Burned and Longer Fire Seasons

The USDA Forest Service data of the last 37 years shows that the acreage burned in the United States has increased over time. While there is variability in the acreage burned in any given year, the five-year trailing average of acres burned in the United States has increased at every five-year interval between 1995 and 2020, from a five year trailing average of 2.5 million acres burned in 1995, to a five year trailing average of 7.8 million acres burned in 2020. In fact, 2020 was the most intense fire year recorded in U.S. history with over 10 million acres burned. The U.S. fire season is also lengthening on a consistent basis—according to a 2016 report published by Climate Central, the U.S. fire season is on average 105 days longer than it was in 1970. Climate Central also reported that the average number of large fires (larger than 1,000 acres) burning each year had tripled between the period of 1970s to 2010s, and the acres burned by such fires showed a six fold increase in the 2010s compared to the 1970s. If acreage burned continues to increase and the fire season continues to lengthen, we expect the demand and usage of fire retardant to increase.

Increasing Wildland Urban Interfaces

Urban development is pushing farther out of cities and into the wilderness for both primary and secondary residences. For example, according to Proceedings of the National Academy of Sciences of the United States of America (“PNAS”), the Wildland-Urban Interface (“WUI”), an area where houses and wildland vegetation meet and intermingle, grew rapidly from 1990 to 2010 in terms of both number of new houses and land area, such that it was the fastest-growing land use type in the conterminous United States, with 97% of that growth the result of new housing. As of 2018, the WUI now includes one-third of all homes in the United States although it occupies less than one-tenth of the land area in the U.S. According to PNAS, when homes are built in the WUI, there will be more wildfires due to human ignitions, and wildfires that occur will pose a greater risk to lives and homes, they will be hard to fight, and letting natural fires burn becomes impossible. As the WUI expands and the number of homes at risk from wildland fires increases, we expect the use of retardant to protect property and life from threatening wildfires to increase.

Increasing Firefighting Aircraft Capacity and Usage

The size and capacity of the firefighting aircraft fleet is a key driver of the amount of fire retardant consumed annually, as demand for retardant typically outpaces available aircraft capacity, as evidenced by data regarding unable to fill aerial firefighting requests published by the National Interagency Fire Center. Since 2010, U.S. aircraft capacity increased significantly and is expected to further increase. Increasing airtanker capacity and modernization is a global trend, with more, larger, and more sophisticated tankers are being used in various parts of the world.

Value-Based and Dynamic Pricing Model Protects Attractive Margins

The high cost of failure nature of Perimeter’s products provide it the ability to formulate attractive pricing constructs. We believe that our comprehensive and closely intertwined product, equipment, and service offering (described above) provides tremendous value to our customers and serves as an important differentiator and margin enhancement tool. Furthermore, we are able to structure tiered pricing and annual pricing escalators with key customers, allowing the business to cover fixed costs in lower-volume years and protect margins over time.

Comprehensive Product Offering

We are a full-service turnkey supplier to many of our key customers. In the Fire Safety segment, in addition to providing fire retardant, we also provide specialized airbase equipment including storage, mixing and loading equipment, as well as the airbase management and training services necessary for land and aerial wildland firefighting. Our supply chain network also provides a critical service to our customers—we are able to deliver retardant within hours to over 150 air tanker bases in North America, often in emergency situations as our customers are fighting active and threatening wildfires. We believe that our comprehensive and closely intertwined product, equipment, and service offering provides tremendous value to our customers and serves as an important competitive differentiator.

In the Oil Additives segment, our competitive advantage is based primarily on our long standing record of reliability and customer support, our global supply capability for critical, high quality raw materials, and our technical expertise to handle and transport hazardous products and manage complex logistics. Perimeter has the largest fleet of specialized tote bins in the world that utilize patented technology to ensure safe handling and transport of P2S5.

Move toward Fluorine Free Firefighting Foams

There is an accelerating transition in the fire suppression market towards products that do not contain fluorine. We expect Fluorine-Free Foams (“FFF”) to account for a growing percentage of the firefighting foam market over the next several years. Perimeter is positioned to be one of the key players in the FFF market. For example, we recently introduced SOLBERG® AVIGARD™ 3B and 6B for the aviation market, and SOLBERG® VERSAGARD™ AS-100 for oil & gas and general firefighting applications. The latter is a 3x3 fluorine-free foam concentrate and is designed for extinguishing and securing both Class B and deep-seated Class A fires. In addition, SOLBERG® RE-HEALING™ RF3 is the only F3 that has a UL 162 sprinkler listing through non-aspirated standard sprinklers at the same low application rates as fluorinated Aqueous Film Forming Foams (“AFFF”). We expect to continue to invest to advance fluorine-free foams and introduce new solutions as the industry gets closer to fully transitioning away from AFFF and Alcohol Resistant-AFFF solutions.

We are also in a unique position to assist customers in their transitions to FFF. We provide a variety of specialized equipment to customers, including fire suppression system components used in conjunction with our fluorine free offerings. We are also experienced in transition activities, including advising on system modifications associated with transition to fluorine free solutions, as well as performance testing to verify compliance with national and industry standards for new fluorine-free systems. Most recently, Perimeter assisted Brisbane Airport (Australia), Schiphol Airport (Netherlands) and Transport Canada to in their respective transitions to fluorine-free foams and systems.

Growth in Miles Driven, Opportunities in Secondary Markets

P2S5 is primarily used in the production of lubricant additives, including a family of compounds called ZDDP. The consumption of ZDDP and other lubricant additives is driven by the global social and economic trends of increased vehicle production and miles driven. Over the past 30 years, the amount of global miles driven has increased resulting in more engine wear and tear and increased demand for motor oil. Secondary markets for P2S5 include agricultural applications in the production of intermediates for pesticides and insecticides, flotation chemistry in the mining industry, and for hydraulic and cutting fluids. A significant development opportunity exists for P2S5 in the emerging technology of lithium sulfide solid state electrolytes used in batteries for the electric vehicle market.

Nighttime Retardant Operations Opportunity

Nighttime retardant operations represent a significant expansion in the wildfire business and has been studied for several years, but has been limited to water. A cooperative initiative between California utilities, counties, a helicopter company and us has been created to provide retardant support for night operations was started in 2021. If the nighttime operations program is continued and expanded, this could add material revenue and EBITDA.

Manufacturing Capabilities

Fire Retardant: Perimeter’s global headquarters is located in Clayton, Missouri. Our primary Fire Retardant production facility is located at 10667 Jersey Boulevard, Rancho Cucamonga, California 91730. Our Rancho Cucamonga location was opened in 2013, and has over 100,000 square feet of manufacturing, storage, office and laboratory space. The facility is located close to major airbases in Southern California, including McClellan Airbase, one of CalFire’s highest volume airbases. The facility also includes a state-of-the-art laboratory, including a burn chamber, which has produced significant technical improvements to our fire retardant products, a number of which have been included in our newest product offerings.

In addition to our Rancho Cucamonga facility, we have fire retardant production capability at two Canadian plants, one in Kamloops, British Columbia, and the other in Sturgeon County, Alberta. These sites manufacture PHOS-CHEK® LC95A products for sale to Canadian customers. Our production facility in Aix-En-Provence, France, provides fire retardant to our EU and Israeli customers, while our New South Wales, Australia, facility has repackaging and storing capability to serve our Australian customers.

We also utilize third party tolling and/or manufacturing locations in Moreland, Idaho and in Pasco, Washington. These facilities are located in close proximity to major USDA Forest Service airbases in the Northwest.

We utilize other tolling and warehouse facilities in strategic locations throughout North America to facilitate rapid shipment of products to our customers. Our retardant products are typically shipped and delivered within hours to any airbase or customer location in North America.

Firefighting Foam: The Company produces firefighting foam products in Green Bay, Wisconsin and Mieres, Spain. Our Green Bay, Wisconsin facility was acquired in 2019 from Amerex Corporation, and produces Class A and Class B foams. Our Mieres, Spain, facility also produces Class A and Class B foams. Both facilities have significant Research and Development (“R&D”) capabilities and live fire testing capabilities. We have firefighting foam equipment manufacturing capabilities at our Post Falls, Idaho facility as well as at our tolling facility in Port Arthur, Texas.

Oil Additives: We have two key P2S5 production facilities. One is a tolling facility in Krummrich, Illinois, operated by Eastman Chemical Company, that primarily serves our customers in North America. The other facility is located in a Chemical Park in Knapsack, Germany, and serves our customers outside North America.

Acquisitions

We have a consistent track record of executing on strategic M&A to support growth initiatives. Strategic acquisitions since 2018 have been focused on prevention and protection expansion, geographic expansion and new products such as fluorine free foams. Acquisition opportunities are focused on providing a comprehensive predictive, monitoring, treatment and response solution for wildfire protection. We have completed several acquisitions since our inception in 2018.

Solberg: Perimeter completed the acquisition of Solberg, the firefighting foam products division of Amerex Corporation, in December 2018. Perimeter acquired advanced firefighting foam technologies and added a number of key product lines, including RE-HEALING™, ARTIC™, and FIRE-BREAK™, as well as a firefighting foam production facility in Green Bay, Wisconsin. The Solberg line of foam products address rising demand for technology that meets stringent fire performance criteria and environmental safety standards, including a new generation of environmentally friendly foam technologies which exclude fluorosurfactants and fluoropolymers.

Ironman: Perimeter completed the acquisition of Idaho-based Fire Service and Equipment Companies, including First Response Fire Rescue LLC (“Ironman”), in March 2019. Ironman was established in 2003 and provides equipment, field service, and distribution of parts and supplies for fire suppression operations. Ironman, with a fleet of mobile equipment, is a key service supplier to the USDA Forest Service and CalFire. Since its inception, Ironman has overseen operations at more than 100 airbases throughout North America. Ironman strategically manages and distributes equipment and fire retardant to assist in wildland fire suppression.

LaderaTech: Perimeter completed the acquisition of LaderaTech, a biomaterials company with commercial technology in wildfire prevention and the delivery of agriculture chemicals, in May 2020. LaderaTech was formed in 2018 and subsequently obtained global exclusive rights to patented firefighting technology developed by Stanford University and the Massachusetts Institute of Technology. In early 2019, LaderaTech commercialized the FORTIFY® Fire Retardant technology, a durable fire retardant that provides season-long protection. The addition of FORTIFY expanded our opportunities in the prevention and protection space, including to public utilities, state and federal agencies and municipalities.

Budenheim: Perimeter completed the acquisition of the fire-retardant business line of Budenheim in March 2021. The acquisition expanded Perimeter’s sales of its fire retardant products to the Spanish market.

PHOS-CHEK® Australasia: Perimeter completed the acquisition of PHOS-CHEK® Australasia, the company’s distributor in Australia and New Zealand, in April 2021. PHOS-CHEK Australasia supported the long-term fire retardant aerial program across Australia and New Zealand for over 20 years. The acquisition expanded Perimeter’s footprint and opportunity in Australia and New Zealand.

Magnum: Perimeter completed the acquisition of Magnum Fire & Safety Systems, a manufacturer of firefighting foam equipment and systems, in July 2021. Magnum Fire and Safety Systems—a division of Magnum Fabrication, Inc. (Port Arthur, Texas)—manufactured firefighting foam equipment for more than thirty- years. The acquisition expands Perimeter’s capability as a global firefighting foam systems integrator.

IP Portfolio

Perimeter’s intellectual property rights are valuable and important to our business, and we rely on copyrights, trademarks, trade secrets, non-disclosure agreements and electronic and physical security measures to establish and protect our proprietary rights. We intend to continue to pursue additional intellectual property protection on product and equipment enhancements to the extent we believe it would be beneficial and cost-effective.

As of September 30, 2021, our intellectual property portfolio consisted of (1) for the Fire Safety business, 14 owned U.S. patents, of which we expect 5 to expire in 5 years or less and 9 to expire in more than 5 years, and 52 owned foreign counterpart patents in certain foreign jurisdictions, of which we expect 36 to expire in 5 years or less and 16 to expire in more than 5 years, and (2) for the Oil Additives business, 2 owned U.S. patents we expect to expire in 15 or more years, all of which are further described in the table below. All of our patents and trademarks are registered or pending with the U.S. Patent and Trademark Office and in select international offices. Our patent portfolio covers 19 countries and the protection is focused on key retardant technology and advancements, including corrosion inhibitors, fugitive color systems and liquid fire retardant compositions.

Title	Jurisdiction	Filing Date	Expiration Date (estimated)
Ammonium Polyphosphate Solutions Containing Multi-Functional Phosphonate Corrosion Inhibitors	AUSTRALIA	3/25/2002	3/25/2022
Ammonium Polyphosphate Solutions Containing Multi-Functional Phosphonate Corrosion Inhibitors	CANADA	3/25/2002	3/25/2022
Ammonium Polyphosphate Solutions Containing Multi-Functional Phosphonate Corrosion Inhibitors	SPAIN	3/25/2002	3/25/2022
Ammonium Polyphosphate Solutions Containing Multi-Functional Phosphonate Corrosion Inhibitors	FRANCE	3/25/2002	3/25/2022
Aqueous Foaming Composition	AUSTRALIA	12/6/2002	12/6/2022
Aqueous Foaming Composition	MEXICO	12/6/2002	12/6/2022
Aqueous Foaming Composition	NORWAY	12/6/2002	12/6/2022
Aqueous Foaming Composition	UNITED STATES	1/27/2005	6/24/2023
Biopolymer Thickened Fire Retardant Compositions	UNITED STATES	10/16/2001	11/15/2021
Biopolymer Thickened Fire Retardant Compositions	AUSTRALIA	10/16/2001	10/16/2021
Biopolymer Thickened Fire Retardant Compositions	CANADA	10/16/2001	10/16/2021
Biopolymer Thickened Fire Retardant Compositions	SPAIN	10/16/2001	10/16/2021
Biopolymer Thickened Fire Retardant Compositions	FRANCE	10/16/2001	10/16/2021
Colorant Liquid, Method of Use, and Wildland Fire Retardant Liquids Containing Same	AUSTRALIA	11/27/2002	11/27/2022
Colorant Liquid, Method of Use, and Wildland Fire Retardant Liquids Containing Same	CANADA	12/18/2002	12/18/2022
Colorant Liquid, Method of Use, and Wildland Fire Retardant Liquids Containing Same	SPAIN	12/24/2002	12/24/2022
Colorant Liquid, Method of Use, and Wildland Fire Retardant Liquids Containing Same	FRANCE	12/11/2002	12/11/2022
Container Having Gate Valve	UNITED STATES	12/7/2018	12/7/2038
Corrosion-Inhibited Ammonium Polyphosphate Fire Retardant Compositions	UNITED STATES	10/31/2006	5/1/2030
Corrosion-Inhibited Ammonium Polyphosphate Fire Retardant Compositions	AUSTRALIA	10/30/2007	10/30/2027
Corrosion-Inhibited Ammonium Polyphosphate Fire Retardant Compositions	CANADA	10/30/2007	10/30/2027
Corrosion-Inhibited Ammonium Polyphosphate Fire Retardant Compositions	FRANCE	10/30/2007	10/30/2027
Corrosion-Inhibited Ammonium Polyphosphate Fire Retardant Compositions	SPAIN	10/30/2007	10/30/2027
Fire Fighting Foam Concentrate	ISRAEL	3/1/2006	3/1/2026
Fire Fighting Foam Concentrate	SOUTH KOREA	3/1/2006	3/1/2026
Fire Fighting Foam Concentrate	NORWAY	3/1/2006	3/1/2026
Fire Fighting Foam Concentrate	GERMANY	3/1/2006	3/1/2026
Fire Fighting Foam Concentrate	SPAIN	3/1/2006	3/1/2026

Title	Jurisdiction	Filing Date	Expiration Date (estimated)
Fire Fighting Foam Concentrate	FRANCE	3/1/2006	3/1/2026
Fire Fighting Foam Concentrate	UNITED KINGDOM	3/1/2006	3/1/2026
Fire Fighting Foam Concentrate	ITALY	3/1/2006	3/1/2026
Fire Fighting Foam Concentrate	SWEDEN	3/1/2006	3/1/2026
Fire Fighting Foam Concentrate	NETHERLANDS	3/1/2006	3/1/2026
Fire Fighting Foam Concentrate	AUSTRALIA	3/1/2006	3/1/2026
Fire Retardant Compositions Containing Metal Ferrites for Reduced Corrosivity	UNITED STATES	4/23/2002	4/23/2022
Fire Retardant Compositions Containing Metal Ferrites for Reduced Corrosivity	AUSTRALIA	3/25/2003	3/25/2023
Fire Retardant Compositions Containing Metal Ferrites For Reduced Corrosivity	CANADA	3/26/2003	3/26/2023
Fire Retardant Compositions Containing Metal Ferrites For Reduced Corrosivity	FRANCE	4/23/2003	4/23/2023
Fire Retardant Compositions with Reduced Aluminum Corrosivity	AUSTRALIA	10/16/2001	10/16/2021
Fire Retardant Compositions with Reduced Aluminum Corrosivity	CANADA	10/16/2001	10/16/2021
Fire Retardant Compositions with Reduced Aluminum Corrosivity	SPAIN	10/16/2001	10/16/2021
Fire Retardant Compositions with Reduced Aluminum Corrosivity	SPAIN	10/16/2001	10/16/2021
Fire Retardant Compositions with Reduced Aluminum Corrosivity	FRANCE	10/16/2001	10/16/2021
Fire Retardant Compositions with Reduced Aluminum Corrosivity	FRANCE	10/16/2001	10/16/2021
Fire-Retardant Compositions and their uses	UNITED STATES	8/7/2017	11/2/2037
Flame Retardant Composition	SPAIN	6/20/2007	6/20/2027
Flame Retardant Composition	CANADA	5/20/2008	5/20/2028
Flame Retardant Composition	UNITED STATES	4/22/2010	6/27/2029
Flame Retardant Composition	SPAIN	5/20/2008	5/20/2028
Flame Retardant Composition	FRANCE	5/20/2008	5/20/2028
Flame Retardant Composition	ITALY	5/20/2008	5/20/2028
Flame Retardant Composition	PORTUGAL	5/20/2008	5/20/2028
Flame Retardant Composition	SPAIN	9/14/2006	9/14/2026
Flame Retardant Composition	SPAIN	9/11/2007	9/11/2027
Flame Retardant Composition	FRANCE	9/11/2007	9/11/2027
Gate Valve Sealing Ring Flow Guide	UNITED STATES	2/18/2019	2/18/2039
Liquid Gel Concentrate Compositions and Methods of use	AUSTRALIA	1/9/2013	1/9/2033
Liquid Gel Concentrate Compositions and Methods of use	CANADA	1/9/2013	1/9/2033
Liquid Gel Concentrate Compositions and Methods of Use	EUROPEAN PATENT CONVENT	1/9/2013	1/9/2033
Liquid Gel Concentrate Compositions and Methods of Use	UNITED STATES	1/13/2012	4/3/2034
Method and System for Diluting Multiple Chemical Concentrates and Dispersing Resultant Solutions Utilizing a Single Portable Source	UNITED STATES	3/12/2013	10/13/2034

Title	Jurisdiction	Filing Date	Expiration Date (estimated)
Method and System for Diluting Multiple Chemical Concentrates and Dispersing Resultant Solutions Utilizing a Single Portable Source	UNITED STATES	12/5/2013	10/13/2034
Method and System for Diluting Multiple Chemical Concentrates and Dispersing Resultant Solutions Utilizing a Single Portable Source	UNITED STATES	5/10/2016	1/10/2034
Methods for Preparation of Biopolymer Thickened Fire Retardant Compositions	UNITED STATES	4/23/2003	12/1/2021
Newtonian Foam Superconcentrate	UNITED STATES	1/26/2016	1/3/2039
Newtonian Foam Superconcentrate	AUSTRALIA	7/28/2014	7/28/2034
Storage Stable Liquid Fugitive Colored Fire-Retardant Concentrates	UNITED STATES	6/14/2019	8/20/2039
Use of Biopolymer Thickened Fire Retardant Composition to Suppress Fires	UNITED STATES	4/23/2003	11/19/2021

Competition

Fire Retardant

Sales of fire-retardant, and related equipment and services, accounted for 62% of Perimeter’s revenue for the fiscal year ended December 31, 2020. The fire-retardant business is characterized by its highly-specialized nature, its high cost-of-failure, and the integrated nature of the offering across products, specialized equipment, and services. As a result, development and testing of the product, and the approval and licensing of such products, is typically a complex and lengthy process. The Company believes that it is currently the sole source provider of fire retardant products in the markets it serves, and plans to maintain its leadership position through continued investments in innovation and research and development focused on improving, enhancing and customizing its fire retardant products and services on behalf of its customers.

Firefighting Foams

Sales of firefighting foams, and related equipment and services, accounted for 10% of Perimeter’s 2020 revenue. The market for our firefighting foam products is highly fragmented, and subject to intense competition from various manufacturers launching their own competing products. We compete with a variety of firms that offer similar products and services, many of which are better capitalized than us and may have more resources than we do. We compete for clients based on the quality of our products, the quality and breadth of the equipment and services we offer in conjunction with our products, the quality and knowledge base of our employees, the geographic reach of our products and services, and pricing of our product. We believe that we offer our customers an attractive value proposition based on these competitive factors, which allows us to compete effectively in the marketplace.

Oil Additives

Our Oil Additives business is primarily focused on the North American and European markets, with a smaller focus in Asia and South America. In each of North America and Europe, we have one primary competitor. Competitive factors include the quality of our products, our reliability and consistency as a supplier, our ability to innovate and be highly responsive to our customers’ needs, and the pricing of our products.

Sales and Marketing

Fire Retardant

Fire retardant customers are typically government agencies, with responsibility for protecting both government and private land, although the company also serves commercial customers. We supply federal, state, provincial, local/municipal, and commercial customers around the world. We work diligently to build relationships with our customers and stakeholders, and we develop and enhance products and solutions in a highly collaborative manner with our key customers and stakeholders. We provide our retardants in various colors, forms (i.e. liquid or powder concentrates) and for various delivery methods (i.e., fixed wing aircraft, rotor wing aircraft, ground applied, etc.). We expect the demand for our retardant products, equipment, and services to grow, and we expect to continue to foster highly responsive and collaborative relationships with existing and potential customers and stakeholders.

Firefighting Foams

Our Class A foam customers primarily consist of local fire departments, which utilize our products for wildland and structural firefighting. Our Class B foam customers primarily consist of industrial, aviation, and military customers which store and utilize flammable liquids on-site. Our customers in the market for Class A/B foam primarily consist of municipal fire departments. We utilize a traditional sales force in marketing these products and seek to building lasting relationships with our customers.

Oil Additives

Our oil additives business consists of a few key customers including Lubrizol, Afton, Infineum and Chevron. Given the consolidated nature of this business, our focus is on maintaining our existing customers and expanding their utilization of our services.

Regulatory

General

We are subject to extensive federal, state, local and international laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment, product management and distribution, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations or product distribution, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

We are committed to achieving and maintaining compliance with all applicable EHS legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, improve the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and reducing overall risk to us.

Employees

As of August 1, 2021, we had 220 full-time employees and approximately 38 temporary, seasonal or part time employees. Our employees are not represented by any labor union, and we have never experienced a work stoppage or strike. We are an equal opportunity employer.

Legal Proceedings

Perimeter is subject to various legal proceedings and claims that arise in the ordinary course of business, including several cases that are part of the multi-district litigation of AFFF in the United States District Court of the District of South Carolina. Although the outcome of these and other claims cannot be predicted with certainty, we do not believe the ultimate resolution of the current matters will have a material adverse effect on our business, financial condition, results of operations or cash flows.

PERIMETER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of Perimeter’s financial condition and results of operations. This discussion should be read in conjunction with Perimeter’s consolidated financial statements and related notes thereto that appear elsewhere in this prospectus.

In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus. Unless the context otherwise requires, references in this “Perimeter Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of SK Invictus Intermediate, S.à r.l. and its subsidiaries. All amounts disclosed below are in thousands.

Overview

We are a leading global solutions provider for the fire safety and oil additives industries.

The Fire Safety business is a formulator and manufacturer of fire management products that help our customers combat various types of fires, including wildland, structural, flammable liquids and other types of fires. Our Fire Safety business also offers specialized equipment and services, typically in conjunction with our fire management products, to support our customers’ firefighting operations. Our specialized equipment includes airbase retardant storage, mixing, and delivery equipment; mobile retardant bases; retardant ground application units; mobile foam equipment; and equipment that we custom design and manufacture to meet specific customer needs. Our service network can meet the emergency resupply needs of over 150 air tanker bases in North America, as well as many other customer locations in North America and internationally. The segment is built on the premise of superior technology, exceptional responsiveness to our customers’ needs, and a “never-fail” service network. The segment sells products to government agencies and commercial customers around the world. Our wildfire retardant products are the only qualified products for use by the USDA Forest Service.

The Oil Additives business provides high quality P2S5 primarily used in the preparation of ZDDP-based lubricant additives for critical engine anti-wear solutions. P2S5 is also used in pesticide and mining chemicals applications.

Key Factors Affecting Our Performance

Weather Conditions and Climate Trends

Our business is highly dependent on the needs of government agencies to quell fires. Given the priority nature of the fire safety business, our financial condition and results of operations are significantly impacted by weather as well as environmental and other factors affecting climate change, which impact the number, nature and span of fires each year. Historically, sales of our products have been higher in the summer season of each fiscal year due to favorable weather, which is generally correlated with a higher prevalence of wildfires. This is in part offset by the disbursement of our operations in both the northern and southern hemispheres, so that the summer seasons alternate.

In 2019, there was an anomalous decrease in fires due to abnormally cold and wet conditions in the key regions of operations, particularly the Western United States. In 2020, the number, as well as the span, of wildfires increased significantly compared to 2019. This resulted in increased net sales in 2020 compared to 2019.

Growth in Fire Safety

Our fire safety business includes the sale of fire retardants and firefighting foams as well as specialized equipment and services, which allows us to offer a comprehensive firefighting solution to our customers and drive organic growth. Our leading market position in the fire safety industry also allows us to capture increases in demand of fire retardant resulting from continued increases in acreage burned and longer fire seasons. We have invested and also intend to continue investing in the expansion our Fire Safety business through acquisition in order to further grow our global customer base.

COVID-19 Pandemic

In March 2020, the World Health Organization declared that the worldwide spread and severity of a new coronavirus, referred to as COVID-19, was severe enough to be characterized as a pandemic. The spread of COVID-19, in conjunction with related government and other preventative measures taken to mitigate the spread of the virus, has caused severe disruptions in the worldwide economy and the global supply chain for industrial and commercial production, which has in turn disrupted our business. Although our financial condition has not been significantly impacted by the ongoing pandemic, we experienced disruptions to our supply chain, including delays in receipt of products needed to offer our services, during the year ended December 31, 2020 as a result of COVID-19. At the current moment, our suppliers are able to operate normally, however we are unable to predict future supply chain disruptions should the pandemic continue.

We continue to actively monitor the impact of the global situation on our people, operations, financial condition, liquidity, suppliers, customers, and industry; however, we cannot at this time predict the specific extent, duration, or full impact that the ongoing COVID-19 pandemic will have on our financial condition and operations. The impact of the ongoing COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the pandemic and related governmental advisories and restrictions.

Recent Developments

LaderaTech Acquisition

On May 7, 2020, we purchased all of the outstanding shares of LaderaTech, Inc. for $21,832, including acquired working capital, consisting of cash consideration of $2,016 and contingent future payments with an estimated fair value of $19,816. The future payments are contingent upon the acquired technology being listed on the USDA Forest Service Qualified Product List (“QPL”) and an earn-out based on achieving certain thresholds of revenues through December 31, 2026. As of June 30, 2021, the estimated fair value of the contingent future payments was

$22,579. The results of operations for LaderaTech, Inc. were included in the Fire Safety segment commencing on the date of acquisition. Please read Note 3—Business Acquisitions to our consolidated financial statements included in this prospectus for more information.

Ironman Acquisition

On March 20, 2019, we purchased all of the outstanding shares of First Response Fires Rescue, LLC, River City Fabrication, LLC, and H&S Transport, LLC for $19,314. The purchase price consisted of $16,250 in cash to be paid at closing, subject to a final purchase price adjustment, deferred future payments of $11,250, and issuance of common equity for $2,500. The future payments are directly tied to continued employment at each anniversary date; and therefore, this portion does not represent purchase consideration but rather compensation expense recognized ratably over the service period. The results of operations for Ironman were included in the Fire Safety segment from the date of acquisition. Please read Note 3—Business Acquisitions to our consolidated financial statements included in this prospectus for more information.

Components of Operating Results

Net Sales

We derive the majority of our revenue from the sale of fire safety products, as well as the sale of integrated fire safety services related to the storage, transportation, maintenance and use of our products. Integrated fire safety services include both supply and service of fire retardant to designated air tank bases. Additionally, we derive a smaller portion of revenue from the sale of oil additive products, both domestically and internationally. Product revenues are recognized at the point in time when product control is transferred to the customer. Control of a product is deemed to be transferred to the customer upon shipment or delivery depending on the shipping terms of each individual contract. Service revenue is recognized ratably over time as the customer simultaneously receives and consumes the services.

We have entered into long-term contracts with the USDA Forest Service for supply and service of fire retardant to the designated air tanker bases of certain United States Government agencies. The revenue derived from these contracts is comprised of three performance obligations, namely product sales, providing operations and maintenance services and leasing of specified equipment. The performance obligation for product sales is satisfied at the point in time in which control of the product is transferred to the customer. The performance obligation for services is satisfied over time and the revenue is recognized straight-line over the service period based on the on-call nature of the contracted services. The performance obligation related to equipment leasing has historically been immaterial to the Company.

Cost of Goods Sold

Cost of goods sold includes the costs we incur at our production facilities to make products saleable on both products invoiced during the period as well as products in progress towards the completion of each performance obligation. Cost of goods sold includes items such as raw materials, direct and indirect labor and facilities costs, including purchasing costs, inspection costs, lease rentals, freight expense, maintenance services contract costs and an allocated portion of overhead costs. Cost of goods sold also includes labor costs incurred to distribute fire retardant to full-service air bases. In addition, depreciation associated with assets used in the production of our products is also included in cost of goods sold. Direct and indirect labor costs consist of salaries, benefits, payroll taxes and other personnel related costs for employees engaged in the manufacturing of our products. We expect cost of revenue to increase in absolute dollars in future periods as we expect our revenues to continue to grow.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of personnel-related expenses including salaries, benefits, and incentives, associated primarily with our sales, marketing, finance, legal, human resources, facilities, and administrative personnel, external legal fees, accounting, professional services fees and costs associated with sales and marketing programs. Selling, general and administrative expenses also include depreciation of property, plant and equipment, sales commission, freight to customer, insurance and facilities, lease rentals, dedicated for use by our selling, general and administrative functions, and other corporate expenses. We expect to increase the size of our selling, general and administrative function to support the growth of our business. Following the completion of this offering, we expect to incur additional selling, general and administrative expenses as a result of operating as a public company. As a result, we expect the dollar amount of our selling, general and administrative expenses to increase for the foreseeable future. However, we expect that our selling, general and administrative expenses will decrease as a percentage of our net sales over time.

Amortization Expense

Amortization expenses consist primarily of amortization of acquisition-related intangible assets, which are customer relationships, existing technology, tradenames and patents.

Other Operating Expense

Other operating expenses consist primarily of management fees associated with oversight, operational and strategic support and assistance with business development as well as acquisition costs.

Interest Expense

Interest expense includes interest paid and accrued on our outstanding term loans and revolving line of credit along with the amortization of deferred financing fees and costs.

Unrealized Foreign Currency (Gain) Loss

Unrealized foreign currency (gain) loss includes our net unrealized gain (loss) resulting from transactions conducted in foreign currencies.

Loss on Contingent Earnout

Loss on contingent earnout consists of changes in fair value of contingent consideration.

Other (Income) Expense—Net

Other income (expense), net includes our net realized gain (loss) resulting from transactions conducted in foreign currencies, bank fees, and other miscellaneous.

Income Tax (Expense) Benefit

Income tax (expense) benefit consist primarily of foreign as well as U.S. federal and state income taxes related to the tax jurisdictions in which we conduct business.

Results of Operations—Consolidated

The following tables sets forth our consolidated statements of operations information for each of the periods:

	(Unaudited) Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Net sales	$121,046	$109,499	$339,577	$239,310
Cost of goods sold	73,814	69,440	177,532	155,427

Gross profit	47,232	40,059	162,045	83,883
Operating expenses:
Selling, general and administrative	27,211	17,734	37,747	36,198
Amortization expense	26,542	25,428	51,458	51,100
Other operating expense	753	691	1,364	2,362

Total operating expenses	54,506	43,853	90,569	89,660

Operating income (loss)	(7,274)	(3,794)	71,476	(5,777)
Interest expense	15,886	24,250	42,017	51,655
Unrealized foreign currency (gain) loss	2,258	(153)	(5,640)	2,684
Loss on contingent earnout	2,763	—	—	—
Other (income) expense—net	(318)	(80)	367	(405)

Total other expenses	20,589	24,017	36,744	53,934

Income (loss) before income taxes	(27,863)	(27,811)	34,732	(59,711)
Income tax (expense) benefit	5,486	5,724	(10,483)	17,674

Net income (loss)	$(22,377)	$(22,087)	$24,249	$(42,037)

Comparison of the Six Months Ended June 30, 2021 and 2020

Net Sales

	(Unaudited) Six months Ended June 30,
	2021	2020	$ Change	% Change
Net sales	$121,046	$109,499	$11,547	11%

Total net sales increased by $11,547, or 11%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in consolidated net sales was primarily the result of a $9,569 increase in net sales generated by our oil additives segment. Due to easing COVID-19 restrictions, miles driven increased during the six months ended June 30, 2021, resulting in a 22% increase in sales volumes compared to prior year. Net sales in our fire safety segment also increased $1,978 primarily due to increased fire activity. Gallons sold to airbases increased 68% during the six months ended June 30, 2021 compared to the prior year, resulting in an $15,706 increase in net sales. The increase was partially offset by $13,852 lower retardant and firefighting foam export sales to Australia.

Cost of Goods Sold and Gross Margin

	(Unaudited) Six months Ended June 30,
	2021	2020	$ Change	% Change
Cost of goods sold	$73,814	$69,440	$4,374	6%
Gross profit	47,232	40,059	7,173	18%
Gross margin	39%	37%

Total cost of goods sold increased by $4,374, or 6%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in consolidated cost of goods sold was primarily the result of a $5,487 increase in cost of goods sold in our oil additives safety segment due to higher costs associated with the growth in net sales during the period. Cost of goods sold in our fire safety segment decreased by $1,113 for the six months ended June 30, 2021 compared to prior year. Our fire safety segment benefited from a product sales mix that resulted in a more favorable cost structure during the six months ended June 30, 2021 and, therefore, cost of goods sold decreased compared to the prior year.

Gross margin increased to 39% for the six months ended June 30, 2021 compared to 37% for the six months ended June 30, 2020. The increase in gross margin is primarily due to higher sales volumes in both the fire safety and oil additives segments during the six months ended June 30, 2021. The Company is able to achieve higher product margins within our fire safety segment as compared to our oil additives segment.

Operating Expenses

	(Unaudited) Six months ended June 30,
	2021	2020	$ Change	% Change
Selling, general and administrative	$27,211	$17,734	$9,477	53%
Amortization expense	26,542	25,428	1,114	4%
Other operating expense	753	691	62	9%

Selling, general and administrative increased by $9,477, or 53%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily attributable to a $9,545 increase in professional fees in our fire safety segment related to the proposed business combination between the Company and EverArc.

Amortization expense increased by $1,114, or 4%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to the acquisition of LaderaTech, Inc. in May 2020, in which we acquired an in-process research and development intangible asset.

Other operating expense increased by $62, or 9%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily driven by an 89% increase in acquisition costs. The Company completed one acquisition during the six months ended June 30, 2020 and two acquisitions during the six months ended June 30, 2021.

Other Expenses

	(Unaudited) Six months Ended June 30,
	2021	2020	$ Change	% Change
Interest expense, net	$15,886	$24,250	$(8,364)	(34)%
Unrealized foreign currency (gain) loss	$2,258	$(153)	$2,411	1576%
Loss on contingent earnout	$2,763	$—	$2,763	*
Other (income) expense—net	$(318)	$(80)	$(238)	(298)%

*	Not a meaningful percentage

Interest expense, net decreased by $8,364, or 34%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease was primarily driven by lower LIBOR rates during the six months ended June 30, 2021, which resulted in a $6,038 favorable change in interest due on the First and Second Lien Term Loans, and lower average daily outstanding balances on the Revolving Credit Facility during the six months ended June 30, 2021.

Foreign currency (gain) loss increased by $2,411, or 1576%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase was primarily due to unfavorable unrealized foreign currency exchange rate fluctuations.

Loss on contingent earnout was $2,763 and zero for the six months ended June 30, 2021 and 2020, respectively. There were no material adjustments to the Company’s estimated fair value of contingent consideration as of June 30, 2020.

Other income—net was $318 and $80 for the six months ended June 30, 2021 and 2020, respectively. The change was primarily attributable to higher customer discounts, partially offset by unfavorable realized foreign currency exchange rate fluctuations and higher bank fees.

Income Tax (Expense) Benefit

	(Unaudited) Six months Ended June 30,
	2021	2020	$ Change	% Change
Income tax benefit	$5,486	$5,724	$(238)	(4)%

Income tax expense decreased by $238, or 4%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Our effective income tax rate for the six months ended June 30, 2021 and six months ended June 30, 2020 was 19.7% and 20.6%, respectively. The difference in the effective tax rate for the six months ended June 30, 2021 and six months ended June 30, 2020 is related to differences in the tax rates of foreign jurisdictions and the relative amounts of income we earn in those jurisdictions as well as changes in permanent book to tax differences.

Comparison of the Years Ended December 31, 2020 and 2019

Net Sales

	Year Ended December 31,
	2020	2019	$ Change	% Change
Net sales	$339,577	$239,310	$100,267	42%

Total net sales increased by $100,267, or 42%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in consolidated net sales was primarily the result of a $93,807 increase in net sales generated by our fire safety segment. During the year ended December 31, 2019, there was an anomalous decrease in fire activity due to abnormally cold and wet conditions in the key regions of operations. Fluctuations of weather-related performance drivers resulted in increased fire activity, and therefore 147% increase in gallons sold to airbases and a 579% increase in mobile sales during the year ended December 31, 2020. Net sales in our oil additives segment also increased $6,460 primarily due to increased miles driven as a result of easing COVID-19 restrictions during the third and fourth quarters of 2020.

Cost of Goods Sold and Gross Margin

	Years Ended December 31,
	2020	2019	$ Change	% Change
Cost of goods sold	$177,532	$155,427	$22,105	14%
Gross profit	162,045	83,883	78,162	93%
Gross margin	48%	35%

Total cost of goods sold increased by $22,105, or 14%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in consolidated cost of goods sold was primarily the result of a $22,697 increase in cost of goods sold in our fire safety segment due to higher costs associated with the growth in net sales during the period. Our oil additives segment benefited from a more favorable cost structure during the year ended December 31, 2020 and, therefore, cost of goods sold remained comparable with the prior year.

Gross margin increased to 48% for the year ended December 31, 2020 compared to 35% for the year ended December 31, 2019. The increase in gross margin is primarily due to higher retardant sales in the fire safety segment during the year ended December 31, 2020. The Company is able to achieve higher product margins within our fire safety segment as compared to our oil additives segment.

Operating Expenses

	Years Ended December 31,
	2020	2019	$ Change	% Change
Selling, general and administrative	$37,747	$36,198	$1,549	4%
Amortization expense	51,458	51,100	358	1%
Other operating expense	1,364	2,362	(998)	(42)%

Selling, general and administrative increased by $1,549, or 4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily attributable to a $871 and $601 increase in customer related freight and transportation costs in our fire safety and oil additives segments, respectively, as a result of higher sales.

Amortization expense increased by $358, or 1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to the acquisition of LaderaTech, Inc. in May 2020, in which we acquired an in-process research and development intangible asset.

Other operating expenses decreased by $998, or 42% for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily attributable to lower management fees as a result of reduced travel costs.

Other Expenses

	Years Ended December 31,
	2020	2019	$ Change	% Change
Interest expense	$42,017	$51,655	$(9,638)	(19)%
Unrealized foreign currency (gain) loss	(5,640)	2,684	(8,324)	(310)%
Loss on contingent earnout	—	—	—	—%
Other (income) expense—net	367	(405)	772	191%

Interest expense decreased by $9,638, or 19%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily driven by lower LIBOR rates during the year ended December 31, 2020, which resulted in a $7,901 favorable change in interest due on the First and Second Lien Term Loans, and lower average daily outstanding balances on the Revolving Credit Facility during the year ended December 31, 2020.

Unrealized foreign currency gain was $5,640 for the year ended December 31, 2020 compared to an unrealized foreign currency loss of $2,684 for the year ended December 31, 2019. The change was primarily attributable to favorable foreign currency exchange rate fluctuations during the year ended December 31, 2020.

Loss on contingent earnout was zero for the years ended December 31, 2020 and 2019, respectively. There were no material adjustments to the Company’s estimated fair value of contingent consideration as of December 31, 2020. There was no contingent earnout as of December 31, 2019.

Other (income) expense—net increased by $772, or 191%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily attributable to lower miscellaneous income and higher customer discounts.

Income Tax (Expense) Benefit

	Years Ended December 31,
	2020	2019	$ Change	% Change
Income tax (expense) benefit	$(10,483)	$17,674	$(28,157)	(159)%

Income tax (expense) benefit decreased by $28,157, or 159%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. Our effective income tax rate in 2020 and 2019 was 30.2% and 29.6%, respectively.

The increase in the effective tax rate for the year ended December 31, 2020 compared to the prior year is due mainly to a decrease in favorable book to tax differences.

Results of Operations—Segment Results

The following tables provides supplemental information of our profitability by operating segment:

Fire Safety
	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Adjusted EBITDA	18,832	16,165	112,034	44,748

Adjusted EBITDA from our Fire Safety operating segment increased $2,667 for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in Adjusted EBITDA is primarily due to higher retardant sales to airbases in response to increased fire activity in the Southwestern United States, partially offset by lower retardant export sales to Australia. Adjusted EBITDA also increased $67,286 for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in Adjusted EBITDA is primarily due to higher retardant sales during the period as a result of abnormally low fire activity in key regions of operations in the prior year.

Oil Additives
	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Adjusted EBITDA	15,423	11,645	23,977	16,841

Adjusted EBITDA from our Oil Additives operating segment increased $3,778 for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to increased sales volumes compared to prior year. Adjusted EBITDA also increased by $7,136 for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to higher sales volumes and a more favorable cost structure.

Non-GAAP Financial Measures

We prepare and present our consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). However, management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures. Management believes the use of such non-GAAP measures on a consolidated and reportable segment basis assists investors in understanding the ongoing operating performance by presenting the financial results between periods on a more comparable basis. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) plus income tax expense (benefit), net interest and other financing expenses, and depreciation and amortization, adjusted on a consistent basis for certain non-recurring or unusual items in a balanced manner and on a segment basis. These unusual items may include restructuring charges, unrealized loss (gain) on foreign currency translation, loss on contingent earnout, and other non-recurring items. Management fees also are excluded from the Company’s calculation of Adjusted EBITDA as these fees relate to the services provided by an affiliate of SK Capital Partners IV-A, L.P. and SK Capital Partners IV-B, L.P (collectively, the “Sponsor”) when acting in a management capacity and do not represent expenses incurred in the normal course of our operations. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by sales.

Management believes the use of Adjusted EBITDA measures on a consolidated and reportable segment basis assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. We believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, Adjusted EBITDA provide our investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments we make to derive the non-GAAP measures of Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which we do not consider to be the fundamental attributes or primary drivers of our business. Adjusted EBITDA provide disclosure on the same basis as that used by our management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of our historical operating performance and business units and provide continuity to investors for comparability purposes.

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA margin presented by other companies may not be comparable to our presentation as other companies may define these terms differently.

The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated:

	Six Months Ended June 30,
	2021	2020
Net income (loss)	$(22,377)	$(22,087)
Interest and financing expense	15,891	24,250
Depreciation and amortization	30,381	28,779
Income tax expense (benefit)	(5,486)	(5,724)
Restructuring charges	8,950	245
Loss on contingent earnout	2,763	—
Management fees	625	625
Unrealized foreign currency (gain) loss	2,258	(153)
Deferred future payments	1,250	1,875

Adjusted EBITDA	$34,255	$27,810
Net Sales	$121,046	$109,499
Adjusted EBITDA margin	28.3%	25.4%

	Year Ended December 31,
	2020	2019
Net income (loss)	$24,249	$(42,037)
Interest and financing expense	42,017	51,655
Depreciation and amortization	58,117	58,025
Income tax expense	10,483	(17,674)
Restructuring charges	2,379	3,821
Management fees	1,281	1,366
Unrealized foreign currency (gain) loss	(5,640)	2,684
Deferred future payments	3,125	3,749

Adjusted EBITDA	$136,011	$61,589
Net Sales	$339,577	$239,310
Adjusted EBITDA margin	40.1%	25.7%

Liquidity and Capital Resources

Our liquidity and capital requirements are primarily a function of our debt service requirements, contractual obligations, capital expenditures and working capital needs. Our primary sources of liquidity are cash flows from operations, cash on hand, amounts anticipated to be available under our Revolving Credit Facility, and access to capital markets.

In connection with the consummation of the Business Combination, we expect Invictus II to enter into the Revolving Credit Facility, which is expected to provide for a senior secured revolving credit facility in an aggregate principal amount of up to $100.0 million and include a $20.0 million swingline sub-facility and a $25.0 million letter of credit sub-facility. The Revolving Credit Facility is expected to mature on the fifth anniversary of the date upon which all closing conditions are satisfied.

As of June 30, 2021, we had cash on hand of $4,041. We believe our cash flows from operations, together with availability under the Revolving Credit Facility, will be sufficient to meet our current capital expenditures, working capital, and debt service requirements through at least the next 12 months. We may consider raising additional capital to expand our business, to pursue strategic investments, to take advantage of financing opportunities or for other reasons. If our available cash and cash equivalents balances, anticipated cash flow from operations and availability under the Revolving Credit Facility are insufficient to satisfy our liquidity requirements, we may seek to raise additional debt or equity capital. We cannot offer any assurances that such capital will be available in sufficient amounts or at an acceptable cost.

We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our consolidated financial statements.

Cash Flows

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table summarizes our cash activities for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
	(unaudited)
Cash provided (used in) by:
Operating activities	$(10,516)	$4,624
Investing activities	(9,771)	(5,925)
Financing activities	1,692	(2,605)
Effect of foreign currency on cash and cash equivalents	158	546

Net change in cash and cash equivalents	$(18,437)	$(3,360)

Operating Activities. Cash used in operating activities for the six months ended June 30, 2021 was $10,516. Operating cash flows for the six months ended June 30, 2021 were negatively impacted by an increase in working capital, primarily due to higher accounts receivable at June 30, 2021 compared to December 31, 2020 as a result of a $31,302 increase in net sales during the three months ended June 30, 2021 compared to the three months ended December 31, 2020. There have been no material changes in the aging of our accounts receivable or customer portfolios during the six months ended June 30, 2021. Accordingly, the immaterial decrease in our allowance for doubtful accounts from December 31, 2020 to June 30, 2021 is primarily due to changes in foreign currency exchange rates related to accounts receivable denominated in foreign currencies. Cash provided by operating activities for the six months ended June 30, 2020 was $4,624. Operating cash flows for the six months ended June 30, 2020 were favorably impacted by a decrease in working capital.

Investing Activities. Cash used in investing activities was $9,771 and $5,925 for the six months ended June 30, 2021 and 2020, respectively. During the six months ended June 30, 2021, we paid $3,607 and $2,657 in cash at closing related to the acquisitions of Budenheim Iberica, S.L.U. and PC Australasia Pty Ltd., respectively. We also purchased property and equipment of $3,507. During the six months ended June 30, 2020, we paid $2,016 in cash at closing related to the acquisition of LaderaTech, Inc. and acquired $46 in cash as part of the transaction. We also purchased property and equipment of $3,955.

Financing Activities. Cash provided by financing activities was $1,692 for the six months ended June 30, 2021, which was primarily attributable to proceeds from the revolving credit facility of $7,500, partially offset by repayments on the revolving credit facility of $3,000 and long-term debt of $2,808. Cash used in financing activities was $2,605 for the six months ended June 30, 2020, which was primarily attributable to repayments on the revolving credit facility of $45,600 and long-term debt of $2,805, partially offset by proceeds from the revolving credit facility of $45,800.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our cash activities for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Cash provided (used in) by:
Operating activities	$70,826	$(305)
Investing activities	(9,467)	(25,173)
Financing activities	(45,610)	21,030
Effect of foreign currency on cash and cash equivalents	(3,093)	(1,689)

Net change in cash and cash equivalents	$12,656	$(6,137)

Operating Activities. Cash provided by operating activities for the year ended December 31, 2020 was $70,826. Operating cash flows for the year ended December 31, 2020 were favorably impacted by the increased net income in the current year primarily driven by higher retardant sales, partially offset by declines in working capital. Cash used in operating activities for the year ended December 31, 2019 was $305. Operating cash flows for the year ended December 31, 2019 were negatively impacted by the net loss generated due to decreased fire activity and decrease in working capital.

Investing Activities. Cash used in investing activities was $9,467 and $25,173 for the years ended December 31, 2020 and 2019, respectively. In 2020, we paid $2,016 in cash at closing related to the acquisition of LaderaTech, Inc. and acquired $46 in cash as part of the transaction. We also purchased property and equipment of $7,497. In 2019, we paid $16,814 cash at closing related to the acquisition of First Response Fire Rescue, LLC, River City Fabrication, LLC, and H&S Transport, LLC and acquired $500 in cash as part of the transaction. We also purchased property and equipment of $8,859.

Financing Activities. Cash used in financing activities for the year ended December 31, 2020 was $45,610, which was primarily attributable to repayments on the revolving credit facility of $97,100 and long-term debt of $20,610, partially offset by proceeds from revolving credit facility of $72,100. Cash provided by financing activities for the year ended December 31, 2019 was $21,030, which was primarily attributable to proceeds from the revolving credit facility of $83,300 and long-term debt of $16,000, partially offset by repayment of the revolving credit facility of $60,300 and long term debt of $5,610 as well as a distribution to shareholders of $12,360. Please read Note 1—Description of Organization and Nature of Business to our consolidated financial statements included in this prospectus for more information related to the distribution.

Debt Activity

On March 28, 2018, Invictus U.S., LLC and SK Invictus Intermediate II, S.à r.l., two wholly owned subsidiaries of the Company, entered into credit agreements providing for committed credit facilities of $815,000, a substantial portion of which was used to fund the Invictus Acquisition. The First Lien Credit Facility consists of a $545,000 U.S. dollar term loan, a multicurrency revolving credit facility (the “Revolver”), and a $16,000 extension on the original term loan. Principal and interest payments are due on a monthly basis. The First Lien matures on quarterly March 28, 2025. On November 23, 2018, the Company executed the First Amendment to the First Lien for an incremental term loan in the amount of $16,000. The liability was recorded when cash was received on February 13, 2019. The Second Lien Credit Facility consists of a $155,000, U.S. dollar term loan with a maturity of March 28, 2026. There are no required principal payments on the Second Lien until maturity with interest payments due quarterly. As of June 30, 2021, the outstanding principal on the First Lien and Second Lien is $542,885 and 155,000, respectively. The Revolver provides for maximum borrowings of $100,000. The Revolver had an outstanding balance of $4,500 at June 30, 2021.

Contractual Obligations

Our contractual obligations as of June 30, 2021 include First Lien Credit Facility amounting to $547,385 due between the remainder of 2021 and 2025, Second Lien Term Loans amounting to $155,000 due in 2026 and lease obligations of $14,615, reflecting the minimum commitments for Company leases facilities and other machinery and equipment under long-term noncancelable operating leases. Additionally, the Company has a supply agreement to purchase elemental phosphorus (P4) from a supplier through 2023. As of June 30, 2021, the Company expects total future purchase orders under this supply agreement to approximate $82,000.

Critical Accounting Policies and Estimates

We have prepared our financial statements in accordance with GAAP. Our preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities and related disclosures at the date of the financial statements, as well as revenue and expense recorded during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and or other relevant assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from management’s estimates.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Business Combinations

We allocate the fair value of purchase consideration in a business combination to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is allocated to goodwill. The allocation of the purchase consideration requires management to make significant estimates and assumptions, especially with respect to intangible assets. These estimates can include, but are not limited to, future expected cash flows from acquired customers and acquired technology from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable, and, as a result, actual results may differ from estimates.

During the measurement period, which is up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings. No adjustments to the allocation of purchase consideration have been made during the measurement period as it relates to the acquisitions made by the Company during the years ended December 31, 2020 and 2019 nor six months ended June 30, 2021.

Definite-lived Intangible Assets

Definite-lived intangible assets largely consist of certain customer relationships, technology, and trademarks. The aggregate value of intangible assets related to these assets is determined using the multi-period excess earnings method (“MPEEM”) or the relief from royalty method (“RFR”), which are applications of the income approach. Under the MPEEM approach, the applicable cost structure was deducted from the existing customer revenue estimates to arrive at operating income. Certain adjustments were made to operating income to derive after-tax cash flows. These adjustments included applicable income tax expense and an appropriate charge for the use of contributory assets. After-tax cash flows were estimated over an explicit projection period and discounted to present value at an appropriate discount rate. The significant assumptions using the MPEEM are revenue base, attrition rate, operating expense adjustments, contributory asset charges, and discount rate. The RFR involves the estimation of an amount of hypothetical royalty savings enjoyed by the entity that owns the trademark asset because that entity is relieved from having to license that intangible asset from another owner. Under the RFR, the royalty savings is calculated by estimating a reasonable royalty rate that a third party would negotiate in a licensing agreement. Such royalties are most commonly expressed as a percentage of total revenue involving comparable risk and asset characteristics. The net revenue expected to be generated by the intangible asset during its expected remaining life is then multiplied by the selected royalty rate. The estimated after tax royalty stream is then discounted to present value at an appropriate rate of return, to estimate the fair value of the subject intangible asset. The significant assumptions in the RFR are revenue base, selected royalty rate, and discount rate. Income approach methods models are highly reliant on various assumptions, including projected business results and future industry direction, and weighted-average cost of capital. Significant management judgement is involved in estimating these variables, and they include inherent uncertainties since they are forecasting future events. No adjustments have been made to the gross value of the Company’s definite-lived intangible assets during the years ended December 31, 2020 and 2019 nor six months ended June 30, 2021.

Contingent Consideration

The consideration for our acquisitions may include future payments that are contingent upon the occurrence of a particular event. We record a contingent consideration obligation for such contingent consideration payments at fair value on the acquisition date. We estimate the fair value of contingent consideration obligations through a Monte Carlo or a scenario-based method simulation that incorporates assumptions related to the achievement of the milestones, discount rates, set of possible scenarios with corresponding outcomes, and volatility. Each period we revalue the contingent consideration obligations associated with the acquisition to fair value and record changes in the fair value within the Consolidated Statements of Operations and Comprehensive Income (Loss). Increases or decreases in the fair value of the contingent consideration obligations can result from changes in assumed revenue risk premium and volatility, as well as assumed probability with respect to the attainment of certain financial and operational metrics, among others. Significant judgment is employed in determining these assumptions as of the acquisition date and for each subsequent period. Accordingly, future business and economic conditions, as well as changes in any of the assumptions described above, can materially impact the fair value of contingent consideration recorded at each reporting period. There were no material adjustments to the Company’s estimated fair value of contingent consideration during the year ended December 31, 2020. During the six months ended June 30, 2021, the fair value of contingent consideration increased $2,763, or 14%, primarily due to the passage of time and therefore shorter discount period.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates and interest rates.

The Company is also subject to business risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations, and market risk related to changes in interest rates and foreign currency exchange rates. The political and economic risks are mitigated by the stability of the countries in which the Company’s largest operations are located.

Foreign Currency Exchange Risk

Currency exchange rate fluctuations impact the Company’s results of operations and cash flows. Foreign currency translation gains and losses arising primarily from changes in exchange rates on foreign currency denominated intercompany loans and other intercompany transactions and balances between foreign locations are not hedged and are recorded in other expense, net in the consolidated states of operations and comprehensive loss. The Company does not trade in financial instruments for speculative purposes. As such, a 10% or greater move in exchange rates versus the U.S. dollar could have a material impact on our financial results and position.

Interest Rate Risk

As of June 30, 2021, the Company had $702,385 of debt outstanding that is subject to a floating interest rate. The debt carries an interest rate based on floating rate indexed to either LIBOR plus an applicable margin, federal funds rate plus an applicable margin, or the prime rate plus an applicable margin. As of and for the six months ended June 30, 2021, the First Lien Credit Facility had an outstanding balance of $542,885 with an average effective interest rate of 3.15%, the Second Lien Credit Facility had an outstanding balance of $155,000 with an average effective interest rate of 6.94%, and the Revolving Credit Facility had an outstanding balance of $4,500.

The above does not consider the effect of interest rate changes on overall activity nor management action to mitigate such changes. At June 30, 2021, the Company did not have any interest rate swaps to mitigate the risk identified above. As such, an increase of 1% in the variable rate on our indebtedness would result in an increase to our interest expense of approximately $7,000 per year.

Credit Risk

We are subject to the risk of loss resulting from nonpayment or nonperformance by our counterparties. We will continue to closely monitor the creditworthiness of customers to whom we grant credit and establish credit limits in accordance with our credit policy.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the persons we anticipate will become the directors and executive officers of Holdco. The Holdco board of directors is expected to be comprised of 9 directors.

Name	Age	Title
W. Nicholas Howley	69	Director
William N. Thorndike, Jr.	57	Director
Haitham Khouri	41	Director
Edward Goldberg	58	Director, Chief Executive Officer
Vivek Raj	37	Director
Tracy Britt Cool	36	Director
Kevin Stein	55	Director
Sean Hennessy	63	Director
Robert S. Henderson	65	Director
Barry Lederman	51	Chief Financial Officer
Noriko Yokozuka	45	General Counsel
Stephen Cornwall	57	Chief Commercial Officer
Ernest Kremling	57	Chief Operating Officer
Shannon Horn	47	Business Director

W. Nicholas Howley. Mr. Howley has served as the Co-Chairman of EverArc’s board of directors since its inception in November 2019. Mr. Howley co-founded TransDigm Group Inc. (“TransDigm”), an aerospace manufacturing company, in 1993 and has served as the Chairman of TransDigm’s board of directors since 2003 and as Executive Chairman since 2018. Mr. Howley served as President and/or Chief Executive Officer of TransDigm from 2003 through 2018 and as President and/or Chief Executive Officer of TransDigm Inc. from 1998 through 2018. Mr. Howley holds B.S. degree in mechanical engineering from Drexel University and an M.B.A. degree from Harvard Business School.

William N. Thorndike, Jr. Mr. Thorndike has served as the Co-Chairman of EverArc’s board of directors since its inception in November 2019. Mr. Thorndike founded Housatonic Partners, a leading middle market private equity firm with offices in Boston and San Francisco, in 1994 and has been a Managing Director since that time. Prior to founding Housatonic Partners, Mr. Thorndike worked with T. Rowe Price Associates, a global asset management firm, and Walker & Company, a publishing company, where he was named to its board of directors. Mr. Thorndike has served as a director of over 30 companies since founding Housatonic Partners. He is currently a director of CNX Resources Corporation, a natural gas company, and serves on various boards of directors of private companies. He also serves as a Trustee of WGBH, a public broadcaster serving southern New England, and the College of the Atlantic. Mr. Thorndike is the author of “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success,” which has been translated into 12 languages. Mr. Thorndike holds an A.B. degree in English and American Literature from Harvard University and an M.B.A. degree from Stanford University.

Haitham Khouri. Mr. Khouri is an EverArc Founder. Prior to founding EverArc, Mr. Khouri was a Senior

Analyst at Hound Partners from 2009 to 2018. Between 2005 and 2007 Mr. Khouri was a private equity

Associate at Oak Hill Capital Partners. Between 2003 and 2005 Mr. Khouri was an investment banking analyst at Deutsche Bank. Mr. Khouri began his career in 2002 as an Analyst at JP Morgan. Mr. Khouri holds a BA in Economics from Cornell University and an MBA with Distinction from Harvard Business School.

Edward Goldberg. Upon the closing of the Business Combination, Mr. Goldberg will serve as Chief Executive Officer of Holdco. He brings more than 18 years of executive leadership to fire safety products and operations.

Before joining Perimeter, Mr. Goldberg was Business Director for ICL Performance Additives and Solutions, where he held general management responsibility for the company’s global fire safety segment. Mr. Goldberg is credited with building ICL’s global fire safety business, focusing on products for wildland fire management and municipal and industrial fire suppression. Mr. Goldberg holds a BS in Chemical Engineering from Cornell University.

Vivek Raj. Mr. Raj is an EverArc Founder. Prior to founding EverArc, Mr. Raj founded Geneses Investments, a private investment firm, in 2018. Mr. Raj was a private equity investor between 2011 and 2018 and before that held operational roles in the energy industry. Mr. Raj holds a Bachelor of Technology from the Indian Institute of Technology, Delhi and an MBA from Harvard Business School.

Tracy Britt Cool. Ms. Cool has served as a member of EverArc’s board of directors since its inception in November 2019. Ms. Cool joined Berkshire Hathaway in December 2009 as financial assistant to the chairman and served in various roles until she left Berkshire Hathaway in March 2020 to co-found Kanbrick, a long-term investment partnership. Most recently, from November 2014 to March 2020, Ms. Cool served as chief executive officer of Pampered Chef, a direct seller of high-quality cooking tools. During her time at Berkshire Hathaway, Ms. Cool also served as chair of the following Berkshire Hathaway subsidiaries: Benjamin Moore & Co., a leading manufacturer and retailer of paints and architectural coatings, Larson-Juhl, a manufacturer and distributor of wood and metal framing products, Oriental Trading Company, a direct merchant of party suppliers, arts and crafts, toys, and novelties, and Johns Manville, a leading manufacturer of insulation, roofing materials, and engineered products. From January 2017 to October 2020, Ms. Cool served as a director of Blue Apron Holdings, Inc., an ingredient-and-recipe meal kit service and from June 2013 to January 2020, Ms. Cool served as a director of The Kraft Heinz Company, and its predecessor H.J. Heinz Company. Ms. Cool holds an A.B. degree in economics from Harvard College and an M.B.A. degree from Harvard Business School.

Kevin Stein. Mr. Stein has been Chief Executive Officer of TransDigm since April 2018 and as its President since January 2017. He also served as TransDigm’s Chief Operating Officer from January 2017 to March 2018. Prior to that he was Chief Operating Officer of the TransDigm’s Power and Controls Segment from October

2014 to December 2016. Prior to that Mr. Stein was President of the Structurals Division and Executive Vice President of Precision Cast Parts from January 2009 to October 2014. Mr. Stein also serves on the board of directors of TransDigm. Mr. Stein holds a BS in Chemistry from Hobart and William Smith College, a MS in Inorganic Chemistry from Stanford University and a PHD in Inorganic/Polymer Chemistry from Stanford University.

Sean Hennessy. Mr. Hennessy is the retired Senior Vice President, Corporate Planning, Development & Administration of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, serving in that role from January 2017 to March 2018 in connection with the company’s integration of its Valspar acquisition. Prior to that Mr. Hennessy served as Chief Financial Officer of The Sherwin Williams Company from 2001 to 2016. He is a certified public accountant. Mr. Hennessy also serves on the board of directors of TransDigm. Mr. Hennessy holds a Bachelor’s degree from the University of Akron.

Robert S. Henderson. Mr. Henderson has been the Vice Chairman at TransDigm since 2017. He also served as the COO of TransDigm’s Airframe Segment from 2014 to 2016 and as Executive Vice President from 2005 to

2014. From 1999 to 2008 he also served as President of AdelWiggins Group, a division of TransDigm. Mr. Henderson has significant experience integrating acquisitions and leading multiple operating units concurrently. Mr. Henderson holds a Bachelor’s degree in Mathematics from Brown University.

Barry Lederman. Upon the closing of the Business Combination, Mr. Lederman will serve as Chief Financial Officer of Holdco. He brings extensive financial and international experience, having led teams of several public and private companies including the sale of Halo Pharmaceuticals to Cambrex Corporation in 2018. Prior to joining Halo, he served as the CFO for Eisai Inc. and Qualitrol Company LLC. He holds a Master of Business Administration with a dual concentration in Finance and Operations Management and a Bachelor of Science

degree in Electrical Engineering, both from the University of Rochester. Mr. Lederman is also CPA licensed in New Jersey and New York.

Noriko Yokozuka. Upon the closing of the Business Combination, Ms. Yokozuka will serve as General Counsel, Corporate Secretary and Compliance Officer of Holdco. Prior to joining Perimeter Solutions, Ms. Yokozuka served as General Counsel for ICL Americas. She previously worked as in-house counsel for a healthcare venture capital firm and family office in New York. Ms. Yokozuka started her career with the Investment Management and Corporate groups at Skadden, Arps, Slate, Meagher & Flom. Ms. Yokozuka received her law degree from the University of Virginia – School of Law and her undergraduate degree from Yale University.

Stephen Cornwall. Upon the closing of the Business Combination, Mr. Cornwall will serve as the Chief Commercial Officer of Holdco. He has over 27 years in the chemical industry, from Monsanto to Perimeter, in various sales and marketing management positions focused on the phosphorus and derivatives product lines. Steve is the past president of the Chemical Club of New England and the Racemics Group, as well as the past chairman and a board member of the Chemical Educational Foundation. He is also the 2012 recipient of the supplier of the year award from the National Association of Chemical Distributors. Mr. Cornwall holds a BA in Economics from Westminster College.

Ernest Kremling. Upon the closing of the Business Combination, Mr. Kremling will serve as the Chief Operating Officer of Holdco. He brings extensive chemical industry experience, having held numerous global senior leadership positions at various organizations. Mr. Kremling began his career at Dow where he held roles of increasing responsibility, later holding Executive Leadership positions in Operations / Supply Chain and Business General Management at KMG Chemicals. Before joining Perimeter, he was Senior Executive for Production, Technology, Safety and Environment for the Americas at Lanxess. He holds a BA in Chemistry from Hendrix College.

Shannon Horn. Upon the closing of the Business Combination, Mr. Horn will serve as Business Director, North America Retardant & Services. He brings over 30 years of experience in the fire safety business. Since 2003, Mr. Horn owned and operated First Response Fire and Rescue, River City Fabrication and H&S Transport, which provided services and equipment support to the company’s fire safety business. Perimeter Solutions acquired these three businesses in March of 2019. Mr. Horn holds accounting and business degrees from Long Beach City College and Portland State University—School of Business.

Corporate Governance

We will structure our corporate governance in a manner EverArc and Perimeter believe will closely align our interests with those of our shareholders following the Business Combination. Notable features of this corporate governance include:

•

a majority of our board of directors will be comprised of independent directors, we will have majority independent director representation on our audit, compensation and nominating and corporate governance committees immediately following the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Independence of our Board of Directors

Based on information provided by each director concerning his or her background, employment, and affiliations, and after considering the transactions described above, our board of directors has affirmatively determined that each of Messrs. Raj, Stein, Hennessy and Henderson and Ms. Britt Cool are “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE governance standards. Because Messrs. Howley, Thorndike and Khouri control the entity which receives advisory fees from us, they are not independent under NYSE governance standards. As our Chief Executive Officer, Mr. Goldberg is also not independent.

Board Committees

Our Board is expected to have four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. Copies of the committee charters of each of the committees setting forth the responsibilities of the committees will be available on our website. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus. The committees will periodically review their respective charters and recommend any needed revisions to our board of directors. The following is a summary of the composition of each committee:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Executive Committee
Tracy Britt Cool					X
Robert S. Henderson	X				X	*
Sean Hennessy	X	*	X
W. Nicholas Howley							X
Haitham Khouri							X	*
Vivek Raj			X		X
Kevin Stein	X		X	*
William N. Thorndike, Jr.							X

*	Denotes Chair of applicable committee.

Audit Committee

Our audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

All of the audit committee members qualify as independent directors according to the rules and regulations of the SEC and the NYSE with respect to audit committee membership. In addition, all of the audit committee members meet the requirements for financial literacy under applicable SEC and the NYSE rules and at least one of the audit committee members qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•

reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

All of the compensation committee members will qualify as independent directors according to the rules and regulations of the SEC and the NYSE with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. Holdco’s Board will adopt a new written charter for the compensation committee, which will be available on Holdco’s website after adoption. The reference to Holdco’s website address in this prospectus does not include or incorporate by reference the information on Holdco’s website into this prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

All of the nominating and corporate governance members will qualify as independent directors according to the rules and regulations of the SEC and the NYSE with respect to nominating and corporate governance committee membership. Holdco’s Board will adopt a new written charter for the nominating and corporate governance committee, which will be available on Holdco’s website after adoption. The reference to Holdco’s website address in this prospectus does not include or incorporate by reference the information on Holdco’s website into this prospectus.

Executive Committee

The Executive Committee possesses the power of our board of directors during intervals between meetings of our board of directors.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Code of Ethics

Holdco’s Board will adopt a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of the NYSE and the SEC. The Code of Ethics will be available on Holdco’s website. In addition, Holdco intends to post on the Corporate Governance section of its website all disclosures that are required by law or the NYSE’s listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to Holdco’s website address in this prospectus does not include or incorporate by reference the information on Holdco’s website into this prospectus.

Compensation of Officers

Holdco’s executive compensation program, as determined by the Compensation Committee of the Holdco Board, reflects Perimeter’s compensation policies and philosophies, as they may be modified and updated from time to time.

Employment Agreements

Each Named Executive Officer is employed by Perimeter Solutions LP, a Delaware limited partnership (the “Employer”). On October 1, 2021, the Employer and Holdco entered into a new employment agreement with each Named Executive Officer that will become effective upon the closing of the Business Combination (each, a “New Agreement”). Once effective, the New Agreements will supersede all prior employment related agreements of the Named Executive Officers with the Employer or any of its affiliates, other than any new equity compensation agreements entered into with Holdco.

Each New Agreement provides for an indefinite term of employment that continues until terminated and sets forth the Named Executive Officer’s base salary, target annual bonus opportunity, severance payments, reimbursement of expenses and eligibility to participate in the 2021 Equity Plan and any other employee benefit plans in effect that are generally available to other senior officers. For fiscal year 2021, each Named Executive Officer’s annual bonus will be determined in accordance with the bonus plan in effect as of the date of the New Agreement. For subsequent years, the annual bonus for each Named Executive Officer will be determined in accordance with the annual cash bonus plan of Holdco or Employer, as applicable, in effect from time to time and the target bonus opportunity set forth in the New Agreement for that Named Executive Officer. The Named Executive Officers are subject to customary confidentiality, non-competition and non-solicitation covenants under the New Agreements.

The New Agreement with: (i) Mr. Goldberg provides for an annual base salary of $575,000 and a target annual bonus opportunity equal to 100% of his annual base salary; (ii) Mr. Lederman provides for an annual base salary of $380,000 and a target annual bonus opportunity equal to 50% of his annual base salary; and (iii) Mr. Horn provides for an annual base salary of $247,680 and a target annual bonus opportunity equal to 40% of his annual base salary. Mr. Lederman’s New Agreement also entitles Mr. Lederman to receive a mutually agreed upon reasonable reimbursement amount for his out-of-pocket living expenses associated with commuting to the St. Louis, Missouri, metro area (consisting of monthly rent, a rental car, meals and the price of a first class airfare ticket associated with traveling to and from Wayne, New Jersey, to the St. Louis, Missouri, metro area) for as long as Mr. Lederman does not live in the St. Louis, Missouri, metro area.

Each New Agreement also provides for severance payments upon a termination without Cause (as defined in the New Agreement), resignation for Good Reason (as defined in the New Agreement) or termination due to Disability (as defined in the New Agreement). In each case, the applicable Named Executive Officer will be entitled to a severance amount equal to: (i) 1.25 times the Named Executive Officer’s annual base salary; (ii) 1.0 times the Executive’s target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in the New Agreement) as of the date of termination; less (b) the monthly cost that is being charged to the Named Executive Officer for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 15-month period following the date of termination, subject to the Named Executive Officer executing a release of claims.

Performance-Based Stock Options

Overview

Effective immediately prior to the closing of the Business Combination, we intend to grant approximately 8,610,000 performance-based nonqualified stock options to our executive officers and other members of senior management under the 2021 Equity Plan. Each grant will be subject to the terms and conditions set forth in the 2021 Equity Plan and a stock option agreement to be entered into between Holdco and the applicable recipient.

These options will have an exercise price of $10.00 per Holdco Ordinary Share and will consist of two types of vesting criteria. Of the aggregate number of options expected to be granted, approximately 210,000 will be eligible to vest based on the achievement of certain performance goals for fiscal year 2021 (the “Bridge Option”), and the remaining 8,400,000 will be eligible to vest based on the achievement of certain performance goals for fiscal years 2022-2026 (the “5-Year Option”).

The Bridge Option will vest and become exercisable (i) if we achieve an EBITDA target for fiscal year 2021; and (ii) if the recipient remains in continuous service through the first anniversary of the grant date. No portion of the Bridge Option will be considered vested unless and until both conditions are met.

The 5-Year Option will be eligible to vest over a five-year period in equal annual tranches based on the achievement of annual operating performance per diluted share (“AOP”) targets to be set forth in the award agreements. The AOP targets will based on a compounded annual growth rate, and the actual AOP achieved for any given year will be calculated in accordance with a formula to be set forth in the award agreements. For each yearly tranche, we will need to achieve 15% compounded annual growth for minimum vesting (resulting in 25% of that tranche vesting) and 25% compounded annual growth for maximum vesting (resulting in 100% of that tranche vesting). If the actual AOP achieved for any given year exceeds the maximum target, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years.

In the event of a change of control, a percentage of the unvested options that remain eligible for vesting with respect to the then-current performance year and each remaining performance year will vest in an amount equal to the greater of (i) the average vesting percentage of the prior two performance years and (ii) the amount that would have vested for each applicable remaining year if such determination had been based on the price per share paid at the closing of such change of control transaction instead of AOP.

Grants to Named Executive Officers

We expect to grant our Named Executive Officers the following:

Name	Bridge Option	5-Year Option	Total Option Grant
Edward Goldberg	75,000	3,000,000	3,075,000
Barry Lederman	25,000	1,000,000	1,025,000
Shannon Horn	21,250	850,000	871,250

Our executive officers will be required to hold a minimum level of personal investment in Holdco pursuant to stock retention guidelines attached to their option agreement. Mr. Goldberg is required to hold $2,200,000 in aggregate value, Mr. Lederman is required to hold $1,900,000 in aggregate value and Mr. Horn is required to hold $1,500,000 in aggregate value. The aggregate value may include the fair market value of shares underlying options over the exercise price, but half of the value must be attributable to shares held by the officer. Each officer will have five years after the date of the grant to comply with these requirements.

2021 Equity Incentive Plan

Effective immediately prior to the closing of the Business Combination, the board of directors of Holdco (the “Board”) will adopt, and its stockholders will approve, the 2021 Equity Incentive Plan (the “2021 Equity Plan”), which provides for the grant of stock options (either incentive or non-qualified), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance share units and other stock-based awards with respect to the Holdco Ordinary Shares. The purpose of the 2021 Equity Plan is to promote the interests of Holdco and its stockholders by:

•	providing us with a means to attract and retain employees, officers, consultants, advisors and directors who will contribute to our long-term growth and success; and

•	providing such individuals with incentives that will align with those of our shareholders.

Eligibility

Employees, directors and certain consultants of Holdco or its subsidiaries are eligible to receive awards under the 2021 Equity Plan. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of Holdco or any of its subsidiaries. In certain circumstances, we may also grant substitute awards to holders of equity-based awards of a company that we acquire or combine with.

Administration

The 2021 Equity Plan will be administered by the compensation committee, or such other committee as may be designated by Holdco’s board of directors, or by Holdco’s full board of directors (the term “committee” will refer generally to the body with such authority for purposes of this description of the 2021 Equity Plan terms). Grants made to persons subject to Section 16 of the Exchange Act will require the approval of a committee consisting of two or more members who are “non-employee directors” (as defined under Section 16) or Holdco’s full board of directors.

The committee has the authority to, among other things, determine the employees, directors and consultants to whom awards may be granted, determine the number of shares subject to each award, determine the type and the terms and conditions of any award to be granted (including, but not limited to, the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), approve forms of award agreements, interpret the terms of the 2021 Equity Plan and awards granted thereunder and adopt rules and regulations relating to the 2021 Equity Plan, including with respect to clawback policies and procedures. If a committee member has a direct or indirect financial interest conflicting with that of Holdco in either the issuance of awards to such member or any underlying shares, the conflicted member must advise the committee of the conflict and recuse himself or herself from any deliberations relating to such conflict.

However, other than in connection with certain corporate events, the committee cannot take any of the following actions without the approval of our shareholders: (i) lower the exercise or grant price per share of an outstanding option or SAR, (ii) cancel an option or SAR in exchange for cash or another award (other than in connection with a change in control) when the exercise or grant price per share of the option or SAR exceeds the fair market value of one Holdco Ordinary Share, or (iii) take any other action with respect to an option that would be treated as a repricing under the applicable stock exchange rules.

Term

Unless terminated earlier by Holdco’s board of directors, the 2021 Equity Plan will terminate on the earlier of (i) the date all shares subject to the 2021 Equity Plan have been purchased or acquired according to its provisions and (ii) the tenth anniversary of its effective date. Upon termination of the 2021 Equity Plan, all outstanding awards will continue in effect in accordance with the provisions of the terminated 2021 Equity Plan and the applicable award agreement (or other documents evidencing such awards).

Shares Available for Issuance under the 2021 Equity Plan

A total of 32,000,000 Holdco Ordinary Shares will be authorized and reserved for issuance under the 2021 Equity Plan. Any shares reserved and available for issuance under the 2021 Equity Plan may be used for any type of award under the 2021 Equity Plan, including ISOs.

Shares underlying awards that are expired, forfeited, or otherwise terminated without the delivery of shares, or are settled in cash, and any shares tendered to or withheld by us for the payment of an exercise price or for tax withholding will again be available for issuance under the 2021 Equity Plan.

In connection with a subdivision or consolidation of the Holdco Ordinary Shares or other capital adjustment or other material change in our capital structure, the number and kind of shares that may be issued under the 2021 Equity Plan, the individual award limits and the number and kind of shares that are subject to outstanding awards, and other terms and conditions thereof, will be equitably adjusted.

We may also assume awards previously granted under a compensatory plan of an acquired business and grant substitutes for such awards under the 2021 Equity Plan. The number of shares reserved for issuance under the 2021 Equity Plan will not be decreased by the number of shares subject to any such assumed awards and substitute awards. In addition, shares available for issuance under a compensatory plan of an acquired business (as appropriately adjusted, if necessary) may be used for awards under the 2021 Equity Plan, subject to applicable shareholder approval and stock exchange requirements.

Annual Individual Limits for Directors

The maximum aggregate number of shares subject to awards granted during a single fiscal year to any director who is not an employee, taken together with any cash fees paid to such director during the fiscal year, may not exceed $1,000,000 in total value (based on grant date fair value), in each case for service as a director and not as a bona fide consultant or advisor to Holdco or any of its subsidiaries.

Types of Awards

The 2021 Equity Plan permits the grant of the following types of awards:

Stock Options. Stock options may be either nonqualified stock options or ISOs. The holder of an option will be entitled to purchase a number of Holdco Ordinary Shares on the terms and conditions determined by the committee, including the vesting terms, exercise price and manner and timeframe in which it may be exercised. Except in the case of substitute awards, the exercise price will be at least the fair market value of one Holdco Ordinary Share on the grant date (or 110% of the fair market value if the option an ISO granted to a 10% or greater shareholder). Options will terminate on the tenth anniversary of the grant date, unless the committee establishes an earlier termination date or other circumstances cause earlier termination.

Stock Appreciation Rights (SARs). The holder of a SAR will be entitled to receive, upon exercise of the SAR, an amount equal to the excess of (i) the fair market value of one Holdco Ordinary Share on the date the SAR is exercised, over (ii) the grant price of the SAR. The committee will determine the terms and conditions of the SAR, including the vesting terms, grant price and manner and timeframe in which it may be exercised. Except in the case of substitute awards, the grant price will be no less than the fair market value of one Holdco Ordinary Share on the grant date. The committee will also determine whether the payment received upon exercise of a SAR will be in cash, Holdco Ordinary Shares of equivalent value or a combination thereof. SARs will terminate on the tenth anniversary of the grant date, unless the committee establishes an earlier termination date or other circumstances cause earlier termination.

Restricted Stock and Restricted Stock Units (RSUs). A restricted stock award is an award of Holdco Ordinary Shares subject to vesting restrictions. An RSU is a right to receive cash, Holdco Ordinary Shares or a combination thereof based on the value of a Holdco Ordinary Share. The committee will determine the conditions and/or restrictions, vesting and delivery schedule and other terms of restricted stock and RSUs, including time-based restrictions and/or restrictions based upon the achievement of specific performance goals and the time and manner of payment of amounts earned. Unless provided otherwise by the committee, restricted stock and RSUs are forfeited to the extent that a recipient fails to satisfy the applicable conditions during the restricted period.

Performance Units and Performance Share Units. Performance units and performance share units are awards that will result in a payment to the holder of such award only if, and depending on the extent to which, performance goals or other conditions established by the committee are achieved or the awards otherwise vest. The committee may set performance objectives based upon the achievement of company-wide, divisional, business unit or individual goals or any other basis determined by the committee in its discretion. Performance units and performance share units may be denominated as a cash amount, a number of Holdco Ordinary Shares, a number of units referencing a cash amount, a number of units referencing a number of Holdco Ordinary Shares or other property, or a combination thereof.

Other Awards. The committee may grant other awards that are denominated or valued in whole or in part by reference to, or are otherwise based upon Holdco Ordinary Shares, either alone or in addition to other awards granted under the 2021 Equity Plan. Other awards may be settled in Holdco Ordinary Shares, cash or any other form of property, and have such other terms and conditions as determined by the committee.

Non-Transferability of Awards

Unless the committee provides otherwise, our 2021 Equity Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Repayment of Awards and Forfeiture

The committee may seek repayment or recovery of an award or the value received pursuant to an award, as appropriate, pursuant to any recovery, recoupment, clawback and/or other forfeiture policy maintained by us from time to time or any applicable law or regulation or the standards of any stock exchange on which the shares are then listed.

The committee may also provide that the holder’s rights under an award are subject to reduction, cancellation, forfeiture or recoupment upon (i) breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are applicable to the holder, (ii) a termination of the holder’s employment for cause, or (iii) other conduct by the holder that is detrimental to the business or reputation of the Holdco and/or its affiliates.

Change in Control

The 2021 Equity Plan provides that in the event of a merger or change in control, as defined under the 2021 Equity Plan, each outstanding award will be treated as the committee determines, either in the award agreement or in connection with the change in control.

The committee may cause an award to be canceled in exchange for a cash or other payment to the holder or cause an award to be assumed by a successor corporation. If the successor corporation does not assume or substitute an equivalent award for any outstanding award, then the committee may cause such award to fully vest, all restrictions on such award to lapse, all performance goals or other vesting criteria applicable to such award to be achieved and such award to become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the holder of such award.

Amendments and Termination

Holdco’s board of directors may amend, suspend, or terminate the 2021 Equity Plan at any time, subject to the prior approval of our shareholders to the extent required by applicable law or stock exchange requirement or, in any event, if the action would increase the number of shares available for awards under the 2021 Equity Plan. In addition, no termination, amendment or modification of the 2021 Equity Plan may be made that adversely affects in a material way any award previously granted under the 2021 Equity Plan, without the prior written consent of the award holder.

Governing Law

The 2021 Equity Plan and all awards will be governed by and interpreted in accordance with the laws of the Grand Duchy of Luxembourg, without giving effect to principles of conflicts of law.

Compensation of Directors

Following the Closing of the Business Combination, we expect Holdco to pay a retainer of $75,000 per year to its non-employee independent directors, $15,000 per year to the chairperson of its audit committee, $5,000 per year to the chairperson of its compensation committee and $5,000 per year to the chairperson of its nominating and corporate governance committee.

In addition, every two years, we expect Holdco to make grant of stock options to each non-employee independent director covering compensation for two fiscal years, granted on the same terms and conditions as those granted to Company employees, which vests over five years.

COMPENSATION DISCUSSION AND ANALYSIS OF PERIMETER

The following discussion and analysis of compensation arrangements of the named executive officers of Perimeter for the fiscal year ended December 31, 2020 (i.e., prior to the Business Combination) should be read together with the compensation tables and related disclosures provided below and in conjunction with Perimeter’s financial statements and related notes appearing elsewhere in this prospectus. Compensation information included in the following discussion is presented in actual dollar amounts.

Unless stated otherwise or the context otherwise requires, in this Compensation Discussion and Analysis of Perimeter, the terms “Perimeter,” “we,” “us,” “our” and the “Company” refer to SK Invictus Intermediate S.à r.l. and its subsidiaries.

Introduction

As an “emerging growth company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules, Perimeter has opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies.” This section discusses the material components of the executive compensation program for Perimeter’s Chief Executive Officer and Perimeter’s two other most highly compensated executive officers who Perimeter refers to collectively as its “Named Executive Officers.” For fiscal year ended December 31, 2020, Perimeter’s Named Executive Officers and their positions were as follows:

•	Edward Goldberg, Chief Executive Officer;

•	Barry Lederman, Chief Financial Officer; and

•	Shannon Horn, Business Director—North America Retardant & Services.

Perimeter’s compensation policies and philosophies are designed to align compensation with business objectives and the creation of equityholder value, while also enabling Perimeter to attract, motivate and retain individuals who contribute to its long-term success. Perimeter believes its executive compensation program must be competitive in order to attract and retain executive officers. Perimeter seeks to implement compensation policies and philosophies by linking a significant portion of Perimeter’s Named Executive Officers’ cash compensation to performance objectives and has historically provided a portion of their compensation as long-term incentive compensation in the form of equity awards in SK Invictus Holdings, L.P., a parent entity of Perimeter and SK Holdings (“Parent”).

Perimeter’s board of directors has historically determined all of the compensation components of Perimeter’s Named Executive Officers. As Perimeter transitions from a private company to a publicly traded company, Holdco will evaluate its compensation program as circumstances require. As part of the ongoing evaluation, it is expected that the Compensation Committee of Holdco will apply Perimeter’s policies and philosophies described above.

Perimeter expects that it will develop an executive compensation program for Holdco that is consistent with Perimeter’s existing compensation policies and philosophies following the Business Combination, which are designed to align compensation with business objectives and the creation of shareholder value, while also enabling it to attract, motivate and retain individuals who contribute to Perimeter’s long-term success. The compensation reported in the summary compensation table below is not necessarily indicative of how Perimeter’s Named Executive Officers will be compensated in the future, and this discussion may contain forward-looking statements that are based on Perimeter’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Perimeter adopts in the future may differ materially from the currently anticipated programs summarized in this discussion.

2020 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus(1)($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Edward Goldberg,	2020	$342,692	—	—	$313,500	$48,263	$704,455
Chief Executive Officer

Barry Lederman,	2020	$311,538	$100,000	$467,933	$285,000	$44,700	$1,209,171
Chief Financial Officer

Shannon Horn,	2020	$249,231	—	—	$182,400	$44,105	$475,736
Business Director—North America Retardant & Services

1)	Amount reported in this column with respect to Mr. Lederman represents a cash signing bonus paid to Mr. Lederman in fiscal year 2020 in connection with the commencement of his employment.
2)

Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of 18,510 Class B Units of Parent (also referred to herein as “Incentive Units”) granted to Mr. Lederman. The Incentive Units represent membership interests in Parent that are intended to constitute “profits interests” for federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” The grant date fair value of the Incentive Units reported in this column was based on a Black-Scholes valuation methodology using the following assumptions: estimated volatility ranging from 160.5% to 211.4% (depending on the performance-vesting criteria applicable to the Incentive Units), risk-free interest rate of 0.1%, 0% expected dividend yield and a one-year term. For more information on the Incentive Units, see the “Outstanding Equity Awards at 2020 Fiscal Year-End” table and “—Equity Incentives” below.

3)

Amounts reported in this column represent the annual bonus earned by each of our Named Executive Officers with respect to the 2020 fiscal year pursuant to their respective employment agreements based on the achievement of the applicable performance conditions. See “Narrative Disclosure to Summary Compensation Table” below for additional information regarding the Named Executive Officers’ annual bonuses.

4)

Amounts reported in this column represent the following: (a) for Mr. Goldberg, $19,950 in 401(k) plan contributions; $25,978 in Company-paid medical, dental, life and disability insurance premiums; and $2,335 in group term life insurance benefits; (b) for Mr. Lederman, $19,950 in 401(k) plan contributions; $23,537 in Company-paid medical, dental, life and disability insurance premiums; and $1,213 in group term life insurance benefits; and (c) for Mr. Horn, $17,446 in 401(k) plan contributions; $25,881 in Company-paid medical, dental, life and disability insurance premiums; and $778 in group term life insurance benefits.

Narrative Disclosure to Summary Compensation Table

The compensation of Perimeter’s Named Executive Officers generally consists of a base salary, an annual cash incentive bonus, equity compensation in Parent in the form of Class B Units (referred to herein as “Incentive Units”) and health and welfare benefits. As described below, our Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances in accordance with the terms of their employment agreements.

Base Salary

Each of our Named Executive Officers is paid a base salary commensurate with the Named Executive Officer’s position, experience, skills, duties and responsibilities. For fiscal year 2020, the annualized base salary amounts for our Named Executive Officers were as follows: $350,000 for Mr. Goldberg, $309,600 for Mr. Lederman and $247,680 for Mr. Horn, and the actual base salaries earned by our Named Executive Officers for 2020 are set forth above in the Summary Compensation Table.

Non-Equity Incentive Plan Compensation; Sign-On Bonus

Pursuant to the employment agreements, as described below, each Named Executive Officer is also eligible to participate in Perimeter’s annual cash bonus plan and is eligible to receive an annual cash bonus based on the achievement of certain performance objectives established by the board of managers of Parent (the “Parent Board”) or a committee of the Parent Board, which performance objectives for fiscal year 2020 included the achievement of EBITDA targets and individual performance goals. For fiscal year 2020, the annual target bonus amount for each Named Executive Officer was as follows: 50% of annual base salary for Mr. Goldberg, 50% of annual base salary for Mr. Lederman and 40% of annual base salary for Mr. Horn. The Named Executive Officers were awarded the annual bonuses set forth in the Summary Compensation Table above based on our assessment of each Named Executive Officer’s individual performance and our performance against pre-established performance metrics, which bonuses were paid to the Named Executive Officers in 2021. In connection with the commencement of his employment, Mr. Lederman also received a one-time $100,000 signing bonus in fiscal year 2020 pursuant to his employment agreement.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, which employment agreements generally set forth the Named Executive Officer’s base salary, target annual bonus opportunity, reimbursement of reasonable business expenses and eligibility to participate in employee benefit plans provided to other senior executives. The material terms of the employment agreements are summarized below. In addition to the key terms summarized below, each employment agreement provides for certain severance benefits upon a termination by the Company without “cause” and, with respect to Mr. Goldberg, upon his resignation for “good reason.” Please see the section entitled “Potential Payments Upon Termination or Change in Control” below for more details regarding the severance benefits each Named Executive Officer is eligible to receive. In connection with the Closing of the Business Combination, Holdco has entered into new employment agreements with Messrs. Goldberg, Lederman and Horn effective as of the Closing. These employment agreements are described in “Management of Holdco After the Business Combination—Compensation of Directors and Officers.”

Goldberg Employment Agreement

Mr. Goldberg entered into an employment agreement with Parent and ICL North America, Inc. (n/k/a Perimeter Solutions North America, Inc.), dated April 2, 2018 (such date, the “Effective Date”) (the “Goldberg Agreement”). The Goldberg Agreement provides for an indefinite term of employment, unless either party terminates Mr. Goldberg’s employment in accordance with the terms of the Goldberg Agreement. Pursuant to the Goldberg Agreement, Mr. Goldberg is entitled to receive an annual base salary of $275,000 (which has subsequently been increased to $350,000), is eligible to receive an annual bonus (targeted at 50% of his annual base salary and with a maximum of 100% of his annual base salary), based upon the achievement of predetermined performance metrics, and is eligible to participate in employee benefit plans made available to other senior executives. The Goldberg Agreement also provides Mr. Goldberg with the opportunity to participate in the incentive equity programs of Parent. Please see the section entitled “—Equity Incentives” below for more details regarding the Incentive Units Mr. Goldberg was granted.

Under the Goldberg Agreement, Mr. Goldberg was also entitled to receive a mutually agreed upon amount for his reasonable temporary living expenses in the St. Louis, Missouri, metro area (consisting of monthly rent, a rental car, meals and reasonable travel expenses associated with traveling to and from his residence outside of the

St. Louis, Missouri, metro area or his spouse traveling to and from the St. Louis, Missouri, metro area) until the earlier of (x) 12 months following the Effective Date and (y) the date on which Mr. Goldberg secured a permanent residence in the St. Louis, Missouri, metro area. Mr. Goldberg was also entitled to reimbursement of his documented relocation costs to relocate to St. Louis, Missouri, and an allowance of $23,000 (net of taxes) for miscellaneous expenses associated with his relocation. A separate restrictive covenant and confidentiality agreement entered into with Parent and ICL North America, Inc. (n/k/a Perimeter Solutions North America, Inc.) also subjects Mr. Goldberg to customary confidentiality, non-competition, non-solicitation and non-disparagement covenants. As stated above, please also see the section entitled “Potential Payments Upon Termination or Change in Control” below for more details regarding the severance benefits that Mr. Goldberg may be eligible to receive under the Goldberg Agreement upon certain separations from employment.

Lederman Employment Agreement

Mr. Lederman entered into an employment agreement with Parent and Perimeter Solutions North America, Inc., dated November 11, 2019 (the “Lederman Agreement”). The Lederman Agreement provides for an indefinite term of employment, unless either party terminates Mr. Lederman’s employment in accordance with the terms of the Lederman Agreement. Pursuant to the Lederman Agreement, Mr. Lederman is entitled to receive an annual base salary of $300,000 (which has been increased to $309,600), is eligible to receive an annual bonus (targeted at 50% of his annual base salary and with a maximum of 100% of his annual base salary), based upon the achievement of predetermined performance metrics, and is eligible to participate in employee benefit plans made available to other senior executives. Under the Lederman Agreement, Mr. Lederman was paid a one-time, lump-sum signing bonus equal to $100,000 in fiscal year 2020. The Lederman Agreement also provides Mr. Lederman with the opportunity to participate in the incentive equity programs of Parent. Please see the section entitled “—Equity Incentives” below for more details regarding the Incentive Units Mr. Lederman was granted.

Under the Lederman Agreement, Mr. Lederman is also entitled to receive a mutually agreed upon reasonable reimbursement amount for his out-of-pocket living expenses associated with commuting to the St. Louis, Missouri, metro area (consisting of monthly rent, a rental car, meals and the price of a first class airfare ticket associated with traveling to and from Wayne, New Jersey, to the St. Louis, Missouri, metro area) for as long as Mr. Lederman does not live in the St. Louis, Missouri, metro area. A separate restrictive covenant and confidentiality agreement entered into with Parent and Perimeter Solutions North America, Inc. also subjects Mr. Lederman to customary confidentiality, non-competition, non-solicitation and non-disparagement covenants. As stated above, please also see the section entitled “Potential Payments Upon Termination or Change in Control” below for more details regarding the severance benefits that Mr. Lederman may be eligible to receive under the Lederman Agreement upon certain separations from employment.

Horn Employment Agreement

Mr. Horn entered into an employment agreement with Parent and Perimeter Solutions North America, Inc., dated March 20, 2019 (the “Horn Agreement”). The Horn Agreement provides for an indefinite term of employment, unless either party terminates Mr. Horn’s employment in accordance with the terms of the Horn Agreement. Pursuant to the Horn Agreement, Mr. Horn is entitled to receive an annual base salary of $240,000 (which has been increased to $247,680), is eligible to receive an annual bonus (targeted at 40% of his annual base salary and with a maximum of 100% of his annual base salary), based upon the achievement of predetermined performance metrics, and is eligible to participate in employee benefit plans made available to other senior executives. A separate restrictive covenant and confidentiality agreement entered into with Parent and Perimeter Solutions North America, Inc. also subjects Mr. Horn to customary confidentiality, non-competition, non-solicitation and non-disparagement covenants. As stated above, please also see the section entitled “Potential Payments Upon Termination or Change in Control” below for more details regarding the severance benefits that Mr. Horn may be eligible to receive under the Horn Agreement upon certain separations from employment.

Equity Incentives

Each Named Executive Officer has been granted Incentive Units pursuant to the Perimeter Solutions Incentive Equity Plan and an underlying grant agreement. During fiscal year 2020, Mr. Lederman was granted 18,510 Incentive Units. The Incentive Units are intended to qualify as “profits interests” for U.S. federal income tax purposes within the meaning of Revenue Procedures 93-27 and 2001-43 and provide significant alignment between our Named Executive Officers and our business. The number of Incentive Units granted to each of our Named Executive Officers was determined by the Parent Board in its sole discretion, after taking into account discussions with Perimeter’s management team and overall retention goals. As profits interests, the Incentive Units have no value for tax purposes on the date of grant, but instead are designed to gain value only after holders of certain other classes of equity in Parent have received a certain level of returns on their contributed capital. The Incentive Units are subject to performance-based vesting conditions and vest with respect to (a) 50% of the Incentive Units when the specified investors achieve a return of at least 2.0 times their investment in Parent; (b) an additional 25% of the Incentive Units when the specified investors achieve a return of at least 2.5 times their investment in Parent; and (c) an additional 25% of the Incentive Units when the specified investors achieve a return of at least 3.0 times their investment in Parent, in all cases, subject to the unitholder’s continued employment through the applicable vesting date.

In addition, with respect to the Incentive Units granted to each of the Named Executive Officers, if the Named Executive Officer is terminated without “cause” (as defined in the Incentive Unit grant agreement and set forth below) or resigns for “good reason” (as defined in the Incentive Unit grant agreement and set forth below), then a portion of the Incentive Units will become immediately vested upon such separation. The portion of the Incentive Units that will vest upon such separation is equal to: (a) the number of Incentive Units that would vest if there was a hypothetical sale for cash of 100% of the outstanding equity securities of Parent at fair market value, determined in accordance with the grant agreement, and the proceeds of such sale were subsequently distributed to the partners of Parent, multiplied by (b) a percentage equal to the result of (i) the number of full fiscal quarters that have elapsed from a specified date (April 1, 2018 for Mr. Goldberg, November 11, 2019 for Mr. Lederman and March 20, 2019 for Mr. Horn) through the date of the unitholder’s separation, divided by (ii) 20.

Pursuant to Mr. Lederman’s Incentive Unit grant agreement, as of the grant date Mr. Lederman could receive distributions for his Incentive Units as provided in the Parent partnership agreement. However, upon a “liquidity event” (as defined in the Incentive Unit grant agreement), if the aggregate amount distributed after the grant date, together with the amount to be distributed or received in respect of all outstanding equity interests of Parent, is less than the aggregate amount that would be received by the holders of all Class A Unit and Class B Unit if Parent were liquidated immediately after the grant date and the net liquidation proceeds were distributed to all such unitholders, then Mr. Lederman would not be entitled to receive any amounts in connection with such liquidity event and would be required to pay Parent the sum of 100% of any distributions that he previously received in respect of his Incentive Units.

Upon the occurrence of a sale of the partnership (as defined in the Incentive Unit grant agreements and set forth below) if the acquiror in such transaction requests that the Named Executive Officer continue providing similar services to the acquiror, Parent or any of their affiliates following the sale of the partnership for comparable compensation and the Named Executive Officer declines to provide such services, then an amount of the consideration that would otherwise be payable to the Named Executive Officer in connection with the sale of the partnership in respect of 25% of the Named Executive Officer’s Incentive Units (the “Continuing Incentive Amount”) will be forfeited and paid pro rata to the other holders of Incentive Units as of immediately prior to the sale of the partnership. If the Named Executive Officer agrees to provide the services requested by the acquirer and does provide such services following the sale of the partnership, then the Continuing Incentive Amount will be held back and (a) paid to the Named Executive Officer within five business days of the earliest to occur of (v) the date on which the acquiror reduces the Named Executive Officer’s compensation; (w) the date on which the acquirer terminates the Named Executive Officer without “cause” (as defined in the Incentive Unit grant agreement); (x) the Named Executive Officer’s death or disability; (y) the date on which the Parent Board determines to terminate the obligations to provide such services; or (z) the first anniversary of the consummation of the sale of the partnership and (b) if the Named Executive Officer fails to provide the requested services until any of the aforementioned dates, then the Continuing Incentive Amount will be forfeited by the Named Executive Officer and paid pro rata to the other holders of Incentive Units as of immediately prior to the sale of the partnership.

For the purposes of the Incentive Units, “sale of the partnership” means any transaction or series of transactions pursuant to which any person or group of related persons (other than the specified investors and their controlled affiliates) in the aggregate acquire(s) (a) a majority of the Class B Units of Parent or a majority of the outstanding equity securities of Parent by vote or by value (in each case whether by merger, consolidation, reorganization, combination, asset sale or transfer of equity securities, securityholder or voting agreement, proxy, power of attorney or otherwise) or (b) all or substantially all of the assets of Parent determined on a consolidated basis. Unless otherwise determined by the Parent Board or certain equity holders, in no event will a public offering constitute a sale of the partnership for purposes of the Incentive Units.

For the purposes of Mr. Goldberg’s and Mr. Horn’s Incentive Units, “cause” has the meaning assigned to the term in any written employment or services agreement between the Named Executive Officer and Parent, his employer or any of their subsidiaries or, in the absence of any such agreement, “cause” means (a) the commission of any felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or actual fraud; (b) any material act of theft, actual fraud or embezzlement with respect to Parent, the employer or their subsidiaries or any of their customers, vendors, suppliers, business relations or employees; (c) insubordination or failure to perform the duties of the office and/or position held by the Named Executive Officer as reasonably directed by Parent, the employer, their subsidiaries or the Parent Board; (d) gross negligence or willful misconduct with respect to Parent, the employer or their subsidiaries or any of their customers, vendors or employees; (e) the Named Executive Officer’s willful engagement in conduct involving moral turpitude, which, in the reasonable judgment of the Parent Board, is injurious to the financial condition or business reputation of Parent, the employer or their subsidiaries; (f) a failure to observe policies or standards regarding employment practices (including nondiscrimination and sexual harassment policies) as approved by the Parent Board from time to time; and/or (g) any breach by the Named Executive Officer of the confidentiality or restrictive covenant obligations set forth in the Incentive Unit grant agreement.

For the purposes of Mr. Lederman’s Incentive Units, “cause” means (a) the commission of a felony; (b) willful conduct tending to bring Parent, Mr. Lederman’s employer or any of their respective subsidiaries into substantial public disgrace or disrepute; (c) substantial and repeated failure to perform the duties of the office held by Mr. Lederman as reasonably directed by the boards of directors or equivalent governing bodies of Parent or the employer; (d) gross negligence or willful misconduct with respect to Parent, the employer or any of their respective subsidiaries, including any other act or omission involving significant and willful dishonesty or fraud with respect to Parent, the employer or any of their respective subsidiaries or any of their respective customers or suppliers; or (e) any material breach of a non-compete obligation or Mr. Lederman’s obligation to devote his full business time and attention to the business and affairs of Parent, his employer and their respective subsidiaries.

For the purposes of the Incentive Units granted to the Named Executive Officers, “good reason” generally means (a) any action by Parent or the Named Executive Officer’s employer that results in a material reduction in the Named Executive Officer’s title or authority or (b) a reduction in the Named Executive Officer’s annual base salary, in each case, without the prior written consent of the Named Executive Officer.

The Incentive Unit grant agreements also subject the Named Executive Officers to customary non-competition, non-solicitation, no-hire, confidentiality and non-disparagement obligations.

In connection with the Business Combination, it is expected that the outstanding Incentive Units held by the Named Executive Officers will vest in full, subject to their continued service with us through the consummation of the Business Combination.

Co-Invest Units

Each of our Named Executive Officers has also invested in Parent through the purchase of a combination of Class A Units of Parent (“Class A Co-Invest Units”) and Class B Units of Parent (“Class B Co-Invest Units” and, together with the Class A Co-Invest Units, the “Co-Invest Units”), pursuant to the Perimeter Solutions Incentive Equity Plan and a co-invest agreement. Messrs. Goldberg, Lederman and Horn purchased the following amounts of Class A Co-Invest Units, respectively: 187.50, 300 and 2,500, and the following amounts of Class B Co-Invest Units, respectively: 1,875, 3,000 and 25,000. The Co-Invest Units were fully vested as of the date of purchase. With respect to the Co-Invest Units purchased by Messrs. Goldberg and Lederman, such Co-Invest Units were purchased in part with a promissory note (the “Co-Invest Notes”) secured by a pledge of all Co- Invest Units acquired by the Named Executive Officer at any time. Interest accrues on the unpaid principal amount of the Co-Invest Notes outstanding from time to time and becomes due and payable at the time the principal amount of each Co-Invest Note becomes due and payable. Pursuant to the terms of the Co-Invest Notes, outstanding principal and interest due on the Co-Invest Notes become payable (a) as and when the Named Executive Officer receives distributions, if any, from Parent in accordance with the Parent partnership agreement; (b) following the Named Executive Officer’s separation from employment, as and when the Named Executive Officer receives repurchase consideration, if any, if Parent or its investors repurchase the Co-Invest Units; and (c) immediately in the event the Parent Board determines that grounds for cause existed at the time of the Named Executive Officer’s separation from employment or that the Named Executive Officer (i) has breached his confidentiality or restrictive covenant obligations or (ii) has attempted to transfer any of the Co-Invest Units in violation of any applicable transfer restrictions, in each case, following the Named Executive Officer’s separation from employment. Notwithstanding the foregoing, all unpaid principal and interest owed upon the Co-Invest Notes will become due and payable on the earlier to occur of (x) the Named Executive Officer’s separation from employment and (y) a specified date set forth in the co-invest agreement, which dates are March 15, 2026 and December 30, 2027 for Messrs. Goldberg and Lederman, respectively. Upon payment of all principal and interest due on the Co-Invest Notes, the Co-Invest Notes will be automatically cancelled, and the Co-Invest Units pledged as security will be surrendered to the Named Executive Officer. The outstanding principal amounts with respect to the Co-Invest Notes for Messrs. Goldberg and Lederman are as follows: $62,500 and $150,000, respectively. The co-invest agreements also subject the Named Executive Officers to customary non-competition, non-solicitation, no-hire, confidentiality and non-disparagement obligations.

Other Compensation Elements

401(k) Plan

Our Named Executive Officers participate in a tax-qualified 401(k) retirement plan that is maintained by Questco Holdings, Inc., a third-party professional employer organization, and that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) plan, participants may elect to defer a portion of their compensation on a pre- or post-tax basis and have it contributed to the plan subject to applicable annual limits under the Internal Revenue Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Participant elective deferrals are 100% vested at all times. For fiscal year 2020, a safe harbor matching contribution was made under the plan on behalf of each participant in the 401(k) plan in an amount equal to 100% of the participant’s elective deferral up to the first 3% and 50% of the next 2% of the participant’s compensation for each payroll period. Safe harbor matching contributions are 100% vested at all times. The 401(k) plan also provides the ability to make discretionary matching and discretionary non-elective contributions to the 401(k) plan on behalf of each participant, and such contributions do not vest until the participant has completed at least 3 years of service with us. For fiscal year 2020, a discretionary non-elective contribution was made under the plan on behalf of each participant in the 401(k) plan in an amount equal to 3% of the participant’s eligible compensation for each payroll period. With respect to fiscal year 2020, the following contributions to the 401(k) plan were made on behalf of Mr. Goldberg, Mr. Lederman and Mr. Horn: $19,950, $19,950 and $17,446, respectively. As a U.S. tax-qualified retirement plan, pre-tax contributions to the 401(k)

plan and earnings on those contributions are not taxable to the participants until distributed from the 401(k) plan and all contributions are deducted by us when made.

Health and Welfare Plans

Our Named Executive Officers are eligible to participate in employee benefit plans, including medical, life and disability benefits on the same basis as other eligible employees. These benefits include:

•	health, dental and vision insurance;

•	vacation, paid holidays and sick days;

•	group term life insurance, voluntary life insurance and supplemental accident and critical illness insurance; and

•	short-term and long-term disability insurance.

Pension Benefits

Our Named Executive Officers did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored or maintained by us. Our board of directors or Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in the Company’s best interest.

Nonqualified Deferred Compensation

Our Named Executive Officers did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us in fiscal year 2020. Our board of directors or Compensation Committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in the Company’s best interest.

No Tax Gross-Ups

In 2020, the Company did not make gross-up payments to cover the Named Executive Officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company.

Outstanding Equity Awards at Fiscal Year End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2020, which consist exclusively of Class B Units of Parent. Please see “—Equity Incentives” above for additional information regarding the Incentive Units.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(2) ($)	Option Expiration Date(2)
Edward Goldberg(3)	1/1/2019	—	—	22,619	N/A	N/A
Barry Lederman(4)	12/30/2020	—	—	18,510	N/A	N/A
Shannon Horn(5)	3/20/2019	—	—	15,365	N/A	N/A

(1)

The equity awards disclosed in this table are Class B Units of Parent, which are referred to herein as “Incentive Units” and which are intended to qualify as “profits interests” for U.S. federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price or have an option expiration date, Perimeter believes that the Incentive Units are most similar economically to stock options and, as such, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” The number of Incentive Units set forth in this table are rounded to the nearest whole unit. For additional information on the Incentive Units, please see the section entitled, “Narrative Disclosure to Summary Compensation Table—Equity Incentives,” above.

(2)

The Incentive Units are not traditional options, and, therefore, there is no exercise price or expiration date associated with the Incentive Units. Rather, the Incentive Units participate in profits of Parent above a certain threshold after their respective dates of grant.

(3)

Mr. Goldberg’s Incentive Units granted in 2019 are subject to performance-vesting conditions and vest as follows: (a) 50% upon the specified investors’ achievement of a return equal to at least 2.0 times their investment in Parent; (b) an additional 25% upon the specified investors’ achievement of a return equal to at least 2.5 times their investment in Parent; and (c) an additional 25% upon the specified investors’ achievement of a return equal to at least 3.0 times their investment in Parent, in all cases, subject to Mr. Goldberg’s continued employment with us through the applicable vesting date. Additionally, if Mr. Goldberg is terminated without “cause” or resigns for “good reason,” then a portion of his Incentive Units will vest upon such separation. The portion of Mr. Goldberg’s Incentive Units that will vest upon such separation is equal to: (a) the number of Incentive Units that would vest in accordance the terms set forth above if there was a hypothetical sale for cash of 100% of the outstanding equity securities of Parent at fair market value and the proceeds of such sale were subsequently distributed to its partners, multiplied by (b) a percentage equal to the result of (i) the number of full fiscal quarters that have elapsed from April 1, 2018 through the date of Mr. Goldberg’s separation, divided by (ii) 20. For additional information with respect to Mr. Goldberg’s Incentive Units, please see the section entitled, “Narrative Disclosure to Summary Compensation Table—Equity Incentives,” above.

(4)

Mr. Lederman’s Incentive Units granted in 2020 are subject to performance-vesting conditions and vest as follows: (a) 50% upon the specified investors’ achievement of a return equal to at least 2.0 times their investment in Parent; (b) an additional 25% upon the specified investors’ achievement of a return equal to at least 2.5 times their investment in Parent; and (c) an additional 25% upon the specified investors’ achievement of a return equal to at least 3.0 times their investment in Parent, in all cases, subject to Mr. Lederman’s continued employment with us through the applicable vesting date. Additionally, if Mr. Lederman is terminated without “cause” or resigns for “good reason,” then a portion of his Incentive Units will vest upon such separation. The portion of Mr. Lederman’s Incentive Units that will vest upon such separation is equal to: (a) the number of Incentive Units that would vest in accordance the terms set forth above if there was a hypothetical sale for cash of 100% of the outstanding equity securities of Parent at fair market value and the proceeds of such sale were subsequently distributed to its partners, multiplied by (b) a percentage equal to the result of (i) the number of full fiscal quarters that have elapsed from November 11, 2019 through the date of Mr. Lederman’s separation, divided by (ii) 20. For additional information with respect to Mr. Lederman’s Incentive Units, please see the section entitled, “Narrative Disclosure to Summary Compensation Table—Equity Incentives,” above.
(5)

Mr. Horn’s Incentive Units granted in 2019 are subject to performance-vesting conditions and vest as follows: (a) 50% upon the specified investors’ achievement of a return equal to at least 2.0 times their investment in Parent; (b) an additional 25% upon the specified investors’ achievement of a return equal to at least 2.5 times their investment in Parent; and (c) an additional 25% upon the specified investors’ achievement of a return equal to at least 3.0 times their investment in Parent, in all cases, subject to Mr. Horn’s continued employment with us through the applicable vesting date. Additionally, if Mr. Horn is terminated without “cause” or resigns for “good reason,” then a portion of his Incentive Units will vest upon such separation. The portion of Mr. Horn’s Incentive Units that will vest upon such separation is equal to: (a) the number of Incentive Units that would vest in accordance the terms set forth above if there was a hypothetical sale for cash of 100% of the outstanding equity securities of Parent. at fair market value and the proceeds of such sale were subsequently distributed to its partners, multiplied by (b) a percentage equal to the result of (i) the number of full fiscal quarters that have elapsed from March 20, 2019 through the date of Mr. Horn’s separation, divided by (ii) 20. For additional information with respect to Mr. Horn’s Incentive Units, please see the section entitled, “Narrative Disclosure to Summary Compensation Table—Equity Incentives,” above.

Emerging Growth Company Status

As an emerging growth company, we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of Perimeter’s Chief Executive Officer to the median of the annual total compensation of all of Perimeter’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Potential Payments Upon Termination or Change in Control

The Goldberg Agreement provides that upon a termination of Mr. Goldberg’s employment by Perimeter without “cause” or his resignation with “good reason,” as each term is defined therein and set forth below, Mr. Goldberg is eligible to receive the following severance benefits, subject to his timely execution and non-revocation of a release of claims in favor of Perimeter and his continued compliance with applicable restrictive covenants:

(a) continued base salary for 12 months following his termination of employment, payable in accordance with payroll practices; (b) any earned and declared but unpaid annual bonus for the fiscal year ending immediately prior to the date of Mr. Goldberg’s termination of employment, payable when such annual bonus would have been paid had he remained employed through such payment date; (c) an amount equal to his annual bonus for the fiscal year in which the termination occurred (based on actual achievement of the predetermined performance metrics), pro-rated based upon the portion of the fiscal year (measured on a monthly basis) during which Mr. Goldberg was employed and payable when such annual bonus would have been paid had he remained employed through such payment date; and (d) subject to Mr. Goldberg’s timely election of continuation coverage and his continued copayment of premiums at the same level and cost as if he were an employee, continued health care coverage (to the extent permitted by applicable law and the terms of the applicable benefit plan) until the earlier of (x) 12 months following his termination of employment and (y) the date he commences employment with any other person or entity and becomes eligible for alternative health insurance benefits.

The Lederman Agreement provides that upon a termination of Mr. Lederman’s employment by Perimeter without “cause,” as defined therein and set forth below, Mr. Lederman is eligible to receive the following severance benefits, subject to his timely execution and non-revocation of a release of claims in favor of Perimeter and his continued compliance with applicable restrictive covenants: (a) continued base salary for 12 months following his termination of employment, payable in accordance with payroll practices; (b) a pro-rata portion of his target annual bonus for the fiscal year in which his termination occurs, based on the number of completed days in such fiscal year through the date of termination and actual achievement of the predetermined performance metrics, payable when such annual bonus would have been paid had Mr. Lederman remained employed through such payment date; and (c) subject to Mr. Lederman’s timely election of continuation coverage, reimbursement of Mr. Lederman’s cost of health care coverage for himself and his family members under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at the same level of benefits as if Mr. Lederman were an employee of Perimeter until the earlier of (x) 12 months following his termination of employment and (y) the date he obtains other employment that offers group health benefits (such benefits, collectively, the “Severance Benefits”). Additionally, if Mr. Lederman terminates his employment within 6 months following a change of control of more than 50% of the ownership of Perimeter Solutions North America, Inc. and the acquiror in such change of control does not request Mr. Lederman’s continued service for a period of at least 6 months following such change of control, then, subject to his timely execution and non-revocation of a release of claims in favor of Perimeter and his continued compliance with applicable restrictive covenants, Mr. Lederman will be entitled to receive the Severance Benefits.

The Horn Agreement provides that upon a termination of Mr. Horn’s employment by Perimeter without “cause,” as defined therein and set forth below, Mr. Horn is eligible to receive the following severance benefits, subject to his timely execution and non-revocation of a release of claims in favor of Perimeter and his continued compliance with applicable restrictive covenants: (a) continued base salary for 6 months following his termination of employment, payable in accordance with payroll practices; (b) a pro-rata portion of his annual bonus for the fiscal year in which his termination occurs, based on the number of completed months in such fiscal year through the date of termination and actual achievement of the predetermined performance metrics, payable when such annual bonus would have been paid had Mr. Lederman remained employed through such payment date; and (c) subject to Mr. Horn’s timely election of continuation coverage under COBRA and continued copayment of premiums at the same level and cost to Mr. Horn as if he were an employee, continued health care coverage until the earlier of (x) 6 months following his termination of employment and (y) the date he commences employment with any person or entity and becomes eligible for alternative health insurance benefits.

For purposes of the Goldberg Agreement and the Lederman Agreement, “cause” means (a) the commission of a felony; (b) willful conduct tending to bring Parent, the Named Executive Officer’s employer or any of their respective subsidiaries into substantial public disgrace or disrepute; (c) substantial and repeated failure to perform duties of the office held by the Named Executive Officer as reasonably directed by the employer’s board of directors or the Parent Board; (d) gross negligence or willful misconduct with respect to Parent, the Named Executive Officer’s employer or any of their respective subsidiaries, including any other act or omission involving significant and willful dishonesty or fraud with respect to Parent, the Named Executive Officer’s employer or any of their respective subsidiaries or any of their respective customers or suppliers; or (e) any material breach of a non-compete obligation or the Named Executive Officer’s obligation to devote his full business time and attention to the business and affairs of Parent, his employer and their respective subsidiaries. Pursuant to the Goldberg Agreement, “good reason” means (a) any action by Parent or Perimeter Solutions North America, Inc. that results in a material reduction in Mr. Goldberg’s title, status, authority or responsibility as Chief Executive Officer or (b) a reduction in Mr. Goldberg’s annual base salary, in each case, without Mr. Goldberg’s prior written consent.

For purposes of the Horn Agreement, “cause” means (a) the commission of a felony; (b) willful and continuous conduct which actually causes Parent, Mr. Horn’s employer or any of their respective subsidiaries to suffer substantial public disgrace or material disrepute, as demonstrated by Parent; (c) substantial and repeated failure to perform duties of the office held by Mr. Horn as reasonably directed by the employer’s board of directors or the Parent Board; (d) engaging in any act or omission involving significant and willful financial dishonesty or fraud with respect to Parent, Mr. Horn’s employer or any of their respective subsidiaries or any of their respective customers or suppliers; or (e) any material breach of the Horn Agreement or any other agreement by and between Mr. Horn and his employer (including the restrictive covenant and confidentiality agreement); provided that Mr. Horn shall have 30 days following his receipt of notice of his employer’s intention to terminate him for “cause” pursuant to either clause (d) or (e) to cure such failure, if curable (excluding any material breach of the restrictive covenant and confidentiality agreement).

In addition to the severance benefits described above, upon a change in control of Perimeter, each of the Named Executive Officers is entitled to receive payments in respect of his Incentive Units to the extent such Incentive Units have vested as of the time of the change in control. For a description of the terms of the Incentive Units, including with respect to vesting, please see the sections entitled, “Narrative Disclosure to Summary Compensation Table—Equity Incentives” and the Outstanding Equity Awards at Fiscal Year End table, above. In connection with the consummation of the Business Combination, the Incentive Units held by the Named Executive Officers will vest, and each Named Executive Officer will receive payments in respect of his vested Incentive Units in accordance with their terms. In connection with the consummation of the Business Combination, the Incentive Units held by the Named Executive Officers will vest, and each Named Executive Officer will receive payments in respect of his vested Incentive Units in accordance with their terms. It is anticipated that Messrs. Goldberg, Lederman and Horn will receive the following approximate amounts in respect of their vested Incentive Units in connection with the consummation of the Business Combination: $7,257,100, $5,938,861 and $4,929,957, respectively, which amounts are subject to adjustment based on adjustments to the final purchase price in accordance with the terms of the Business Combination Agreement, as described elsewhere in this registration statement.

Executive Compensation Arrangements to be Adopted in Connection with the Business Combination

Following the closing of the Business Combination, Holdco intends to develop an executive compensation program that is designed to align compensation with its business objectives and the creation of shareholder value, while enabling Holdco to attract, motivate and retain individuals who contribute to its long-term success.

Director Compensation

None of our directors received compensation for their services as a director for the fiscal year ended December 31, 2020. The Company also pays a quarterly management fee to the Sponsor for board oversight, operational and strategic support and assistance with business development, and our directors are affiliated with the Sponsor.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Perimeter’s Related Party Transactions

The following is a summary of transactions since January 1, 2018 to which we are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Management of Perimeter—Perimeter Executive Compensation” and “Management of Perimeter—Perimeter Director Compensation.”

Purchase and Sales Agreement

We have a purchase and sales agreement with the former owners of the original Invictus business (the “Sellers”) for specific raw materials. The Sellers and/or their affiliates currently own all of the outstanding preferred interests in Perimeter’s parent. During the six months ended June 30, 2021 and 2020, we had raw material purchases of $430,465 and $1,540,746, respectively, in the ordinary course of business. Additionally, during the six months ended June 30, 2021 and 2020, we sold raw materials at cost of $3,414,316 and $3,695,083, respectively. This related party transaction is not at arm’s length.

Transition Services Agreement

We entered into a transition services agreement (the “TSA”) during 2018 with the Sellers to provide certain functional and infrastructure support for supply chain, information technology, human resources, finance and accounting, and other miscellaneous services for a period of time until we transitioned over such services. We paid $281,932 in total fees under the TSA in 2019, which is presented in selling, general, and administrative expenses in the condensed consolidated statements of operations and comprehensive loss. The TSA arrangement ceased during 2019 and, as such, no further fees have been paid.

Sponsor Fee

When involved, an affiliate of SK Capital Partners IV-A, L.P. and SK Capital Partners IV-B, L.P (collectively, the “Sponsor”) charges a 1% fee on business acquisition transactions in addition to reimbursement for out-of-pocket expenses. We did not pay any transaction-related costs to the Sponsor during the six months ended June 30, 2021 and 2020. Additionally, the Sponsor provides board oversight, operational and strategic support, and assistance with business development in return for a quarterly management fee. Total management consulting fees and expenses were $625,000 for both the six months ended June 30, 2021 and 2020.

EverArc Related Party Transactions

In December 2019, the EverArc Founder Entity acquired 100 Founder Shares for an aggregate purchase price of $1,000. Prior to the initial investment in EverArc of $1,000 by the EverArc Founder Entity, EverArc had no assets, tangible or intangible.

If any of EverArc’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she had pre-existing fiduciary or contractual obligations at the time they were appointed as a director of EverArc, he or she will honor his or her pre-existing fiduciary or contractual obligations to present such opportunity to such entity. EverArc’s officers and directors currently have certain relevant fiduciary duties or contractual obligations to entities other than EverArc that may take priority over their duties to EverArc.

No compensation of any kind, including finder’s and consulting fees, will be paid to EverArc’s Founder Entity, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on EverArc’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on EverArc’s behalf.

EverArc pays Oak Fund Services (Guernsey) Limited an annual fee of £36,000 per annum for general corporate services and such other fees agreed from time to time for any additional services that may be provided.

Lock Up Arrangements

Pursuant to the Placing Agreement, the EverArc Founders, the EverArc Subscription Founder Entities, the EverArc Founder Entity and each of the Directors have agreed that they shall not, without the prior written consent of the Placing Agents offer, sell, contract to sell, pledge or otherwise dispose of any EverArc Ordinary Shares, Founder Shares or EverArc Warrants they hold directly or indirectly in EverArc (or acquire pursuant to the terms of the Founder Advisory Agreement or EverArc Warrants) or any interest in any entity other than EverArc which they may receive in connection with a Business Combination for their EverArc Ordinary Shares or EverArc Warrants, for a period commencing on the date of the Placing Agreement and ending one year after EverArc has completed the Business Combination or upon the passing of a resolution to voluntarily wind-up EverArc for failure to complete the Business Combination (whichever is earlier).

The restrictions on the ability of the Directors, the EverArc Founders and the EverArc Founder Entity to transfer their EverArc Ordinary Shares, Founder Shares or EverArc Warrants, as the case may be, are subject to certain usual and customary exceptions for: gifts; transfers for estate planning purposes; transfers to trusts (including any direct or indirect wholly-owned subsidiary of such trusts) for the benefit of the Directors, the EverArc Founders or their families or charitable organizations; transfers to the Directors, the EverArc Subscription Founder Entities or the EverArc Founders; transfers to affiliates or direct or indirect equity holders, holders of partnership interests or members of the EverArc Subscription Founder Entities or the EverArc Founder Entity, in each case, subject to certain conditions; transfers among the EverArc Founders, the EverArc Subscription Founder Entities or the EverArc Founder Entity (including any affiliates thereof or direct or indirect equity holders, holders of partnership interests or members of the EverArc Subscription Founder Entities or the EverArc Founder Entity); transfers to any direct or indirect subsidiary of EverArc, a target company or shareholders of a target company in connection with an Business Combination, provided that in each of the foregoing cases, the transferees enter into a lock up agreement for the remainder of the period referred to above which is subject to similar exceptions to those set out in this paragraph; transfers of any EverArc Ordinary Shares or EverArc Warrants acquired after the date of Admission in an open-market transaction, or the acceptance of, or provision of, an irrevocable undertaking to accept, a general offer made to all Shareholders on equal terms; and after the Business Combination, transfers to satisfy certain tax liabilities in connection with, or as a result of transactions related to, completion of the Business Combination, the exercise of EverArc Warrants, or the receipt of share dividends; and, after the Business Combination, transfers by a Director, a Founder, the EverArc Subscription Founder Entities or the EverArc Founder Entity (or certain connected or permitted transferees thereof) of up to 10 per cent of such person’s shares for purposes of charitable gifts.

Founder Advisory Agreement

On December 12, 2019, EverArc entered into the Founder Advisory Agreement with the EverArc Founder Entity, which is owned and operated by the EverArc Founders. Under the Founder Advisory Agreement, the Founder Entity agreed, at the request of EverArc (and only to such extent as is mutually agreed): (i) prior to consummation of its initial business combination, to assist with identifying target opportunities, due diligence, negotiation, documentation and investor relations with respect to the initial business combination; and (ii) following the Business Combination, to provide strategic and capital allocation advice and such other services as may from time to time be agreed. In addition, the EverArc Founder Entity has the right to appoint up to six directors for election to the Board. Upon consummation of the Business Combination, the rights and obligations of EverArc under the Founder Advisory Agreement will be assigned to, and assumed by, Holdco.

In exchange for the services provided thereunder, the EverArc Founder Entity will be entitled to receive both a variable amount (the “Variable Annual Advisory Amount”) and a fixed amount (the “Fixed Annual Advisory Amount,” each an “Advisory Amount” and collectively, the “Advisory Amounts”), each as described below:

•

Variable Annual Advisory Amount. Effective upon the consummation of the Business Combination through December 31, 2031, and once the Average Price (as defined in the Founder Advisory Agreement) per Holdco Ordinary Share is at least $10.00 for ten consecutive trading days, the Variable Annual Advisory Amount will be equal in value to:

•

in the first year in which the Variable Annual Advisory Amount is payable, (x) 18% of the increase in the market value of one Holdco Ordinary Share over $10.00 (such increase in market value, the “Payment Price”) multiplied by (y) the Founder Advisory Agreement Calculation Number, which based on the assumptions described in this prospectus, is currently expected to be 157,137,410 Holdco Ordinary Shares and, assuming a stock price of $11.50 per Holdco Ordinary Share, the variable annual advisory amount payable to the EverArc Founder Entity in year one would have a value of $42,427,101; and

•

in the following years in which the Variable Annual Advisory Amount may be payable (if at all), (x) 18% of the increase in Payment Price over the previous year Payment Price multiplied by (y) the Founder Advisory Agreement Calculation Number, which based on the assumptions described in this prospectus, is currently expected to be 157,137,410 Holdco Ordinary Shares. For each $1 increase in the stock price of Holdco Ordinary Shares above $11.50, or such higher stock price on which a variable annual advisory amount was previously paid to the EverArc Founder Entity, the EverArc Founder Entity will receive a variable annual advisory amount valued at $28,284,734.

•

Fixed Annual Advisory Amount. Effective upon the consummation of the Business Combination through December 31, 2027, the Fixed Annual Advisory Amount will be equal to that number of Holdco Ordinary Shares equal to 1.5% of the Founder Advisory Agreement Calculation Number. Based on the assumptions described in this prospectus, the Fixed Annual Advisory Amount is currently expected to be 2,357,061 Holdco Ordinary Shares which, assuming a stock price of $11.50 per Holdco Ordinary Share, would have a value of $27,106,203 and assuming a stock price of $5.00 per Holdco Ordinary Share, would have a value of $11,785,306. Each additional $1 increase in the stock price of Holdco Ordinary Shares above $11.50 will increase the value of the fixed annual advisory amount payable to the EverArc Founder Entity by $2,357,061.

Each Advisory Amount, as applicable, will be paid on the relevant Payment Date in Holdco Ordinary Shares or partly in cash, at the election of the EverArc Founder Entity provided that at least 50% of such Advisory Amount payable is paid in Holdco Ordinary Shares. The EverArc Founders have advised Holdco that their intention is to elect, via the EverArc Founder Entity, to receive any Advisory Amounts payable in Holdco Ordinary Shares and for any cash element (which will be calculated using the Payment Price) to only be such amount as is required to meet any related taxes. The amounts used for the purposes of calculating the Advisory Amounts and the relevant numbers of Holdco Ordinary Shares are subject to adjustment to reflect any split or reverse split of the outstanding Holdco Ordinary Shares after the date of the closing of the Business Combination.

The Founder Advisory Agreement will remain in effect through December 31, 2031 unless terminated earlier in accordance with its terms. The Founder Advisory Agreement may be terminated by EverArc at any time if the EverArc Founder Entity engages in any criminal conduct or in willful misconduct which is harmful to EverArc (as determined by a court of competent jurisdiction in the State of New York). In addition, the Founder Advisory Agreement can be terminated at any time following consummation of the Business Combination (i) by the EverArc Founder Entity if Holdco ceases to be traded on the NYSE; or (ii) by the EverArc Founder Entity or

Holdco if there is (A) a Sale of the Company (as defined in the Founder Advisory Agreement) or (B) a liquidation of Holdco.

Subject to certain limited exceptions, the EverArc Founder Entity’s liability for losses in connection with the services provided is excluded and Holdco will have agreed to indemnify the EverArc Founder Entity and its affiliates in relation to certain liabilities incurred in connection with acts or omissions by or on behalf of Holdco or the EverArc Founder Entity. If the Founder Advisory Agreement is terminated under (i) or (ii)(A), Holdco will pay the EverArc Founder Entity an amount in cash equal to: (a) the Fixed Annual Advisory Amount for the year in which termination occurs and for each remaining year of the term of the agreement, in each case at the Payment Price; and (b) the Variable Annual Advisory Amount that would have been payable for the year of termination and for each remaining year of the term of the agreement. In each case the Payment Price in the year of termination will be calculated on the basis of the Payment Year ending on the trading day immediately prior to the date of termination, save that in the event of a Sale of Holdco, the Payment Price will be calculated on the basis of the amount paid by the relevant third party (or cash equivalent if such amount is not paid in cash). For each remaining year of the term of the agreement the Payment Price in each case will increase by 15% each year. No account will be taken of any Payment Price in any year preceding the termination when calculating amounts due on termination. Payment will be immediately due and payable on the date of termination of the Founder Advisory Agreement. On the entry into liquidation of Holdco, an Advisory Amount will be payable in respect of a shortened year which will end on the trading day immediately prior to the date of commencement of liquidation.

The Founder Advisory Agreement is governed by New York law.

PRINCIPAL SECURITYHOLDERS

The following table shows the beneficial ownership of Holdco Ordinary Shares immediately following the consummation of the Business Combination and PIPE by:

•	each person who beneficially own more than 5% of the Holdco Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination and PIPE;

•	each executive officer and director of Holdco; and

•	all of the executive officers and directors of Holdco as a group.

The beneficial ownership percentages set forth in the table below are based on 157,137,410 Holdco Ordinary Shares outstanding or subscribed for as of Closing. We have deemed Holdco Ordinary Shares subject to warrants that are currently exercisable or exercisable within 60 days of the Closing to be outstanding and to be beneficially owned by the person holding the warrant for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number	Percentage
Executive Officers and Directors:
W. Nicholas Howley(1)(3)	720,239	*
William N. Thorndike, Jr.(1)(3)	625,000	*
Haitham Khouri(1)(4)	462,500	*
Edward Goldberg(2)	222,957	*
Vivek Raj(1)(5)	125,000	*
Tracy Britt Cool(1)(6)	37,500	*
Kevin Stein(2)	115,000	*
Sean Hennessy(2)	100,000	*
Robert S. Henderson(2)	325,000	*
Barry Lederman(2)	196,416	*
Noriko Yokozuka(2)	47,157	*
Stephen Cornwall(2)	46,487	*
Ernest Kremling(2)	150,498	*
Shannon Horn(2)	445,695	*
All directors and executive officers as a group (14 individuals):	3,619,449	2.30%

Five Percent or More Holders:
The WindAcre Partnership Master Fund LP(7)	20,000,000	12.73%
Entities Affiliated with Select Equity Group L.P.(8)	14,875,000	9.38%
Entities Affiliated with Tiger Eye Capital LLC(9)	12,984,587	8.26%
Entities Affiliated with Capital Research and Management Company(10)	12,700,000	8.08%
Senator Investment Group LP(11)	10,750,000	6.81%
Entities Affiliated with Tiger Global Investments, L.P.(12)	10,000,000	6.36%
Meritage Fund LLC(13)	8,000,000	5.09%

*	Less than 1%
(1)	The business address of such beneficial owner is 55 Water Street, 3rd Floor, Brooklyn, New York 11201.
(2)	The business address of such beneficial owner is 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105.
(3)	Includes 125,000 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 500,000 Holdco Warrants.

(4)	Includes 92,500 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 370,000 Holdco Warrants.
(5)	Includes 25,000 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 100,000 Holdco Warrants.
(6)	Includes 7,500 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 30,000 Holdco Warrants.
(7)

Consists of 20,000,000 Holdco Ordinary Shares owned of record by The WindAcre Partnership Master Fund LP, an exempted limited partnership established in the Cayman Islands (“Master Fund”). The WindAcre Partnership LLC, a Delaware limited liability company (“WindAcre”) serves as the investment manager of the Master Fund. Snehal Rajnikant Amin is the principal beneficial owner and managing member of WindAcre and the only beneficial owner holding more than 5% (“Mr. Amin”). Mr. Amin disclaims beneficial ownership of the securities owned by the Master Fund except to the extent of his pecuniary interest therein. The principal business address of the Master Fund is Elian Fiduciary Services (Cayman) LTD, 190 Elgin Avenue, George Town, Grand Cayman KY1-9007, Cayman Islands.

(8)

Consists of (i) 2,950,061 Holdco Ordinary Shares (including 306,351 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 1,225,404 Holdco Warrants) held by Cooper Square Fund, L.P., (ii) 941,997 Holdco Ordinary Shares (including 39,580 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 158,320 Holdco Warrants) held by Cooper Square Fund II, L.P., (iii) 629,461 Holdco Ordinary Shares (including 29,069 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 116,276 Holdco Warrants) held by Cooper Square Offshore Master Fund, Ltd., (iv) 168,481 Holdco Ordinary Shares held by CPG Cooper Square International Equity, LLC, (v) 561,628 Holdco Ordinary Shares (including 77,890 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 311,561 Holdco Warrants) held by SEG Partners L.P., (vi) 5,947,999 Holdco Ordinary Shares (including 521,167 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 2,084,668 Holdco Warrants) held by SEG Partners II, L.P. and (vii) 3,675,373 Holdco Ordinary Shares (including 400,943 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 1,603,771 Holdco Warrants) held by SEG Partners Offshore Master Fund, Ltd. Select Equity Group, L.P. (“Select Equity”), a limited partnership controlled by George S. Loening, has the power to vote or direct the vote of, and dispose or direct the disposition of, the shares beneficially owned by Cooper Square Fund, L.P., Cooper Square Fund II, L.P., Cooper Square Offshore Master Fund, Ltd., CPG Cooper Square International Equity, LLC, SEG Partners L.P., SEG Partners II, L.P. and SEG Partners Offshore Master Fund, Ltd. Select Equity is an investment adviser and possesses the power to vote or direct the vote of, and dispose or direct the disposition of such shares. George S. Loening is a control person of Select Equity and possesses the power to vote or direct the vote of, and dispose or direct the disposition of, such shares.

(9)

Consists of (i) 11,965,649 Holdco Ordinary Shares held by Tiger Eye Master Fund Ltd (“TEM”), (ii) 500,000 Holdco Ordinary Shares held by Tiger Eye Opportunity Fund II LLC (“TEO”), (iii) 516,500 Holdco Ordinary Shares held by Tiger Eye Opportunity Fund I LLC (“TEOF”) and (iv) 2,438 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 9,750 Holdco Warrants. TEM, TEO and TEOF are managed by Tiger Eye Capital LLC (“TEC”). Benjamin S. Gambill III, as portfolio manager of TEC, will make decisions as to voting and disposition of securities. The business address for TEM, TEO and TEOF is 101 Park Avenue, 48th Floor, New York, NY 10178.

(10)

Consists of (i) 11,978,546 Holdco Ordinary Shares held by SMALLCAP World Fund, Inc. (“SCWF”) and (ii) 721,454 Holdco Ordinary Shares held by American Funds Insurance Series – Global Small Capitalization Fund (“VISC” and, together with SCWF, the “CRMC Shareholders”). Capital Research and Management Company (“CRMC”) is the investment adviser for each CRMC Shareholder. For purposes of the reporting requirements of the Exchange Act, CRMC, Capital Research Global Investors (“CRGI”) or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the Holdco Ordinary Shares held by each CRMC Shareholder; however, each of CRMC, CRGI and CWI expressly disclaims that it is, in fact, the beneficial owner of such securities. Brady L. Enright, Julian N. Abdey, Jonathan Knowles, Gregory W. Wendt, Peter Eliot, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Michael Beckwith, and

Arun Swaminathan, as portfolio managers, have voting and investment powers over the shares held by SCWF. Renaud H. Samyn, Michael Beckwith, Bradford F. Freer, Harold H. La, Aidan O’Connell, and Gregory W. Wendt, as portfolio managers, have voting and investment powers over the shares held by VISC. The address for each of the CRMC Shareholders is c/o Capital Research and Management Company, 333 S. Hope St., 50th Floor, Los Angeles, California 90071. Each of the CRMC Shareholders acquired the securities being registered hereby in the ordinary course of its business.
(11)

Consists of (i) 10,000,000 Holdco Ordinary Shares held by Senator Global Opportunity Master Fund L.P. (“Senator Global Fund”) and (ii) 750,000 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 3,000,000 Holdco Warrants. Senator Investment Group LP, or (“Senator”), is investment manager of Senator Global Fund and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Senator Global Fund. Mr. Silverman disclaims beneficial ownership of the shares held by Senator Global Fund. The business address for Senator Global Fund is 510 Madison Avenue, 28th Floor, New York, NY 10022.

(12)

Reflects Holdco Ordinary Shares held of record by Tiger Global Investments, L.P. and/or other entities or persons affiliated with Tiger Global Management, LLC. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The business address for each of these entities and individuals is 9 West 57th Street, 35th Floor, New York, NY 10019.

(13)	Meritage Group LP, investment manager of Meritage Fund LLC, has all voting and dispositive power over the shares. The business address of Meritage Fund LLC is 66 Field Point Road, Greenwich, CT 06830.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 116,304,810 Holdco Ordinary Shares. The Selling Securityholders may from time to time offer and sell any or all of the Holdco Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Holdco Ordinary Shares other than through a public sale.

The following table sets forth, as of November 1, 2021, the names of the Selling Securityholders, the aggregate number of Holdco Ordinary Shares owned by each Selling Securityholder immediately prior to the sale of Holdco Ordinary Shares in this offering, the number of Holdco Ordinary Shares that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. The Holdco Ordinary Shares offered by the Selling Securityholders hereunder do not include the 8,505,000 Holdco Ordinary Shares issuable upon the exercise of Holdco Warrants issued in connection with the Business Combination in exchange for public warrants issued as part of EverArc’s initial public offering.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all Holdco Ordinary Shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

For purposes of the table below, we have assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Selling Securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Holdco Ordinary Shares	Percentage(1)	Holdco Ordinary Shares	Holdco Ordinary Shares	Percentage(1)
Edward Goldberg(2)	222,957	*	222,957	—	—
Barry Lederman(3)	196,416	*	196,416	—	—
Noriko Yokozuka(4)	47,157	*	47,157	—	—
Stephen Cornwall(5)	46,487	*	42,087	4,400	*
Ernest Kremling(6)	150,498	*	150,498	—	—
Shannon Horn(7)	445,695	*	445,695	—	—
Sean Hennessy(8)	100,000	*	100,000	—	—
Kevin Stein(9)	115,000	*	115,000	—	—
BV Texas Partners LLC(10)	200,000	*	200,000	—	—
Alyeska Master Fund, LP(11)	7,000,000	4.45%	7,000,000	—	—
Aperture Endeavour Equity Fund(12)	300,000	*	300,000	—	—
BCP – 2021 Series LLC – Series EH(13)	101,000	*	101,000	—	—
Cooper Square Fund II, L.P.(14)	941,997	*	589,911	352,086	*
Cooper Square Fund, L.P.(14)	2,950,061	1.87%	1,710,308	1,239,753	*
Cooper Square Offshore Master Fund, Ltd.(14)	629,461	*	403,396	226,065	*
CPG Cooper Square International Equity, LLC(14)	168,481	*	111,385	57,096	*

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Holdco Ordinary Shares	Percentage(1)	Holdco Ordinary Shares	Holdco Ordinary Shares	Percentage(1)
CRMC – Global Small Capitalization Fund(15)	721,454	*	721,454	—	—
CRMC – SMALL CAP World Fund, Inc.(15)	11,978,546	7.62%	11,978,546	—	—
Darlington Partners, L.P.(16)	1,723,918	1.10%	1,723,918	—	—
Darlington Partners II, L.P.(16)	276,082	*	276,082	—	—
EC Longhorn LLC(17)	1,250,373	*	1,250,373	—	—
Eminence Holdings LLC(17)	5,749,627	3.66%	5,749,627	—	—
Ghisallo Master Fund LP(18)	800,000	*	800,000	—	—
Janus Henderson Capital Funds PLC(19)	218,539	*	75,194	143,345	*
Janus Henderson Venture Fund(19)	3,722,475	2.37%	1,164,806	2,557,669	1.63%
Lugard Road Capital Master Fund, LP(20)	303,836	*	303,836	—	—
Luxor Capital Partners Long Offshore Master Fund, LP(20)	3,734	*	3,734	—	—
Luxor Capital Partners Long, LP(20)	11,408	*	11,408	—	—
Luxor Capital Partners Offshore Master Fund, LP(20)	195,032	*	195,032	—	—
Luxor Capital Partners, LP(20)	325,170	*	325,170	—	—
Luxor Gibraltar, LP – Series I(20)	21,823	*	21,823	—	—
Luxor Wavefront, LP(20)	160,820	*	160,820	—	—
Matrix Capital Management Master Fund, LP(21)	2,500,000	1.59%	2,500,000	—	—
Meritage Fund LLC(22)	8,000,000	5.09%	8,000,000	—	—
Petrus Securities, L.P.(23)	700,000	*	700,000	—	—
Principal Funds, Inc. – MidCap Fund(24)	5,544,586	3.53%	2,660,760	2,883,826	1.84%
Principal Global Investors Collective Investment Trust – Mid-Cap Equity Fund(24)	109,370	*	47,088	62,282	*
Principal Life Insurance Company – Principal MidCap Separate Account(24)	584,073	*	224,859	359,214	*
Principal Variable Contracts Funds, Inc. – MidCap Account(24)	160,175	*	67,293	92,882	*
SEG Partners Offshore Master Fund, Ltd.(14)	3,675,373	2.33%	1,851,876	1,823,497	1.16%
SEG Partners L.P.(14)	561,628	*	269,471	292,157	*
SEG Partners II, L.P.(14)	5,947,999	3.77%	3,063,653	2,884,346	1.83%
Senator Global Opportunity Master Fund LP(25)	10,750,000	6.81%	7,000,000	3,750,000	2.38%
Slate Path Capital GP LLC(26)	6,000,000	3.82%	6,000,000	—	—
Stockbridge Absolute Return Fund, L.P. (27)	12,376	*	12,376	—	—

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Holdco Ordinary Shares	Percentage(1)	Holdco Ordinary Shares	Holdco Ordinary Shares	Percentage(1)
Stockbridge Fund, L.P(27)	4,519,157	2.88%	4,519,157	—	—
Stockbridge Yale(27)	468,467	*	468,467	—	—
The WindAcre Partnership Master Fund LP(28)	20,000,000	12.73%	20,000,000	—	—
Entities affiliated with Third Point LLC(29)	2,000,000	1.27%	2,000,000	—	—
Tiger Eye Master Fund Ltd.(30)	11,968,087	7.62%	9,500,000	2,468,087	1.57%
Tiger Eye Opportunity Fund II LLC(30)	500,000	*	500,000	—	—
Tiger Global Investments, L.P.(31)	10,000,000	6.36%	10,000,000	—	—
Aaron Davenport(32)(33)	100,000	*	100,000	—	—
Amber Shook(32)	2,500	*	2,500	—	—
Barry Siadat(32)(34)	100,000	*	100,000	—	—
Jamshid Keynejad(32)(35)	100,000	*	100,000	—	—
Jayesh Taunk(32)(36)	4,000	*	4,000	—	—
John Norris(32)	100,000	*	100,000	—	—
Joshua and Lauren Lieberman(32)	2,500	*	2,500	—	—
Michael Anagnos(32)	5,000	*	5,000	—	—
Robert Abrams(32)	2,500	*	2,500	—	—
Simon Dowker(37)	2,500	*	2,500	—	—
Stephen d’Incelli(32)	10,000	*	10,000	—	—
Mike Lisman	15,000	*	15,000	—	—

*	Less than one percent of outstanding Holdco Ordinary Shares.

(1)	Percentages are based on 157,137,410 Holdco Ordinary Shares outstanding or subscribed for as of the Closing.
(2)	Upon the Closing, Edward Goldberg will serve as the Chief Executive Officer of Holdco. Shares are subject to a six-month lock up period.
(3)	Upon the Closing, Barry Lederman will serve as the Chief Financial Officer of Holdco. Shares are subject to a six-month lock up period.
(4)	Upon the Closing, Noriko Yokozuka will serve as General Counsel of Holdco. Shares are subject to a six-month lock up period.
(5)	Upon the Closing, Stephen Cornwall will serve as the Chief Commercial Officer of Holdco. 42,087 Holdco Ordinary shares are subject to a six-month lock up period.
(6)	Upon the Closing, Ernest Kremling will serve as the Chief Operations Officer of Holdco. Shares are subject to a six-month lock up period.
(7)	Upon the Closing, Shannon Horn will serve as the Business Director of Holdco. Shares are subject to a six-month lock up period during.
(8)	Upon the Closing, Sean Hennessy will serve as a Director of Holdco. Shares are subject to a twelve-month lock up period.
(9)	Upon the Closing, Kevin Stein will serve as a Director of Holdco. 100,000 Holdco Ordinary Shares are subject to a twelve-month lock up period.
(10)

BV Texas Partners LLC is managed by Akard Partners LLC. Scout Management Partners LLC and MDS Akard Partners I, LLC are the managing members of Akard Partners LLC and may be deemed to have voting and dispositive power with respect to such shares. Cody Donnan and Michael Starcher control Scout Management Partners LLC and MDS Akard I, LLC, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by BV Texas Partners LLC. Messrs. Donnan and Starcher disclaim beneficial ownership of the shares held by BV Texas Partners LLC. The business address for BV Texas Partners is 2121 North Akard Street, Dallas, TX, 75201.
(11)

Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska Fund”), has voting and investment control of the shares held by Alyeska Fund. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Fund. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(12)

Aperture Endeavour Equity Fund (the “Aperture Fund”) is a series within the The Advisors’ Inner Circle Fund III, a Delaware statutory trust, and has appointed Aperture Investors, LLC (“Aperture Investors”) as its Investment Adviser. Thomas Tully, an employee of Aperture Investors, has been appointed the sole Portfolio Manager of the Aperture Fund and may therefore be deemed to have voting and dispositive power over the Aperture Fund’s assets but disclaims all beneficial ownership of such assets.

(13)

BCP – 2021 Series LLC – Series EH (“BCP”) is managed by Bratenahl Capital Partners, LTD. Michael C. Howley, manager of Bratenahl Capital Partners, LTD. has voting and dispositive power over the shares. BCP is located at 700 W. St. Clair Ave. Suite 414, Cleveland, OH 44113.

(14)

Consists of (i) 2,950,061 Holdco Ordinary Shares (including 306,351 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 1,225,404 Holdco Warrants) held by Cooper Square Fund, L.P., (ii) 941,997 Holdco Ordinary Shares (including 39,580 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 158,320 Holdco Warrants) held by Cooper Square Fund II, L.P., (iii) 629,461 Holdco Ordinary Shares (including 29,069 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 116,276 Holdco Warrants) held by Cooper Square Offshore Master Fund, Ltd., (iv) 168,481 Holdco Ordinary Shares held by CPG Cooper Square International Equity, LLC, (v) 561,628 Holdco Ordinary Shares (including 77,890 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 311,561 Holdco Warrants) held by SEG Partners L.P., (vi) 5,947,999 Holdco Ordinary Shares (including 521,167 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 2,084,668 Holdco Warrants) held by SEG Partners II, L.P. and (vii) 3,675,373 Holdco Ordinary Shares (including 400,943 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 1,603,771 Holdco Warrants) held by SEG Partners Offshore Master Fund, Ltd. Select Equity, a limited partnership controlled by George S. Loening, has the power to vote or direct the vote of, and dispose or direct the disposition of, the shares beneficially owned by Cooper Square Fund, L.P., Cooper Square Fund II, L.P., Cooper Square Offshore Master Fund, Ltd., CPG Cooper Square International Equity, LLC, SEG Partners L.P., SEG Partners II, L.P. and SEG Partners Offshore Master Fund, Ltd. Select Equity is an investment adviser and possesses the power to vote or direct the vote of, and dispose or direct the disposition of such shares. George S. Loening is a control person of Select Equity and possesses the power to vote or direct the vote of, and dispose or direct the disposition of, such shares.

(15)

Consists of (i) 11,978,546 Holdco Ordinary Shares held by SMALLCAP World Fund, Inc. (“SCWF”) and (ii) 721,454 Holdco Ordinary Shares held by American Funds Insurance Series – Global Small Capitalization Fund (“VISC” and, together with SCWF, the “CRMC Shareholders”). Capital Research and Management Company (“CRMC”) is the investment adviser for each CRMC Shareholder. For purposes of the reporting requirements of the Exchange Act, CRMC, Capital Research Global Investors (“CRGI”) or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the Holdco Ordinary Shares held by each CRMC Shareholder; however, each of CRMC, CRGI and CWI expressly disclaims that it is, in fact, the beneficial owner of such securities. Brady L. Enright, Julian N. Abdey, Jonathan Knowles, Gregory W. Wendt, Peter Eliot, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Michael Beckwith, and Arun Swaminathan, as portfolio managers, have voting and investment powers over the shares held by SCWF. Renaud H. Samyn, Michael Beckwith, Bradford F. Freer, Harold H. La, Aidan O’Connell, and Gregory W. Wendt, as portfolio managers, have voting and investment powers over the shares held by VISC. The address for each of the CRMC Shareholders is c/o Capital Research and Management Company,

333 S. Hope St., 50th Floor, Los Angeles, California 90071. Each of the CRMC Shareholders acquired the securities being registered hereby in the ordinary course of its business.
(16)

These securities are held of record by Darlington Partners, L.P. and Darlington Partners II, L.P. (together, the “Darlington Funds”). Such shares include (i) 1,723,918 Holdco Ordinary Shares held of record by Darlington Partners, L.P. and (ii) 276,082 Holdco Ordinary Shares held of record by Darlington Partners II, L.P. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by Darlington Partners GP, LLC, the general partner of the Darlington Funds. The business address for each of the entities identified herein is 300 Drakes Landing Road, Suite 290, Greenbrae, CA 94904.

(17)

Eminence Capital, LP serves as the investment adviser to, and may be deemed to have shared voting and dispositive power over the shares held by, EC Longhorn LLC and Eminence Holdings LLC (collectively “Eminence”). Ricky C. Sandler is the Chief Executive Officer of Eminence Capital, LP and may be deemed to have shared voting and dispositive power over the shares held by Eminence. Each of Mr. Sandler and Eminence Capital, LP expressly disclaims beneficial ownership of such securities. The business address for Eminence is c/o Eminence Capital, LP 399 Park Avenue, 25th Floor, New York, NY 10022.

(18)

Ghisallo Master Fund LP. (“Ghisallo Fund) is the beneficial owner of the shares. Ghisallo Capital Management LLC (“Ghisallo Capital”) is the investment manager of Ghisallo Fund and has voting control over the shares. Michael Germino is the managing member of Ghisallo Capital. Ghisallo Fund is located at c/o Walkers Corporate, 190 Elgin Avenue, George Town Grand Cayman, CI KY 1-9008.

(19)

Such shares may be deemed to be beneficially owned by Janus Capital Management LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Fund and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of the Fund. Under the terms of its management contract with the Fund, Janus has overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations. Jonathan Coleman and Scott Stutzman are the portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the Shares. The address for Janus is 151 Detroit Street, Denver, CO 80206.

(20)

Shares hereby offered consist of (i) 303,836 PIPE Shares, held by Lugard Road Capital Master Fund, LP(“Lugard”) beneficially owned by Luxor Capital Group, LP, the investment manager of Lugard; (ii) 3,734 PIPE Shares held by Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long Offshore (iii) 11,408 PIPE Shares held by Luxor Capital Partners Long, LP (“Luxor Long”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long; (iv) 195,032 PIPE Shares held by Luxor Capital Partners Offshore Master Fund, LP(“Luxor Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Offshore; (v) 325,170 PIPE Shares held by Luxor Capital Partners, LP (“Luxor Capital”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Capital; (vi) 138,997 PIPE Shares held by Luxor Wavefront, LP(“Luxor Wavefront”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Wavefront; and (vii) 21,823 PIPE Shares held by Luxor Gibraltar, LP - Series 1 (“Luxor Gibraltar”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Gibraltar. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities owned by Luxor Long Offshore, Luxor Long, Luxor Offshore, Luxor Capital, Luxor Wavefront, and Luxor Gibraltar. Jonathan Green, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities held by Lugard. Mr. Leone and Mr. Green each disclaims beneficial ownership of any of the PIPE shares over which each exercises voting and investment power. The mailing address of each of the above-mentioned funds is 1114 Avenue of the Americas, 28th Fl New York, NY 10036.

(21)

David Goel is the Managing General Partner of Matrix Capital Management Master Fund, LP (“Matrix”) and may be deemed to have voting and dispositive power over the shares held by Matrix. The mailing address for Matrix is 1000 Winter Street, Suite 4500, Waltham, Massachusetts 02451.

(22)	Meritage Group LP, investment manager of Meritage Fund LLC, has all voting and dispositive power over the shares. The business address of Meritage Fund LLC is 66 Field Point Road, Greenwich, CT 06830.

(23)

Includes 700,000 shares held by Petrus Securities, L.P. Petrus Trust Company, LTA is the investment manager of Petrus Securities, L.P. and Petrus Capital Management, LLC is the general partner of Petrus Securities L.P. As such, each of Petrus Trust Company, LTA and Petrus Capital Management, LLC has voting and investment control of the shares held by Petrus Securities, L.P. Each of Petrus Trust Company, LTA and Petrus Capital Management, LLC may be deemed to be the beneficial owner of such shares; provided, however, each of Petrus Trust Company, LTA and Petrus Capital Management, LLC disclaims any beneficial ownership of the shares held by Petrus Securities, L.P. The business address of Petrus Securities, L.P., Petrus Trust Company, LTA and Petrus Capital Management, LLC is 3000 Turtle Creek Boulevard, Dallas, Texas 75219 USA.

(24)

Principal Global Investors, LLC has authority to vote the shares. Bill Nolin, CIO and Portfolio Manager of Principal Global Investors, LLC is the natural person with such authority. The business address of Principal Global Investors, LLC is 711 High Street, Des Moines IA 50392.

(25)

Consists of (i) 10,000,000 Holdco Ordinary Shares held by Senator Global Opportunity Master Fund L.P. (“Senator Global Fund”) and (ii) 750,000 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 3,000,000 Holdco Warrants. Senator Investment Group LP, or (“Senator”), is investment manager of Senator Global Fund and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Senator Global Fund. Mr. Silverman disclaims beneficial ownership of the shares held by Senator Global Fund. The business address for Senator Global Fund is 510 Madison Avenue, 28th Floor, New York, NY 10022.

(26)

Slate Path Capital GP LLC (“Slate Path GP”) is the General Partner of Slate Path Master Fund LP (“Slate Path LP”). David Greenspan, Managing Member, Slate Path GP, has control over the voting and dispositive power of shares beneficially owned. The busines address for Slate Path LP is 717 Fifth Avenue, 16th Floor, New York, NY 10022.

(27)

Each of Stockbridge Fund, L.P. (“SF”), Stockbridge Absolute Return Fund, L.P. (“SARF”), and Stockbridge Partners LLC (“SP”) in its capacity as the investment manager for an account managed for Yale University, holds directly PIPE Shares. Stockbridge Associates LLC (“SA”) is the general partner of SF and SARF, and SP is the registered investment adviser for SF. Berkshire Partners Holdings LLC (“BPH”) is the general partner of BPSP, L.P. (“BPSP”), which is the managing member of SP. As the managing member of SP, BPSP may be deemed to beneficially own Holdco Ordinary Shares that are beneficially owned by SP. As the general partner of BPSP, BPH may be deemed to beneficially own Holdco Ordinary Shares that are beneficially owned by BPSP. BPH, BPSP, SP, and SA are under common control and may be deemed to be, but do not admit to being, a group for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Each of BPH, BPSP, SP, and SA disclaims beneficial ownership of any securities except to the extent of its pecuniary interest therein. The business address for SF, SARF, and SP is 200 Clarendon Street Boston, MA 02116, Attention: c/o Compliance.

(28)

Consists of 20,000,000 Holdco Ordinary Shares owned of record by The WindAcre Partnership Master Fund LP, an exempted limited partnership established in the Cayman Islands (“Master Fund”). The WindAcre Partnership LLC, a Delaware limited liability company (“WindAcre”) serves as the investment manager of the Master Fund. Snehal Rajnikant Amin is the principal beneficial owner and managing member of WindAcre and the only beneficial owner holding more than 5% (“Mr. Amin”). Mr. Amin disclaims beneficial ownership of the securities owned by the Master Fund except to the extent of his pecuniary interest therein. The principal business address of the Master Fund is Elian Fiduciary Services (Cayman) LTD, 190 Elgin Avenue, George Town, Grand Cayman KY1-9007, Cayman Islands.

(29)

The securities of Holdco set forth herein are directly beneficially owned by Third Point Loan LLC (“TP Loan”). TP Loan is an affiliate of Third Point LLC (“Third Point”) and holds the securities listed herein as nominee for funds managed and/or advised by Third Point and not in its individual capacity. Daniel S. Loeb is the Chief Executive Officer of Third Point. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Third Point and Mr. Loeb may be deemed to be the beneficial owners of the securities beneficially owned by TP Loan. Third Point and Mr. Loeb hereby disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein. The business address for Mr. Loeb and the entities identified in this footnote is c/o Third Point LLC, 55 Hudson Yards, 51st Floor, New York, NY 10001.
(30)

Consists of (i) 11,965,649 Holdco Ordinary Shares held by Tiger Eye Master Fund Ltd (“TEM”), (ii) 500,000 Holdco Ordinary Shares held by Tiger Eye Opportunity Fund II LLC (“TEO”), (iii) 516,500 Holdco Ordinary Shares held by Tiger Eye Opportunity Fund I LLC (“TEOF”) and (iv) 2,438 Holdco Ordinary Shares that may be acquired pursuant to the exercise of 9,750 Holdco Warrants held by TEM. TEM, TEO and TEOF are managed by Tiger Eye Capital LLC (“TEC”). Benjamin S. Gambill III, as portfolio manager of TEC, will make decisions as to voting and disposition of securities. The business address for TEM, TEO and TEOF is 101 Park Avenue, 48th Floor, New York, NY 10178.

(31)

Reflects securities held of record by Tiger Global Investments, L.P. and/or other entities or persons affiliated with Tiger Global Management, LLC. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The address for each of these entities and individuals is 9 West 57th Street, 35th Floor, New York, NY 10019.

(32)	The Selling Securityholder is an employee of an affiliate of SK Holdings, the owner of Perimeter prior to consummation of the Business Combination.
(33)	Aaron Davenport serves as Co-Invest Supervisor and Chairman on the board of Parent.
(34)	Barry Siadat serves on the board of SK Capital Investment IV, Ltd., the ultimate general partner of Parent.
(35)	Jamshid Keynejad serves as a Class A Supervisor on the board of Parent. Jamshid Keynejad also serves on the board of SK Capital Investment IV, Ltd., the ultimate general partner of Parent.
(36)	Jayesh Taunk serves as an Additional Supervisor on the board of Parent.
(37)	Simon Dowker is a consultant to an affiliate of SK Holdings, the owner of Perimeter prior to consummation of the Business Combination.

DESCRIPTION OF SECURITIES

Ordinary Shares

Share Capital

Holdco was incorporated on June 21, 2021 by EverArc, with an initial share capital of $40,000, represented by 40,000 Holdco Ordinary Shares with a nominal value of $1.00 per share.

Immediately prior to consummation of the Business Combination, Holdco’s issued share capital will equal $49,337,600, represented by 49,337,600 Holdco Ordinary Shares with a nominal value of $1.00 per share. A shareholder in a Luxembourg société anonyme holding fully paid up shares is not liable, solely because of his, her or its shareholder status, for additional payments to Holdco or its creditors.

Share Issuances

Pursuant to Luxembourg law, the issuance of Holdco Ordinary Shares requires approval by the shareholders at the time of an extraordinary general meeting of the shareholders to be held before a notary in the Grand Duchy of Luxembourg (subject to necessary quorum and majority requirements). The shareholders may approve an authorized capital and authorize the board of directors, for a period up to 5 years, to increase the share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on Holdco or in any other manner for any reason whatsoever including (i) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorized capital under the terms and conditions of warrants (which may be separate or linked to shares, bonds, notes or similar instruments issued by Holdco), convertible bonds, notes or similar instruments; (ii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iii) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments up to the maximum amount of such authorized capital for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Recueil Electronique des Sociétés, “RESA”). The shareholders may amend, renew (each time for a period up to 5 years) or extend such authorized capital and such authorization to the board of directors to increase the share capital and issue ordinary shares.

In addition, the general meeting of shareholders may authorize the board of directors to make an allotment of existing or newly issued shares without consideration to (a) employees of Holdco or certain categories amongst those; (b) employees of companies or economic interest grouping in which Holdco holds directly or indirectly at least ten per cent (10%) of the share capital or voting rights; (c) employees of companies or economic interest grouping which holds directly or indirectly at least ten per cent (10%) of the share capital or voting rights of Holdco; (d) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of Holdco; and (e) members of the corporate bodies of Holdco or of the companies or economic interest grouping listed in point (b) to (d) above or certain categories amongst those, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg RESA.

Holdco recognizes only one holder per ordinary share. In case an ordinary share is owned by several persons, they shall appoint a single representative who shall represent them in respect of Holdco. Holdco has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

Upon the consummation of the Business Combination, the board of directors will resolve on the issuance of Holdco Ordinary Shares out of the authorized capital (capital autorisé) in accordance with applicable law. The board of directors also resolves on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new Holdco Ordinary Shares exceeds the limits of Holdco’s authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association. If the capital call proposed by the board of directors consists of an increase in the shareholders’ commitments, the board of directors must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Preemptive Rights

Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of ordinary shares for cash consideration. However, Holdco’s shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of ordinary shares within the scope of Holdco’s authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association also may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights or renew, amend or extend them, in each case for a period not to exceed five years. Such ordinary shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per ordinary share. The ordinary shares also may be issued by way of incorporation of available reserves, including share premium.

Share Repurchases

Holdco cannot subscribe for its own ordinary shares. Holdco may, however, repurchase issued ordinary shares or have another person repurchase issued ordinary shares for its account, subject to the following conditions:

•	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

•	the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be repurchased;

•	the duration of the period for which the authorization is given, which may not exceed five years;

•

in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of ordinary shares acquired by either Holdco, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

•	only fully paid-up ordinary shares may be repurchased; and

•

the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased ordinary shares are held by Holdco; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to Holdco’s shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell Holdco’s ordinary shares under the conditions set forth in article 430-15 of the 1915 Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per ordinary share to be determined by the board of directors or its delegate shall represent not more than the fair market value of such ordinary share.

In addition, pursuant to Luxembourg law, Holdco may directly or indirectly repurchase ordinary shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to Holdco, or if the acquisition of ordinary shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in article 430-16 of the 1915 Law.

Preferred Shares

As long as the Holdco Preferred Shares are in issue and outstanding, no shares ranking pari passu or senior to the Holdco Preferred Shares shall be issued by Holdco, other than additional Holdco Preferred Shares or other equity securities interest issued with the consent of a majority of holders of the Holdco Preferred Shares.

Each Holdco Preferred Share is entitled to a Preferential Dividend amounting to the applicable Regular Dividend Rate of its nominal value (i.e. $10.00 per share). The Preferential Dividend shall be paid each year within 3 business days following each Preferential Dividend Payment Date. On each Preferential Dividend Payment Date, 40% of the Preferential Dividend for such year (or 50% of the Preferential Dividend for such year if Holdco paid a dividend on the Holdco Ordinary Shares during period since the payment of the last Preferential Dividend Payment Date) shall be paid in cash and the remainder of the Preferential Dividend shall be paid in kind, unless Holdco elects to pay any additional portion of the Preferential Dividend in cash; provided, that, (x) Holdco shall not be required to pay any portion of such annual Preferential Dividends in cash on a Preferential Dividend Payment Date to the extent that Holdco or its subsidiaries are prohibited from paying such portion of the annual Preferential Dividend in cash under either (i) the Senior Credit Agreement or (ii) the Bridge Loan/Secured Notes, and (y) in the event that Holdco or its subsidiaries are so prohibited from paying all or a portion of such Preferential Dividends in cash as described in the foregoing clause (x), Holdco shall pay the maximum amount not prohibited by the Senior Credit Agreement or the Bridge Loan/Secured Notes in cash. If Holdco fails to pay any portion of the cash portion of the Preferential Dividend for any reason in a given year by the Preferential Dividend Payment Date (including due to clause (x) of the immediately preceding sentence), then (i) the Preferential Dividend rate for such year (i.e. the year in which Holdco fails to pay any portion of the cash portion of the Preferential Dividend Payment), but not necessarily the subsequent year, will increase to the Increased Dividend Rate and (ii) the Preferential Dividend Rate for the following year will be reset at the Regular Dividend Rate and will be subject to increase to the Increased Dividend Rate for such year (but not necessarily the subsequent year) if Holdco fails to pay any portion of the cash portion of the Preferential Dividend Payment by the Preferential Dividend Payment Date for such year.

Holdco may redeem the Holdco Preferred Shares at any time prior to the earliest of (i) six months following the latest maturity date of the Senior Credit Agreement and Bridge Loan/Secured Notes, (ii) nine years after the date of issuance of the Holdco Preferred Shares or (iii) upon the occurrence of a Change of Control (as defined in Holdco’s articles of association) (the “Defined Maturity Date”) at Holdco’s sole option. The redemption price per share would be equal to the nominal value of the Holdco Preferred Shares plus any accrued and unpaid Preferential Dividend, if any. If Holdco fails to redeem the Holdco Preferred Shares at the Defined Maturity Date, the Preferential Dividend rate will permanently increase to the interest rate currently being paid (whether default or not) under the Senior Credit Agreement plus 10%.

As long as Holdco Preferred Shares are issued and outstanding, Holdco and its subsidiaries shall not (a) enter into a credit agreement (except to the extent related to the issuance of senior secured notes as contemplated by the Bridge Loan/Secured Notes) or (b) amend the Senior Credit Agreement, in each case, in a manner that would adversely affect the redemption rights of the Holdco Preferred Shares by extending the maturity date under such credit facility beyond the defined maturity date or increase the restrictions on Holdco’s ability to pay the cash portion of Preferential Dividends without the consent of holders owning a majority of the Holdco Preferred Shares. If, in any year, Holdco fails to make any portion of the cash portion of any Preferential Dividend by the Preferential Dividend Payment Date, then, during the following year, Holdco may not, without the consent of the holders of a majority of the outstanding Holdco Preferred Shares, pay a cash dividend on the Holdco Ordinary Shares until such time as Holdco has paid the cash portion of the Preferential Dividend Payment for such following year (which cash portion of the Preferential Dividend Payment may be paid by Holdco in advance of the Preferential Dividend Payment Date for, and at any time during, such following year); for the avoidance of doubt, the restrictions set forth in this sentence shall not apply to any non-pro rata purchase, repurchase or redemption of any equity securities of Holdco or any of its subsidiaries. As long as Holdco Preferred Shares are issued and outstanding, during the occurrence and continuance of a default by Holdco to pay any Preferential Dividend (for the avoidance of doubt, the payment of any cash portion of the Preferential Dividend in kind in accordance with the terms of Holdco’s articles of association shall not constitute a default by Holdco), the approval of holders owning a majority of the outstanding Holdco Preferred Shares shall be required (i) for the declaration of dividends to the benefit of all other categories of Holdco shares issued and outstanding and (ii) for the purchase, repurchase or redemption of any equity securities of Holdco or any of its subsidiaries (other than pursuant to equity incentive agreements with employees).

Holdco Preferred Shares are not entitled to vote, save for the matters provided for by Luxembourg law, including any amendment, alteration or change to the rights attached to the Holdco Preferred Shares in a manner adverse to the Holdco Preferred Shares for which the consent of holders owning a majority of the Holdco Preferred Shares will be required.

Holdco Preferred Shares, being non-voting shares, shall not be included for the calculation of the quorum and majority at each general meeting of Holdco, save for the matters provided for by Luxembourg law and in the relevant provisions of the articles of association of Holdco.

In case of liquidation of Holdco, after payment of all the debts of and charges against Holdco and of the expenses of liquidation, the holders of Holdco Preferred Shares, if any, shall be entitled to a preferential right to repayment of the nominal value of the Holdco Preferred Shares plus any accrued but unpaid Preferential Dividends before repayment of the nominal value of the Holdco Ordinary Shares.

The rights attached to the Holdco Preferred Shares under Holdco’s articles of association shall not be amended in a manner adverse to the Holdco Preferred Shares without the consent of holders owning a majority of the Holdco Preferred Shares.

Voting Rights

Each Holdco Ordinary Share entitles the holder thereof to one vote. Neither Luxembourg law nor Holdco’s articles of association contain any restrictions as to the voting of Holdco Ordinary Shares by non-Luxembourg residents. The 1915 Law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to quorum and majority requirements.

Meetings

Ordinary General Meeting

At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”

Extraordinary General Meeting

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) Holdco’s dissolution and liquidation opening, (v) any and all amendments to Holdco’s articles of association and (vi) change of nationality. Pursuant to Holdco’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of Holdco’s issued share capital unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened, for which the 1915 Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

Annual Shareholders Meetings

An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within six months of the end of the preceding financial year, except for the first annual general meeting of shareholders which may be held within 18 months from incorporation.

Warrants

Pursuant to the EverArc Warrant Amendment attached to the Business Combination Agreement as Exhibit B, EverArc will assign to Holdco all of EverArc’s right, title and interest in and to the EverArc Warrant Instrument and Holdco will assume, and agree to pay, perform, satisfy and discharge in full, all of EverArc’s liabilities and obligations under the EverArc Warrant Instrument arising from and after the Merger Effective Time.

Each Holdco Warrant is exercisable in multiples of four to purchase one Holdco Ordinary Share and only whole warrants are exercisable. The exercise price of the Holdco Warrants is $12.00 per share, subject to adjustment as described in the EverArc Warrant Instrument. A Holdco Warrant may be exercised only during the period commencing on the date that is 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, and terminating at 5:00 p.m., New York City time on the date that is three years after the date on which the Business Combination is completed, provided that if such day is not a trading day, the trading day immediately following such day, unless earlier redeemed in accordance with the EverArc Warrant Instrument as described below.

Redemptions of Warrants

Pursuant to the EverArc Warrant Instrument, once the warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Holdco Ordinary Shares equals or exceeds $18.00 per share for any 10 consecutive trading days.

Dividends

From the annual net profits of Holdco, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of Holdco. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each Holdco Ordinary Share entitling to the same proportion in such distributions.

The board of directors may resolve that Holdco pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and Holdco’s articles of association, which includes, inter alia, a supervisory/statutory auditor report (as applicable). The board of directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and Holdco’s articles of association. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his, her or its respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to Holdco’s accounts.

Exclusive Forum

Holdco’s articles of association provide that unless Holdco consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. The Securities Act forum provision is not intended by Holdco to limit the forum available to its shareholders for actions or proceedings asserting claims arising under the Exchange Act. The validity and enforceability of such exclusive forum clause cannot be confirmed under Luxembourg law. If a court were to find the exclusive forum clause to be inapplicable or unenforceable in an action, Holdco may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition by U.S. Holders (as defined below) of Holdco Ordinary Shares and Holdco Warrants (collectively, “Holdco securities”). This discussion assumes that any distribution made (or deemed made) on Holdco securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Holdco securities will be in U.S. dollars. This discussion applies only to U.S. Holders that hold Holdco securities as capital assets for U.S. federal income tax purposes (generally property held for investment) and is general in nature and therefore does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or to holders subject to special rules, such as:

•	brokers, dealers and other investors that do not own Holdco securities as capital assets;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•

tax-exempt organizations (including private foundations), governments or agencies or instrumentalities thereof, qualified retirement plans, individual retirement accounts or other tax deferred accounts, trusts and estates;

•	banks or other financial institutions, financial services entities, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of Holdco’s stock;
•	partnerships or other pass-through entities for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities;

•	persons holding Holdco securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•	persons required to accelerate the recognition of any item of gross income with respect to Holdco securities as a result of such income being recognized on an applicable financial statement;

•	persons whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•	persons that received Holdco securities as compensation for services; or

•	persons that are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Holdco securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Holdco securities. We have not and do not intend to seek any rulings from the IRS regarding the matters described herein. There is no assurance that the IRS will not take positions inconsistent with those discussed below or that any such positions would not be sustained by a court.

ALL HOLDERS OF HOLDCO SECURITIES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES, INCLUDING THE APPLICATION AND EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS IN LIGHT OF THEIR PARTICULAR SITUATION.

Distributions on Holdco Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of any distribution on Holdco Ordinary Shares that is made out of Holdco’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds Holdco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Holdco Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange. However, it is not expected that Holdco will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders should therefore assume that any distribution by Holdco with respect to Holdco Ordinary Shares will be reported as dividend income. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from Holdco.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” dividends received by non-corporate U.S. Holders from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. There can be no assurances that Holdco will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on the NYSE (which Holdco Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Holdco Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Holdco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Holdco will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by Holdco may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S.

foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Holdco Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex and U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Taxable Exchange or Other Taxable Disposition of Holdco Ordinary Shares or Holdco Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Holdco Ordinary Shares or Holdco Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized on the disposition and (ii) the U.S. Holder’s adjusted tax basis in such shares or warrants. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares or warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

Exercise or Lapse of a Holdco Warrant

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will not recognize taxable gain or loss on the acquisition of a Holdco Ordinary Share upon exercise of a Holdco Warrant for cash. The U.S. Holder’s tax basis in the Holdco Ordinary Share received upon exercise of the Holdco Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Holdco Warrant and the exercise price. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the U.S. Holder’s holding period for Holdco Ordinary Shares received upon exercise of the of a Holdco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Holdco Warrant and will not include the period during which the U.S. Holder held the Holdco Warrant. If a Holdco Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant.

Possible Constructive Distributions

The terms of each Holdco Warrant provide for an adjustment to the number of Holdco Ordinary Shares for which the Holdco Warrant may be exercised or to the exercise price of the Holdco Warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Holdco Warrant would, however, be treated as receiving a constructive distribution from Holdco if, for example, the adjustment increases the holder’s proportionate interest in Holdco’s assets or earnings and profits (e.g., through an increase in the number of Holdco Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Holdco Ordinary Shares, which is taxable to the U.S. Holders of such shares as described under “—Distributions on Holdco Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such warrant received a cash distribution from Holdco equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. Holders of Holdco Ordinary Shares and Holdco Warrants could be materially different from that described above if Holdco is treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Holdco Ordinary Shares or Holdco Warrants. A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) 75% or more of its gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities.

Holdco may directly or indirectly hold interests in lower-tier PFICS. Under attribution rules, if Holdco is a PFIC, U.S. Holders will be deemed to own their proportionate shares of any lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described in the following paragraphs on (i) certain distributions by a lower-tier PFIC and (ii) a disposition of shares of a lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even if the U.S. Holder has not received the proceeds of those distributions or dispositions.

A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation qualifies as a PFIC it is, with respect to a shareholder or warrant holder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder or warrant holder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Based on the expected composition of Holdco’s assets and income and the manner in which Holdco expects to operate its business, Holdco believes that it should not be classified as a PFIC for its current taxable year. However, the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to accurately predict future income and assets relevant to this determination. Further, because Holdco may value its goodwill based on the market value of the Holdco Ordinary Shares, a decrease in the market value of the Holdco Ordinary Shares and/or an increase in Holdco’s cash or other passive assets (including as a result of the Business Combination) would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Holdco is a PFIC for any taxable year.

Additionally, if EverArc is determined to be a PFIC with respect to a U.S. Holder who exchanged EverArc Ordinary Shares or EverArc Warrants for Holdco Ordinary Shares or Holdco Warrants in the Business Combination, and such U.S. Holder did not or could not make any of the PFIC elections (as described below) with respect to such EverArc Ordinary Shares or EverArc Warrants, then Holdco would also be treated as a PFIC as to such U.S. Holder with respect to such Holdco Ordinary Shares and Holdco Warrants even if Holdco did not meet the test for PFIC status in its own right. Further, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such Holdco Shares and Holdco Warrants for a period that includes its holding period for the EverArc Ordinary Shares and EverArc Warrants exchanged therefor, respectively. In addition, if this rule were to apply, absent certain elections, the adverse tax consequences related to PFIC shares would generally apply to any Holdco Ordinary Shares issued upon exercise of Holdco Warrants (which generally would be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Holdco Warrants). Because, prior to the Business Combination, EverArc was a blank-check company with no active business, it is likely that EverArc was a PFIC for its taxable years that ended on October 31, 2020 and October 31, 2021.

If Holdco is treated as a PFIC with respect to the Holdco Ordinary Shares or Holdco Warrants held by a U.S. Holder, there are three separate taxation regimes that could apply to such U.S. Holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. Holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income under any of the foregoing regimes.

Excess Distribution Regime. If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your Holdco Ordinary Shares or Holdco Warrants, and (ii) any “excess distribution” you receive on your Holdco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Holdco Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

•	the gain or excess distribution will be allocated ratably over the period during which you held your Holdco Ordinary Shares or Holdco Warrants (as applicable)

•	the amount allocated to the current taxable year, will be treated as ordinary income; and

•

the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your Holdco Ordinary Shares or Holdco Warrants cannot be treated as capital gains, even if you hold the shares or warrants as capital assets.

QEF Regime. A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. Holders subject to U.S. federal income tax should not expect that they will receive cash distributions from Holdco sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, U.S. Holders of Holdco Warrants will not be able to make a QEF election with respect to their warrants.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to our shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder may over time be taxed on amounts that as an economic matter exceed our net profits.

A U.S. Holder’s tax basis in Holdco Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. You should consult your tax advisors as to the manner in which QEF income inclusions affect your allocable share of Holdco’s income and your basis in your Holdco Ordinary Shares.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Holdco. If Holdco determines that it is a PFIC for any taxable year, Holdco will endeavor to provide the information that a U.S. Holder making a QEF election is required to obtain to make and maintain a QEF election, but there is no assurance that Holdco will timely provide such information. There is also no assurance that Holdco will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. In addition, if Holdco holds an interest in a lower-tier PFIC, U.S. Holders will generally be subject to the PFIC rules described above with respect to any such lower-tier PFICs. There can be no assurance that a portfolio company or subsidiary in which Holdco holds an interest will not qualify as a PFIC, or that a PFIC in which Holdco holds an interest will provide the information necessary for a QEF election to be made by a U.S. Holder (in particular if Holdco does not control that PFIC).

Mark-to-Market Regime. Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if they are (i) “regularly traded” on a national securities exchange that is registered with the Securities Exchange Commission or on the national market system established under Section 11A of the Securities and Exchange Act of 1934, or (ii) “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that Holdco Ordinary Shares, which are expected to be listed on the NYSE, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that Holdco Ordinary Shares will be “regularly traded” for purposes of these rules.

Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. Holder may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Holdco Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election).

A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. Holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly traded holding company (such as Holdco) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We advise you to consult your own tax advisor to determine whether the mark-to-market tax election is available to you and the consequences resulting from such election. In addition, U.S. Holders of Holdco Warrants will not be able to make a mark-to-market election with respect to their Holdco Warrants.

PFIC Reporting Requirements. If Holdco is a PFIC, a U.S. Holder of Holdco Ordinary Shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Holdco Ordinary Shares and Holdco Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to Holdco securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Holdco Ordinary Shares or Holdco Warrants, subject to certain exceptions (including an exception for Holdco Ordinary Shares or Holdco Warrants held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Holdco Ordinary Shares or Holdco Warrants. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. Holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Holdco Ordinary Shares or Holdco Warrants.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Luxembourg Taxation Considerations

The following is a summary addressing certain material Luxembourg tax consequences that are likely to be relevant to non-Luxembourg resident holders in respect of the ownership and disposition of Holdco Ordinary Shares.

This summary does not purport to address all material tax considerations that may be relevant to a holder or prospective holder of Holdco Ordinary Shares.

This summary is based on the laws, regulations and applicable tax treaties as in effect on the date hereof in Luxembourg, all of which are subject to change, possibly with retroactive effect. Holders of Holdco Ordinary Shares should consult their own tax advisers as to the particular tax consequences, under the tax laws of the country of which they are residents for tax purposes of the ownership or disposition of Holdco Ordinary Shares.

(a) Luxembourg Withholding Tax on Dividends Paid on Holdco Ordinary Shares to non-Luxembourg resident holders

Dividends distributed by Holdco will in principle be subject to Luxembourg withholding tax at the rate of 15%.

Non-Luxembourg holders, provided they are resident in a country with which Luxembourg has concluded a treaty for the avoidance of double taxation, may be entitled to claim treaty relief under the conditions and subject to the limitations set forth in the relevant treaty.

A non-resident corporate holder resident in a European Union Member State will be able to claim an exemption from Luxembourg dividend withholding tax under the conditions set forth in Council Directive 2011/96/EU of

30 November 2011 on the common system of taxation applicable in the case of parent companies and subsidiaries of different Member States (recast) as implemented in Luxembourg. In addition, fully taxable non-resident corporate holders will be exempt from withholding tax if they are resident in a country with which Luxembourg has concluded a double tax treaty (under the conditions as set forth in article 147 of the Luxembourg Income Tax Law).

(b) Luxembourg Income Tax on Dividends Paid on Holdco Ordinary Shares and Capital Gains

Non-Luxembourg Resident Holders

An individual or corporate non-Luxembourg holder of Holdco Ordinary Shares who/which realizes a gain on disposal thereof (and who/which does not have a permanent establishment in Luxembourg to which Holdco Ordinary Shares would be attributable) will only be subject to Luxembourg taxation on capital gains arising upon disposal of such shares if such holder has (together with his or her spouse and underage children) directly or indirectly held more than 10% of the capital of Holdco, at any time during the past five years, and either (1) such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the last five years preceding the realization of the gain, subject to any applicable tax treaty, or (2) the disposal of Holdco Ordinary Shares occurs within six months from their acquisition, subject to any applicable tax treaty.

Estate and Gift Tax

No Luxembourg inheritance tax is levied on the transfer of Holdco Ordinary Shares upon the death of a non-Luxembourg resident holder.

No Luxembourg gift tax will be levied in the event that a gift of Holdco Ordinary Shares is made outside of Luxembourg.

Other Luxembourg Tax Considerations

There is no requirement that the registration tax, transfer tax, capital tax, stamp duty or any other similar tax or duty be paid by a holder in respect of or in connection with the issue or transfer of Holdco Ordinary Shares.

PLAN OF DISTRIBUTION

We are registering the issuance by us of 8,505,000 Holdco Ordinary Shares that may be issued upon the exercise of the Holdco Warrants at an exercise price of $12.00 per share. We are also registering the resale by the Selling Securityholders from time to time of up to 116,304,810 of Holdco Ordinary Shares.

We will receive up to an aggregate of $102,060,000 if all of the Holdco Warrants are exercised to the extent such Holdco Warrants are exercised for cash. All of the Holdco Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

Primary Offering

Pursuant to the terms of the Holdco Warrants, the Holdco Ordinary Shares will be distributed to those holders who surrender the Holdco Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Holdco Warrants issued that such holder desires to exercise a Holdco Warrant, we will, within the time allotted by the agreement governing the Holdco Warrants, issue instructions to our transfer agent to issue to the holder Holdco Ordinary Shares, free of a restrictive legend.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement or other agreement with us, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Securityholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Holdco Ordinary Shares are expected to be listed on the NYSE under the symbol “PRM.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling

Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The legality of the Holdco Ordinary Shares offered hereby will be passed upon for Holdco by Maples and Calder (Luxembourg) SARL.

EXPERTS

The audited financial statement of Holdco as of June 30, 2021 included in this prospectus and in the registration statement has been so included in reliance on the report of BDO USA, LLP, independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Perimeter as of December 31, 2020 and 2019, and for the years then ended, included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of EverArc included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton UK LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

Holdco and certain of its subsidiaries (the “non-U.S. companies”) are or will be incorporated under the laws of countries other than the U.S. In addition, certain of the directors and officers of the non-U.S. companies reside outside of the U.S. and most of the assets of the non-U.S. companies and some of the assets of their directors and officers are located outside the U.S. As a result, it may be difficult for investors to effect service of process on the non-U.S. companies or those persons in the U.S. or to enforce in the U.S. judgments obtained in U.S. courts against the non-U.S. companies or those persons based on the civil liability provisions of the U.S. securities laws or other laws. Uncertainty exists as to whether courts in the jurisdiction of organization of the non-U.S. companies will enforce judgments obtained in other jurisdictions, including the U.S., against the non-U.S. companies or their directors or officers under the securities or other laws of those jurisdictions or entertain actions in those jurisdictions against the non-U.S. companies or their directors or officers under the securities or other laws of those jurisdictions.

Luxembourg

It may be possible to effect service of process within Luxembourg upon Holdco and its respective directors and officers provided that The Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters of November 15, 1965 is complied with.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our Ordinary Shares offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and Holdco Ordinary Shares. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.perimeter-solutions.com. The information on, or that can be accessed through, our website is not part of this prospectus.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Perimeter Solutions S À

Grand Duchy of Luxembourg

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Perimeter Solutions S À (the “Company”) as of June 30, 2021 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at June 30, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

Houston, Texas

September 1, 2021

PERIMTER SOLUTIONS SA

Balance Sheet

(expressed in thousands of U.S. Dollars, unless otherwise stated)

June 30, 2021
Assets	$—
Total assets
Liabilities	—
Commitments and contingencies
Equity
Note receivable from EverArc Holdings Ltd.	(40)
Share capital ($1.00 par value, 40,000 shares authorized, issued and outstanding)	40

Total equity	—

Total liabilities and equity	$—

See accompanying notes to financial statement.

PERIMETER SOLUTIONS SA

Notes to Financial Statement

As of June 30, 2021

(expressed in thousands of U.S. Dollars, unless otherwise stated)

1.	Overview

General Information

Perimeter Solutions SA (the “Company”), was incorporated in Luxemburg on June 21, 2021. Pursuant to a reorganization into a holding company structure, the Company will be a holding company with its principal asset being a controlling ownership interest in SK Invictus Intermediate, S.à r.l. (Holdings) and its subsidiaries, doing business as Perimeter Solutions (“Perimeter”).

2.	Basis of Presentation

The accompanying financial statement has been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). Through June 30, 2021, the Company had not earned any revenue and had not incurred any expenses; therefore, the statements of income, stockholder’s equity and cash flows have been omitted. There have been no other transactions involving the Company as of June 30, 2021.

3.	Stockholders’ Equity

On June 21, 2021, the Company issued 40,000 shares of common stock, $1.00 par value, all of which are owned by our Parent, EverArc Holdings Ltd. Payment for the shares was received July 20, 2021.

4.	Subsequent Events

The Company has evaluated subsequent events through September 1, 2021, which is the date its financial statement was available to be issued.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	As of June 30, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$4,041	$22,478
Accounts receivable, net of allowance for doubtful accounts of $1,011 and $1,044 as of June 30, 2021 (unaudited) and December 31, 2020, respectively	64,632	28,896
Inventories	78,710	58,784
Income tax receivable	17,305	11,457
Prepaid expenses and other current assets	6,430	11,406

Total current assets	171,118	133,021
Property, plant and equipment—net	49,194	48,235
Goodwill	486,455	482,041
Customer lists—net	283,061	304,308
Existing technology and patents—net	130,245	135,928
Other intangible assets—net	33,421	33,464
Other assets	980	1,209

Total assets	$1,154,474	$1,138,206

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt, net of unamortized debt issuance costs	$5,610	$6,723
Accounts payable	36,132	9,869
Deferred revenue	6,701	286
Accrued expenses and other current liabilities	17,288	16,045

Total current liabilities	65,731	32,923
Long-term debt, less current portion, net of unamortized debt issuance costs	684,746	680,548
Deferred income taxes	114,404	112,162
Other liabilities	20,952	21,151

Total liabilities	$885,833	$846,784

Commitments and contingencies (Note 12)
Shareholders’ equity:
Common stock, $1 par value per share; 53,045,510 shares authorized as of June 30, 2021 and December 31, 2020; 53,045,510 shares issued and outstanding as of June 30, 2021 and December 31, 2020	53,046	53,046
Additional paid-in capital	289,344	289,344
Accumulated other comprehensive loss	(3,578)	(3,174)
Accumulated deficit	(70,171)	(47,794)

Total shareholders’ equity	268,641	291,422

Total liabilities and shareholders’ equity	$1,154,474	$1,138,206

See accompanying notes to interim condensed consolidated financial statements.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Six Months Ended June 30,
	2021	2020
	(unaudited)
Net sales	$121,046	$109,499
Cost of goods sold	73,814	69,440

Gross profit	47,232	40,059
Operating expenses:
Selling, general, and administrative	27,211	17,734
Amortization expense	26,542	25,428
Other operating expense	753	691

Total operating expenses	54,506	43,853

Operating income (loss)	(7,274)	(3,794)
Other expense:
Interest (income) expense	15,886	24,250
Loss on contingent earnout	2,763	—
Unrealized foreign currency (gain) loss	2,258	(153)
Other (income) expense—net	(318)	(80)

Total other expenses	20,589	24,017

Loss before income taxes	(27,863)	(27,811)
Income tax benefit	5,486	5,724

Net loss	(22,377)	(22,087)

Other comprehensive loss:
Foreign translation adjustments	(404)	(3,443)

Total comprehensive loss	$(22,781)	$(25,530)

Net loss per share:
Basic	$(0.42)	$(0.42)
Diluted	$(0.42)	$(0.42)
Weighted-average shares used in computing net loss per share:
Basic	53,045,510	53,045,510
Diluted	53,045,510	53,045,510

See accompanying notes to interim condensed consolidated financial statements.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Shareholders’ Equity

(in thousands, except share data)

(unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of January 1, 2020	53,045,510	$53,046	$289,344	$(7,961)	$(72,043)	$262,386
Net loss	—	—	—	—	(22,087)	(22,087)
Foreign translation adjustments	—	—	—	(3,443)	—	(3,443)

Balance as of June 30, 2020	53,045,510	$53,046	$289,344	$(11,404)	$(94,130)	$236,856

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of January 1, 2021	53,045,510	$53,046	$289,344	$(3,174)	$(47,794)	$291,422
Net loss	—	—	—	—	(22,377)	(22,377)
Foreign translation adjustments	—	—	—	(404)	—	(404)

Balance as of June 30, 2021	53,045,510	$53,046	$289,344	$(3,578)	$(70,171)	$268,641

See accompanying notes to interim condensed consolidated financial statements.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2021	2020
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(22,377)	$(22,087)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	30,381	28,779
Deferred income taxes	2,242	3,042
Amortization of deferred financing costs	1,621	1,766
Loss on contingent earnout	2,763	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(35,736)	(782)
Inventories	(19,472)	(3,501)
Income tax receivable	(5,848)	(9,226)
Prepaid expenses and other current assets	4,761	(5,567)
Other assets	229	969
Accounts payable	26,263	1,370
Deferred revenue	6,415	4,736
Accrued expenses and other current liabilities	(1,559)	4,967
Other liabilities	(199)	158

Net cash (used in) provided by operating activities	(10,516)	4,624

Cash flows from investing activities:
Purchase of property and equipment	(3,507)	(3,955)
Purchase of businesses, net of cash acquired	(6,264)	(1,970)

Net cash used in investing activities	(9,771)	(5,925)

Cash flows from financing activities:
Proceeds from revolving credit facility	7,500	45,800
Repayments of revolving credit facility	(3,000)	(45,600)
Repayment of long-term debt	(2,808)	(2,805)

Net cash provided by (used in) financing activities	1,692	(2,605)

Effect of foreign currency on cash and cash equivalents	158	546

Net change in cash and cash equivalents	(18,437)	(3,360)
Cash and cash equivalents at the beginning of year	22,478	9,822

Cash and cash equivalents at the end of year	$4,041	$6,462

Supplemental disclosures of cash flow information:
Cash paid for interest	$14,266	$22,007
Cash paid for income taxes	$946	$86

See accompanying notes to interim condensed consolidated financial statements.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

1.	DESCRIPTION OF ORGANIZATION AND NATURE OF BUSINESS

Organization

SK Invictus Intermediate, S.à r.l. (“Holdings”) and its subsidiaries, doing business as Perimeter Solutions (collectively, the “Company”), is a global solutions provider for the Fire Safety and Oil Additives industries. Holdings is domiciled and organized under laws of Luxembourg, with subsidiaries further domiciled and organized within the respective operating jurisdictions. The Company is headquartered in St. Louis, Missouri (USA) with global operations in North America, Europe, and Asia Pacific.

Holdings was formed by SK Capital Partners IV-A, L.P. and SK Capital Partners IV-B, L.P (collectively, the “Sponsor”) on February 12, 2018, which is the same date when operations commenced. Holdings issued 53,045,510 shares of common stock to an indirect subsidiary of the Sponsor and used the proceeds from the Sponsor and issuance of third-party debt to purchase all the assets that form the business operations.

The U.S. dollar represents the functional currency for its Luxembourg entities.

Nature of Business

The Fire Safety business is a global producer of fire-fighting chemicals with a broad product offering, including phosphate-based fire retardant, Class A Foam and Class B Foam, across fire retardant and fire suppressant foam applications. Fire retardants are utilized to fight forest fires through aerial and ground applications. Class A Foam is utilized to fight structural fires, and Class B Foam is used to fight flammable liquid fires. Significant end markets are primarily government-related entities and are dependent on concessions, licenses, and permits granted by the respective governments.

The Oil Additives business is a producer of Phosphorus Pentasulfide, which is an intermediate commonly used in the production of lubricant additives and essential in the formulation of engine oils. Their main function is to provide anti-wear protection to engine components. In addition, they inhibit oxidation of the oil by scavenging free radicals that initiate oil breakdown and sludge formulation, resulting in better and longer engine function. Significant end markets are primarily producers of engine oil additives.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The condensed consolidated balance sheet as of December 31, 2020 was derived from amounts included in the Company’s annual financial statements for the year ended December 31, 2020. Refer to this note for the full list of the Company’s significant accounting policies. The details in those notes have not changed except as discussed below and as a result of normal adjustments in the interim periods.

Principles of Consolidation

The accompanying interim condensed consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned for the six months ended June 30, 2021 and 2020. All intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying interim condensed consolidated financial statements have been prepared using the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“U.S.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted in accordance with such rules and regulations.

Unaudited Interim Condensed Financial Statements

The accompanying condensed consolidated balance sheet as of June 30, 2021, and condensed consolidated statements of operations and comprehensive income (loss), condensed consolidated statements of cash flows, and condensed consolidated statements of changes in shareholders’ equity for the six months ended June 30, 2021 and 2020, are unaudited. The interim condensed financial statements have been prepared on a basis consistent with the audited annual financial statements as of and for the year ended December 31, 2020, and, in the opinion of management, reflect all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of June 30, 2021, and the condensed results of its operations and comprehensive income (loss) and its cash flows for the six months ended June 30, 2021 and 2020. The financial data and other information disclosed in these notes related to the six months ended June 30, 2021 and 2020 are also unaudited. The condensed results of operations and comprehensive income (loss) for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other period.

Use of Estimates

The preparation of interim condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates made by management in connection with the preparation of the accompanying interim condensed consolidated financial statements include the fair value of purchase consideration and assets acquired and liabilities assumed in a business combination, the useful lives of long-lived assets, inventory valuations, the allocation of transaction price among various performance obligations, the allowance for doubtful accounts, the fair value of financial assets and liabilities, valuation of goodwill, indefinite life intangible assets, contingent earnout liability, and realizability of deferred tax assets. Actual results could differ from those estimates.

Deferred Financing Fees

As of June 30, 2021 and December 31, 2020, unamortized original issue discount and other debt issuance costs of $12,029 and $13,422, respectively, for the Company’s term loans are carried as a contra liability and are amortized over the term of the related debt using the effective interest method. As of June 30, 2021 and December 31, 2020, unamortized deferred financing costs of $943 and $1,170, respectively, for the Company’s revolving line of credit are carried as a long-term asset and are amortized straight-line into interest expense over the term of the facility. Amortization of deferred financing fees for the six months ended June 30, 2021 and 2020 for the term loans and revolving line of credit was $1,621 and $1,766, respectively, and is presented as a component of interest expense in the consolidated statements of operations and comprehensive income (loss).

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents with high-quality financial institutions with investment-grade ratings. For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers to the extent of the amounts recorded on the consolidated balance sheets.

One of the Company’s customers in the Fire Safety business accounted for 30% of total sales during the six months ended June 30, 2021. During the six months ended June 30, 2020, one customer within Fire Safety and one within Oil Additives represented 33% (21% and 12%, respectively) of total sales. One customer within Fire Safety represented 47% of the total accounts receivable balance as of June 30, 2021. Two customers within Fire Safety and one within Oil Additives represented 44% (18%, 15% and 11%, respectively) of the total accounts receivable balance as of December 31, 2020. No other customer represented greater than 10% of the Company’s total sales or total accounts receivable.

Recently Issued Accounting Standards

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which simplifies the accounting for income taxes. The ASU’s amendments are based on changes that were suggested by stakeholders as part of the FASB’s simplification initiative. The new standard has been adopted by Company as of January 1, 2021 and the Company’s adoption did not have a material impact on its consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)-Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for annual and interim periods beginning after December 15, 2021, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company has early adopted this as of January 1, 2021, the adoption does not have a material impact on the Company’s consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The new standard is effective for the Company for annual periods beginning after December 15, 2021. The Company expects to adopt the new standard on January 1, 2022 and continues to assess potential effects of the standard.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

The FASB issued five ASUs related to ASC 326. In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses. ASU 2019-11 provides codification updates to ASU 2016-13. In November 2019, the FASB also issued Accounting Standards Update No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842)—Effective Dates, an ASU modifying the effective dates of various previous pronouncements. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. ASU 2019-05 provides entities with an option to irrevocably elect the fair value option for eligible instruments. In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging and Topic 825, Financial Instruments. ASU 2019-04 provides codification updates to ASU 2016-01 and ASU 2016-13. In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 seeks to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments, including trade receivables and other commitments to extend credit held by a reporting entity at each reporting date. The amendments require an entity to replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects current expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. The new standard is effective for the Company for annual periods beginning after December 15, 2022. The Company expects to adopt the new standard on January 1, 2023 and continues to assess potential effects of the standard

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting (Topic 848). ASU 2020-04 provides practical expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The expedients and exceptions provided by ASU 2020-04 apply only to contracts, hedging relationships and other transactions that reference the LIBOR or another reference rate expected to be discontinued as a result of reference rate reform. These amendments are not applicable to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. The new standard is effective for the Company as of March 12, 2020 through December 31, 2022. The Company has long-term debt, as described in Note 11 of the Notes to Consolidated Financial Statements, respectively, which rely upon use of LIBOR, federal funds rate or the prime rate. However, the Company plans to extinguish their current credit agreement and enter into a new one during the latter part of 2021, which will not reference LIBOR, thus the Company anticipates that upon entering into the new credit agreement, this ASU will no longer be applicable to them.

3.	BUSINESS ACQUISITIONS

Budenheim Acquisition

On March 2, 2021, the Company used proceeds from general business operations to purchase all of the wildfire retardant and foam assets of Budenheim Iberica, S.L.U. The asset purchase agreement provided for approximately $3,607 in cash to be paid at closing. The Budenheim Acquisition expands the Company’s access to new markets and is expected to result in additional revenue within the Fire Safety segment. The Company has performed a preliminary purchase price allocation, where the Company allocated $3,214 to goodwill. Other amounts allocated to the individual assets and liabilities included within the balance sheet were not material.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

PC Australasia Acquisition

On April 1, 2021, the Company used proceeds from general business operations to purchase all of the wildfire retardant and foam assets of PC Australasia Pty Ltd. The asset purchase agreement provided for approximately $2,657 in cash to be paid at closing. The PC Australasia Acquisition provides the Company direct access to existing markets within the Fire Safety service industry. The Company has performed a preliminary purchase price allocation, where the Company allocated $971 to goodwill. Other amounts allocated to the individual assets and liabilities included within the balance sheet were not material.

For segment reporting purposes, the results of operations and assets from these acquisitions have been included in the Company’s Fire Safety segment since the respective acquisition dates. For the six months ended June 30, 2021, sales, earnings related to the operations consisting of the assets and liabilities and direct costs related to Budenheim and PC Australia were not material. Pro forma financial information has not been presented for these acquisitions as the net effects were neither significant nor material to the Company’s results of operations or financial position.

LaderaTech Acquisition

On May 7, 2020, the Company used proceeds from general business operations to purchase all of the outstanding shares of LaderaTech, Inc. (“LaderaTech Acquisition”). The LaderaTech Acquisition expands the Company’s access to the long-term retardant market and is expected to generate synergies within the Fire Safety service industry. Under the equity purchase agreement, the fair value of the consideration transferred was $21,832, which included an initial cash payment of $2,016 and $19,816 in estimated fair value of contingent future payments.

The future payments are contingent upon the acquired technology being listed on the U.S. Forest Service’s Qualified Product List (QPL) valued at $2,813 and an earn-out based on achieving certain thresholds of revenues through December 31, 2026 with an estimated fair value at $17,003. As of June 30, 2021, the estimated fair value of the QPL listing payment is $2,952 and the estimated fair value of contingent consideration was $19,627. Based on the purchase price allocation, the assets acquired principally comprise $20,200 of an identifiable intangible asset, $6,906 of goodwill, $46 of cash, $5,282 of deferred tax liability, and a net liability for other working capital items of $38. The identifiable intangible asset (in-process research and development) relates to a proprietary technology being used to develop its base product, and the Company expects immaterial remaining costs to achieve QPL approval and make the product ready for distribution within the year ending December 31, 2021.

The amount allocated to goodwill for the acquisitions is not deductible for income tax purposes. The goodwill is attributable primarily to strategic and synergistic opportunities, the assembled workforces acquired and other factors. The fair value of the contingent consideration was estimated using the Monte Carlo valuation approach. See Note 13 “Fair Value Measurements” for additional information related to the fair value measurement of the contingent consideration.

For segment reporting purposes, the results of operations and assets from LaderaTech acquisitions have been included in the Company’s Fire Safety segment since the acquisition date. For the six months ended June 30, 2021, sales related to the LaderaTech Acquisition was $283. Sales for the six months ended June 30, 2020 related to Laderatech were not material. Loss related to the operations consisting of the assets and liabilities acquired from the LaderaTech Acquisition, Budenheim Acquisiton, and PC Australasia Acquisition for the six months ended June 30, 2021 were $3,533. Direct costs of these acquisitions were not material and were expensed as incurred and are included in Other Operating Expenses in the consolidated statement of operations and comprehensive income (loss) during the six months ended June 30, 2021.

The unaudited pro forma financial information is inclusive of results of operations for the Company and the LaderaTech Acquisition as if the companies were combined as of January 1, 2020. For the six months ended

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

June 30, 2020, pro forma net sales were $109,500. Pro forma net loss related to the operations for six months ending June 30, 2020 were $22,521. The unaudited pro forma financial information is for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combinations occurred as of the date indicated or what the results would be for any future periods.

Project Boundary

On June 15, 2021, the Company’s Sponsor entered into a Definitive Agreement with EverArc Holdings Limited to acquire Perimeter Solutions in a transaction valued at approximately $2 billion. The transaction financing is fully committed and is not subject to shareholder approval. The transaction is expected to close in Q4 2021, subject to customary closing conditions.

4.	REVENUE RECOGNITION

Disaggregation of revenues

Amounts recognized at a point in time primarily relate to products sold whereas amounts recognized over time primarily relate to services associated with the full-service retardant contracts. Revenues for six months ended June 30, 2021 and 2020 are as follows:

	Six months ended June 30,
	2021	2020
Revenues from products	$117,571	$105,646
Revenues from services	3,168	2,467
Other revenues	307	1,386

Total revenue	$121,046	$109,499

Cost to obtain contract

Incremental costs of obtaining a contract include only those costs that are directly related to the acquisition of contracts, including sales commissions, and that would not have been incurred if the contract had not been obtained. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it is expected that the economic benefit and amortization period will be longer than one year. Costs to obtain contracts were not material in the periods presented.

Deferred Revenue

Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. The portion of deferred revenue that is anticipated to be recognized as revenue during the succeeding twelve-month period is recorded as deferred revenue and the remaining portion is recorded as deferred revenue, noncurrent.

The contracts entered by the company have duration of one year or more. Any billings made to the customer during the financial year for which the related product or service is yet to be delivered on cut off date, i.e. December 31, is recognized as deferred revenue. Deferred revenue was $6,701 and $286 as of June 30, 2021 and December 31, 2020, respectively.

For full-service fire retardant contracts, the Company identifies the fire retardant product and the services, as separate units of account. The Company allocates the transaction price to each performance obligation on a relative standalone selling price basis. Due to the timing of performance obligations being satisfied during the year, the Company has accrued $6,663 for contract obligations related to full-service fire retardant contracts in deferred revenue as of June 30, 2021 and $0 as of December 31, 2020.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

5.	GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by reportable segment for the six months ended June 30, 2021 are as follows:

	Fire Safety	Oil Additives	Total
Balance as of December 31, 2020	$362,767	$119,274	$482,041
Business acquired	4,185	—	4,185
Foreign currency translation	563	(334)	229

Balance as of June 30, 2021	$367,515	$118,940	$486,455

Intangible assets and related accumulated amortization as of June 30, 2021 and December 30, 2020 are as follows:

	June 30, 2021
	Estimated Useful Life (in years)	Gross Value	Foreign Currency Translation	Accumulated Amortization	Net Book Value
Definite lived intangible assets:
Existing technology	15	$158,730	$1,557	$(31,230)	$129,057
Customer lists	10	419,900	(268)	(136,571)	283,061
Patents	7	1,759	89	(660)	1,188
Tradenames	10	900	17	(229)	688

Total definite-lived intangible assets		581,289	1,395	(168,690)	413,994

Indefinite-lived intangible assets
Tradenames	Indefinite	32,700	33	—	32,733

Total intangible assets		$32,700	$33	$—	$32,733

	December 31, 2020
	Estimated Useful Life (in years)	Gross Value	Foreign Currency Translation	Accumulated Amortization	Net Book Value
Definite lived intangible assets:
Existing technology	15	$158,730	$1,747	$(25,903)	$134,574
Customer lists	10	419,900	96	(115,688)	304,308
Patents	7	1,759	136	(541)	1,354
Tradenames	10	900	2	(188)	714

Total definite-lived intangible assets		581,289	1,981	(142,320)	440,950

Indefinite-lived intangible assets
Tradenames	Indefinite	32,700	50	—	32,750

Total intangible assets		$32,700	$50	$—	$32,750

On May 7, 2020, the Company recorded an in-process research and development intangible asset associated with the LaderaTech Acquisition. The intangible asset was completed prior to December 31, 2020 and thus transferred out from indefinite-life intangible assets and into intangible assets subject to amortization. For this reason, the LaderaTech technology was presented as “Existing technology” as of December 31, 2020 along with the related foreign currency translation and accumulated amortization.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

Amortization expense for definite-lived intangible assets was $26,542 and $25,428 for the six months ended June 30, 2021 and 2020, respectively.

Estimated annual amortization expense of intangible assets for the five years subsequent to June 30, 2021 and thereafter is as follows:

Amount
Years Ending December 31:
Remainder of 2021	$26,451
2022	52,903
2023	52,903
2024	52,903
2025	52,903
Thereafter	175,931

Total	$413,994

6.	PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment, net as of June 30, 2021 and December 30, 2020 consists of the following:

	June 30, 2021	December 31, 2020
Buildings	$6,714	$6,768
Leasehold improvements	1,156	1,146
Furniture and fixtures	419	416
Machinery and equipment	53,737	51,286
Vehicles	4,886	4,311
Construction in progress	6,670	5,069

Total property, plant and equipment, gross	73,582	68,996
Accumulated depreciation	(24,388)	(20,761)

Total property, plant and equipment, net	$49,194	$48,235

For the six months ended June 30, 2021 and 2020, depreciation expense was $3,840 and $3,351, respectively, of which substantially all was presented in cost of goods sold in the condensed consolidated statements of operations and comprehensive income (loss).

7.	INCOME TAXES

For the six months ended June 30, 2021 and 2020, the Company recorded an income tax benefit of $5,486 and $5,724, respectively. The effective tax rate was approximately 19.7% for the six months ended June 30, 2021, compared to 20.6% for the six months ended June 30, 2020. The effective tax rate for the six months ended June 30, 2021 and June 30, 2020 was lower than the statutory tax rate due to losses not expected to be benefited in certain jurisdictions which have a valuation allowance. In March 2020, in response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures, including

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

temporary changes to interest expense deductibility, and prior and future utilization of net operating losses. The CARES Act did not have a material impact on the Company’s consolidated financial statements.

The Company had no unrecognized tax benefits as of June 30, 2021 and December 31, 2020. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in income tax expense (benefit). The Company does not expect the balance of unrecognized tax benefits will change significantly over the next twelve months. The Company has not accrued interest or penalties related to uncertain tax positions as of June 30, 2021.

8.	OTHER LIABILITIES

Other non-current liabilities consist of the following as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
LaderaTech contingent earn out	$19,627	$19,816
Other	1,325	1,335

Total	$20,952	$21,151

9.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets as of June 30, 2021 and December 31, 2020 consisted of the following:

	June 30, 2021	December 31, 2020
Advance to vendors	$3,746	$7,343
Other	2,684	4,063

Total prepaid expenses and other current assets	$6,430	$11,406

10.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities as of June 30, 2021 and December 31, 2020 consisted of the following:

	June 30, 2021	December 31, 2020
Accrued bonus	$1,456	$4,653
Accrued salaries	2,035	2,779
Accrued employee benefits	439	511
Accrued interest	78	79
Accrued purchases	5,081	2,347
Accrued taxes	1,336	2,905
Accrued construction	1,313	1,319
Contingent earnout payable	2,952	—
Other	2,538	1,455

Total accrued expenses and other current liabilities	$17,288	$16,045

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

11.	REVOLVING LINE OF CREDIT AND LONG-TERM DEBT

(a)	First and Second Lien Term Loans

On March 28, 2018, Invictus U.S., LLC and SK Invictus Intermediate II, S.à r.l., two wholly owned subsidiaries of Holdings, entered into credit agreements providing for committed credit facilities of $815,000, a substantial portion of which was used to fund the initial acquisition of the Company.

The First Lien Credit Facility (the First Lien) consists of a $545,000 U.S. dollar term loan, a multicurrency revolving credit facility (the Revolver), and a $16,000 extension on the original term loan. The First Lien was issued with an original issue discount (OID) of 0.30%, to which net of amortization was $1,000 as of December 31, 2020. Principal and interest payments are due on a monthly basis. The First Lien matures on March 28, 2025, and any outstanding borrowings can be repaid without penalty. The First Lien is secured by substantially all of the assets to the Company. Interest is based on a floating rate indexed to either LIBOR plus an applicable margin, federal funds rate plus an applicable margin, or the prime rate plus an applicable margin. The average effective interest rate during the six months ended June 30, 2021 and 2020 was 3.15% and 4.87%, respectively. The First Lien contains a series of restrictive financial and nonfinancial covenants which, among other things, limit the ability of the Company to: i) incur additional indebtedness, ii) create liens, iii) make investments or make other restricted payments, iv) sell assets, v) substantially change the nature of the Company, and vi) enter into certain transactions with affiliates.

On November 23, 2018, the Company executed the First Amendment to the First Lien (the Amendment) for an incremental term loan in the amount of $16,000. The liability was recorded when cash was received on February 13, 2019. Significant terms of this amendment (including maturity, principal payment frequency, interest rate, and covenants) are identical to the First Lien.

The Second Lien Credit Facility (the Second Lien) consists of a $155,000 U.S. dollar term loan with a maturity of March 28, 2026. There are no required principal payments on the Second Lien until maturity with interest payments due quarterly. The Second Lien is secured by substantially all of the assets of the Company and can be repaid without penalty. The Company made a principal payment of $15,000 during 2020. Interest is based on a floating rate indexed to either LIBOR plus an applicable margin, federal funds rate plus an applicable margin, or the prime rate plus an applicable margin. The average effective interest rate during the six months ended June 30, 2021 and 2020 was 6.94% and 8.68%, respectively. The Second Lien contains a series of similar restrictive financial and nonfinancial covenants as the First Lien.

(b)	Revolving Credit Facility

The Revolver provides for maximum borrowings of $100,000. Interest is based on the same terms as the First Lien. The Company had $4,500 and $0 outstanding on the Revolver at June 30, 2021 and December 31, 2020, respectively. Available borrowings under the Revolver were $95,500 and $100,000 at June 30, 2021 and December 31, 2020, respectively. The Revolver matures on March 28, 2023 and has a 0.5% unused commitment fee. The Revolver also contains a $10,000 standby letter of credit sub-facility and a $10,000 swing line sub-facility. At June 30, 2021 and December 31, 2020, no letters of credit were outstanding, $1,000 and $0 was outstanding on the swing line, respectively. The Revolver contains a series of restrictive financial and nonfinancial covenants similar to those of the First Lien plus a debt to EBITDA leverage ratio that is only applicable when the aggregate outstanding amount of the Revolver, any swing line loans, and letters of credit is greater than 35.0%, as of the last day of the fiscal quarter, of the commitment under the Revolver.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

As of June 30, 2021, the Company was in compliance with all covenants.

The Company’s long-term debt was as follows as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
First Lien due in quarterly installments of $1,402.5 and a final payment of $523,250 at March 28, 2025	$542,885	$545,693
Second Lien due with final payment of $155,000 at March 28, 2026	155,000	155,000
Revolver	4,500	—
Less: unamortized debt issuance costs	(12,029)	(13,422)

	690,356	687,271

Less: current maturities	(5,610)	(6,723)

Long-term debt, less current maturities	$684,746	$680,548

In accordance with the provisions of the First Lien, Second Lien, and the Revolver, the Company is required to make an annual mandatory principal prepayment on the term loans to the extent the Company realizes consolidated excess cash flow, as defined, in a given fiscal year. This requirement commenced in 2020 and an excess cash payment of $932 was made on May 7, 2021.

As of June 30, 2021, the scheduled maturities, without consideration of potential mandatory prepayments, of the long-term debt were as follows:

Amount
Years Ending December 31:
Remainder of 2021	$2,805
2022	5,610
2023	10,110
2024	5,610
2025	523,250
Thereafter	155,000

Total	$702,385

12.	COMMITMENTS AND CONTINGENCIES

(a)	Commitments

The Company has a supply agreement to purchase elemental phosphorus (P4) from a supplier through 2023. The contract price is tied to the contract year cost times a multiplier, subject to a market-driven benchmark price adjustment, which is generally settled once per year. The Company did not purchase the anticipated minimum pounds of P4 during the six months ended June 30, 2021 and 2020. Further, the Company has no obligation to record, as there is no financial penalty owed to the vendor. Costs incurred under this supply agreement were $17,147 and $16,343 during the six months ended June 30, 2021 and 2020, respectively.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

(b)	Leases

The Company leases facilities and other machinery and equipment under long-term noncancelable operating leases through August 31, 2037. As of June 30, 2021, the future minimum rental payments required by the long-term noncancelable operating leases are as follows:

Amount
Years Ending December 31:
Remainder of 2021	$1,568
2022	2,898
2023	2,603
2024	1,824
2025	1,616
Thereafter	4,106

Total	$14,615

Minimum rental payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rent expense for operating leases for the six months ended June 30, 2021 and 2020 was $1,832 and $1,569, respectively, of which, $1,602 and $1,404 was presented in cost of goods sold and $229 and $165 was presented in selling, general, and administrative in the condensed consolidated statements of operations and comprehensive loss for the six months ended June 30, 2021 and 2020, respectively.

(c)	Legal Proceedings

The Company is involved in various claims, actions, and legal proceedings arising in the ordinary course of business, including a number of matters related to the aqueous film forming foam litigation consolidated in the District of South Carolina multi-district litigation and other similar matters pending in other jurisdictions in the United States. The Company’s exposure to losses, if any, is not considered probable or reasonably estimable at this time.

13.	FAIR VALUE MEASUREMENTS

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current liabilities approximates fair value due to the short-term nature of their maturities.

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or a liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 inputs: Other than quoted prices in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The following tables set forth the Company’ liabilities that were measured at fair value on a recurring basis during the period, by level, within the fair value hierarchy:

	June 30, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
LaderaTech contingent earnout included in other liabilities, non-current	—	—	$19,627	$19,627
LaderaTech contingent earnout included in other liabilities, current	—	—	2,952	2,952

	—	—	$22,579	$22,579

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
LaderaTech contingent earnout included in other liabilities, non-current	—	—	$19,816	$19,816

The fair value of the contingent consideration for LaderaTech was $22,579 and $19,816 (see Note 3) as of June 30, 2021 and December 30, 2020, respectively. This consists of a Qualified Product List (QPL) payment and an earn out payment. These were both measured on a recurring basis using Level 3 fair value inputs. The QPL payment is contingent upon the acquired technology being listed on the U.S. Forest Service’s QPL and was valued using a scenario-based method with inputs based upon future estimated payments. This was valued at $2,952 and $2,813 as of June 30, 2021 and December 30, 2020, respectively. The earn-out is based on achieving certain thresholds of revenues through December 31, 2026 and was valued using a Monte Carlo simulation with inputs based upon future projected revenues, projected gross margins and a discount rate of 9.5% as of June 30, 2021 and 10% as of the acquisition date. The earn-out had an estimated fair value of $19,627 and $17,003 as of June 30, 2021 and December 30, 2020, respectively. Significant changes in the projected revenue, projected gross margin, or discount rate would have a material impact on the fair value of the contingent consideration.

A roll forward of Level 3 derivative instruments measured at fair value on a recurring basis is as follows:

	Six Months Ended June 30,
	2021	2020
Balance, at beginning of period	$19,816	$—
Acquired	—	19,816
Total losses included in earnings (1)	2,763	—

Balance, at end of period	$22,579	$19,816

(1)

There were no material adjustments to the Company’s estimated fair value of contingent consideration as of June 30, 2020 as post-acquisition activity remained in line with the Company’s initial projections for developing the technology and progressing the product’s registration on the QPL.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

14.	SEGMENT AND REGIONAL SALES INFORMATION

The Company’s products and operations are managed and reported in two operating segments: Fire Safety and Oil Additives.

The Company’s Fire Safety segment produces a range of firefighting chemicals with a broad product offering across fire retardant and firefighting foam applications.

The Company’s Oil Additives segment develops, manufactures, blends, markets and supplies a range of high-quality lubricant additives used in the production of organophosphate insecticides, flotation chemicals, pharmaceutical cleaning applications and developing battery technology.

Certain operating expenses are allocated to the operating segments based upon internally established allocation methodologies. Interest income, interest expense, other income (expense) and certain corporate operating expenses are neither allocated to the segments nor included in the measures of segment performance by the chief operating decision-maker (“CODM”). The corporate category is not considered to be a segment. The CODM is the Chief Executive Officer (“CEO”).

The Company’s CODM uses net sales and adjusted EBITDA to assess the ongoing performance of the Company’s business segments and to allocate resources. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, as adjusted on a consistent basis for certain non-recurring or unusual items in a balanced manner and on a segment basis. These non-recurring or unusual items may include acquisition and integration related costs, management fees and other non-recurring items. In addition, management uses adjusted EBITDA for business planning purposes and as a significant component in the calculation of performance-based compensation for management and other employees. The Company has reported adjusted EBITDA because management believes it provides transparency to investors and enables period-to-period comparability of financial performance. Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP. Adjusted EBITDA should not be considered as an alternative to Net income (loss), the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP, or any other financial measure reported in accordance with U.S. GAAP. The following table presents net sales and Adjusted EBITDA for each reportable segment for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
Segment Net Sales by Product Line:
Fire Safety
Suppressants	$19,871	$23,188
Retardants	44,939	39,645

Total fire safety net sales	64,810	62,833

Oil additives	56,235	46,666

Total net sales	121,046	109,499

Total net sales as reported	$121,046	$109,499

Adjusted EBITDA:
Fire Safety	$18,832	$16,165
Oil additives	15,423	11,645

Total adjusted EBITDA	$34,255	$27,810

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

See below for a reconciliation of adjusted EBITDA, the non-GAAP financial measure, from Net income (loss), the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP:

	Six Months Ended June 30, 2021
	Fire Safety	Oil Additives	Consolidated Total
Net income (loss)	$(23,416)	$1,039	$(22,377)
Income tax (benefit) expense	(8,144)	2,658	(5,486)

(Loss) income before income taxes	(31,560)	3,697	(27,863)

Depreciation and amortization	21,529	8,852	30,381
Interest and financing expense	14,578	1,313	15,891
Restructuring charges	8,950	—	8,950
Loss on contingent earnout	2,763	—	2,763
Management fees	625	—	625
Deferred future payments	1,250	—	1,250
Unrealized foreign currency loss (gain)	697	1,561	2,258

Adjusted EBITDA	$18,832	$15,423	$34,255

	Six Months Ended June 30, 2020
	Fire Safety	Oil Additives	Consolidated Total
Net income (loss)	$(23,682)	$1,595	$(22,087)
Income tax benefit	(5,724)		(5,724)

(Loss) income before income taxes	(29,406)	1,595	(27,811)

Depreciation and amortization	20,410	8,369	28,779
Interest and financing expense	22,619	1,631	24,250
Restructuring charges	233	12	245
Management fees	625	—	625
Deferred future payments	1,875	—	1,875
Unrealized foreign currency loss (gain)	(191)	38	(153)

Adjusted EBITDA	$16,165	$11,645	$27,810

Net Sales by geographical region is as follows:

	Six Months Ended June 30,
	2021	2020
United States	80%	82%
Germany	11%	8%
Other foreign countries	9%	10%

Total net sales	100%	100%

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(in thousands)

Property, plant and equipment, net by geographical area consisted of the following:

	June 30, 2021	December 31, 2020
United States	$29,543	$29,155
Canada	3,430	3,403
Germany	12,438	13,487
Other foreign countries	3,783	2,190

Total property, plant and equipment, net	$49,194	$48,235

15.	RELATED PARTIES

The Company has had a purchase and sales agreement with the former owners of the original Invictus business (the Sellers) for specific raw materials. During the six months ended June 30, 2021 and 2020, the Company had raw material purchases of $430 and $1,541, respectively, in the ordinary course of business. Additionally, during the six months ended June 30, 2021 and 2020, the Company sold raw materials at cost of $3,414 and $3,695, respectively. Sales of raw materials are recorded net as “the agent” since the Company does not have the following: a) primary responsibility for fulfilling the promise to provide the specified good, b) inventory risk before the specified good is transferred to the customer, or c) discretion in establishing the prices for the specified good. This related party transaction is not at arm’s length.

When involved, the Sponsor charges a 1% fee on business acquisition transactions in addition to reimbursement for out-of-pocket expenses. The Company did not pay any transaction-related costs to the Sponsor for the six months ended June 30, 2021 and 2020. Additionally, the Sponsor provides board oversight, operational and strategic support, and assistance with business development in return for a quarterly management fee. Total management consulting fees and expenses were $625 for both the six months ended June 30, 2021 and 2020, and are presented in other operating expenses in the condensed consolidated statements of operations and comprehensive income (loss).

The Company entered into multiple lease arrangements for real property with the sellers of the Ironman Acquisition in 2019 that the Company continued to occupy post-acquisition. The Company paid $196 in rent and related expenses during both the six months ended June 30, 2021 and 2020.

16.	SUBSEQUENT EVENTS

Magnum Acquisition

On July 1, 2021, the Company used proceeds from general business operations to purchase all of the assets of Magnum Fire & Safety Systems. The asset purchase agreement provided for approximately $1,200 in cash to be paid at closing. The Magnum Acquisition expands the Company’s access to new markets and is expected to result in additional revenue in firefighting foam equipment and systems. The initial accounting for the business combination has not been completed, including the identification and measurement of certain intangible assets and goodwill. Acquisition costs related to the purchase of Magnum for the six months ended June 30, 2021 were immaterial.

For the six-month period ended June 30, 2021, the Company has evaluated subsequent events through September 1, 2021 the date which the financial statements were available to be issued. No other reportable subsequent events have occurred through September 1, 2021, which would have a significant effect on the financial statements as of June 30, 2021 except as otherwise disclosed.

******

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

SK Invictus Intermediate, S À R.L.

Clayton, Missouri

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of SK Invictus Intermediate, S À R.L. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

Houston, Texas

September 1, 2021

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$22,478	$9,822
Accounts receivable, net of allowance for doubtful accounts of $1,044 and $721 as of December 31, 2020 and 2019, respectively	28,896	34,990
Inventories	56,297	63,524
Inventories-related party	2,487	6,430
Income tax receivable	11,457	6,528
Prepaid expenses and other current assets	11,406	1,913

Total current assets	133,021	123,207
Property, plant and equipment—net	48,235	46,287
Goodwill	482,041	473,194
Customer lists—net	304,308	342,880
Existing technology and patents—net	135,928	124,028
Other intangible assets—net	33,464	33,222
Other assets	1,209	2,662

Total assets	$1,138,206	$1,145,480

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt, net of unamortized debt issuance costs	$6,723	$5,610
Accounts payable	9,869	19,477
Deferred revenue	286	436
Accrued expenses and other current liabilities	16,045	22,361

Total current liabilities	32,923	47,884
Long-term debt, less current portion, net of unamortized debt issuance costs	680,548	724,255
Deferred income taxes	112,162	110,214
Other liabilities	21,151	741

Total liabilities	846,784	883,094

Commitments and contingencies (Note 12)
Shareholders’ equity:
Common stock, $1 par value per share; 53,045,510 shares authorized as of December 31, 2020 and 2019; 53,045,510 shares issued and outstanding as of December 31, 2020 and 2019	53,046	53,046
Additional paid-in capital	289,344	289,344
Accumulated other comprehensive loss	(3,174)	(7,961)
Accumulated deficit	(47,794)	(72,043)

Total shareholders’ equity	291,422	262,386

Total liabilities and shareholders’ equity	$1,138,206	$1,145,480

See accompanying notes to consolidated financial statements.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Years Ended December 31,
	2020	2019
Net sales	$339,577	$239,310
Cost of goods sold	177,532	155,427

Gross profit	162,045	83,883

Operating expenses:
Selling, general, and administrative	37,747	36,198
Amortization expense	51,458	51,100
Other operating expense	1,364	2,362

Total operating expenses	90,569	89,660

Operating income (loss)	71,476	(5,777)
Interest expense	42,017	51,655
Unrealized foreign currency (gain) loss	(5,640)	2,684
Other (income) expense—net	367	(405)

Total other expenses	36,744	53,934

Income (loss) before income taxes	34,732	(59,711)
Income tax (expense) benefit	(10,483)	17,674

Net income (loss)	24,249	(42,037)

Other comprehensive income (loss):
Foreign translation adjustments	4,787	(358)

Total comprehensive income (loss)	$29,036	$(42,395)

Net income (loss) per share
Basic	$0.46	$(0.79)
Diluted	$0.46	$(0.79)
Weighted-average shares used in computing net income (loss) per share
Basic	53,045,510	53,045,510
Diluted	53,045,510	53,045,510

See accompanying notes to consolidated financial statements.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

(in thousands, except share data)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Loss	Deficit	Equity
Balance as of January 1, 2019	53,045,510	$53,046	$299,204	$(7,603)	$(30,006)	$314,641
Shareholders’ capital distributions	—	—	(12,360)	—	—	(12,360)
Capital issued in Ironman Acquisition	—	—	2,500	—	—	2,500
Net loss	—	—	—	—	(42,037)	(42,037)
Foreign translation adjustments	—	—	—	(358)	—	(358)

Balance as of December 31, 2019	53,045,510	53,046	289,344	(7,961)	(72,043)	262,386

Net income	—	—	—	—	24,249	24,249
Foreign translation adjustments	—	—	—	4,787	—	4,787

Balance as of December 31, 2020	53,045,510	$53,046	$289,344	$(3,174)	$(47,794)	$291,422

See accompanying notes to consolidated financial statements.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$24,249	$(42,037)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	58,117	58,025
Deferred income taxes	(2,684)	(22,188)
Amortization of deferred financing costs	3,471	3,555
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	6,094	(9,566)
Inventories	11,170	(10,146)
Income tax receivable	(4,929)	(4,829)
Prepaid expenses and other current assets	(9,948)	10,755
Other assets	479	33
Accounts payable	(9,608)	3,901
Accrued expenses and other current liabilities	(6,503)	11,628
Other liabilities	918	564

Net cash provided by (used in) operating activities	70,826	(305)

Cash flows from investing activities:
Purchase of property and equipment	(7,497)	(8,859)
Purchase of businesses, net of cash acquired	(1,970)	(16,314)

Net cash used in investing activities	(9,467)	(25,173)

Cash flows from financing activities:
Proceeds from revolving credit facility	72,100	83,300
Repayments of revolving credit facility	(97,100)	(60,300)
Proceeds from issuance of long-term debt	—	16,000
Repayment of long-term debt	(20,610)	(5,610)
Shareholders’ capital distributions	—	(12,360)

Net cash (used in) provided by financing activities	(45,610)	21,030

Effect of foreign currency on cash and cash equivalents	(3,093)	(1,689)

Net change in cash and cash equivalents	12,656	(6,137)
Cash and cash equivalents at the beginning of year	9,822	15,959

Cash and cash equivalents at the end of year	$22,478	$9,822

Supplemental disclosures of cash flow information:
Cash paid for interest	$45,441	$44,746
Cash paid for income taxes	19,336	8,166
Supplemental disclosure of noncash investing and financing activities:
Receipt of common shares as a shareholder contribution	$—	$2,500
Equity consideration in connection with purchase of business	$—	$(2,500)

See accompanying notes to consolidated financial statements.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands, except share data and per share data)

1.	DESCRIPTION OF ORGANIZATION AND NATURE OF BUSINESS

Organization

SK Invictus Intermediate, S.à r.l. (“Holdings”) and its subsidiaries, doing business as Perimeter Solutions (collectively, the “Company”), is a global solutions provider for the Fire Safety and Oil Additives industries. Holdings is domiciled and organized under laws of Luxembourg, with subsidiaries further domiciled and organized within the respective operating jurisdictions. The Company is headquartered in St. Louis, Missouri (USA) with global operations in North America, Europe, and Asia Pacific. The Company has elected to use the U.S. dollar for its Luxembourg entities.

Holdings was formed by SK Capital Partners IV-A, L.P. and SK Capital Partners IV-B, L.P (collectively, the “Sponsor”) on February 12, 2018, which is the same date when operations commenced. Holdings issued 53,045,510 shares of common stock to an indirect subsidiary of the Sponsor and used the proceeds from the Sponsor and issuance of third-party debt to purchase all the assets that form the business operations discussed below. As part of the original transaction, the shareholders contributed $11,800 specifically for VAT payable in connection with the German asset acquisition. The German entity appealed to the German tax authority that the sale of assets represented a business combination, which is exempt from VAT. The German tax authority agreed with that conclusion and refunded the $11,800 for the VAT tax in March of 2019, which was distributed back to shareholders, plus interest of $560 on March 29, 2019.

Nature of Business

The Fire Safety business is a global producer of fire-fighting chemicals with a broad product offering, including phosphate-based fire retardant, Class A Foam and Class B Foam, across fire retardant and fire suppressant foam applications. Fire retardants are utilized to fight forest fires through aerial and ground applications. Class A Foam is utilized to fight structural fires, and Class B Foam is used to fight flammable liquid fires. Significant end markets are primarily government-related entities and are dependent on concessions, licenses, and permits granted by the respective governments.

The Oil Additives business is a producer of Phosphorus Pentasulfide, which is an intermediate commonly used in the production of lubricant additives and essential in the formulation of engine oils. Their main function is to provide anti-wear protection to engine components. In addition, they inhibit oxidation of the oil by scavenging free radicals that initiate oil breakdown and sludge formulation, resulting in better and longer engine function. Significant end markets are primarily producers of engine oil additives.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned for the years ended December 31, 2020 and 2019. All intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements have been prepared using the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”).

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates made by management in connection with the preparation of the accompanying consolidated financial statements include the fair value of purchase consideration and assets acquired and liabilities assumed in a business combination, the useful lives of long-lived assets, inventory valuations, the allocation of transaction price among various performance obligations, the allowance for doubtful accounts, the fair value of financial assets and liabilities, valuation of goodwill and indefinite life intangible assets, contingent earnout liability and realizability of deferred tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in banks. For purposes of reporting cash and cash equivalents, the Company considers all deposits with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amounts due from customers for products or services provided. The Company maintains an allowance for bad debts for estimated losses inherent in its accounts receivable. The Company evaluates the collectability of its accounts receivable based upon a number of factors, including historical experience, the likelihood of payment from its customers, and any other known specific factors associated with its customers. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no recoveries made during the years ended December 31, 2020 or 2019.

Inventories

Inventories are stated at the lower of cost or net realizable value using the weighted-average cost method. Inventories consisted of the following:

	December 31,
	2020	2019
Raw materials	$25,695	$36,241
Work in process	306	244
Finished goods	32,783	33,469

Total inventories	$58,784	$69,954

The Company evaluates inventories periodically during each reporting period for obsolete, excess, or slow-moving products and will record any adjustment, if necessary, to report these items at an estimated net realizable value. As of December 31, 2020 and 2019, the reserve for inventory obsolescence was insignificant.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

Property, Plant, and Equipment, Net

Property, plant and equipment are stated at cost less accumulated depreciation. Property, plant, and equipment acquired in business combinations are recorded at fair value at the date of acquisition. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the consolidated balance sheets and the resulting gain or loss is reflected in the consolidated statements of operations in the period realized. Costs of maintenance and repairs are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Years
Buildings	30–40 years
Furniture and fixtures	3–10 years
Machinery and equipment	5–15 years
Vehicles	5–12 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life

Business Combinations

The Company accounts for its business combinations using the acquisition accounting method, which requires it to determine the fair value of identifiable assets acquired and liabilities assumed, including any contingent consideration, to properly allocate the purchase price to the individual assets acquired and liabilities assumed and record any residual purchase price as goodwill in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The Company records assets acquired and liabilities assumed at their respective fair value at the date of acquisition. Management uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date. Such estimates are inherently uncertain and may be subject to refinement. If the initial accounting for the business combination has not been completed by the end of the reporting period in which the business combination occurs, provisional amounts are reported to present information about facts and circumstances that existed as of the acquisition date. During the measurement period of up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill, to the extent such information was not available to the Company at the acquisition date to determine such amounts.

Accounting for business combinations requires the Company to make significant estimates and assumptions at the acquisition date, including estimates of the fair value of acquired inventory, property and equipment, identifiable intangible assets, contractual obligations assumed, preacquisition contingencies, where applicable, and equity issued. Significant assumptions relevant to the determination of the fair value of the assets acquired and liabilities assumed include, but are not limited to, future expected cash flows, discount rates, royalty rates, and other assumptions. The approach to valuing an initial contingent consideration associated with the purchase price also uses similar unobservable factors such as projected revenues and expenses over the term of the contingent earn-out period, discounted for the period over which the initial contingent consideration is measured, and relevant volatility rates. Based upon these assumptions, the initial contingent consideration is then valued using a Monte Carlo simulation.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

All acquisition-related costs, other than the costs to issue debt or equity securities, are accounted for as expenses in the period in which they are incurred. Changes in the fair value of contingent consideration arrangements that are not measurement period adjustments are recognized in earnings.

Goodwill

Goodwill is deemed to have an indefinite life and is subject to at least annual impairment assessments at the reporting unit level or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. The Company conducts an annual impairment test on October 1st each year.

The Company performs a qualitative assessment to determine whether it is more likely than not that goodwill is impaired. Factors utilized in the qualitative assessment include macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and Company specific events. If the qualitative assessment indicates it is more likely than not that goodwill is impaired, the entity performs a quantitative assessment, which consists of a comparison of the fair value of the reporting unit with its carrying amount~~.~~

The Company’s reporting units are either its operating business segments or one level below its operating business segments for which discrete financial information is available and for which operating results are regularly reviewed by the business management. The Company estimates the fair value based on present value techniques involving future cash flows. Future cash flows for all reporting units include assumptions about revenue growth rates, adjusted EBITDA margins, discount rate as well as other economic or industry-related factors. Significant management judgment is involved in estimating these variables and they include inherent uncertainties since they are forecasting future events. The Company performs a sensitivity analysis by using a range of inputs to confirm the reasonableness of these estimates being used in the goodwill impairment analysis. The Company uses a Weighted Average Cost of Capital (“WACC”) approach to determine its discount rate for goodwill recoverability testing. WACC calculation incorporates industry-weighted average returns on debt and equity from a market perspective. The factors in this calculation are largely external to the Company and, therefore, are beyond its control.

There was no impairment of goodwill during the years ended December 31, 2020 or 2019.

Indefinite-Life Intangible Assets

Indefinite-life intangible assets primarily includes trade names. The Company evaluates the recoverability of indefinite-life intangible assets on an annual basis or when events or changes in circumstances indicate that these assets might be impaired. The Company performs a qualitative assessment to determine whether it is more likely than not that an indefinite-life intangible asset is impaired. If the qualitative assessment indicates it is more likely than not that the indefinite-life intangible asset is impaired, the entity performs a quantitative assessment, which consists of a comparison of the fair value of the asset with its carrying amount. The fair value techniques used require management judgment and estimates may include revenue growth rates, projected operating margins, changes in working capital, royalty rates and discount rates. If the carrying value of an intangible asset exceeds its fair value, the Company will recognize an impairment loss in an amount equal to that excess. The Company conducts an annual impairment test on October 1 each year. There were no impairments of indefinite-life intangible assets during the years ended December 31, 2020 or 2019. Should there be any future adverse changes related to these underlying assumptions, the Company will evaluate whether potential impairment of the carrying value of these assets is warranted.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

Other Intangible Assets

Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives, which vary depending on the type of intangible assets. In determining the estimated useful lives of definite-lived intangibles, Company consider the nature, competitive position, life cycle position and historical and expected future operating cash flows of each acquired assets, as well as its commitment to support these assets through continued investment and legal infringement protection.

Impairment of Long-Lived Assets

Long-lived assets include acquired property, plant, and equipment and intangible assets subject to amortization. The Company evaluates the recoverability of long-lived assets for possible impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in the Company’s business strategy. The Company determines the recoverability of such assets by comparing an asset’s respective carrying value to estimates of the sum of the undiscounted future cash flows expected to result from its asset group. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. There were no impairments of long-lived assets during the years ended December 31, 2020 or 2019.

Revenue Recognition

The Company follows the guidance in Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, which requires a company to recognize revenue when the company transfers control of promised goods and services to the customer. Revenue is recognized in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. A company also is required to disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company derives its revenue from contracts with customers, which comprise of following principal activities as described:

•

Full-service air base fire retardant—includes sales from the supply and service of fire retardant to designated air tanker bases. The Company provides fire retardant product, the related equipment, and service personnel who operate the related equipment at the designated air tanker bases for the period specified in the contract with respect to each designated air tanker base. Product revenues are recognized at the point in time when product is shipped and control is transferred to the customer, typically when the product is consumed by the customer. The component of service revenue is recognized ratably over time as the customer simultaneously receives and consumes the services. The Company has entered into full service US Forest Service (“USFS”) contracts. These contracts are between Perimeter Solutions and the US Forest Service for supply and service of long-term fire retardant to the designated Air Tanker Bases of certain US Government agencies. The revenue derived from these contracts comprises of three performance obligations, namely product sales, providing operations and maintenance personnel services and leasing of specified equipment. The performance obligation for product sales is satisfied at a point in time, while for services and leases it is a “stand-ready obligation” and the revenue is recognized straight-line over the service period. Control of a product is deemed to be transferred to the customer upon shipment or delivery.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

•

Fire retardant, suppressant, and related equipment—includes domestic and international sales of fire retardant and fire suppressant products. Product revenues are recognized at the point in time when control of the product is transferred to the customer which is upon shipment or delivery of the product to the customer, depending on the underlying contract terms.

•

Oil additives—includes domestic and international sales of oil additive products by the Company entities in the U.S. and Germany. Product revenues are recognized at the point in time when control of the product is transferred to the customer which is upon shipment or delivery of the product to the customer, depending on the underlying contract terms.

The Company uses the policy election to account for the shipping and handling activities as activities to fulfill the Company’s promise to transfer goods to the customer, rather than as a performance obligation. Accordingly, the costs of the shipping and handling activities are accrued for at the time of shipment.

The transaction price of a contract, or the amount we expect to receive upon satisfaction of all performance obligations, is determined by reference to the contract’s terms and includes adjustments, if applicable, for any variable consideration, such as sales incentives, wherever these adjustments are material. The transaction price is variable and is based upon gallons of product consumed by the customer during the service period i.e. mobilization period, which typically lasts during May through September. The Company include the estimated amount of variable consideration in transaction price that they expect to receive to the extent it is probable that a significant revenue reversal will not occur.

Sales and other taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, which are collected by the Company from a customer, are excluded from revenue.

Payment terms vary by contract and sales to customers are deemed collectible at the time of sale based on customer history, prior credit checks, and controls around customer credit limits. The Company does provide for the right to return; however, most of the product is used at the point of purchase and returns are minimal. Therefore, there is no estimated obligation for returns. Standard terms of delivery are generally included in our contracts of sale, order confirmation documents and invoices.

Cost to Obtain Contract

Incremental costs of obtaining a contract include only those costs that are directly related to the acquisition of contracts, including sales commissions, and that would not have been incurred if the contract had not been obtained. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it is expected that the economic benefit and amortization period will be longer than one year. Costs to obtain contracts were not material in the periods presented.

Deferred Revenue

Deferred revenue represents billings under noncancelable contracts before the related product or service is transferred to the customer. The portion of deferred revenue that is anticipated to be recognized as revenue during the succeeding twelve-month period is recorded as deferred revenue and the remaining portion is recorded as deferred revenue, noncurrent.

The contracts entered by the Company have duration of one year or more. Any billings made to the customer during the financial year for which the related product or service is yet to be delivered on the cut off date, i.e. December 31, is recognized as deferred revenue. Deferred revenue was $286 and $436 as of December 31, 2020 and 2019, respectively.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

For full-service fire-retardant contracts, the Company identifies the fire-retardant product and the services as separate units of account. Substantially all performance obligations are satisfied by the end of the annual financial reporting period and the allocation of transaction price to each performance obligation does not have an impact on the recognition and measurement of revenues for the annual reporting period. There were no contract assets, contract obligations, or material rights as of December 31, 2020 and 2019.

Income Taxes

Income taxes are accounted for under the asset-and-liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities, as well as loss and tax credit carryforwards and their respective tax bases measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is established if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income in assessing the need for a valuation allowance.

Deferred tax assets and deferred tax liabilities are presented as noncurrent in a classified balance sheet.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not the position will be sustainable upon examination by the taxing authority, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is measured as the largest amount of benefit which is more likely than not (greater than 50% likely) to be realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in income tax expense (benefit). The Company makes adjustments to these reserves in accordance with the income tax guidance when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results.

Under the Tax Cuts and Jobs Act, the Global Intangible Low-Taxed Income (“GILTI”) provisions impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. Under U.S. GAAP, companies are allowed to make an accounting policy election to either (i) account for GILTI as a period cost within income tax expense in the period in which it is incurred or (ii) account for GILTI in a company’s measurement of deferred taxes. The Company elected to account for GILTI as a period cost.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Company accrues the minimum amount. Legal costs incurred in connection with loss contingencies are expensed as incurred.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

Deferred Financing Fees

As of December 31, 2020 and 2019, unamortized original issue discount and other debt issuance costs of $13,422 and $16,438, respectively, for the Company’s term loans are carried as a contra liability and are amortized over the term of the related debt using the effective interest method. As of December 31, 2020 and 2019, unamortized deferred financing costs of $1,170 and $1,626, respectively, for the Company’s revolving line of credit are carried as a long-term asset and are amortized straight-line into interest expense over the term of the facility. Amortization of deferred financing fees for the years ended December 31, 2020 and 2019 for the term loans and revolving line of credit was $3,471 and $3,555, respectively, and is presented as a component of interest expense in the consolidated statements of operations and comprehensive income (loss).

Foreign Currencies

The functional and reporting currencies for all Luxembourg entities are in U.S. dollars. The functional currency for the Company’s remaining non-U.S. subsidiaries is the local currency. The assets and liabilities of foreign subsidiaries are translated into U.S. dollars using the exchange rate in effect as of the balance sheet date except for non-monetary assets and liabilities, which are measured at historical exchange rates and revenues and expenses are translated at the average exchange rates for each respective reporting period. Adjustments resulting from translating local currency financial statements into U.S. dollars are reflected in accumulated other comprehensive loss in shareholders’ equity. The Company does not recognize deferred taxes on translation adjustments from its investments in foreign subsidiaries that are essentially permanent in duration.

Transactions denominated in currencies other than the functional currency are remeasured based on the exchange rates at the time of the transaction. Foreign currency gains and losses arising primarily from changes in exchange rates on foreign currency denominated intercompany loans and other intercompany transactions and balances between foreign locations are recorded in the consolidated statements of operations and comprehensive income (loss). Realized and unrealized gains (losses) resulting from transactions conducted in foreign currencies for the years ended December 31, 2020 and 2019 were $5,787 and $(1,742), respectively.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents with high-quality financial institutions with investment-grade ratings. For accounts receivable, the Company is exposed to credit risk in the event of nonpayment by customers to the extent of the amounts recorded on the consolidated balance sheets.

Three of the Company’s customers in the Fire Safety business accounted for 53% of total sales during the year ended December 31, 2020. During the year ended December 31, 2019, one customer within Fire Safety represented 16% of sales. Two customers within Fire Safety and one within Oil Additives represent 44% (18%, 15%, and 11%, respectively) of the total accounts receivable balance as of December 31, 2020. One customer within Fire Safety represents 35% of the total accounts receivable balance as of December 31, 2019. No other customer represents greater than 10% of the Company’s total sales or total accounts receivable.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted-average number of common stock outstanding. Diluted net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the Basic Weighted-Average Shares Outstanding plus all potential dilutive common shares outstanding during the period. However, the Company does not have any dilutive common shares outstanding during the years ended December 31, 2020 and 2019, respectively.

Recently Adopted Accounting Standards

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This standard update modifies the disclosure requirements on fair value measurements by removing, modifying, or adding certain disclosures. The ASU eliminates such disclosures as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and valuation processes for Level 3 fair value measurements. The ASU adds new disclosure requirements for Level 3 measurements. The Company adopted this guidance on January 1, 2020. The Company’s disclosures related to its Level 3 financial instruments did not materially change for the periods presented. See Note 13, Fair Value Measurements, for more information.

In January 2017, the FASB issued Accounting Standards Update (ASU) No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a reporting unit to calculate the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit has been acquired in a business combination. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain unchanged. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. The new standard is effective for the Company for annual periods beginning after December 15, 2022. Early adoption is permitted for interim and annual goodwill impairment tests with a measurement date on or after January 1, 2017. The Company early adopted this standard on January 1, 2019, and the adoption did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The new standard is effective for the Company for annual periods beginning after December 15, 2021. The Company expects to adopt the new standard on January 1, 2022 and continues to assess potential effects of the standard.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which simplifies the accounting for income taxes. The ASU’s amendments are based on changes that were suggested by

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

stakeholders as part of the FASB’s simplification initiative. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company expects to adopt the new standard on January 1, 2021 and does not anticipate that the adoption will have a material impact on the financial statements.

The FASB issued five ASUs related to ASC 326. In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses. ASU 2019-11 provides codification updates to ASU 2016-13. In November 2019, the FASB also issued Accounting Standards Update No. 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842)—Effective Dates, an ASU modifying the effective dates of various previous pronouncements. In May 2019, the FASB issued ASU 2019-05, Financial Instruments— Credit Losses (Topic 326): Targeted Transition Relief. ASU 2019-05 provides entities with an option to irrevocably elect the fair value option for eligible instruments. In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging and Topic 825, Financial Instruments. ASU 2019-04 provides codification updates to ASU 2016-01 and ASU 2016-13. In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 seeks to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments, including trade receivables and other commitments to extend credit held by a reporting entity at each reporting date. The amendments require an entity to replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects current expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. The new standard is effective for the Company for annual periods beginning after December 15, 2022. The Company expects to adopt the new standard on January 1, 2023 and continues to assess potential effects of the standard.

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting (Topic 848). ASU 2020-04 provides practical expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The expedients and exceptions provided by ASU 2020-04 apply only to contracts, hedging relationships and other transactions that reference the LIBOR or another reference rate expected to be discontinued as a result of reference rate reform. These amendments are not applicable to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. The new standard is effective for the Company as of March 12, 2020 through December 31, 2022. The Company has long-term debt, as described in Note 11 of the Notes to Consolidated Financial Statements, respectively, which rely upon use of LIBOR, federal funds rate or the prime rate. However, the Company plans to extinguish their current credit agreement and enter into a new one during the latter part of 2021, which will not reference LIBOR, thus the Company anticipates that upon entering into the new credit agreement, this ASU will no longer be applicable to them.

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)-Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

areas. The new guidance is effective for annual and interim periods beginning after December 15, 2021, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company intends to early adopt this as of January 1, 2021 and does not anticipate that the adoption will have a material impact on the Company’s consolidated financial statements.

Global Pandemic

In December 2019, a novel strain of coronavirus (COVID-19) surfaced and spread globally. COVID-19 was declared a global pandemic by the World Health Organization on March 11, 2020 and the President of the United States (U.S.) declared the COVID-19 outbreak a national emergency on March 13, 2020. This pandemic has negatively affected the U.S. and other global economies, disrupted global supply chains and financial markets, and led to significant travel and transportation restrictions. Due to COVID-19 stay-at-home and shutdown orders in the jurisdictions in which the Company operates, the Company was forced to transition nonessential operations primarily relating to back-office functions to service clients with a remote workforce. On March 27, 2020 and December 27, 2020, the President of the United States signed and enacted into law the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) and the Consolidated Appropriations Act, 2021 (the CAA), respectively. While the Company deferred payment of payroll tax withholdings to the U.S. federal government, the Company was not eligible for many other benefits under these aid provisions.

3.	BUSINESS ACQUISITIONS

LaderaTech Acquisition

On May 7, 2020, the Company used proceeds from general business operations to purchase all of the outstanding shares of LaderaTech, Inc. (LaderaTech Acquisition). The equity purchase agreement provided for $2,016 in cash to be paid at closing and contingent future payments with an estimated fair value of $19,816. The future payments are contingent upon the acquired technology being listed on the U.S. Forest Service’s Qualified Product List (QPL) valued at $2,813 and an earn-out based on achieving certain thresholds of revenues through December 31, 2026 with an estimated fair value at $17,003. There were no material adjustments to the Company’s estimated fair value of contingent consideration as of December 31, 2020 as post-acquisition activity remained in line with the Company’s initial projections for developing the technology and progressing the product’s registration on the QPL. Transaction costs incurred and expensed during 2020 amounted to $83 and are presented in other operating expenses in the consolidated statement of operations and comprehensive income (loss). The LaderaTech Acquisition expands the Company’s access to the long-term retardant market and is expected to generate synergies within the Fire Safety service industry. The identifiable intangible asset (in-process research and development) relates to a proprietary technology being used to develop its base product, and the Company expects immaterial remaining costs to achieve QPL approval and make the product ready for distribution within the year ending December 31, 2021. Goodwill is not deductible for tax purposes. The goodwill recognized as a result of the acquisitions is attributable primarily to strategic and synergistic opportunities, the assembled workforces acquired and other factors.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

The LaderaTech Acquisition was accounted for as a business combination, which requires an allocation of the total consideration to the identifiable assets acquired and liabilities assumed measured at fair value at the acquisition date. The following table summarizes the consideration transferred for the LaderaTech Acquisition and the fair value of the assets acquired and liabilities assumed at the acquisition date:

May 7, 2020
Consideration:
Cash	$2,016
Contingent earnout	19,816

Total consideration transferred	$21,832

Recognized amounts of identifiable assets acquired, and liabilities assumed:
Cash	$46
Net working capital	(38)
In-process research and development	20,200
Deferred tax liability	(5,282)

Total net assets recorded	14,926
Goodwill	6,906

Total	$21,832

The actual results of operations of the acquisition have been included in the accompanying consolidated statements of operations and comprehensive income (loss) from the date of acquisition. The following table summarizes LaderaTech Acquisition revenue and earnings included in the accompanying consolidated statements of operations and comprehensive income (loss) from May 7, 2020 through December 31, 2020:

May 7, 2020 – December 31, 2020
Net sales	$609
Net income (loss)	(343)

The unaudited pro forma financial information in the table below summarizes the combined results of operations for the Company and the LaderaTech Acquisition as if the companies were combined as of January 1, 2019. The unaudited pro forma financial information as presented below is for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combinations occurred as of the date indicated or what the results would be for any future periods.

	(Unaudited) Years Ended December 31,
	2020	2019
Pro forma net sales	$339,579	$239,418
Pro forma net income (loss)	23,815	(42,335)

Ironman Acquisition

On March 20, 2019, the Company used proceeds from general business operations, debt from the Amendment discussed in Note 9, and equity to purchase all of the outstanding shares of First Response Fire

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

Rescue, LLC, River City Fabrication, LLC, and H&S Transport, LLC (collectively, Ironman). The equity purchase agreement provided for $16,250 in cash to be paid at closing, subject to a final purchase price adjustment, contingent future payments of $11,250, and issuance of common equity for $2,500. The future payments are contingent upon continued employment at each anniversary date; and therefore, this portion does not represent purchase consideration but rather compensation expense recognized ratably over the service period. Transaction costs of $996 were incurred and expensed during 2019 and presented in other operating expense in the consolidated statement of operations and comprehensive income (loss). The Ironman Acquisition expands the Company’s access to new markets and is expected to generate synergies within the Fire Safety service industry. Goodwill is expected to be deductible for tax purposes. The goodwill recognized as a result of the acquisitions is attributable primarily to strategic and synergistic opportunities, the assembled workforces acquired and other factors.

The Ironman Acquisition was accounted for as a business combination, which requires an allocation of the total consideration to the identifiable assets and liabilities measured at fair value at the acquisition date. The following table summarizes the consideration transferred for the Ironman Acquisition and the fair value of the assets acquired and liabilities assumed at the acquisition date:

March 20, 2019
Consideration:
Cash	$16,814
Equity	2,500

Total consideration transferred	$19,314

Recognized amounts of identifiable assets acquired, and liabilities assumed:
Cash	$500
Net working capital (accounts receivable and accounts payable)	(262)
Inventory	513
Property, plant and equipment	1,900

Total net assets recorded	2,651
Goodwill	16,663

Total purchase consideration	$19,314

The actual results of operations of the acquisition has been included in the accompanying consolidated statements of operations and comprehensive income (loss) from the date of acquisition. Ironman’s revenue and earnings included in the accompanying consolidated statements of operations and comprehensive income (loss) from March 20, 2019 through December 31, 2020 is immaterial as their primary customer was Perimeter.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

4.	DISAGGREGATION OF REVENUES

Amounts recognized at a point in time primarily relate to products sold whereas amounts recognized over time primarily relate to services associated with the full-service retardant contracts. Revenues for year ended December 31, 2020 and 2019 are as follows:

	Years Ended December 31,
	2020	2019
Revenues from products	$320,681	$228,113
Revenues from services	17,137	9,295
Other revenues	1,759	1,902

Total net sales	$339,577	$239,310

5.	GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by reportable segment for the years ended December 31, 2020 and 2019 are as follows:

	Fire Safety	Oil Additives	Total
Balance as of December 31, 2018	$337,191	$118,567	$455,758
Business acquired	16,663	—	16,663
Foreign currency translation	973	(200)	773

Balance as of December 31, 2019	354,827	118,367	473,194
Business acquired	6,906	—	6,906
Foreign currency translation	1,034	907	1,941

Balance as of December 31, 2020	$362,767	$119,274	$482,041

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

Intangible assets and related accumulated amortization as of December 31, 2020 and 2019 are as follows:

	December 31, 2020
	Estimated Useful Life (in years)	Gross Value	Foreign Currency Translation	Accumulated Amortization	Net Book Value
Definite lived intangible assets:
Existing technology	15	$158,730	$1,747	$(25,903)	$134,574
Customer lists	10	419,900	96	(115,688)	304,308
Patents	7	1,759	136	(541)	1,354
Tradenames	10	900	2	(188)	714

Total definite-lived intangible assets		581,289	1,981	(142,320)	440,950

Indefinite-lived intangible assets
Tradenames	Indefinite	32,700	50	—	32,750

Total intangible assets		$32,700	$50	$—	$32,750

	December 31, 2019
	Estimated Useful Life (in years)	Gross Value	Foreign Currency Translation	Accumulated Amortization	Net Book Value
Definite lived intangible assets:
Existing technology	15	$138,435	$224	$(16,123)	$122,536
Customer lists	10	419,900	(4,054)	(72,966)	342,880
Patents	7	1,759	(18)	(249)	1,492
Tradenames	10	900	(24)	(89)	787

Total definite-lived intangible assets		560,994	(3,872)	(89,427)	467,695

Indefinite-lived intangible assets
Tradenames	Indefinite	32,700	(265)	—	32,435

Total intangible assets		$32,700	$(265)	$—	$32,435

On May 7, 2020, the Company recorded an in-process research and development intangible asset associated with the LaderaTech Acquisition. The intangible asset was completed prior to December 31, 2020 and thus transferred out from indefinite-life intangible assets and into intangible assets subject to amortization. For this reason, the LaderaTech technology was presented as “Existing technology” as of December 31, 2020 along with the related foreign currency translation and accumulated amortization.

Amortization expense for definite-lived intangible assets was $51,458 and $51,100 for the years ended December 31, 2020 and 2019, respectively.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

Estimated annual amortization expense of intangible assets for the five years subsequent to December 31, 2020 and thereafter is as follows:

Amount
Years Ending December 31:
2021	$52,903
2022	52,903
2023	52,903
2024	52,903
2025	52,903
Thereafter	176,435

Total	$440,950

6.	PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment, net as of December 31, 2020 and 2019 consists of the following:

	December 31,
	2020	2019
Buildings	$6,768	$6,480
Leasehold improvements	1,146	1,051
Furniture and fixtures	416	419
Machinery and equipment	51,286	45,623
Vehicles	4,311	3,101
Construction in progress	5,069	3,223

Total property, plant and equipment, gross	68,996	59,898
Accumulated depreciation	(20,761)	(13,611)

Total property, plant and equipment, net	$48,235	$46,287

For the years ended December 31, 2020 and 2019, depreciation expense was $6,659 and $6,925, respectively, of which substantially all was presented in cost of goods sold in the consolidated statements of operations and comprehensive income (loss).

7.	INCOME TAXES

The principal jurisdictions for which the Company files income tax returns are Luxembourg, U.S. federal and state, and other foreign jurisdictions where the Company has operations.

(a)	Recent Tax Legislation

On March 27, 2020, the CARES Act was enacted and signed into law. Certain provisions of the CARES Act impact the 2020 income tax provision of the Company. Most notably, the enacted legislation allows for a 5-year carryback of net operating losses generated in 2018 through 2020 and suspends the 80% of taxable income limitation on net operating losses generated in 2018 through 2020. Further, the CARES Act contains modifications on the limitation of business interest expense for tax years beginning in 2019 and 2020. The modifications to Section 163(j) of the Internal Revenue Code

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. As a result of the CARES Act, the Company expects to fully utilize all interest expense accrued in 2020. Additionally, the CARES Act allows employers to defer deposits on the employer’s share of Social Security tax during the payroll tax deferral period from March 27, 2020 through December 31, 2020. During the deferral period, the Company deferred $443 of Social Security taxes, half of which will be due on December 31, 2021, while the remainder will be due on December 31, 2022.

In April 2019, the 2019 budget law was passed in Luxembourg which changed the Company’s income tax rate from 26.01% to 24.94%.

A provision of the Tax Cuts and Jobs Act established minimum tax on certain foreign earnings (i.e., global intangible low-taxed income or GILTI). The Company completed an analysis of the GILTI tax rules and, under the final regulations, has made the election to exclude from GILTI income from a controlled foreign corporation that incurs a foreign tax at a rate greater than 90% of the U.S. corporate rate.

(b)	Income Taxes

For the years ended December 31, 2020 and 2019, income (loss) before taxes consists of the following:

	Years Ended December 31,
	2020	2019
Luxembourg	$(1,230)	$50
U.S. operations	35,703	(60,660)
Other foreign operations	259	899

Total income (loss) before taxes	$34,732	$(59,711)

Income tax (expense) benefit consists of the following for the years ended December 31, 2020 and 2019:

	Year Ended December 31, 2020
	Current	Deferred	Total
Luxembourg	$(118)	$(930)	$(1,048)
U.S. federal	(7,546)	1,966	(5,580)
U.S. state, and local	(4,091)	(213)	(4,304)
Other foreign jurisdiction	(1,412)	1,861	449

Total income tax (expense) benefit	$(13,167)	$2,684	$(10,483)

	Year Ended December 31, 2019
	Current	Deferred	Total
Luxembourg	$(120)	$(16)	$(136)
U.S. federal	(1,933)	15,828	13,895
U.S. state, and local	(470)	5,477	5,007
Other foreign jurisdiction	(1,991)	899	(1,092)

Total income tax (expense) benefit	$(4,514)	$22,188	$17,674

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

(c)	Tax Rate Reconciliation

Income tax (expense) benefit differed from the amounts computed by applying the Luxembourg statutory income tax rate of 24.94% for each of 2019 and 2020, for the reasons set forth in the following table:

	Year Ended December 31,
	2020		2019
	Amount	%	Amount	%
Expected tax (expense) benefit at Luxembourg statutory income tax	$(8,662)	24.94%	$14,892	24.94%
(Increase)/ reduction in income taxes resulting from:
State and local income taxes, net	(2,171)	6.25	3,591	6.01
Effect of rates different from statutory	1,314	(3.78)	(2,196)	(3.68)
Global intangible low-taxed income	—	—	(818)	(1.37)
Section 250 deduction	472	(1.36)	467	0.78
Tax rate changes	(1,242)	3.57	2,680	4.49
Changes in prior year estimates	947	(2.73)	2,156	3.61
Change in valuation allowance	(1,780)	5.12	(3,170)	(5.31)
Other, net	639	(1.84)	72	0.12

Income tax benefit (expense)	$(10,483)	30.18%	$17,674	29.60%

The Company is subject to taxation in Luxembourg, the U.S., and other jurisdictions of its foreign subsidiaries. As of December 31, 2020, tax years 2017, 2018, and 2019 are subject to examination by the tax authorities in the U.S. The Company is currently under examination by tax authorities in Alberta, Canada.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

Significant	Components of Deferred Taxes

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2020 and 2019 are presented below:

	December 31,
	2020	2019
Deferred tax assets:
Net operating losses	$4,492	$2,965
Inventory (Sec. 263A)	58	242
Interest	5,812	13,672
Accrued liabilities	1,934	1,106
Goodwill and other intangibles	545	401
Other, net	546	2,200

Total deferred tax assets	13,387	20,586
Less: Valuation allowance	(5,060)	(3,280)

Total deferred tax assets, net of valuation allowance	8,327	17,306

Deferred tax liabilities:
Property, plant, and equipment	(5,932)	(5,539)
Goodwill and other intangibles	(114,514)	(120,048)
Other taxable temporary differences	(43)	(959)

Total deferred tax liabilities	(120,489)	(126,546)

Net deferred tax liability	$(112,162)	$(109,240)

As of December 31, 2020, all jurisdictions were in a net deferred tax liability position. As of December 31, 2019, the Luxembourg jurisdiction was in a $974 net deferred tax asset position and the amount is presented within other assets on the consolidated balance sheet.

The valuation allowance for deferred tax assets as of December 31, 2020 and 2019 primarily relates to net operating loss and interest deduction limitation carryforwards that, in the judgment of the Company, are not more-likely-than-not to be realized.

In assessing the realizability of deferred tax assets, the Company considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more-likely-than-not that it will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2020 and 2019.

The Company has not recognized a deferred tax liability of $3,319 related to its investments in foreign subsidiaries that are essentially permanent in duration. As of December 31, 2020, the total unrecognized temporary difference was $66,378 of unremitted foreign earnings that will be reinvested in the respective operations. Recognition of foreign withholding and any applicable income taxes on such earnings would be triggered by a Company decision to repatriate those earnings.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

At December 31, 2020, the Company has tax effected net operating loss carryforwards in Luxembourg of $922 of which $731 will expire starting in 2035 and the remainder $191 which can be carried forward indefinitely. The Company has U.S. state tax effected net operating loss carryforwards of approximately $323 that, if unused, will expire starting in 2039. The Company has other foreign tax effected net operating loss carryforwards of $3,246, of which the majority can be carried forward indefinitely.

The Company did not have any uncertain tax positions as of December 31, 2020 or 2019. As of December 31, 2020 and 2019, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts had been recognized in the consolidated statement of operations and comprehensive income (loss).

8.	OTHER LIABILITIES

Other non-current liabilities consist of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
LaderaTech contingent earn out	$19,816	$—
Other	1,335	741

Total other liabilities	$21,151	$741

9.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets as of December 31, 2020 and 2019 consisted of the following:

	December 31,
	2020	2019
Advance to vendors	$7,343	$1,039
Other	4,063	874

Total prepaid expenses and other current assets	$11,406	$1,913

10.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities as of December 31, 2020 and 2019 consisted of the following:

	December 31,
	2020	2019
Accrued bonus	$4,653	$180
Accrued salaries	2,779	4,851
Accrued employee benefits	511	386
Accrued interest	79	7,114
Accrued purchases	2,347	3,929
Accrued taxes	2,905	3,829
Accrued construction	1,319	1,077
Other	1,452	995

Total accrued expenses and other current liabilities	$16,045	$22,361

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

11.	REVOLVING LINE OF CREDIT AND LONG-TERM DEBT

(a)	First and Second Lien Term Loans

On March 28, 2018, Invictus U.S., LLC and SK Invictus Intermediate II, S.à r.l., two wholly owned subsidiaries of Holdings, entered into credit agreements providing for committed credit facilities of $815,000, a substantial portion of which was used to fund the acquisition of the Company’s assets described in Note 1.

The First Lien Credit Facility (the First Lien) consists of a $545,000 U.S. dollar term loan, a multicurrency revolving credit facility (the Revolver), and a $16,000 extension on the original term loan. The First Lien was issued with an original issue discount (OID) of 0.30%, to which net of amortization was $1,000 as of December 31, 2020. Principal and interest payments are due on a monthly basis. The First Lien matures on March 28, 2025, and any outstanding borrowings can be repaid without penalty. The First Lien is secured by substantially all of the assets to the Company. Interest is based on a floating rate indexed to either LIBOR plus an applicable margin, federal funds rate plus an applicable margin, or the prime rate plus an applicable margin. The average effective interest rate during the years ended December 31, 2020 and 2019 was 4.17% and 5.43%, respectively. The First Lien contains a series of restrictive financial and nonfinancial covenants which, among other things, limit the ability of the Company to: i) incur additional indebtedness, ii) create liens, iii) make investments or make other restricted payments, iv) sell assets, v) substantially change the nature of the Company, and vi) enter into certain transactions with affiliates.

On November 23, 2018, the Company executed the First Amendment to the First Lien (the Amendment) for an incremental term loan in the amount of $16,000. The liability was recorded when cash was received on February 13, 2019. Significant terms of this amendment (including maturity, principal payment frequency, interest rate, and covenants) are identical to the First Lien.

The Second Lien Credit Facility (the Second Lien) consists of a $155,000 U.S. dollar term loan with a maturity of March 28, 2026. There are no required principal payments on the Second Lien until maturity with interest payments due quarterly. The Second Lien is secured by substantially all of the assets of the Company and can be repaid without penalty. The Company made a principal payment of $15,000 during 2020. Interest is based on a floating rate indexed to either LIBOR plus an applicable margin, federal funds rate plus an applicable margin, or the prime rate plus an applicable margin. The average effective interest rate during the years ended December 31, 2020 and 2019 was 7.97% and 9.24%, respectively. The Second Lien contains a series of similar restrictive financial and nonfinancial covenants as the First Lien.

(b)	Revolving Credit Facility

The Revolver provides for maximum borrowings of $100,000. Interest is based on the same terms as the First Lien. The Company had $0 and $25,000 outstanding on the Revolver at December 31, 2020 and 2019, respectively. Available borrowings under the Revolver were $100,000 and $75,000 at December 31, 2020 and 2019, respectively. The Revolver matures on March 28, 2023 and has a 0.5% unused commitment fee. The Revolver also contains a $10,000 standby letter of credit sub-facility and a $10,000 swing line sub-facility. At December 31, 2020 and 2019, no letters of credit were outstanding, and $0 and $1,500 was outstanding on the swing line, respectively. The Revolver contains a series of restrictive financial and nonfinancial covenants similar to those of the First Lien plus a debt to EBITDA leverage ratio that is only applicable when the aggregate outstanding amount of the Revolver, any swing line loans, and letters of credit is greater than 35.0%, as of the last day of the fiscal quarter, of the commitment under the Revolver.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

As of December 31, 2020, the Company was in compliance with all covenants.

The Company’s long-term debt was as follows as of December 31, 2020 and 2019:

	December 31,
	2020	2019
First Lien due in quarterly installments of $1,402.5 and a final payment of $523,253 at March 28, 2025	$545,693	$551,303
Second Lien due with final payment of $155,000 at March 28, 2026	155,000	170,000
Revolver	—	25,000
Less: unamortized debt issuance costs	(13,422)	(16,438)

	687,271	729,865

Less: current maturities	(6,723)	(5,610)

Long-term debt, less current maturities	$680,548	$724,255

In accordance with the provisions of the First Lien, Second Lien, and the Revolver, the Company is required to make an annual mandatory principal prepayment on the term loans to the extent the Company realizes consolidated excess cash flow, as defined, in a given fiscal year. This requirement commenced in 2020 and an excess cash payment of $1,113 has been recorded in the current portion of long-term debt as of December 31, 2020.

As of December 31, 2020, the scheduled maturities, without consideration of potential mandatory prepayments, of the long-term debt were as follows:

Amount
Years Ending December 31:
2021	$6,723
2022	5,610
2023	5,610
2024	5,610
2025	522,140
Thereafter	155,000

Total	$700,693

12.	COMMITMENTS AND CONTINGENCIES

(a)	Commitments

The Company has a supply agreement to purchase elemental phosphorus (P4) from a supplier through 2023. The contract price is tied to the contract year cost times a multiplier, subject to a market-driven benchmark price adjustment, which is generally settled once per year. The Company did not purchase the anticipated minimum pounds of P4 during the year ended December 31, 2020 or 2019. Further, the Company has no obligation to record, as there is no financial penalty owed to the vendor. Costs incurred under this supply agreement were $31,841 and $30,500 during the years ended December 31, 2020 and 2019, respectively.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

(b)	Leases

The Company leases facilities and other machinery and equipment under long-term noncancelable operating leases through August 31, 2037. As of December 31, 2020, the future minimum rental payments required by the long-term noncancelable operating leases are as follows:

Amount
Years Ending December 31:
2021	$3,103
2022	2,898
2023	2,603
2024	1,824
2025	1,616
Thereafter	4,106

Total	$16,150

Minimum rental payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rent expense for operating leases for the years ended December 31, 2020 and 2019 was $3,529, and $3,050, respectively, of which $2,931 and $2,767 was presented in cost of goods sold and $328 and $283 presented in selling, general, and administrative in the consolidated statements of operations and comrehensive income (loss) for the years ended December 31, 2020 and 2019, respectively.

(c)	Legal Proceedings

The Company is involved in various claims, actions, and legal proceedings arising in the ordinary course of business, including a number of matters related to the aqueous film forming foam litigation consolidated in the District of South Carolina multi-district litigation and other similar matters pending in other jurisdictions in the United States. The Company’s exposure to losses, if any, is not considered probable or reasonably estimable at this time.

13.	FAIR VALUE MEASUREMENTS

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current liabilities approximates fair value due to the short-term nature of their maturities. Borrowings under the Company’s Revolving Credit Facility and First and Second Lien Term Loans accrue interest at a floating rate tied to a standard short-term borrowing index, selected at the Company’s option, plus an applicable margin. The carrying amount of this floating rate debt approximates fair value based upon the respective interest rates adjusting with market rate adjustments.

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or a liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

•	Level 2 inputs: Other than quoted prices in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The following tables set forth the Company’s liabilities that were measured at fair value on a nonrecurring basis during the period, by level, within the fair value hierarchy:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
LaderaTech contingent earnout included in other liabilities, non-current	$—	$—	$19,816	$19,816

There was no contingent earnout as of December 31, 2019.

The fair value of the contingent consideration used for the acquisition of LaderaTech was $19,816 (see Note 3). This consists of a Qualified Product List (QPL) payment and an earn out payment. These were both measured on a recurring basis using Level 3 fair value inputs. The QPL payment is contingent upon the acquired technology being listed on the U.S. Forest Service’s QPL and was valued using a scenario-based method with inputs based upon future estimated payments. This was valued at $2,813 as of the acquisition date. The earn-out is based on achieving certain thresholds of revenues through December 31, 2026 and was valued using a Monte Carlo simulation with inputs based upon future projected revenues, projected gross margins and a discount rate of 10% as of the acquisition date. There were no material adjustments to the Company’s estimated fair value of contingent consideration as of December 31, 2020 as post-acquisition activity remained in line with the Company’s initial projections for developing the technology and progressing the product’s registration on the QPL. Significant changes in the projected revenue, projected gross margin, or discount rate would have a material impact on the fair value of the contingent consideration.

14.	SEGMENT AND REGIONAL SALES INFORMATION

The Company’s products and operations are managed and reported in two operating segments: Fire Safety and Oil Additives.

The Company’s Fire Safety segment produces a range of firefighting chemicals with a broad product offering across fire retardant and firefighting foam applications.

The Company’s Oil Additives segment develops, manufactures, blends, markets and supplies a range of high-quality lubricant additives used in the production of organophosphate insecticides, flotation chemicals, pharmaceutical cleaning applications and developing battery technology.

Certain operating expenses are allocated to the operating segments based upon internally established allocation methodologies. Interest income, interest expense, other income (expense) and certain corporate operating expenses are neither allocated to the segments nor included in the measures of segment performance by the chief operating decision-maker (“CODM”). The corporate category is not considered to be a segment. The CODM is the Chief Executive Officer (“CEO”).

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

The Company’s CODM uses sales and adjusted EBITDA to assess the ongoing performance of the Company’s business segments and to allocate resources. The following table presents net sales and Adjusted EBITDA for each reportable segment for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Segment Net Sales by Product Line:
Fire Safety
Suppressants	$33,838	$34,865
Retardants	211,130	116,296

Total fire safety net sales	244,968	151,161

Oil additives	94,609	88,149

Total net sales	339,577	239,310

Total net sales as reported	$339,577	$239,310

Adjusted EBITDA:
Fire Safety	$112,034	$44,748
Oil additives	23,977	16,841

Total adjusted EBITDA	$136,011	$61,589

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

See below for a reconciliation of adjusted EBITDA from Net income (loss), the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP:

	Year Ended December 31, 2020
	Fire Safety	Oil Additives	Consolidated Total
Net income (loss)	$16,584	$7,665	$24,249
Income tax expense	6,526	3,957	10,483

Income (loss) before income taxes	23,110	11,622	34,732

Depreciation and amortization	41,271	16,846	58,117
Interest and financing expense	41,879	138	42,017
Restructuring charges	2,300	79	2,379
Management fees	1,281	—	1,281
Contingent future payments	3,125	—	3,125
Unrealized foreign currency (gain)	(932)	(4,708)	(5,640)

Adjusted EBITDA	$112,034	$23,977	$136,011

	Year Ended December 31, 2019
	Fire Safety	Oil Additives	Consolidated Total
Net income (loss)	$(36,429)	$(5,608)	$(42,037)
Income tax expense	(21,486)	3,812	(17,674)

Income (loss) before income taxes	(57,915)	(1,796)	(59,711)

Depreciation and amortization	40,761	17,264	58,025
Interest and financing expense	51,642	13	51,655
Restructuring charges	3,821	—	3,821
Management fees	1,366	—	1,366
Contingent future payments	3,749	—	3,749
Unrealized foreign currency (gain)	1,323	1,361	2,684

Adjusted EBITDA	$44,748	$16,841	$61,589

Net Sales by geographical region is as follows. The Company has no operations in any individual international country that represented more than 10% of sales in 2020 or 2019.

	Year Ended December 31,
	2020	2019
United States	82%	65%
International sales	18%	35%

Total net sales	100%	100%

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

Property, plant and equipment, net by geographical area consisted of the following:

	Year Ended December 31,
	2020	2019
United States	$29,155	$29,379
Canada	3,403	3,853
Germany	13,487	11,061
Other foreign countries	2,190	1,994

Total property, plant and equipment, net	$48,235	$46,287

15.	RELATED PARTIES

The Company has had a purchase and sales agreement with the former owners of the original Invictus business (the Sellers) for specific raw materials. In 2020 and 2019, the Company had raw material purchases of $2,750 and $9,200, respectively, in the ordinary course of business. Additionally, in 2020 and 2019, the Company sold raw materials at cost of $6,400 and $6,650, respectively. Sales of raw materials are recorded net as “the agent” since the Company does not have the following: a) primary responsibility for fulfilling the promise to provide the specified good, b) inventory risk before the specified good is transferred to the customer, or c) discretion in establishing the prices for the specified good. This related party transaction is not at arm’s length.

The Company entered into a transition services agreement (TSA) during 2018 with the Sellers to provide certain functional and infrastructure support for supply chain, information technology, human resources, finance and accounting, and other miscellaneous services for a period of time until the Company transitioned over such services. The Company paid $250 in total fees under the TSA in 2019, which is presented in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive income (loss). The TSA arrangement ceased during 2019 and, as such, no further fees have been paid.

When involved, the Sponsor charges a 1% fee on business acquisition transactions in addition to reimbursement for out-of-pocket expenses. The Company paid transaction-related costs of $0 and $300, respectively, on behalf of its Sponsor for the years ended December 31, 2020 and 2019, which are presented in other operating costs in the consolidated statements of operations and comprehensive income (loss). Additionally, the Sponsor provides board oversight, operational and strategic support, and assistance with business development in return for a quarterly management fee. Total management consulting fees and expenses were $1,281 and $1,366 for the years ended December 31, 2020 and 2019, respectively, and are presented in other operating expenses in the consolidated statements of operations and comprehensive income (loss).

The Company entered into multiple lease arrangements for real property with the sellers of the Ironman Acquisition in 2019 that the Company continued to occupy post-acquisition. The Company paid $440 and $300 in rent and related expenses during the years ended December 31, 2020 and 2019, respectively. Additionally, in 2019, during the period prior to the acquisition, the Company purchased $1,700 in goods and services in the normal course of business from the sellers.

16.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 1, 2021, the date at which the consolidated financial statements were available to be issued.

SK INVICTUS INTERMEDIATE, S. À R.L. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands)

Budenheim Acquisition

On March 2, 2021, the Company used proceeds from general business operations to purchase all of the wildfire retardant and foam assets of Budenheim Iberica, S.L.U. The asset purchase agreement provided for approximately $3,600 in cash to be paid at closing. The Budenheim Acquisition expands the Company’s access to new markets and is expected to result in additional revenue within the Fire Safety segment. The Company has performed a preliminary purchase price allocation, where amounts allocated to the individual assets and liabilities included within the balance sheet were not material. Acquisition costs related to the purchase of Budenheim were also immaterial.

Project Boundary

On June 15, 2021, the Company’s Sponsor entered into a Definitive Agreement with Everarc Holdings Limited to acquire Perimeter Solutions. The transaction financing is fully committed and is not subject to shareholder approval.

PC Australasia Acquisition

On April 1, 2021, the Company used proceeds from general business operations to purchase all of the wildfire retardant and foam assets of PC Australasia Pty Ltd. The asset purchase agreement provided for approximately $2,700 in cash to be paid at closing. The PC Australasia Acquisition provides the Company direct access to existing markets within the Fire Safety service industry. The Company has performed a preliminary purchase price allocation, where amounts allocated to the individual assets and liabilities included within the balance sheet were not material. Acquisition costs related to the purchase of PC Australasia were also immaterial.

Magnum Acquisition

On July 1, 2021, the Company used proceeds from general business operations to purchase all of the assets of Magnum Fire & Safety Systems. The asset purchase agreement provided for approximately $1,200 in cash to be paid at closing. The Magnum Acquisition expands the Company’s access to new markets and is expected to result in additional revenue in firefighting foam equipment and systems. As of September 1, 2021, the initial accounting for the business combination has not been completed, including the identification and measurement of certain intangible assets and goodwill. Acquisition costs related to the purchase of Magnum for the six months ended June 30, 2021 were immaterial.

******

EverArc Holdings Limited

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Six Months Ended April 30, 2021	November 8, 2019 (Inception) through April 30, 2020
Expenses
Operating expenses	$934,348	$1,641,401
Operating expenses – related party (See Note 7)	94,613	148,779

Operating loss	(1,028,961)	(1,790,180)
Other Income (Expense)
Gain on investments	84,098	1,331,296
Other income	—	6

Total other income (expense)	84,098	1,331,302

Net Loss	$(944,863)	$(458,878)

Unrealized gain (loss) on investments	(9,381)	244,232

Total Comprehensive Loss	$(954,244)	$(214,646)

Weighted average Ordinary Shares outstanding, basic and diluted	40,832,500	31,537,529
Net loss per Ordinary Share, basic and diluted	$(0.02)	$(0.01)

The accompanying notes are an integral part of the unaudited condensed financial statements.

EverArc Holdings Limited

Condensed Statements of Financial Position

	April 30, 2021	October 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$803	$19,997
Short-term investments	398,872,620	399,986,263
Prepayments and other current assets	692,827	457,174

Total current assets	399,566,250	400,463,434

Total assets	399,566,250	400,463,434

Liabilities
Current liabilities
Payables	111,782	87,599

Total current liabilities	111,782	87,599

Total liabilities	111,782	87,599

Commitments and contingencies (Note 8)

Equity
Founder Shares (100 shares issued and outstanding with no par value)	—	—
Ordinary Share (40,832,500 shares issued and outstanding with no par value)	—	—
Subscription receivable	(1,000)	(1,000)
Additional paid in capital	401,357,544	401,324,667
Accumulated other comprehensive income	17,327	26,708
Accumulated deficit	(1,919,403)	(974,540)

Total equity	$399,454,468	$400,375,835

The accompanying notes are an integral part of the unaudited condensed financial statements.

EverArc Holdings Limited

Condensed Statements of Cash Flows

(Unaudited)

	Six Months Ended April 30, 2021	November 8, 2019 (Inception) through April 30, 2020
Cash flows from operating activities
Net loss	$(944,863)	$(458,878)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	32,877	115,574
Realized gain on short-term investments	(70,537)	(245,357)
Changes in operating assets and liabilities:
Increase in prepayments and other current assets	(235,653)	(593,784)
Increase in payables	24,183	23,550

Net cash used in operating activities	(1,193,993)	(1,158,895)

Investing activities
Purchase of short-term investments	(340,846,644)	(1,111,355,754)
Sale of short-term investments	342,021,443	711,458,105

Net cash used in investing activities	1,174,799	(399,897,649)

Financing activities
Issuance of Ordinary Shares and Warrants	—	411,430,000
Payments of share issuance costs	—	(10,373,456)

Net cash provided by financing activities	—	401,056,544

Decrease in cash and cash equivalents	(19,194)	—
Cash and cash equivalents at start of period	19,997	—

Cash and cash equivalents at end of period	$803	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

EverArc Holdings Limited

Condensed Statements of Changes in Shareholders’ Equity

(Unaudited)

	Shares		Amounts
	Founder Shares	Ordinary Shares	Founder Shares	Ordinary Shares	Subscription Receivable	Additional Paid in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance as of November 8, 2019 (Inception)	—	—	$—	$—	$—	$—	$—	$—	$—
Issuance of Founder Shares	100	—	—	—	(1,000)	1,000	—	—	—
Initial Public Offering	—	34,000,000	—	—	—	340,000,000	—	—	340,000,000
Subsequent Issuance	—	6,800,000	—	—	—	71,400,000	—	—	71,400,000
Issuance costs	—	—	—	—	—	(10,373,456)	—	—	(10,373,456)
Warrant exercise	—	2,500	—	—	—	30,000	—	—	30,000
Net loss	—	—	—	—	—	—	—	(458,878)	(458,878)
Stock-based compensation	—	30,000	—	—	—	115,574	—	—	115,574
Other comprehensive income (loss)	—	—	—	—	—	—	244,232	—	244,232

Balance as of April 30, 2020	100	40,832,500	$—	$—	$(1,000)	$401,173,118	$244,232	$(458,878)	$400,957,472

Balance as of November 1, 2020	100	40,832,500	$—	$—	$(1,000)	$401,324,667	$26,708	$(974,540)	$400,375,835
Net loss	—	—	—	—	—		—	(944,863)	(944,863)
Stock-based compensation	—	—	—	—	—	32,877	—	—	32,877
Other comprehensive income (loss)	—	—	—	—	—	—	(9,381)	—	(9,381)

Balance as of April 30, 2021	100	40,832,500	$—	$—	$(1,000)	$401,357,544	$17,327	$(1,919,403)	$399,454,468

The accompanying notes are an integral part of the unaudited condensed financial statements.

EverArc Holdings Limited

Notes to Unaudited Condensed Financial Statements

Note 1. Business Overview

EverArc Holdings Limited (the “Company”) was incorporated on November 8, 2019 with limited liability under the laws of the British Virgin Islands (“BVI”) under the BVI Companies Act. The Company was formed to undertake an acquisition of one target company or business (the “Acquisition”). In accordance with the Company’s Article of Incorporation (the “Articles”), the Company is authorized to issue an unlimited number of ordinary shares (the “Ordinary Shares”) or founder shares (the “Founder Shares”) each with no par value.

On November 14, 2019, the Company issued 100 Founder Shares to EverArc Founders LLC (the “Founder Entity”) at $10 per share.

On December 17, 2019, the Company consummated its initial public offering (the “Initial Public Offering” or “IPO”), and its Ordinary Shares and accompanying warrants (the “Warrants”) were admitted for trading on the Main Market of the London Stock Exchange (the “Admission”).

The Company consists of a single operating segment. All activities for the period from November 8, 2019 (inception) through April 30, 2021 were related to the Company’s formation, IPO and identifying a target company or business for the Acquisition.

On June 16, 2021, the Company announced that it had entered into a definitive agreement to acquire Perimeter Solutions (“Perimeter Solutions”), a leading global manufacturer of high-quality firefighting products and lubricant additives. The Acquisition is valued at approximately $2 billion, to be paid in cash and preferred shares. The boards of directors of the Company and Perimeter Solutions have each approved the proposed Acquisition. The Acquisition is expected to close in the fourth quarter of 2021 subject to customary closing conditions, including but are not limited to reorganization of the two entities and filing of Securities and Exchange Commission (“SEC”) registration statements in order to list the combined company on a U.S. based stock exchange. See Note 9. Subsequent Events for further discussion.

Note 2. Basis of Presentation and Significant Accounting Policies

The unaudited condensed financial statements and the accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and pursuant to the applicable rules and regulations of the SEC pertaining to interim financial information, although the Company itself is not an SEC registrant. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP have been condensed or omitted. Therefore, these unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements for the fiscal year ended October 31, 2020, and notes thereto, which are included elsewhere in this registration statement. The Company’s functional and reporting currency is U.S. dollars.

The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may differ from our estimates. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments (consisting of normal recurring adjustments unless otherwise specified) necessary for a fair statement of the Company’s financial condition and results of operations as of and for the periods presented. The results and trends in these condensed financial statements may not be representative of the results that may be expected for the fiscal year ending October 31, 2021.

The Company does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the unaudited condensed financial statements.

Net Income (Loss) Per Ordinary Share

The Company applies the two-class method in calculating income (loss) per share. Net income (loss) per Ordinary Share is computed by dividing net income (loss) by the weighted average number of Ordinary Shares outstanding for the period. The Founder Shares do not carry any right to participate in any dividends or other distributions.

For the six months ended April 30, 2021 and the period of November 8, 2019 (Inception) through April 30, 2020, the Company excluded the effect of the Warrants in the calculation of diluted loss per share, since the conversion of the Warrants into Ordinary Shares would be anti-dilutive as the Company incurred net losses for the periods presented. As a result, diluted net loss per Ordinary Share is the same as basic net loss per Ordinary Share for the periods presented.

Note 3. Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of April 30, 2021 and October 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Level	April 30, 2021	October 31, 2020
Short-term Investments	2	$398,872,620	$399,986,263

Level 2 instruments include short-term investments in zero coupon US Treasury Bills and US Treasury Liquidity Funds. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices of similar instruments from dealers or brokers, and other similar sources to determine the fair value of its investments. The carrying value of the short-term investments was $398.9 million and $400.0 million as of April 30, 2021 and October 31, 2020, respectively.

There were no transfers between levels for the six months ended April 30, 2021 or during the period from November 8, 2019 (Inception) through April 30, 2020.

As of April 30, 2021 and October 31, 2020, the carrying values of cash, prepayments and other current assets, and payables approximate their fair values due to the short-term nature of the instruments.

Note 4. Operating Expenses

The following table presents the Company’s operating expenses for the periods presented:

	Six Months Ended April 30, 2021	November 8, 2019 (Inception) through April 30, 2020
Listing expenses	$—	$410,622
Legal and professional fees	360,727	900,991
Insurance	293,355	183,082
Directors’ remuneration	144,862	115,890
Administration fees	16,406	74,102
Audit fee	49,615	—
General expenses	163,996	105,493

Total operating expenses	$1,028,961	$1,790,180

Note 5. Payables

The following table presents the Company’s payables for the periods presented:

	April 30, 2021	October 31, 2020
Accounts payable and accrued liabilities	$59,842	$87,599
Accrued compensation	24,658	—
Bank overdraft	27,282	—

Total payables	$111,782	$87,599

Note 6. Shareholders’ Equity

Ordinary Shares

There were no changes in Ordinary Shares issued and outstanding for the six months ended April 30, 2021.

The table below presents the Ordinary Share activities that occurred during the period from November 8, 2019 (Inception) through April 30, 2020:

Event	Date of issuance	Quantity	Price
IPO	December 12, 2019	34,000,000	$10.00
Non-Founder Directors’ first-year remuneration, vested over one year from the date of issuance (1)	December 12, 2019	30,000	10.00
Subsequent Issuance	January 15, 2020	6,800,000	10.50
Exercise of 10,000 Warrants	April 15, 2020	2,500	12.00

Issued and outstanding as of April 30, 2020		40,832,500

(1)

Each of the four non-founder directors on the Company’s board (the “Non-Founder Directors”) opted to have their first year’s annual remuneration paid in 7,500 Ordinary Shares at fair value of $10 per Ordinary Share, resulting in total of 30,000 Ordinary Shares with accompanying Warrants issued to the Non-Founder Directors in connection with the IPO. Such Directors’ remuneration expense is calculated using the value of the Ordinary Shares at issuance prorated for the period of service and included within operating expenses on the consolidated statement of operations and comprehensive loss.

Ordinary Shares grant the following rights to the shareholders:

(a)

the right to receive all amounts available for distribution and from time to time to be distributed by way of dividend or otherwise at such time as the members of the board of the directors of the Company (the “Directors”) shall determine;

(b)

pro rata distribution of the assets of the Company available for distribution upon a winding-up of the Company subject to the BVI Companies Act, provided there are sufficient assets available. Distribution will be made to the holders of Ordinary Shares and Founder Shares pro rata to the number of such fully paid up shares held by each holder relative to the total number of issued and fully paid up Ordinary Shares as if such fully paid up Founder Shares had been converted into Ordinary Shares immediately prior to the winding-up; and

(c)

the right to receive notice of, attend and vote as a member at any meeting of members except in relation to any resolution of members that the Directors, in their absolute discretion (acting in good faith) determine is: (i) necessary or desirable in connection with a merger or consolidation in relation to, in connection with or resulting from the Acquisition (including at any time after the Acquisition has been made); or (ii) to approve matters in relation to, in connection with or resulting from the Acquisition (whether before or after the Acquisition has been made).

Founder Shares

There were no changes in Founder Shares issued and outstanding for the six months ended April 30, 2021.

During the period from November 8, 2019 (Inception) through April 30, 2020, the Company issued 100 Founder Shares to the Founder Entity on November 14, 2019 at $10.00 per share, which was reflected in subscription receivable and additional paid capital on the statements of changes in shareholders’ equity.

The Founder Shares will automatically convert into Ordinary Shares on a one-for-one basis, subject to such adjustments as the Directors in their absolute discretion determine to be fair and reasonable in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with the Articles, immediately following completion of the Acquisition (or if any such date is not a trading day of the Main Market of the London Stock Exchange, the first trading day immediately following such date).

The Founder Shares alone carry the right to vote on any resolution of members required, pursuant to BVI law, to approve any matter in connection with the Acquisition, or a merger or consolidation in connection with the Acquisition but otherwise have no right to receive notice of and to attend and vote at any meetings of members.

The Founder Shares do not carry any right to participate in any dividends or other distributions and have no cash settlement rights.

Warrants

The Company has issued an aggregate of 34,030,000 Warrants to the purchasers of Ordinary Shares in connection with the IPO and Non-Founder Directors’ remuneration in December 2019. Each Warrant, during the subscription period, entitles a holder to subscribe for one-fourth of an Ordinary Share upon exercise. Warrants are exercisable in multiples of four for one Ordinary Share at a price of $12.00 per whole Ordinary Share. The subscription period commenced on the date of Admission (December 17, 2019) and ends on the earlier of the third anniversary of the completion of the Acquisition and such earlier date as determined by the warrant instrument dated December 12, 2019 (the “Warrant Instrument”). The Warrants are classified within equity as management has determined that they are indexed to the Company’s own equity and meet the criteria for equity classification, including the fact that there are no provisions that would require cash settlement of the Warrants.

The Warrants are also subject to mandatory redemption at $0.01 per Warrant if at any time the average price per Ordinary Share equals or exceeds $18.00 for a period of ten consecutive trading days subject to any prior adjustment in accordance with the terms of the Warrant Instrument. Management considers this feature to be an early exercise contingency.

On April 15, 2020, 10,000 Warrants held by an investor were exercised and exchanged for 2,500 Ordinary Shares at $12.00 per share.

As of April 30, 2021 and October 31, 2020, there were 34,020,000 Warrants issued and outstanding.

Note 7. Related Party Transactions

During the six months ended April 30, 2021, the Company reimbursed the Founder Entity for $94,613 in expenses related to the general operations of the Company.

During the period from November 8, 2019 (Inception) through April 30, 2020, the following related party transactions occurred:

1)	Founder Shares – the Company issued 100 Founder Shares at $10.00 per share in November 2019;

2)	Founder Entity Reimbursement – The Company reimbursed the Founder Entity for $148,779 in expenses related to the general operations of the Company.

3)

Sales of Equity to Related Parties – The founding members (the “Founders”) and Directors of the Company have purchased 1,500,000 Ordinary Shares and the accompanying Warrants at $10.00 per share upon the Initial Public Offering. A further 95,239 Ordinary Shares with no accompanying warrants were purchased by one of the Founders at $10.50 per share in January 2020. The Founders, the Founder Entity and the Directors of the Company have entered into lockup arrangements, which limit them from reselling the Founder Shares, Ordinary Shares and the Warrants that they own directly or indirectly starting from December 12, 2019 and ending the earlier of (i) one year after the Company has completed the Acquisition or (ii) upon the passing of a resolution to voluntarily wind up the Company for failure to complete the Acquisition.

4)

Founder Advisory Agreement – The Company entered into the Founder Advisory Agreement with the Founder Entity to incentivize the Founders to achieve the Company’s objectives by providing a return linked to the market value of the Ordinary Shares. The Founder Entity is entitled to fixed and variable compensation for the fiscal year the Acquisition is consummated and for each of the six and ten fiscal years thereafter, respectively. The compensation to the Founder Entity will be recognized when such amounts are probable and reasonably estimable.

For the six months ended April 30, 2021 and the period from November 8, 2019 (Inception) through April 30, 2020, no costs or payables have been recognized in relation to the Agreement because the Acquisition has not been consummated.

Note 8. Commitments and Contingencies

In addition to the Founder Advisory Agreement discussed in Note 7 above, the Company does not have other commitments and contingencies as of April 30, 2021 or October 31, 2020. See Note 9. Subsequent Events for commitments and contingencies that occurred after April 2021.

Note 9. Subsequent Events

On June 16, 2021, the Company announced that it had entered into a definitive agreement with SK Invictus Holdings S.à.r.l. (“SK”), an affiliate of funds advised by SK Capital Partners, to acquire 100% of SK Invictus Intermediate S.à.r.l., the ultimate parent company of Perimeter Solutions, a leading global manufacturer of high-quality firefighting products and lubricant additives valued at approximately $2 billion.

The purchase consideration payable in connection with the Acquisition is expected to be funded from a combination of: (i) the Company’s existing cash balances raised at the time of its IPO and in a subsequent placing of approximately $400 million; (ii) additional proceeds of $1.15 billion which the Company has raised from an equity issuance to a limited group of institutional shareholders, which is conditional upon the closing of the acquisition; (iii) committed loan facilities in an aggregate amount of $600 million; and (iv) the issuance of $100 million of preferred equity to SK.

The boards of directors of the Company and Perimeter Solutions have each approved the proposed Acquisition. Closing of the Acquisition, which is expected to take place in the fourth quarter of 2021, is subject to customary conditions.

There have been no other circumstances or events subsequent to the period end which require adjustment of or additional disclosure in the unaudited condensed financial statements or the accompanying notes through the date of issuance of these financial statements on September 1, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Everarc Holdings Limited

Opinion on the financial statements

We have audited the accompanying Statement of Financial Position of Everarc Holdings Limited (a company incorporated under the laws of the British Virgin Islands (“BVI”) under the BVI Companies Act) (the “Company”) as of October 31, 2020, the related Statement of Operations and Comprehensive Loss, Statement of Changes in Shareholders’ Equity, and Statement of Cash Flows for the period from November 8, 2019 (inception) to October 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2020, and the results of its operations and its cash flows for the period from November 8, 2019 (inception) to October 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

GRANT THORNTON UK LLP

We have served as the Company’s auditor since 2020

London, United Kingdom

September 1, 2021

EverArc Holdings Limited

Statement of Operations and Comprehensive Loss

November 8, 2019 (Inception) through October 31, 2020
Expenses
Operating expenses	$2,432,722
Operating expenses – related party (See Note 6)	187,990

Operating loss	(2,620,712)
Other Income (Expense)
Gain on investments	1,646,166
Other income	6

Total other income (expense)	1,646,172

Net Loss	$(974,540)

Unrealized gain on investments	26,708

Total Comprehensive Loss	$(947,832)

Weighted average Ordinary Shares outstanding, basic and diluted	36,301,525
Net loss per Ordinary Share, basic and diluted	$(0.03)

The accompanying notes are an integral part of the financial statements.

EverArc Holdings Limited

Statement of Financial Position

October 31, 2020
Assets
Current assets
Cash and cash equivalents	$19,997
Short-term investments	399,986,263
Prepayments and other current assets	457,174

Total current assets	400,463,434

Total assets	400,463,434

Liabilities
Current liabilities
Accounts payable	87,599

Total current liabilities	87,599

Total liabilities	87,599

Commitments and contingencies (Note 7)

Equity
Founder Shares (100 shares issued and outstanding with no par value)	—
Ordinary Share (40,832,500 shares issued and outstanding with no par value)	—
Subscription receivable	(1,000)
Additional paid in capital	401,324,667
Accumulated other comprehensive income	26,708
Accumulated deficit	(974,540)

Total equity	$400,375,835

The accompanying notes are an integral part of the financial statements.

EverArc Holdings Limited

Statement of Cash Flows

November 8, 2019 (Inception) through October 31, 2020
Cash flows from operating activities
Net loss	$(974,540)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	267,123
Realized gain on short-term investments	(523,408)
Changes in operating assets and liabilities:
Increase in prepayments and other current assets	(457,174)
Increase in accounts payable	87,599

Net cash used in operating activities	(1,600,400)

Investing activities
Purchase of short-term investments	(1,890,534,473)
Sale of short-term investments	1,491,098,326

Net cash used in investing activities	(399,436,147)

Financing activities
Issuance of Ordinary Shares and Warrants	411,430,000
Payments of share issuance costs	(10,373,456)

Net cash provided by financing activities	401,056,544

Increase in cash and cash equivalents	19,997
Cash and cash equivalents at start of period	—

Cash and cash equivalents at end of period	$19,997

The accompanying notes are an integral part of the financial statements.

EverArc Holdings Limited

Statement of Changes in Shareholders’ Equity

	Shares		Amounts
	Founder Shares	Ordinary Shares	Founder Shares	Ordinary Shares	Subscription Receivable	Additional Paid in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance as of November 8, 2019 (Inception)	—	—	$—	$—	$—	$—	$—	$—	$—
Issuance of Founder Shares	100	—	—	—	(1,000)	1,000	—	—	—
Initial Public Offering	—	34,000,000	—	—	—	340,000,000	—	—	340,000,000
Subsequent Issuance	—	6,800,000	—	—	—	71,400,000	—	—	71,400,000
Issuance costs	—	—	—	—	—	(10,373,456)	—	—	(10,373,456)
Warrant exercise	—	2,500	—	—	—	30,000	—	—	30,000
Net loss	—	—	—	—	—	—	—	(974,540)	(974,540)
Stock-based compensation expense	—	30,000	—	—	—	267,123	—	—	267,123
Other comprehensive income (loss)	—	—	—	—	—	—	26,708	—	26,708

Balance as of October 31, 2020	100	40,832,500	$—	$—	$(1,000)	$401,324,667	$26,708	$(974,540)	$400,375,835

The accompanying notes are an integral part of the financial statements.

EverArc Holdings Limited

Notes to Audited Financial Statements

Note 1. Business Overview

EverArc Holdings Limited (the “Company”) was incorporated on November 8, 2019 with limited liability under the laws of the British Virgin Islands (“BVI”) under the BVI Companies Act. The Company was formed to undertake an acquisition of one target company or business (the “Acquisition”). In accordance with the Company’s Article of Incorporation (the “Articles”), the Company is authorized to issue an unlimited number of ordinary shares (the “Ordinary Shares”) or founder shares (the “Founder Shares”) each with no par value.

On November 14, 2019, the Company issued 100 Founder Shares at $10 per share to EverArc Founders LLC (the “Founder Entity”).

On December 17, 2019, the Company consummated its initial public offering (the “Initial Public Offering” or “IPO”), and its Ordinary Shares and accompanying warrants (the “Warrants”) were admitted for trading on the Main Market of the London Stock Exchange (the “Admission”), as further described below.

The Company consists of a single operating segment. All activities for the period from November 8, 2019 (inception) through October 31, 2020 were related to the Company’s formation, its initial public offering, and identifying a target company or business for the Acquisition. The Company will not generate any operating revenues until after the completion of the Acquisition, at the earliest. The Company generates non-operating investment income from the proceeds derived from the Initial Public Offering. The Company may issue a substantial number of additional Ordinary Shares or may issue preferred shares, or a combination of both, including through convertible debt securities, or incur substantial indebtedness to complete the Acquisition.

On June 16, 2021, the Company announced that it had entered into a definitive agreement to acquire Perimeter Solutions (“Perimeter Solutions”), a leading global manufacturer of high-quality firefighting products and lubricant additives. The Acquisition is valued at approximately $2 billion, to be paid in cash and preferred shares. The boards of directors of the Company and Perimeter Solutions have each approved the proposed Acquisition. The Acquisition is expected to close in the fourth quarter of 2021 subject to customary closing conditions, including but are not limited to reorganization of the two entities and filing of Securities and Exchange Commission (“SEC”) registration statements in order to list the combined company on a U.S. based stock exchange. See Note 8. Subsequent Events for further discussion.

Initial Public Offering

On December 12, 2019, the Company placed 34,000,000 Ordinary Shares and accompanying Warrants at $10.00 per Ordinary Share for total gross proceeds of $340.0 million.

In addition, the Company also issued 30,000 Ordinary Shares and accompanying Warrants at $10.00 to non-founder directors on the Company’s board (the “Non-Founder Directors”) in lieu of their first year’s annual remuneration. Each Ordinary Share was accompanied by one Warrant, which entitles a Warrant holder to subscribe for one-fourth of an Ordinary Share upon exercise. The Company’s Ordinary Shares and Warrants were admitted for trading on the Main Market of the London Stock Exchange on December 17, 2019.

On January 15, 2020, the Company further issued 6,800,000 Ordinary Shares with no accompanying Warrants at $10.50 per Ordinary Share for gross proceeds of $71.4 million (the “Subsequent Issuance”).

Transaction costs in connection with the issuance of equity amounted to $10.4 million, consisted of the following:

Placement fees	$9,578,337
Legal fees	554,316
Other expenses	240,803

Total offering costs	$10,373,456

The net proceeds from the IPO were not placed in any trust or escrow account and are instead held in U.S. Treasuries or such money market fund instruments as approved by the independent Non-Founder Directors of the Company. As of October 31, 2020, the Company holds zero coupon US Treasury Bills and investments in US Treasury Liquidity Funds with a total fair market value of $400.0 million, which was presented as short-term investments on the statement of financial position.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds are intended to be applied generally toward consummating the Acquisition. The remaining net proceeds (not held in the investment account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.

As of October 31, 2020, the Company had $19,997 in its operating bank account, approximately $1.6 million income from investment for the fiscal year then ended, and a working capital excess of approximately $0.4 million, excluding the value of the short-term investments.

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has the ability to fund the working capital needs of the Company for a minimum of one year from the date of issuance of these financial statements. Refer above for discussion of the proposed Acquisition in the business overview and see also Note 8. Subsequent Events. If an Acquisition is not completed prior to the winding up of the Company, shareholders will receive a pro rata distribution of the assets of the Company available for distribution, provided there are sufficient assets available as further described in Note 5. Shareholders’ Equity.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the applicable rules and regulations of the SEC, although the Company itself is not an SEC registrant. The Company’s functional and reporting currency is U.S. dollars. The Company has an October 31 fiscal year end.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial position and the reported amounts of income and expenses during the reporting period.

While there are no estimates involved in the preparation of these financial statements that could vary by a material amount from an alternative estimate that could be formed, making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the statement of financial position, which management considered in formulating its estimate, could change due to one or more future confirming events. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and demand deposits.

Short-term Investments

Short-term investments consist of highly liquid investments, including zero coupon US Treasury Bills and US Treasury Liquidity Funds. These have a three month maturity albeit with same day accessibility with any applicable interest penalties. Short-term investments are recorded at fair value with unrealized gains and losses reported in other comprehensive income (loss) unless unrealized losses are determined to be unrecoverable. Realized gains and losses on the sale of securities are determined by specific identification and reported as a part of net income (loss). The Company considers all short-term investments as available-for-sale securities to support current operational liquidity needs and to fund the Acquisition. Therefore, the Company classifies all of such investments as short-term on the statement of financial position.

Concentration of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted. The Company believes the likelihood of incurring material losses due to concentration of credit risk is minimal. The principal financial instruments subject to credit risk is the Company’s short-term investments in zero coupon US Treasury Bills and US Treasury Liquidity Funds, which reside in a cash account at one financial institution. The Company has not experienced material losses on this account and management believes the Company is not exposed to significant risks on such account.

Income Taxes

The Company is not subject to income tax or corporation tax in the British Virgin Islands.

Net Income (Loss) Per Ordinary Share

The Company applies the two-class method in calculating income (loss) per share. Net income (loss) per Ordinary Share is computed by dividing net income (loss) by the weighted average number of Ordinary Shares outstanding for the period. The Founder Shares do not carry any right to participate in any dividends or other distributions.

For the period of November 8, 2019 (Inception) through October 31, 2020, the Company excluded the effect of the Warrants in the calculation of diluted loss per share, since the conversion of the Warrants into Ordinary Shares would be anti-dilutive as the Company incurred net losses for the period presented. As a result, diluted net loss per Ordinary Share is the same as basic net loss per Ordinary Share for the period presented.

Fair Value of Financial Instruments

The Company follows the guidance in FASB’s Accounting Standards Codification Topic 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company may use various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used:

Level 1 — Observable inputs such as quoted prices for identical instruments in active markets, such as the New York Stock Exchange.

Level 2 — Inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3 — Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Share-based payments

The Company measures compensation expense for share-based compensation or awards at fair value at the date of grant and recognizes compensation expense over the service period for awards expected to vest.

Each of the four Non-Founder Directors opted to have their first year’s annual remuneration paid in 7,500 Ordinary Shares at fair value of $10.00 per Ordinary Share, resulting in total of 30,000 Ordinary Shares with accompanying Warrants issued to the Non-Founder Directors in connection with the IPO. Such Directors’ remuneration expense is calculated using the value of the Ordinary Shares at issuance prorated for the period of service and included within operating expenses on the consolidated statement of operations and comprehensive loss.

Foreign Currency

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign currency assets and liabilities are translated into the functional currency using the exchange rate prevailing at the date of the statement of financial position. Foreign exchange gains and losses arising from translation are included in the statement of operations.

Recently Issued Accounting Standards

The Company does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3. Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of October 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Short-term Investments	$—	$399,986,263	$—

Level 2 instruments include short-term investments in zero coupon US Treasury Bills and US Treasury Liquidity Funds. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices of similar instruments from dealers or brokers, and other similar sources to determine the fair value of its investments. The carrying value of the short-term investments was $400.0 million as of October 31, 2020.

There were no transfers between levels during the period from November 8, 2019 (Inception) through October 31, 2020.

As of October 31, 2020, the carrying values of cash, prepayments and other current assets, and accounts payable approximate their fair values due to the short-term nature of the instruments.

Note 4. Operating Expenses

The following table presents the Company’s operating expenses for the period presented:

November 8, 2019 (Inception) through October 31, 2020
Listing expenses	$412,921
Legal and professional fees	1,206,416
Insurance	408,029
Directors’ remuneration	267,123
Administration fees	97,539
Audit fee	77,599
General expenses	151,085

Total operating expenses	$2,620,712

Note 5. Shareholders’ Equity

Ordinary Shares

The table below presents the Ordinary Share activities occurred during the period from November 8, 2019 (Inception) through October 31, 2020:

Event	Date of issuance	Quantity	Price	Value
IPO	December 12, 2019	34,000,000	$10.00	$340,000,000
Non-Founder Directors’ first-year remuneration	December 12, 2019	30,000	10.00	300,000
Subsequent Issuance	January 15, 2020	6,800,000	10.50	71,400,000
Exercise of 10,000 Warrants	April 15, 2020	2,500	12.00	30,000

Issued and outstanding as of October 31, 2020		40,832,500		$411,730,000

Ordinary Shares grant the following rights to the shareholders:

(a)

the right to receive all amounts available for distribution and from time to time to be distributed by way of dividend or otherwise at such time as the members of the board of directors of the Company (the “Directors”) shall determine;

(b)

pro rata distribution of the assets of the Company available for distribution upon a winding-up of the Company subject to the BVI Companies Act, provided there are sufficient assets available. Distribution will be made to the holders of Ordinary Shares and Founder Shares pro rata to the number of such fully paid up shares held by each holder relative to the total number of issued and fully paid up Ordinary Shares as if such fully paid up Founder Shares had been converted into Ordinary Shares immediately prior to the winding-up; and

(c)

the right to receive notice of, attend and vote as a member at any meeting of members except in relation to any resolution of members that the Directors, in their absolute discretion (acting in good faith) determine is: (i) necessary or desirable in connection with a merger or consolidation in relation to, in connection with or resulting from the Acquisition (including at any time after the Acquisition has been made); or (ii) to approve matters in relation to, in connection with or resulting from the Acquisition (whether before or after the Acquisition has been made).

Founder Shares

The Company issued 100 Founder Shares to the Founder Entity on November 14, 2019 at $10.00 per share, reflected in subscription receivable and additional paid capital on the statements of changes in shareholders’ equity.

The Founder Shares will automatically convert into Ordinary Shares on a one-for-one basis, subject to such adjustments as the Directors in their absolute discretion determine to be fair and reasonable in the event of a consolidation or sub-division of the Ordinary Shares in issue after the date of Admission or otherwise as determined in accordance with the Articles, immediately following completion of the Acquisition (or if any such date is not a trading day of the Main Market of the London Stock Exchange, the first trading day immediately following such date).

The Founder Shares alone carry the right to vote on any resolution of members required, pursuant to BVI law, to approve any matter in connection with the Acquisition, or a merger or consolidation in connection with the Acquisition but otherwise have no right to receive notice of and to attend and vote at any meetings of members.

The Founder Shares do not carry any right to participate in any dividends or other distributions and have no cash settlement rights.

Warrants

The Company has issued an aggregate of 34,030,000 Warrants to the purchasers of Ordinary Shares in connection with the IPO and Non-Founder Directors’ remuneration in December 2019. Each Warrant, during the subscription period, entitles a holder to subscribe for one-fourth of an Ordinary Share upon exercise. Warrants are exercisable in multiples of four for one Ordinary Share at a price of $12.00 per whole Ordinary Share. The subscription period commenced on the date of Admission (December 17, 2019) and ends on the earlier of the third anniversary of the completion of the Acquisition and such earlier date as determined by the warrant instrument dated December 12, 2019 (the “Warrant Instrument”). The Warrants are classified within equity as management has determined that they are indexed to the Company’s own equity and meet the criteria for equity classification, including the fact that there are no provisions that would require cash settlement of the Warrants.

The Warrants are also subject to mandatory redemption at $0.01 per Warrant if at any time the average price per Ordinary Share equals or exceeds $18.00 for a period of ten consecutive trading days subject to any prior adjustment in accordance with the terms of the Warrant Instrument. Management considers this feature to be an early exercise contingency.

On April 15, 2020, 10,000 Warrants held by an investor were exercised and exchanged for 2,500 Ordinary Shares at $12.00 per share.

As of October 31, 2020, there were 34,020,000 Warrants issued and outstanding.

Note 6. Related Party Transactions

Founder Shares

The Company issued 100 Founder Shares as discussed in Note 5 above.

Founder Entity Reimbursement

The Company reimbursed the Founder Entity for $187,990 in expenses related to the general operations of the Company. No payables to the Founder Entity were outstanding as of October 31, 2020.

Sales of Equity to Related Parties

The founding members (the “Founders”) and Directors of the Company have purchased 1,500,000 Ordinary Shares and the accompanying Warrants at $10.00 per share upon the Initial Public Offering. A further 95,239 Ordinary Shares with no accompanying warrants were purchased by one of the Founders at $10.50 per share in January 2020.

The Ordinary Shares owned by Directors and Founders, including the 30,000 Ordinary Shares and accompanying warrants paid to the Non-Founder Directors for their first year’s annual remuneration, represents 3.98% of total Ordinary Shares outstanding as of October 31, 2020.

The Founders, the Founder Entity and the Directors of the Company have entered into lockup arrangements, which limit them from reselling the Founder Shares, Ordinary Shares and the Warrants that they own directly or indirectly starting from December 12, 2019 and ending the earlier of (i) one year after the Company has completed the Acquisition or (ii) upon the passing of a resolution to voluntarily wind up the Company for failure to complete the Acquisition.

Founder Advisory Agreement

The Company entered into the Founder Advisory Agreement (the “Agreement”) with the Founder Entity to incentivize the Founders to achieve the Company’s objectives by providing a return linked to the market value of the Ordinary Shares.

Subject to the terms of the Founder Advisory Agreement, the Founder Entity will, at the request of the Company: (i) prior to consummation of the Acquisition, assist with identifying target opportunities, due diligence, negotiation, documentation and investor relations with respect to the Acquisition; and (ii) following the Acquisition, provide strategic and capital allocation advice and such other services as may from time to time be agreed.

In accordance with the Agreement and assuming no early termination, Founder Entity is entitled to compensation as follows:

(i)

a Fixed Annual Advisory Amount, equal to such number of Ordinary Shares as is equal to 1.5% of the Ordinary Shares outstanding immediately following the Acquisition (excluding Ordinary Shares issued to shareholders or other beneficial owners of a company or business acquired pursuant to or in connection with the Acquisition), for the fiscal year the Acquisition is consummated and for each of the six fiscal years thereafter, in Ordinary Shares or partly in cash, at the election of the Founder Entity provided that at least 50 percent of the amount payable is paid in Ordinary Shares; and

(ii)

a Variable Annual Advisory Amount, equal in value to 18% of the increase in the market value of one ordinary share, being the difference of $10.00 and the Payment Price, multiplied by such Ordinary Shares outstanding immediately following the Acquisition (excluding Ordinary Shares issued to shareholders or other beneficial owners of a company or business acquired pursuant to or in connection with the Acquisition), in the form of Ordinary Shares for the fiscal year the Acquisition is consummated and for each of the ten fiscal years thereafter, if certain pricing conditions of the Ordinary Share during the measurement period is met.

The compensation to the Founder Entity will be recognized when such amounts are probable and reasonably estimable. Management has concluded that, due to the terms of the Agreement, particularly the fact that the Company has the ability to decide whether to accept the acquisition presented under the Agreement, and there is no penalty for the advisors specified in the contract in the event of no services being performed, the substance of the service provided is the consummation of the Acquisition. For the period from November 8, 2019 (Inception) through October 31, 2020, no costs have been recognized in relation to the Agreement because no Acquisition has been consummated.

Note 7. Commitments and Contingencies

In addition to the Founder Advisory Agreement discussed in Note 6 above, the Company does not have any commitments and contingencies as of October 31, 2020. See Note 8. Subsequent Events for commitments and contingencies that occurred after October 2020.

Note 8. Subsequent Events

On June 16, 2021, the Company announced that it had entered into a definitive agreement with SK Invictus Holdings S.à.r.l. (“SK”), an affiliate of funds advised by SK Capital Partners, to acquire 100% of SK Invictus Intermediate S.à.r.l., the ultimate parent company of Perimeter Solutions, a leading global manufacturer of high-quality firefighting products and lubricant additives valued at approximately $2 billion.

The purchase consideration payable in connection with the Acquisition is expected to be funded from a combination of: (i) the Company’s existing cash balances raised at the time of its IPO and in a subsequent placing of approximately $400 million; (ii) additional proceeds of $1.15 billion which the Company has raised from an equity issuance to a limited group of institutional shareholders, which is conditional upon the closing of the acquisition; (iii) committed loan facilities in an aggregate amount of $600 million; and (iv) the issuance of $100 million of preferred equity to SK.

The boards of directors of the Company and Perimeter Solutions have each approved the proposed Acquisition. Closing of the Acquisition, which is expected to take place in the fourth quarter of 2021, is subject to customary conditions.

There have been no other circumstances or events subsequent to the period end which require adjustment of or additional disclosure in the financial statements or the accompanying notes through the date of issuance of these financial statements on September 1, 2021.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.

SEC Registration Fee	$123,987
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	75,000
Printing Expenses	100,000
Transfer Agent Expenses	20,000
Miscellaneous Expenses	6,013

Total	$425,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In connection with the Business Combination, we expect to enter into indemnification agreements with each of our directors and executive officers, which will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following list sets forth information as to all EverArc and Holdco securities sold in the last three years which were not registered under the Securities Act. The descriptions of these issuances are historical and have not been adjusted to give effect to the Business Combination.

In connection with EverArc’s initial formation in November 2019, the EverArc Founder Entity was issued all of EverArc’s outstanding founder shares.

In connection with the Business Combination, 10,000,000 Holdco Preferred Shares are expected to be issued to SK Holdings. In connection with the Business Combination, 34,020,000 Holdco Warrants to purchase Holdco Ordinary Shares are expected to be issued.

In connection with entering into the Business Combination Agreement, EverArc and Holdco entered into subscription agreements with the PIPE Subscribers, pursuant to which, among other things, the PIPE Subscribers party thereto are expected to purchase an aggregate of 116,304,810 Holdco Ordinary Shares immediately prior to the Closing at a cash purchase price of $10.00 per share, resulting in aggregate gross proceeds of approximately $116 million in the PIPE.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits. The following exhibits are filed as part of this prospectus.

Exhibit No.	Description

2.1#	Business Combination Agreement, dated as of June 15, 2021, among EverArc Holdings Limited, SK Invictus Intermediate S.à r.l., Perimeter Solutions, SA, EverArc (BVI) Merger Sub Limited and SK Invictus Holdings, S.à r.l. (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 filed September 1, 2021).

3.1	Articles of Perimeter Solutions, SA (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 filed September 1, 2021).

3.2	Form of Articles of Association of Perimeter Solutions, SA, as they shall be in effect upon Closing (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 filed October 25, 2021).

4.1	Specimen Perimeter Solutions, SA Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 filed October 25, 2021).

4.2	Specimen Perimeter Solutions, SA Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-4 filed October 25, 2021).

4.3	EverArc Holdings Limited Warrant Instrument (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-4 filed September 1, 2021).

4.4	Form of Perimeter Solutions, SA Warrant Instrument (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-4 filed September 1, 2021).

4.5	Indenture, dated as of October 22, 2021 between EverArc Escrow S.à r.l. and U.S. Bank National Association (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-4 filed October 25, 2021).

5.1	Form of Opinion of Maples and Calder (Luxembourg) SARL.

10.1	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-4 filed September 1, 2021).

10.2	Advisory Services Agreement, dated as of December 12, 2019 by and between EverArc Holdings Limited and EverArc Founders LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

10.3	Placing Agreement, dated as of December 12, 2019 by and among EverArc Holdings Limited, the Directors party thereto, the Founders party thereto, the Founder Entities party thereto and the Banks party thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

10.4	Employment Agreement, dated as of October 1, 2021 by and between Perimeter Solutions, SA and Barry Lederman (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

10.5	Employment Agreement, dated as of October 1, 2021 by and between Perimeter Solutions, SA and Edward Goldberg (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

Exhibit No.	Description

10.6	Employment Agreement, dated as of October 1, 2021 by and between Perimeter Solutions, SA and Shannon Horn (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

10.7	Letter Agreement, dated as of June 15, 2021 between EverArc Holdings Limited, Perimeter Solutions, SA and Shannon Horn (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

10.8	Letter Agreement, dated as of June 15, 2021 between EverArc Holdings Limited, Perimeter Solutions, SA and Barry Lederman (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

10.9	Letter Agreement, dated as of June 15, 2021 between EverArc Holdings Limited, Perimeter Solutions, SA and Ernest Kremling (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

10.10	Letter Agreement, dated as of June 15, 2021 between EverArc Holdings Limited, Perimeter Solutions, SA and Noriko Yokozuka (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

10.11	Letter Agreement, dated as of June 15, 2021 between EverArc Holdings Limited, Perimeter Solutions, SA and Edward Goldberg (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

10.12	Letter Agreement, dated as of June 15, 2021 between EverArc Holdings Limited, Perimeter Solutions, SA and Stephen Cornwall (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

10.13	Form of Perimeter Solutions, SA 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

21.1	List of subsidiaries of Perimeter Solutions, SA (incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form S-4 filed October 8, 2021).

23.1	Consent of BDO USA, LLP for Perimeter Solutions, SA.

23.2	Consent of BDO USA, LLP for SK Invictus Intermediate S.ÀR.L.

23.3	Consent of Grant Thornton UK LLP.

23.4	Consent of Maples and Calder (Luxembourg) SARL (to be included in Exhibit 5.1).

#

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). Perimeter Solutions, SA agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request; however, Perimeter Solutions, SA may request confidential treatment of omitted items.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C (* 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on

Rule 430A (* 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Brooklyn, New York, on November 5, 2021.

PERIMETER SOLUTIONS, SA

By:	/s/ Haitham Khouri
Name:	Haitham Khouri
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on behalf of Perimeter Solutions, SA:

Signature	Title	Date

/s/ Haitham Khouri Haitham Khouri	Principal Executive Officer and Director	November 5, 2021

/s/ Vivek Raj Vivek Raj	Principal Financial Officer, Principal Accounting Officer and Director	November 5, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on November 5, 2021.

By:	/s/ Barry Lederman
Name: Barry Lederman